UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

NATIONAL PATENT DEVELOPMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is calculated based upon the aggregate purchase price of $33,124,000.

(4)	Proposed maximum aggregate value of transaction:

$33,124,000

(5)	Total fee paid:

$1,848.32

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATIONAL PATENT DEVELOPMENT CORPORATION
903 Murray Road
East Hanover, New Jersey 07936

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 14, 2010

To National Patent Development Corporation Stockholders:
     You are cordially invited to attend a special meeting of stockholders (including any adjournment or postponement thereof, the Special Meeting) of National Patent Development Corporation, a Delaware corporation, to be held on Thursday, January 14, 2010, at 9:00 a.m. Eastern Time, at the offices of Day Pitney LLP, 7 Times Square, 19th floor, New York, New York 10036, for the following purposes:
1.	To approve the sale of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, Inc., to The Merit Group, Inc. pursuant to the terms of a Stock Purchase Agreement, as described in the accompanying proxy materials.

2.	To act upon such other business as may properly come before the Special Meeting.
     Stockholders of record at the close of business on November 27, 2009 are entitled to notice of, and to vote at, the Special Meeting. Whether or not you contemplate attending the Special Meeting, we suggest that you promptly execute the enclosed proxy and return it to National Patent. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to National Patent a later proxy or by delivering a written notice of revocation to National Patent.
     The board of directors of National Patent believes that the proposal being submitted to the stockholders is in the best interest of National Patent and its stockholders and urges you to vote in favor of the proposal.
     YOUR VOTE IS VERY IMPORTANT. The sale cannot be completed unless, among other things, the sale is approved by stockholders holding a majority of our outstanding shares of common stock entitled to vote at the Special Meeting. We urgently need all stockholders to vote their shares. Included with this proxy statement is a proxy card for voting and a postage prepaid envelope to return your proxy. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and date your proxy card and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the Special Meeting.

By Order of the Board of Directors, HARVEY P. EISEN Chairman, Chief Executive Officer and President
December 15, 2009

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

SUMMARY TERM SHEET
This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully this entire proxy statement, including the annexes. We have included page references parenthetically to direct you to a more complete description of the topics referenced in this summary term sheet.
As used in this proxy statement, the terms “we,” “us”, “our”, the “Company” and “National Patent” refer to National Patent Development Corporation, references to “Five Star Products” refer to the Company’s wholly-owned subsidiary, Five Star Products, Inc., references to “Five Star Group” refer to Five Star Group, Inc., a wholly-owned subsidiary of Five Star Products, and references to “Five Star” are references to Five Star Products or Five Star Group, or both, as the context requires, and references to “Merit” refer to The Merit Group, Inc.
•	The Sale (page 11)

National Patent Development Corporation is the owner and holder of record of all of the issued and outstanding stock of Five Star Products, the holding company and sole stockholder of Five Star Group. Pursuant to a Stock Purchase Agreement, dated as of November 24, 2009, by and between National Patent and Merit, National Patent will sell, and Merit will buy, all of the issued and outstanding stock of Five Star Products, according to the terms and subject to the conditions of the Stock Purchase Agreement. Upon consummation of the purchase and sale of stock as contemplated by the Stock Purchase Agreement, Merit will own all of the issued and outstanding stock of Five Star Products and as a result, all the stock of Five Star Group, the wholly-owned subsidiary of Five Star Products.

Five Star is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,000 independent retail dealers in twelve states, making Five Star one of the largest distributors of its kind in the Northeast. Five Star also services the Mid-Atlantic States, as far south as North Carolina. Five Star operates two distribution centers, located in Newington, Connecticut and East Hanover, New Jersey. All operations are coordinated from Five Star’s New Jersey headquarters.
•	Parties Involved in the Sale (page 9)

The parties to the Stock Purchase Agreement are:
•	National Patent Development Corporation, as the seller; and

•	The Merit Group, Inc., as the purchaser.
•	Consideration for the Sale (page 11)

The aggregate purchase price for the shares of Five Star Products common stock to be sold to Merit in the sale is $33,124,000, subject to certain adjustments to reflect (i) (A) dollar for dollar decreases in the event Five Star’s outstanding revolving indebtedness under its loan agreement with Bank of America decreases from the amount outstanding at March 31, 2009 compared to the amount outstanding on the closing date or increases if such indebtedness increases and (B) increases dollar for dollar if Five Star Group has positive net results from March 31, 2009 to the closing date, or decreases if it has negative net results and (ii) a potential downward adjustment based on the value of certain designated inventory held by Five Star Group, less the value received for such inventory after the closing, to the extent such inventory adjustment post-closing exceeds $400,000 but is equal to or less than $1,000,000.

The proceeds of the sale will be reduced by the required repayment of Five Star’s debt outstanding on the closing date, which is required by the Stock Purchase Agreement, transaction costs, taxes, certain defined severance costs for employees of Five Star Products and Five Star Group, one half of the rent and other sums, if any, due under the warehouse lease for Five Star’s Connecticut location from the later of March 31, 2010 or when Five Star Group ceases to use the warehouse through September 30, 2010, if any, and post-closing indemnities by National Patent in favor of Merit, if any. National Patent for its own account must satisfy certain obligations under state environmental laws in New Jersey and Connecticut. National Patent is also required by the Stock Purchase Agreement to have Five Star discharge, or fully reserve against, any obligation or liability to vendors with respect to private label merchandise held by such vendors which is no longer in Five Star’s current product lines, if any. These costs and adjustments would reduce proceeds available to National Patent.

National Patent estimates that the required repayments of Five Star’s debt outstanding on the closing date and these costs and adjustments (except for post-closing indemnities in favor of Merit for which management of National Patent has no estimate at the date of this proxy statement) will reduce the proceeds of the sale to National Patent to an estimated range of $8.5 million to $9.5 million. Management of National Patent believes that the post closing indemnities in favor of Merit for which it has provided no estimate are not likely to reduce the post closing sale proceeds based on the facts and circumstances known to it on the date of this proxy statement. The estimate of a range of sale proceeds to National Patent represents management of National Patent’s best estimate at the date of this proxy statement. Actual sale proceeds to National Patent may vary from the range presented above and such variance may be material. Stockholders are cautioned not to place undue reliance upon this estimate.

The board of directors of National Patent has not determined to distribute the proceeds of the sale to its stockholders but instead is considering alternative strategies. See “THE SALE – Nature of Our Business Following the Sale” on page 35.

The purchase price is payable by Merit in cash at the closing. In connection with the contemplated funding of the purchase price, Merit has entered into a commitment letter agreement dated November 24, 2009 with Regions Bank in respect of a $62,500,000 amended credit facility. Merit and Regions Bank anticipate that, on and subject to the terms and conditions of the amended credit facility, approximately $22,000,000 will be utilized by Merit at closing to fund a portion of the purchase price.

Merit has also entered into a commitment letter agreement dated November 24, 2009, pursuant to the terms and subject to conditions of which Stonehenge Partners, Inc. through its affiliate, Stonehenge Opportunity Fund II, L.P., has agreed to provide approximately $7,500,000 to Merit in connection with Merit’s funding obligations at the closing. In addition, pursuant to the terms of the Stock Purchase Agreement, stockholders of Merit funded additional cash investments in Merit in the aggregate amount of $1,500,000 in connection with the anticipated sale.

The commitment letters contain customary terms and conditions. Subject to the respective terms and conditions of the commitment letters, each of the commitment letters will expire on January 23, 2010. The Stock Purchase Agreement contains the representation and warranty by Merit that the financing detailed in the commitment letters is sufficient to enable Merit to fund the purchase price and all fees and expenses in connection with the sale. Merit’s obligation to close the sale under the Stock Purchase Agreement is not contingent upon the availability of this, or any other, financing.

•	Solicitation of Proxies (page 7)

The National Patent board of directors is requesting that the stockholders of National Patent approve the sale of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, to Merit pursuant to the terms of the Stock Purchase Agreement, as described in this proxy statement.

Because National Patent concluded that the sale constitutes the sale of substantially all of the assets of National Patent for purposes of the Delaware General Corporation Law, the sale is required by that Delaware statute to be approved by the stockholders of National Patent.
•	Vote Required to Approve the Sale and Voting Rights (page 7)

For us to complete the sale, stockholders holding at least a majority of the shares of National Patent’s common stock outstanding at the close of business on November 27, 2009, the record date for our Special Meeting of stockholders, entitled to vote at the Special Meeting must vote “FOR” the proposal to sell all of the issued and outstanding stock of Five Star Products pursuant to the Stock Purchase Agreement. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the sale as provided for in the Stock Purchase Agreement.

The executive officers and directors of National Patent held voting rights with respect to 3,733,651 shares of National Patent common stock issued and outstanding on the record date, or 21.26% of the issued and outstanding shares of National Patent common stock. Our executive officers and directors have indicated to us that they intend to vote all these shares of National Patent common stock in favor of the approval of the Stock Purchase Agreement and the sale.
•	Reasons for the Sale (page 25)

National Patent’s board of directors has concluded that the sale is in the best interests of National Patent and its stockholders because: (i) National Patent is seeking a higher return on assets than it is currently receiving on its investment in Five Star; (ii) National Patent’s board of directors believes that the likely return to National Patent from the roll-up strategy in the paint sundries and hardware industries previously considered by National Patent does not justify the risk and investment at this time; (iii) Five Star has made significant progress in improving its operating efficiency but recognizes that further progress will require consolidation of its two distribution centers to create economies of scale; (iv) Five Star is a highly leveraged company; (v) Merit is uniquely well suited to acquire and operate Five Star’s business because it is a significant strategic participant in the paint sundries industry, and has a substantial national market presence; (vi) the board of directors has received the fairness opinion dated November 24, 2009 delivered to the board of directors by National Patent’s financial advisor, CRT Investment Banking LLC, or CRT Investment Banking, which stated that as of November 24, 2009, based upon and subject to the factors and assumptions set forth in the fairness opinion, the consideration to be paid for the stock of Five Star Products by Merit would be fair from a financial point of view; (vii) presentations by, and discussions with, our senior management and representatives of our financial and legal advisors support the sale; and (viii) the board of directors believes that Stock Purchase Agreement fairly compensates National Patent for the assets being sold.

•	Interests of the Directors, Executive Officers and Other Parties (page 35)

No director, executive officer, associate of any director or executive officer of National Patent has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale that is not otherwise shared by all other stockholders.
•	Fairness of the Sale; Opinion of Financial Advisor (page 28)

At a meeting of the National Patent board of directors on November 24, 2009, CRT Investment Banking rendered its oral opinion, and subsequently confirmed in writing, to the National Patent board of directors that, as of November 24, 2009, based upon and subject to the limitations and assumptions set forth therein, that the $33,124,000 to be paid as consideration for the stock of Five Star Products by Merit was fair from a financial point of view.

The full text of the written opinion of CRT Investment Banking, dated November 24, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. CRT Investment Banking provided its opinion for the information and assistance of the National Patent board of directors in connection with its consideration of the transaction. The CRT Investment Banking opinion is not a recommendation as to how any National Patent stockholder should vote with respect to the transaction or any other matter and subject to certain assumptions and limitations that are described in the opinion.
•	The Stock Purchase Agreement (page 38)

The Stock Purchase Agreement provides that National Patent will sell all of the issued and outstanding stock of Five Star Products to Merit, and Merit will buy all of the issued and outstanding stock of Five Star Products, for the purchase price. Upon consummation of the purchase and sale of the stock of Five Star Products as contemplated by the Stock Purchase Agreement, Merit will own all of the issued and outstanding stock of Five Star Products and, as a result, all the stock of Five Star Group.

The Stock Purchase Agreement provides, among other things, detailed descriptions of the conditions to the closing of the sale, termination provisions, representations and warranties and covenants made by each of the parties thereto, covenants relating to the conduct of the business of Five Star Products and Five Star Group by National Patent until the closing of the sale, indemnity provisions and liquidated damages related to certain terminations of the Stock Purchase Agreement.
•	Conditions to Closing of the Sale (page 47)

Closing of the transactions contemplated under the Stock Purchase Agreement is subject to customary closing conditions, including approval of the transaction by the stockholders of National Patent, the accuracy of representations and warranties of the parties, the performance of covenants by the respective parties and the absence of certain litigation regarding the sale.

Assuming the closing conditions are met to the satisfaction of the National Patent and Merit or waived, a date will be set for closing, which the parties currently anticipate will be in the first quarter of 2010.

•	Representations and Warranties (page 39)

Our representations and warranties contained in the Stock Purchase Agreement include customary representations regarding the business and the assets of Five Star Products and Five Star Group to be conveyed to Merit, including representations and warranties relating to employee benefit plans and environmental matters, Five Star Products’, Five Star Group’s and National Patent’s formation and legal existence, our power and authority to enter into and perform our obligations under the Stock Purchase Agreement, and the obtainment of all consents, permissions, approvals and agreements necessary for us to consummate the sale. Merit’s representations and warranties contained in the Stock Purchase Agreement include customary representations regarding, among other things, Merit’s formation, legal existence, power and authority to enter into and perform its obligations under the Stock Purchase Agreement, obtainment of all consents, permissions, approvals and agreements necessary for Merit to consummate the sale, the financing contemplated to be provided in connection with the transactions contemplated by the Stock Purchase Agreement and Merit’s ability to fund the purchase price. Absent fraud, the representations and warranties of National Patent and Merit will terminate at the closing or the earlier of the termination of the Stock Purchase Agreement.
•	Certain Covenants (page 41)

The Stock Purchase Agreement also contains customary covenants and agreements as well as covenants relating to (a) the conduct of Five Star’s business between April 1, 2009 through the closing, (b) National Patent’s right to solicit competing acquisition proposals, (c) matters affecting the Five Star Group, Inc. 401(k) Savings Plan, (d) our compliance with the New Jersey Transfer Act and Connecticut Transfer Act, (e) severance and other payments to employees of Five Star Products and Five Star Group, (f) Merit’s efforts to consummate the financing, (g) Merit’s refraining from taking action which would extend any guaranty under Five Star Group’s warehouse leases, (h) Merit’s agreement to provide federal health care continuation coverage to certain employees of Five Star Group, (i) Five Star discharging, or fully reserving against, any obligation or liability to vendors with respect to private label merchandise held by private label vendors that is no longer in Five Star’s current product lines, if any, (j) the election to treat the sale of stock as a deemed sale of assets under Section 338(h)(10) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and (k) the efforts of the parties to cause the transactions contemplated by the Stock Purchase Agreement to be consummated.
•	Indemnification (page 49)
     We have agreed to indemnify Merit and certain of its related parties from claims:
•	up to an amount of $2 million in connection with any liability or obligation arising out of or based upon:
▪	all Indebtedness (as defined in the Stock Purchase Agreement) (however, National Patent is required by the Stock Purchase Agreement in any event to repay all of the outstanding revolving indebtedness under the loan agreement between Bank of America and Five Star Group as of the closing date, without limit);

▪	all liabilities for pending or threatened litigation against National Patent, Five Star Products, or Five Star Group required to be set forth on a schedule relating to Section 3.19 of the Stock Purchase Agreement relating to litigation;

▪	all obligations and liabilities arising out of or related to environmental matters (i) relating to remedial actions required under Sections 5.10 and 5.11 of the Stock Purchase Agreement or (ii) which are disclosed by National Patent to Merit or are known to officers of National Patent, Five Star Group, or Five Star Products as of the closing, to the extent such matters are at the closing, or within a stated period thereafter become, the subject of third party claims pending or threatened;

▪	the combination of the following items not to exceed $600,000 in the aggregate: (a) 75% of the liabilities or obligations arising with respect to the use of real property by Five Star Products or Five Star Group through September 30, 2011, to the extent that a failure to comply with applicable laws, rules and regulations existed as of the closing, (b) 75% of the liabilities and obligations arising with respect to certain conditions existing as of the closing, if such real property leases were to terminate after giving effect to Merit paying the first $25,000 of any such liabilities and obligations and (c) environmental matters which were not known to officers of National Patent, Five Star Group, or Five Star Products at closing and which would have otherwise been subject to disclosure on a schedule relating to Section 3.24 of the Stock Purchase Agreement relating to environmental matters, to the extent such matters become the subject of third party claims pending or threatened within a stated period after the closing;

▪	all liabilities and obligations with respect to federal health care continuation coverage requirements and any applicable state health care continuation coverage requirements arising prior to the closing, except Merit’s liabilities or obligations to provide, or to cause Five Star Group to provide federal health care continuation coverage benefits after the closing pursuant to the Stock Purchase Agreement;
•	arising out of the failure of National Patent to perform the covenants contained in the Stock Purchase Agreement to be performed by National Patent after the closing;

•	arising out of any fraud by National Patent, Five Star Products or Five Star Group in connection with the Stock Purchase Agreement; or

•	arising out of (i) any of the items identified on the schedule relating to Section 3.23(c) to the Stock Purchase Agreement relating to employee benefit plan compliance, or (ii) any other alleged operational or other compliance failures with respect to the Five Star Group, Inc. 401(k) Savings Plan, subject to certain exceptions described in the Stock Purchase Agreement.
The $2 million limitation described above is not intended to limit our obligations under Sections 5.10 and 5.11 of the Stock Purchase Agreement relating to environmental compliance with the New Jersey Transfer Act and Connecticut Transfer Act.
Merit has agreed to indemnify us and certain of our related parties from claims:
•	arising out of any liabilities of National Patent under guaranties of certain real estate leases or of National Patent to GP Strategies, Inc. under its guaranty of the lease by Five Star Group of a warehouse in East Hanover, New Jersey;

•	arising out of the failure by Merit to perform its covenants in the Stock Purchase Agreement to be performed by Merit after the closing;

•	arising out of changes of employment status or the terms of employment planned or communicated by Merit with respect to any such employees of Five Star Group as a result of the sale, including actions taken by Merit or by Five Star Group at the direction of Merit pursuant to the Employee Agreement between National Patent and Merit attached as Annex E to this proxy statement, or the Employee Agreement; or

•	arising out of any fraud by Merit in connection with the Stock Purchase Agreement.
•	Termination of the Stock Purchase Agreement (page 50)

The Stock Purchase Agreement may be terminated:
•	in accordance with a written agreement executed by the parties prior to the closing.

•	by either National Patent or Merit if, among other reasons:
•	the closing has not been completed prior to the earlier of (i) the first business day after the Target Meeting Date (as defined below) or (ii) 150 days after November 24, 2009 (which we refer to as the Closing Date Deadline);

•	National Patent, Five Star Products or Five Star Group accepts in writing an offer for an Alternative Transaction (as described under “THE STOCK PURCHASE AGREEMENT — Solicitation of Other Offers” on page 47) based on the exercise of fiduciary duties by our board of directors; or

•	prior to the Closing Date Deadline, Merit or National Patent determines that through the other party’s material breach of its obligations in the Stock Purchase Agreement, the conditions precedent to the obligation of the non-breaching party to proceed with the closing cannot be satisfied on or before the Closing Date Deadline.
References to Target Meeting Date refer to the date that is 30 business days after the date this proxy statement may be filed in definitive form with the Securities and Exchange Commission, or the SEC, and mailed to our stockholders to consider the sale, plus additional time related to any delay in our ability to convene a valid stockholders’ meeting to consider the sale caused by compliance with Rule 14a-13 of the SEC or a re-solicitation of proxies or required amendment of the proxy materials, if any, if caused by a change in the terms or loss of Merit’s financing, or any other event or circumstance that necessitates a change in the information related to Merit or its financing contained in our proxy statement or the necessity to include information with respect to an alternative offer so long as our board of directors has not accepted such offer and so long as our board of directors continues to recommend the sale to our stockholders.

If our stockholders do not approve the sale, the sale will not close and the Stock Purchase Agreement will terminate.
•	Liquidated Damages; Break-up Fee (page 51)

In the event of a termination of the Stock Purchase Agreement by us or Merit (i) after the Closing Date Deadline described under the heading “Termination of the Stock Purchase Agreement” or

(ii) based on a material breach by one party of its obligations under the Stock Purchase Agreement, where one party is not in breach of its own obligations and the other party is in material breach of the Stock Purchase Agreement, such other party may be obligated to pay liquidated damages in the amount of $2,000,000 to the non-breaching party.

The Stock Purchase Agreement also contains a $2,000,000 break-up fee payable if National Patent, Five Star Products or Five Star Group accepts in writing an offer for an Alternative Transaction based on the exercise of fiduciary duties by our board of directors, provided that Merit would not be entitled to receive both liquidated damages and the break-up fee.
•	Escrow Deposits (page 12)

Merit will deduct the following amounts from the purchase price and deposit the same with an escrow agent: $300,000, which we refer to as the indemnity escrow funds, and $600,000, which we refer to as the inventory escrow funds, to be held in separate accounts.

The indemnity escrow funds will be used to satisfy any claims that may be brought by Merit and certain of its related parties, subject to the procedures outlined in the related agreement with the escrow agent, against National Patent under Article 8 of the Stock Purchase Agreement relating to indemnification.

The inventory escrow funds will be used, subject to the procedures outlined in the related escrow agreement, to satisfy any claims that may be made under Section 2.2(c) of the Stock Purchase Agreement relating to the designated inventory adjustment described in that Section and in this proxy statement under the heading “Consideration for the Sale” above and “THE SALE – The Sale; Consideration for the Sale” on page 11.
•	Non-Competition and Non-Solicitation (page 13)

We have agreed to a three-year non-compete, which affects National Patent and its affiliates. During the period commencing effective as of the closing and expiring on the third anniversary of the closing, the non-compete prohibits us, in the United States or any city, county or state in which Five Star Group and/or Five Star Products conducted its business during 24 month period immediately prior to closing, from attempting to sell at the wholesale level products that are within the scope of Five Star Group’s business, soliciting any of Five Star Group’s vendors or customers to discontinue or decrease their sales to or purchases from Five Star Group or Five Star Products of products or services that are included within Five Star Group’s business, engaging in the business conducted by Five Star Group or soliciting or recruiting certain employees of Five Star Products or Five Star Group.

The non-solicit provides that in the event of the termination of the Stock Purchase Agreement at any time prior to closing, during the period commencing on the date the Stock Purchase Agreement is terminated and expiring on the second anniversary of such date, other than through general advertising or general solicitations or with the consent of either National Patent or Merit, as the case may be:
•	National Patent will not, solicit or recruit for hire any individuals employed by Merit or Merit Paint Sundries, LLC as of the date of the non-solicitation agreement or in any manner seek to induce any such employee to leave his or her employment; and

•	Merit will not solicit or recruit for hire any individuals employed by Five Star Products or Five Star Group as of the date of the non-solicitation agreement or in any manner seek to induce any such employee to leave his or her employment.
•	Agreement Regarding Five Star Employees (page 13)

Also in connection with the sale, pursuant to the Employee Agreement, National Patent and Merit have agreed that certain employees and executives of Five Star Products and/or Five Star Group will be entitled to receive severance payments subject to certain terms and conditions related to the retention and termination of such employees and executives.
•	Failure to Approve or Close the Sale (page 37)

If the stockholders do not approve the sale, the sale will not close and the Stock Purchase Agreement will terminate. Certain conditions to the closing of the sale are discussed under “THE STOCK PURCHASE AGREEMENT” beginning on page 38. If holders of a majority of the shares of National Patent common stock outstanding entitled to vote at the Special Meeting do not vote in favor of the transaction, in person or by proxy, the sale will not close.
•	Use of Proceeds From the Sale (page 35)

Our board of directors will consider strategic uses for the sale proceeds including, without limitation, using such funds, together with other funds of National Patent, to acquire one or more operating businesses or at least controlling interests in such businesses. Prior to this use, the sale proceeds will be invested in high-grade, short-term investments (such as cash and cash equivalents) consistent with the preservation of principal, maintenance of liquidity and avoidance of speculation, until such time as we need to utilize such funds, or any portion thereof, for the purposes described above. We do not anticipate distributing the proceeds of the sale to our stockholders after the sale.
•	Nature of Business Following the Sale (page 35)

Following the sale of Five Star Products, we will continue to be a public company. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. After the sale of Five Star Products, we intend to develop or acquire a majority interest or at least a controlling interest (as defined for purposes of the federal Investment Company Act of 1940, as amended, or the Investment Company Act) in one or more operating businesses such that National Patent is primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities. Until such time as the proceeds from the sale of Five Star and other liquid assets of National Patent are so deployed into operating businesses, we intend to invest the proceeds and our other liquid assets in high-grade, short-term investments (such as cash and cash equivalents) consistent with the preservation of principal, maintenance of liquidity and avoidance of speculation.

Immediately following consummation of the sale, we will have no or nominal operations. As a result, we believe that at such time we will be a “shell company”, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If we become a shell company, our stockholders will be unable to utilize Rule 144 of the Securities Act, or Rule 144, to sell “restricted stock” as defined in Rule 144 or otherwise use Rule 144 to sell stock of National Patent, and we would be ineligible to utilize registration statements on Form S-3 or Form S-8 for so long as we remain a shell company and for 12 months thereafter. Among other things, as a consequence, the offering, issuance and sale of our securities is likely to be more expensive and time consuming and may make our securities less attractive to investors.

Although National Patent is not engaged in the business of investing, reinvesting, or trading in securities, and National Patent does not hold itself out as being engaged in those activities, following the closing of the sale, National Patent will likely be an “inadvertent investment company” under section 3(a)(1)(C) of the Investment Company Act. National Patent will fall within the scope of section 3(a)(1)(C) if the value of its investment securities (as defined in the Investment Company Act) is proposed to be more than 40% of its total assets (exclusive of government securities and cash and certain cash equivalents) following the closing of the sale.

See “Risk Factors — Following the consummation of the sale, we will likely be classified as an inadvertent investment company” on page 89 and “Risk Factors – After the consummation of the sale, we believe that we will be a shell company under the federal securities laws” on page 90.

National Patent does not intend to be regulated as an investment company under the Investment Company Act and, therefore, will rely on certain SEC no-action letters and other SEC guidance, including the “transient investment company” Rule 3a-2 under the Investment Company Act. That rule provides a one year grace period for companies that might otherwise be required to register as an investment company where the company has, as does National Patent, a bona fide intent to be primarily engaged as soon as reasonably possible (but in any event, within one year), in a business other than that of investing, reinvesting, owning, holding or trading in securities.
•	Appraisal Rights (page 94)

Holders of National Patent common stock will not be entitled to appraisal rights in connection with the sale under the Delaware General Corporation Law.
•	Regulatory Matters (page 92)

There are no material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, for the completion of the sale, other than the filing of this proxy statement, in preliminary and definitive form, with the SEC.
•	Material U.S. Federal Income Tax Consequences (page 93)

The sale of the stock of Five Star Products will be a taxable transaction for us. We will realize gain or loss measured by the difference between the proceeds received by us on such sale and our tax basis in the assets of Five Star Products and its wholly-owned subsidiary, Five Star Group. For purposes of calculating gain, the proceeds received by us will include the cash we receive, the amount of our indebtedness that is cancelled or assumed, and any other consideration we receive in the transaction.

The sale of the stock of Five Star Products will be treated for federal income tax purposes as a deemed sale of the assets of Five Star Products and its wholly-owned subsidiary, Five Star Group, in accordance with elections to be made jointly by National Patent and Merit under Section 338(h)(10) of the Internal Revenue Code. The aggregate deemed sales price of those assets will be allocated among each asset in accordance with the requirements of Section 338(h)(10) of the Internal Revenue Code and applicable regulations of the Department of the Treasury, or Treasury Regulations, thereunder.

The sale of the stock of Five Star Products will not result in any direct Federal income tax consequences to our stockholders. For a more detailed explanation of the U.S. federal income tax consequences to the sale and the subsequent transfers relating to National Patent, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 93 of this proxy statement.

Tax matters are complex, and the tax consequences of the sale and their effect on you will depend on the facts of your particular situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences.
Recommendation
•	Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the sale pursuant to the Stock Purchase Agreement, authorizing National Patent to consummate the sale pursuant to the terms of the Stock Purchase Agreement.

NATIONAL PATENT DEVELOPMENT CORPORATION
903 Murray Road
East Hanover, New Jersey 07936
PROXY STATEMENT FOR SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON THURSDAY, JANUARY 14, 2010
PROXY STATEMENT
     This proxy statement is being furnished to the stockholders of National Patent Development Corporation, a Delaware corporation, in connection with the solicitation of proxies by the board of directors of National Patent for use at the special meeting of stockholders (including any adjournment or postponement thereof, the Special Meeting) to be held on Thursday, January 14, 2010, at 9:00 a.m. Eastern Time, at the offices of Day Pitney LLP, 7 Times Square, 19th floor, New York, New York 10036.
     We intend to mail this proxy statement, including Annexes and the accompanying proxy card, on or about December 15, 2009, to all stockholders entitled to vote at the Special Meeting.
GENERAL
     The holders of record of shares of common stock of National Patent at the close of business on November 27, 2009 are entitled to notice of, and to vote such shares at, the Special Meeting. On November 27, 2009, there were 17,561,240 shares of common stock of National Patent outstanding and entitled to vote at the Special Meeting.
     The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Special Meeting.
     Abstentions and broker non-votes are included in determining the number of shares present or represented at the Special Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.
     At the Special Meeting, stockholders will be asked to vote upon the following:
1.	A proposal to sell of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, Inc., to The Merit Group, Inc. pursuant to the terms of a Stock Purchase Agreement, as described in the accompanying proxy materials; and

2.	Such other business as may properly come before the Special Meeting.
     Certain proposals are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. With respect to the proposal to sell all of the issued and outstanding stock of Five Star, which is a “non-routine” proposal, brokers may not vote on such proposal, a broker non-vote, unless they have received voting instructions from the beneficial owner.
     The proposal to sell all of the issued and outstanding stock of Five Star Products requires the favorable vote of a majority of the shares of common stock outstanding entitled to vote at the Special Meeting.

Thus, an abstention or a broker non-vote will have the effect of a vote against the proposal to sell all of the issued and outstanding stock of Five Star Products.
     Shares of common stock represented by proxies received in time for the Special Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted FOR the proposal to sell all of the issued and outstanding stock of Five Star Products.
     If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Special Meeting is adjourned, your proxy will remain valid and may be voted at the adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this proxy statement, National Patent is not aware of any matters that are to be presented at the Special Meeting other than the matters described and enumerated above.
     Stockholders may vote by completing and mailing the included proxy card to National Patent so that it is received by National Patent prior to January 14, 2010. A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of National Patent receives either a written revocation of that proxy or a new proxy bearing a later date. You will be able to change your vote as many times as you wish prior to the Special Meeting and the last vote received chronologically will supersede all prior votes. A proxy may also be revoked by voting in person at the Special Meeting. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.
     This proxy solicitation is being made by the board of directors of National Patent, and the expense of preparing, printing, making available and mailing proxy materials is being paid by National Patent. In addition to the use of the internet or mails, proxies may be solicited personally, by electronic mail, by facsimile or by telephone by our directors, officers or regular employees of National Patent without additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send a notice of the meeting and, if requested, proxies and proxy materials to the beneficial owners of stock. National Patent will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending notices and proxy materials to the beneficial owners of our common stock. In addition, National Patent has retained Georgeson Inc. to act as a proxy solicitor for the Special Meeting. National Patent has agreed to pay Georgeson Inc. approximately $7,500, plus reasonable out-of-pocket expenses, for providing proxy solicitation services.
     In some instances, we may deliver to multiple stockholders sharing a common address only one copy of the notice of this meeting. If requested by phone or in writing, we will promptly provide a separate copy of the notice and, if requested, this proxy statement and its attachments to a stockholder sharing an address with another stockholder. To notify National Patent, you may write National Patent Development Corporation, Attn: Corporate Secretary, 903 Murray Road, PO Box 1960, East Hanover, New Jersey 07936, or call National Patent at (973) 428-4600 ext. 117. Stockholders sharing an address who currently receive multiple copies of the notice and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.
Smaller Reporting Company
     National Patent has elected to prepare this proxy statement and its annual and periodic reports as a “Smaller Reporting Company” consistent with rules of the SEC effective February 4, 2008.

QUESTIONS AND ANSWERS
     Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.
Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on Thursday, January 14, 2010 at the offices of Day Pitney LLP, 7 Times Square, 19th floor, New York, New York 10036, beginning at 9:00 a.m. Eastern Time.

Q:	Who is soliciting my vote?

A:	The vote being sought by this proxy statement is being solicited by the board of directors of National Patent.

Q:	What am I being asked to vote on at the Special Meeting?

A.	At the Special Meeting, you will be asked to vote upon the following:
•	a proposal to approve and authorize the sale of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, to Merit pursuant to the terms of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A; and

•	such other matters as may properly come before the Special Meeting.
Q:	How does the board recommend that I vote on the proposal for the sale?

A:	The board of directors unanimously recommends that you vote “FOR” the proposal to approve the Stock Purchase Agreement and to authorize the sale.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting.

Q:	Can I change my vote?

A:	Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:
•	filing a written notice of revocation with our Corporate Secretary at our principal executive office (903 Murray Road, PO Box 1960, East Hanover, New Jersey 07936);

•	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or

•	attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

Q:	What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q:	Who is entitled to vote at the Special Meeting?

Only holders of record of our common stock as of the close of business on November 27, 2009 are entitled to notice of, and to vote at, the Special Meeting.

Q:	How many shares were outstanding on the record date?

A:	At the close of business on November 27, 2009, the record date, there were 17,561,240 shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder’s name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

Q:	What is a “quorum” for purposes of the Special Meeting?

A:	In order to conduct business at the Special Meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted at the Special Meeting. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the proposal?

A:	Once a quorum has been established, holders of at least a majority of our outstanding shares entitled to vote at the Special Meeting must vote “FOR” the proposal to approve and authorize the sale of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, to Merit to be approved and authorized.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of National Patent common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding common stock entitled to vote at the Special Meeting is required to approve and authorize the proposal, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal.

Q:	What happens if I abstain?

A:	Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal to approve the sale, shares represented by such proxies will have the effect of a vote against the proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Special Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Special Meeting, your signed proxy card gives authority to the proxy holders, John C. Belknap and Ira J. Sobotko, to vote on such matters at their discretion.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the use of the internet or mails, our directors, officers and regular employees (acting without additional compensation) may solicit proxies personally or by telephone, email, facsimile or direct contact.

Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send a notice of the meeting and, if requested, proxies and proxy materials to the beneficial owners of stock. National Patent will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending notices and proxy materials to the beneficial owners of our common stock. In addition, National Patent has retained Georgeson Inc. to act as a proxy solicitor for the Special Meeting. National Patent has agreed to pay Georgeson Inc. approximately $7,500, plus reasonable out-of-pocket expenses, for providing proxy solicitation services.

Q:	How can I find out the result of the vote?

A:	National Patent will promptly notify stockholders of the results of the vote following the Special Meeting through the issuance of a press release or the filing with the SEC of a Current Report on Form 8-K, or both.

Q:	Who can help answer my other questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the sale, including the procedures for voting your shares, you should call our Corporate Secretary, Ira J. Sobotko, at (973) 428-4600, ext. 117.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, reflecting management’s current expectations. Examples of such forward-looking statements include our expectations with respect to our strategy. Although we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our financial goals or any transactions described herein will be realized. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Our forward looking statements, including those relating to consummation of the sale transaction and satisfaction of the other conditions and contingencies to the consummation of the sale transaction, are based on our assumptions, estimates and projections about National Patent and the Five Star business and involve significant risks and uncertainties, including: the risk that the transaction will not be consummated; the risk that conditions and other contingencies to consummation and closing will not occur; the risk that anticipated benefits from the sale transaction may not be realized or may take longer to realize than expected; the risk that estimated or anticipated costs, charges and liabilities to be incurred in connection with effecting the transaction may differ from or be greater than anticipated; and the effect of any regulatory approvals or conditions. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of our company. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “may,” “will,” “estimates,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. We assume no obligation to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.
THE SPECIAL MEETING; VOTING RIGHTS AND SOLICITATION OF PROXIES
     We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting.
When and Where the Special Meeting Will Be Held
     The Special Meeting will be held on Thursday, January 14, 2010 at the offices of Day Pitney LLP, 7 Times Square, 19th floor, New York, New York 10036, beginning at 9:00 a.m. Eastern Time.
What Will Be Voted Upon
     At the Special Meeting, holders of shares of National Patent common stock on the record date will consider and vote on the following proposal:
•	A proposal to sell of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, to Merit pursuant to the terms of a Stock Purchase Agreement, as described in the accompanying proxy materials; and

•	Such other business as may properly come before the Special Meeting.
Record Date; Voting Securities; Quorum
     Only holders of record of shares of National Patent common stock at the close of business on November 27, 2009, the record date for our Special Meeting, are entitled to notice of and to vote at the Special Meeting.

On the record date, 17,561,240 shares of National Patent common stock were issued and outstanding and held by 1,059 holders of record.
     Holders of record of National Patent common stock on the record date are entitled to one vote per share at the Special Meeting on the proposal. The inspector of election appointed for our Special Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
     A quorum is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of National Patent common stock outstanding on the record date entitled to vote at the Special Meeting are present, in person or by proxy. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned to solicit additional proxies. Shares voting against the proposal will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.
Solicitation of Proxies
     The National Patent board of directors is requesting that the stockholders of National Patent approve the sale of all of the issued and outstanding stock of National Patent’s wholly-owned subsidiary, Five Star Products, to Merit pursuant to the terms of the Stock Purchase Agreement, as described in this proxy statement.
     Because National Patent concluded that the sale constitutes the sale of substantially all of the assets of National Patent for purposes of the Delaware General Corporation Law, the sale is required by that Delaware statute to be approved by the stockholders of National Patent.
Votes Required for Approval and Voting Rights
     For us to complete the sale, stockholders holding at least a majority of the shares of National Patent’s common stock outstanding at the close of business on the record date, entitled to vote at the Special Meeting must vote “FOR” the proposal to sell all of the issued and outstanding stock of Five Star Products pursuant to the Stock Purchase Agreement. If we have insufficient votes to approve the sale at the Special Meeting, even if a quorum is present, we expect that the Special Meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the sale, we will not be able to consummate the sale as provided for in the Stock Purchase Agreement.
     The executive officers and directors of National Patent held voting rights with respect to 3,733,651 shares of National Patent common stock issued and outstanding on the record date, or 21.26% of the issued and outstanding shares of National Patent common stock. Our executive officers and directors have indicated to us that they intend to vote all these shares of National Patent common stock in favor of the approval of the Stock Purchase Agreement and the sale.
Voting Your Shares and Changing Your Vote
     You may vote by proxy or in person at the Special Meeting.
     Voting in Person — If you intend to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Special Meeting.

     Voting by Proxy — All shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and authorization of the sale.
     Revocation of Proxy — Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Special Meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the Special Meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the Special Meeting without voting will not by itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.
How Proxies are Counted
     Only shares affirmatively voted FOR the proposal to sell all of the issued and outstanding stock of Five Star Products pursuant to the Stock Purchase Agreement, and properly executed proxies that do not contain voting instructions, will be counted as votes for the proposal.
     Shares of National Patent common stock held by persons attending the Special Meeting but not voting, shares of common stock for which we received proxies but with respect to which holders of those shares have abstained from voting on the sale and broker non-votes, will have the same effect as votes against the proposal.
Cost of Solicitation
     We are soliciting proxies for the Special Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the use of the internet or mails, our directors, officers and regular employees (acting without additional compensation) may solicit proxies personally or by telephone, email, facsimile or direct contact.
     Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send a notice of the meeting and, if requested, proxies and proxy materials to the beneficial owners of stock. National Patent will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending notices and proxy materials to the beneficial owners of our common stock. In addition, National Patent has retained Georgeson Inc. to act as a proxy solicitor for the Special Meeting. National Patent has agreed to pay Georgeson Inc. approximately $7,500, plus reasonable out-of-pocket expenses, for providing proxy solicitation services.

PROPOSAL: APPROVAL OF THE SALE OF FIVE STAR PRODUCTS
PARTIES INVOLVED IN THE SALE
National Patent Development Corporation
     National Patent was incorporated on March 10, 1998 as a wholly-owned subsidiary of GP Strategies Corporation. The National Patent common stock is quoted on the OTC Bulletin Board and is traded under the symbol “NPDV.OB”. National Patent is a Delaware corporation with its principal office at 903 Murray Road, PO Box 1960, East Hanover, New Jersey 07936, telephone (973) 428-4600.
     On July 30, 2004, GP Strategies contributed its ownership interests in its optical plastics and home improvement distribution businesses, as well as other non-core assets, to National Patent in exchange for common stock of National Patent. The separation of these businesses was accomplished through a pro-rata distribution of 100% of the outstanding common stock of National Patent to the stockholders of GP Strategies on November 18, 2004, the record date of the distribution. On November 24, 2004, holders of record received one share of National Patent common stock for each share of GP Strategies common stock or Class B capital stock owned.
     National Patent owns the home improvement distribution business through its wholly owned subsidiary Five Star Products and also owns certain other non-core assets, primarily consisting of certain real estate. The operations of the optical plastics business were held in National Patent’s wholly-owned subsidiary, MXL Industries, Inc, and were disposed of in June 2008.
     On June 19, 2008, pursuant to the terms of an Asset Purchase Agreement, dated as of June 16, 2008, by and among National Patent, MXL Industries, MXL Operations, Inc., MXL Leasing, LP and MXL Realty, LP (collectively, the MXL Buyers), the MXL Buyers purchased substantially all the assets and assumed certain liabilities of the MXL Industries’ optical plastics molding and precision coating businesses. As of the effective time of the transaction, National Patent had a 19.9% interest in MXL Operations.
     On June 26, 2008, pursuant to the terms of a tender offer and merger agreement, among the National Patent, Five Star and NPDV Acquisition Corp., a newly-formed wholly owned subsidiary of the National Patent, NPDV commenced a tender offer to acquire all the outstanding shares of Five Star common stock not held by National Patent or NPDV at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon and less any required withholding taxes. The tender offer closed on August 26, 2008, and on August 28, 2008, NPDV merged with and into Five Star, with Five Star continuing as the surviving corporation, wholly-owned by National Patent.
     On October 20, 2009, NPDC Holdings, Inc., a wholly-owned subsidiary of National Patent, closed a transaction with respect to the sale of approximately 1,000 acres of real property located in the Town of Pawling, County of Dutchess, New York, to Little Whaley Holdings, LLC, a New York limited liability company, for a purchase price of $12,500,000 in cash. National Patent realized a pre tax gain of approximately $9,600,000.

Five Star Products, Inc. and Five Star Group, Inc.
     Each of Five Star Products, Inc. and Five Star Group, Inc. is a Delaware corporation with its principal office at 903 Murray Road, PO Box 1960, East Hanover, New Jersey 07936, telephone (973) 428-4600. Five Star is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,000 independent retail dealers in 12 states, making Five Star one of the largest distributors of its kind in the Northeast. Five Star Products, through its wholly-owned subsidiary Five Star Group, operates two distribution centers, located in Newington, Connecticut and East Hanover, New Jersey. All operations are coordinated from Five Star’s New Jersey headquarters.
     Five Star offers products from leading manufacturers such as Valspar/Cabot Stain, William Zinsser & Company, DAP Inc., General Electric Corporation, American Tool, USG Corporation, Stanley Tools, Minwax and 3M Company. Five Star distributes its products to retail dealers, which include lumber yards, “do-it-yourself” centers, hardware stores and paint stores principally in the northeast region. It carries an extensive inventory of the products it distributes and provides delivery, generally within 24 to 72 hours.
     Five Star has grown to be one of the largest independent distributors in the Northeast by providing a complete line of competitively priced products, timely delivery and attractive pricing and financing terms to its customers. Much of Five Star’s success can be attributed to a continued commitment to provide customers with the highest quality service at reasonable prices.
     As one of the largest distributors of paint sundry items in the Northeast, Five Star believes it enjoys cost advantages and favorable supply arrangements over the smaller distributors in the industry. This enables Five Star to compete as a “low cost” provider. Five Star uses a fully computerized warehouse system to track all facets of its distribution operations. Nearly all phases of the selling process from inventory management to receivable collection are automated and tracked; all operations are overseen by senior management at the New Jersey facility. Five Star is able to capitalize on manufacturer discounts by strategically timing purchases involving large quantities.
The Merit Group, Inc.
     The Merit Group, Inc. is a South Carolina corporation headquartered at 1310 Union Street, Spartanburg, South Carolina, 29302, telephone (864) 583-3011. Merit was founded in 1953 as Lancaster Paint Sundries, Inc., a regional distributor of paint sundry items. Originally serving a small portion of the Carolinas, Merit has expanded its market area to include the entire United States, Mexico, Caribbean Islands, Central America and South America and is widely recognized as the largest paint sundry distributor in the United States. Merit currently serves over 10,000 retail locations including leading national, regional and independent chains, home improvement centers, hardware stores, lumber yards and drywall yards.
     The current owners of Merit purchased the company from the founders in 1990. Since that time, Merit’s current owners and management have successfully completed twelve strategic acquisitions to transform the business into a leading national distributor of paint sundries with seven regional distribution centers and a national sales force. Merit offers products from leading manufacturers including Valspar, William Zinsser & Company, DAP, Rustoleum, Minwax and 3M Company. Merit is the only distributor with a national footprint exclusively distributing paint sundries. Merit’s national presence affords Merit the ability to offer national distribution solutions to leading national paint retailers and to address the regional distribution needs of the independent retailer. Merit has invested heavily in both operating and administrative infrastructure on a national scale.

THE SALE
The Sale; Consideration for the Sale
     On November 24, 2009, National Patent and Merit entered into a Stock Purchase Agreement pursuant to which National Patent will sell, and Merit will purchase for cash, all of the issued and outstanding shares of common stock of National Patent’s wholly-owned subsidiary, Five Star Products, the holding company and sole stockholder of Five Star Group.
     The aggregate purchase price for the shares of Five Star Products common stock to be sold to Merit in the sale is $33,124,000, subject to certain adjustments to reflect (i) (A) dollar for dollar decreases in the event Five Star’s outstanding revolving indebtedness under its loan agreement with Bank of America decreases from the amount outstanding at March 31, 2009 compared to the amount outstanding on the closing date or increases if such indebtedness increases and (B) increases dollar for dollar if Five Star Group has positive net results from March 31, 2009 to the closing date, or decreases if it has negative net results and (ii) a potential downward adjustment based on the value of certain designated inventory held by Five Star Group, less the value received for such inventory after the closing, to the extent such inventory adjustment post-closing exceeds $400,000 but is equal to or less than $1,000,000.
     The proceeds of the sale will be reduced by the required repayment of Five Star’s debt outstanding on the closing date, which is required by the Stock Purchase Agreement, transaction costs, taxes, certain defined severance costs for employees of Five Star Products and Five Star Group, one half of the rent and other sums, if any, due under the warehouse lease for Five Star’s Connecticut location from the later of March 31, 2010 or when Five Star Group ceases to use the warehouse through September 30, 2010, if any, and post-closing indemnities by National Patent in favor of Merit, if any. National Patent for its own account must satisfy certain obligations under state environmental laws in New Jersey and Connecticut. National Patent is also required by the Stock Purchase Agreement to have Five Star discharge, or fully reserve against, any obligation or liability to vendors with respect to private label merchandise held by such vendors that is no longer in Five Star’s current product lines, if any. These costs and adjustments would reduce proceeds available to National Patent.
     National Patent estimates that the required repayments of Five Star’s debt outstanding on the closing date and these costs and adjustments (except for post-closing indemnities in favor of Merit for which management of National Patent has no estimate at the date of this proxy statement) will reduce the proceeds of the sale to National Patent to an estimated range of $8.5 million to $9.5 million. Management of National Patent believes that the post closing indemnities in favor of Merit for which it has provided no estimate are not likely to reduce the post closing sale proceeds based on the facts and circumstances known to it on the date of this proxy statement. The estimate of a range of sale proceeds to National Patent represents management of National Patent’s best estimate at the date of this proxy statement. Actual sale proceeds to National Patent may vary from the range presented above and such variance may be material. Stockholders are cautioned not to place undue reliance upon this estimate.
     The purchase price is payable by Merit in cash at the closing. In connection with the contemplated funding of the purchase price, Merit has entered into a commitment letter agreement dated November 24, 2009 with Regions Bank in respect of a $62,500,000 amended credit facility. Merit and Regions Bank anticipate that, on and subject to the terms and conditions of the amended credit facility, approximately $22,000,000 will be utilized by Merit at closing to fund a portion of the purchase price.
     Merit has also entered into a commitment letter agreement dated November 24, 2009, pursuant to the terms and subject to conditions of which Stonehenge Partners, Inc. through its affiliate, Stonehenge Opportunity Fund II, L.P., has agreed to provide approximately $7,500,000 to Merit in connection with

Merit’s funding obligations at the closing. In addition, pursuant to the terms of the Stock Purchase Agreement, stockholders of Merit funded additional cash investments in Merit in the aggregate amount of $1,500,000 in connection with the anticipated sale.
     The commitment letters contain customary terms and conditions. Subject to the respective terms and conditions of the commitment letters, each of the commitment letters will expire on January 23, 2010. The Stock Purchase Agreement contains the representation and warranty by Merit that the financing detailed in the commitment letters is sufficient to enable Merit to fund the purchase price and all fees and expenses in connection with the sale. Merit’s obligation to close the sale under the Stock Purchase Agreement is not contingent upon the availability of this, or any other, financing.
Escrow Deposits
     Merit will deduct the following amounts from the purchase price and deposit the same with an escrow agent: $300,000, which we refer to as the indemnity escrow funds, and $600,000, which we refer to as the inventory escrow funds, to be held in separate accounts.
     The indemnity escrow funds will be used to satisfy any claims for which National Patent has given Merit a right to indemnification under Article 8 of the Stock Purchase Agreement, subject to the procedures outlined in the related agreement with the escrow agent, against National Patent under Article 8 of the Stock Purchase Agreement relating to indemnification, subject to the terms and conditions of Article 8 and the escrow agreement.
     Subject to the procedures outlined in the related escrow agreement, within three business days following the date that is the earlier of one year after the date of the escrow agreement or receipt of written notice from Merit that it has vacated both warehouses located in East Hanover, New Jersey and Newington, Connecticut and that there are no outstanding related claims, the escrow agent will disburse to National Patent the indemnity escrow funds (along with accrued interest and earnings on such funds). If, on such date, there are any claims pending, the escrow agent will (i) retain and continue to hold the aggregate amount of the indemnity escrow funds being reserved against such claims, determined in accordance with the claim notice(s) received by the escrow agent from Merit in accordance with the escrow agreement, and (ii) remit the remaining balance of the indemnity escrow funds to National Patent (along with accrued interest and earnings on such funds).
     The inventory escrow funds will be used, subject to the procedures outlined in the related escrow agreement, to satisfy any claims that may be made under Section 2.2(c) of the Stock Purchase Agreement relating to the designated inventory adjustment described in that Section and under the heading “The Sale; Consideration for the Sale” above.
     Subject to the procedures outlined in the agreement with the escrow agent, immediately following the disbursement to Merit of the full amount set forth in the notice from Merit to the escrow agent specifying, among other things, the amount of the inventory escrow funds to be disbursed to Merit, the escrow agent will disburse to National Patent the balance of the inventory escrow funds (including interest), provided that National Patent does not dispute the amount set forth in the notice from Merit.
     A copy of the form of escrow agreement is attached as Annex C.

Non-Competition and Non-Solicitation
     We have agreed to a three-year non-compete and a two-year mutual non-solicit, which affect National Patent and its affiliates. During the period commencing effective as of the closing and expiring on the third anniversary of the closing, the non-compete prohibits us from engaging, in the United States or any city, county or state in which Five Star Group and/or Five Star Products conducted its business during 24 month period prior to closing, in any of the following activities:
•	soliciting or marketing to any person for the purpose of selling to such person at the wholesale level products that are included within Five Star Group’s business;

•	taking any action to induce or request any person who is a customer or vendor of Five Star Group’s business to discontinue or decrease its sales to or purchases from Five Star Group or Five Star Products of products or services that are included within Five Star Group’s business;

•	otherwise engaging in any aspect or segment of Five Star Group’s business; or

•	soliciting or recruiting for hire any individuals employed by Five Star Products or Five Star Group on the closing or at any time during the 90 day period prior to the closing, except such employees who are terminated by Five Star Products or Five Star Group at the time of the closing at Merit’s request, or in any manner seeking to induce any such employee to leave his or her employment, other than through general advertising or general solicitation and except as expressly permitted by the Stock Purchase Agreement.
     The non-solicit provides that in the event of the termination of the Stock Purchase Agreement at any time prior to closing, during the period commencing on the date the Stock Purchase Agreement is terminated and expiring on the second anniversary of such date, other than through general advertising or general solicitations or with the consent of either National Patent or Merit, as the case may be:
•	National Patent will not, solicit or recruit for hire any individuals employed by Merit or Merit Paint Sundries, LLC as of the date of the non-solicitation agreement or in any manner seek to induce any such employee to leave his or her employment; and

•	Merit will not solicit or recruit for hire any individuals employed by Five Star Products or Five Star Group as of the date of the non-solicitation agreement or in any manner seek to induce any such employee to leave his or her employment.
     Copies of the forms of non-competition and non-solicitation agreements are attached as Annex D.
Agreement Regarding Five Star Employees
     National Patent and Merit have agreed that pursuant to the Employee Agreement, certain employees and executives of Five Star Group will be entitled to receive severance payments subject to certain terms and conditions related to the retention and termination of such employees and executives. The financial responsibility for substantially all severance payments is National Patent’s, with one limited exception related to the one key executive described below.
     Pursuant to such agreement, employees of Five Star Group will be categorized as follows based on future employment status with Five Star Group, as applicable, and right to severance payments, if any, following the closing of the sale:

•	Category A employees will receive an offer of continued employment on terms and conditions materially different than those in existence immediately prior to the closing. Employees in this category who do not accept the retention offer will be re-categorized into another category.

•	Category B employees will receive an offer of employment for a transitional period of time which will not exceed six (6) months. Non-accepting employees in this category will be re-categorized as category C employees.
All offers relating to category A and category B employees will be specifically conditioned upon the closing of the sale.
•	Category C employees will be terminated on the closing date.

•	Category D employees are all non-union employees who do not otherwise fit into any of the foregoing categories.
     Category A and Category D employees will not receive any severance payments. Category B and Category C employees will receive severance payments from Five Star or Merit so long as such employees remain employed by Five Star through the closing date and sign and deliver a release of all claims against Merit, National Patent and Five Star. Each Category B and Category C employee will receive at least one week of pay for each year of prior service (with a minimum of two weeks pay) and any further payments to such employees will be at the discretion of National Patent, except in the case of the one key executive described below. All such severance payments to Category B and Category C employees will be funded by National Patent on the closing date out of the sale proceeds.
     Severance payments to Category B employees will be paid in one lump sum net of all withholdings and deductions at the end of the transitional period of employment, provided that such employee has met the cooperation criteria required during the transitional period, in Merit’s final discretion. Any severance payments which are forfeited by any Category B employee for failure to comply with the terms of eligibility for receipt thereof will be refunded to National Patent. Severance payments to Category C employees will be paid in one lump sum net of all withholdings and deductions immediately prior to the closing on the closing date.
     National Patent and Merit have also agreed to provisions governing one key executive and one long-term executive. The key executive is eligible, subject to meeting certain criteria, for severance payments, to be paid in equal bi-weekly payments, net of all withholdings and deductions, commencing on the later of the end of the transitional period of employment, if applicable, or the closing date and ending one year after such severance payments have commenced, provided that such executive is not in breach of the employee termination agreement to be executed by the key executive and Five Star and further provided that if such key executive is a Category B employee, such payments will be subject to the cooperation criteria required during the transitional period. Although the financial responsibility to pay severance to the key executive is borne primarily by National Patent, Merit has agreed to contribute a portion of such key executive’s severance payment. With respect to the long term executive, if the long term executive is a Category C employee or if he notifies Five Star that he does not want to remain employed by Five Star after the closing date, or if he is a Category B employee, after his transitional period is completed, such long term employee will be eligible, subject to meeting certain criteria, for severance payments, in an amount determined at the discretion of National Patent, to be paid in equal bi-weekly payments, net of all withholdings and deductions, commencing on the closing date and ending one year after the closing date.

     National Patent will deposit the total amount of severance payments to be paid to Category B employees as well as to the long-term executive along with National Patent’s portion of severance payments to the key executive into a designated account agreed to by the parties and all such payments will be paid as W-2 wages from such account.
     Since Merit has complete discretion with respect to which employees are placed in which category, determinations by Merit to place employees in Category B or Category C will increase or decrease National Patent’s severance payment liability accordingly.
     During the two years from and after the closing, neither Merit nor Five Star will employ any employee who receives severance payments other than during the transition period established for any Category B employee, except that the long term executive will be directly prohibited from accepting employment with Merit (rather than having the restriction placed on Merit) in the event his employment is terminated in connection with the sale.
     A copy of the Employee Agreement is attached as Annex E.
Background of and Reasons for the Sale
Background of the Sale
     During the first quarter of 2007, National Patent’s board of directors and management began to actively explore strategic alternatives for National Patent to achieve greater stockholder value. Strategic alternatives explored and considered by National Patent and its management during the period beginning the first quarter of 2007 through the time prior to entering into the Stock Purchase Agreement with Merit included (i) a potential consolidation of Five Star’s New Jersey and Connecticut warehouses and related systems upgrades in an effort to achieve efficiencies and provide Five Star with a base for potential long-term independent growth of its business, (ii) an expansion of Five Star’s industry presence through the acquisition of other entities engaged in businesses similar or complimentary to Five Star’s business, and (iii) the sale of Five Star and other assets of National Patent and the pursuit by National Patent of alternative business strategies.
     During this time, Harvey Eisen (Chairman of the Board, Chief Executive Officer and President of National Patent), John Belknap (Vice President and director of National Patent and the Chief Executive Officer and President and a director of Five Star Products) and Leslie Flegel (who at such time served as a director of National Patent and the Chairman of Five Star Products), began exploring strategies to acquire similar or complimentary distribution businesses.
     On March 20, 2007, at the suggestion of Mitch Jolley (Chief Executive Officer of Merit), management of Merit, National Patent and Five Star held a “get acquainted” meeting in New York City, New York. The meeting was attended by Caleb Fort and E. Fort Wolfe, Jr., each a principal with Merit, and Mr. Jolley, as well as Messrs. Eisen, Flegel and Belknap. Some general preliminary remarks were exchanged about each company’s possible interest in acquiring the other, but there was no follow-up on these discussions at the time because at such time, neither Five Star Products nor Merit was interested in being owned by the other.
     During May and June of 2007, Day Pitney LLP, legal counsel to National Patent, developed various transaction structures which would have the end result of Five Star becoming a wholly-owned subsidiary of National Patent. The various transaction structures were discussed and considered by management of National Patent.

     On August 8, 2007, the board of directors of Five Star Products established a special committee for the purpose of considering a possible tax-free stock for stock merger pursuant to which Five Star Products would become a wholly-owned subsidiary of National Patent, and it authorized the special committee to engage its own independent legal counsel, investment bankers and such other professional advisors and to take such other actions as the special committee might deem necessary or desirable to assist it in reviewing a possible transaction. The special committee engaged independent legal counsel to assist it in any negotiations with National Patent and other matters related thereto and initiated the process of interviewing and selecting a financial advisor.
     In April 2008, the board of directors of National Patent authorized National Patent management to explore with Five Star Products a cash tender for all of the shares of Five Star Products followed by a cash merger which would result in Five Star Products becoming a wholly-owned subsidiary of National Patent and requested that management report back to the board of directors. Among the rationale for proceeding with the consideration of a cash transaction (as opposed to the stock merger considered in 2007) were the potential for a stock for stock merger to result in a large number of stockholders holding a very small number of shares of National Patent, the dilution effect of a stock for stock merger, limits on the reinvestment options of Five Star stockholders receiving stock instead of cash, the disincentive to use National Patent stock in an acquisition transaction if its stock were believed by the board of directors of National Patent to be undervalued, the impracticality of using Five Star stock in an acquisition or financing transaction due to National Patent’s controlling interest in Five Star, the ability to file a consolidated tax return with Five Star, the reduction of risk to Five Star stockholders in a cash offer, and potentially reduced transaction time and cost.
     On May 13, 2008, discussions regarding the cash tender offer and merger were suspended at the recommendation of National Patent management.
     On June 16, 2008, the board of directors of National Patent revisited the proposal and authorized management to continue negotiations with Five Star Products’ special committee on the cash tender offer and merger transaction.
     On June 26, 2008, National Patent and Five Star Products announced that they had entered into a Tender Offer and Merger Agreement, dated as of June 26, 2008, by and among National Patent, NPDV Acquisition Corp, a wholly-owned subsidiary of National Patent, and Five Star Products, pursuant to which NPDV Acquisition Corp. would offer to purchase all of the outstanding shares of Five Star Products common stock not already owned by National Patent or NPDV Acquisition Corp. or their affiliates. The Tender Offer and Merger Agreement provided that NPDV Acquisition Corp. would commence a cash tender offer for all such shares of Five Star Products common stock as promptly as practicable at a price of $0.40 per share. The tender offer was closed on August 26, 2008 and the related merger was effectuated on August 28, 2008, pursuant to which Five Star Products became a wholly-owned subsidiary of National Patent.
     A meeting was held on July 8, 2008 at the invitation of Mr. Jolley that was attended by Mr. Belknap of National Patent and Five Star and by Messrs. Fort, Wolfe and Jolley of Merit and Jay Baker (Chief Financial Officer of Merit), at which meeting Merit expressed an interest in exploring an acquisition of Five Star.
     Mr. Jolley noted to Mr. Belknap that there were potential synergies in a combination of Five Star and Merit because Merit’s York, Pennsylvania distribution center business could be serviced out of Five Star’s East Hanover, New Jersey distribution center and numerous administrative functions could be consolidated, resulting in potential significant cost savings. Mr. Belknap indicated that National Patent was pursuing its own roll-up strategy.

Mr. Jolley expressed his view that (i) National Patent should be wary of the cost, complexity and risk of a Five Star national roll-up, but (ii) a paint sundries distributor needs to have a national presence to handle the consolidation of the paint store business. Mr. Jolley further suggested that if Five Star could not move aggressively by itself, it would be better off selling its business, and he communicated his view that in light of the impending economic recovery, this would be a particularly fortuitous time for Merit to secure its national presence by acquiring Five Star.
     In response, Mr. Belknap observed that Mr. Jolley had made a cogent case for fully valuing Five Star, including the benefits of a consolidation of the two companies. However, Mr. Belknap noted that a merger of the two companies, rather than an acquisition of Five Star by Merit, would likely be more attractive to National Patent since National Patent was well aware of the extent of potential financial synergies from a consolidation and, naturally, would want to share in the benefits from them. Mr. Jolley responded that Merit would consider a merger but that it did not prefer that structure
     On July 11, 2008, Messrs. Jolley and Baker orally communicated a highly tentative preliminary indication of interest for the stock of Five Star Products in the potential price range of $0.45 to $0.48 per share (or $7.4 million to $7.9 million), subject to a full due diligence review and arranging financing. Messrs. Jolley and Baker indicated that the principals of Merit preferred to table the concept of a merger with National Patent, as they were only interested in an outright acquisition of Five Star. This preliminary indication of interest was deemed “highly tentative” due to the fact that it was (i) communicated orally, (ii) contingent upon the completion of a full due diligence review, and (iii) based on incorrect assumptions by Merit regarding the number of outstanding shares of Five Star due to the potential dilutive effect of the conversion of a convertible promissory note then held by National Patent, and the acceleration of restricted stock and stock options upon a change in control of Five Star Products. National Patent’s management determined that the matter was not worth pursuing at that time and terminated further communication with Merit.
     On July 16, 2008, the special committee of the Five Star Products board of directors established for the purpose of considering a possible tax-free stock for stock merger pursuant to which Five Star Products would become a wholly-owned subsidiary of National Patent, met to discuss the indication of interest from Merit and determined that it did not constitute a superior proposal to the proposal under the Tender Offer and Merger Agreement between National Patent and Five Star Products because it (i) was not in writing, (ii) was based on incomplete information, (iii) was subject to due diligence, (iv) provided no information about the ability of Merit to finance the acquisition of Five Star Products, and (v) could not be consummated without the approval of National Patent, which had indicated it was not interested in pursuing it. The special committee then reaffirmed its determination that it was fair and in the best interests of Five Star’s unaffiliated stockholders to consummate the tender offer and merger transaction by which National Patent acquired the then outstanding publicly-held shares of Five Star Products common stock and pursuant to which Five Star Products became a wholly-owned subsidiary of National Patent effective August 28, 2008.
     On August 26, 2008, the tender offer pursuant to the Tender Offer and Merger Agreement closed, and on August 28, 2008, the related merger was effectuated, pursuant to which Five Star Products became a wholly-owned subsidiary of National Patent.
     On September 23, 2008, Mr. Jolley called Mr. Belknap to communicate that Merit was extremely interested in an acquisition of Five Star but not by way of a merger transaction. Mr. Jolley indicated that he believed that Merit could obtain the necessary financing and that he believed a transaction with National Patent was workable.
     In furtherance of previously held discussions, on October 31, 2008, upon Mr. Belknap’s invitation, Mr. Belknap met in New York City, New York with the Chairman of a leading regional hardware and building supply company. The Chairman of the supply company had previously contacted National Patent, beginning in 2006, for the purpose of discussing a potential transaction involving the supply company and Five Star.
     On November 11, 2008, the Chairman of the supply company wrote Mr. Eisen a detailed e-mail explaining from his perspective the advantages of combining the supply company with Five Star, which included the introduction of the supply company’s product line to the Five Star dealer base, the combination of purchasing power to achieve better costs on products, introducing Five Star products into the supply company’s market area and possibly utilizing the supply company’s warehouse management system at Five Star, and some overhead savings.
     On November 18, 2008, Mr. Jolley called Mr. Belknap to follow up earlier conversations and affirmed that the principals of Merit were not interested in a merger and that they would want to keep Merit private. Mr. Belknap indicated to Mr. Jolley that National Patent had little appetite for a transaction short of a merger where synergies are shared but noted that there is ultimately a market price for everything. Mr. Belknap informed Mr. Jolley that National Patent would likely only consider negotiating with Merit if it were convinced that Merit was headed toward an acceptable valuation for Five Star and if it became confident that a proposed transaction would be likely to close. Mr. Belknap reminded Mr. Jolley of the considerable synergies to be derived from a combination of the companies. Mr. Belknap requested that Mr. Jolley identify a specific purchase price reflecting Merit’s view of a fully valued Five Star, and Mr. Jolley indicated that he would do so.
     On December 4, 2008, Mr. Jolley called Mr. Belknap to communicate Merit’s indication of interest at a cash purchase price for Five Star in the range of $13-16 million, net of amounts owed by Five Star under its revolving line of credit.
     On December 5, 2008, Mr. Belknap called Mr. Jolley and discussed Mr. Jolley’s proposed purchase price range. Mr. Jolley indicated that he was comfortable that a transaction within such purchase price range could be financed by Merit utilizing a combination of available, undrawn bank financing, an asset-based loan facility and subordinated debt. Mr. Jolley further indicated to Mr. Belknap that he would provide Mr. Belknap with a comprehensive due diligence request list and that he would provide further information on proposed financing within a week.
     On December 10, 2008, Mr. Belknap sent a first draft of a non-disclosure agreement to Mr. Jolley, and on December 15, 2008, Mr. Jolley and Mr. Baker called Mr. Belknap and informed him that (i) Merit would want a “no shop” provision upon extending a firm offer, (ii) Merit would utilize Regions Bank for the committed bank financing, a bank with which Merit had a long term relationship, (iii) there were two specific potential financing sources for the subordinated debt portion of the financing, (iv) the portion of bank financing that was above and beyond the asset-based loan component would provide less than half of the purchase price, and (v) Merit had capacity in its asset based lending line and also had an unused senior facility.
     On December 15, 2008, National Patent received a copy of an initial due diligence request list from Merit.
     On December 18, 2008, following several general conversations between National Patent and the supply company regarding continuing discussions pertaining to a potential transaction between the parties, National Patent and the supply company executed and delivered to each other a non-disclosure agreement.

     On December 22, 2008, National Patent and the supply company began exchanging due diligence materials, a process that continued through February 2009.
     On January 6, 2009, members of Five Star senior management, Mr. Belknap, Mr. Sherman (Chief Executive Officer of Five Star Group), Ira Sobotko (Senior Vice President and Chief Financial Officer of Five Star Products and Vice President and Chief Financial Officer of National Patent), Joseph Leven (Vice President of Operations of Five Star Group) and Joel Lupo (Chief Information Officer of Five Star Group), traveled to the headquarters of the supply company to participate in a high level due diligence meeting with members of senior management of the supply company.
     On January 26, 2009, Mr. Belknap and the Chairman of the supply company met at the office of the Chairman of the supply company in New York City to further discuss a possible combination of Five Star with the supply company.
     On January 29, 2009, National Patent received from Mr. Jolley, on behalf of Merit, a letter dated January 26, 2009 which confirmed Merit’s “high level of interest” in acquiring all the assets of Five Star Products and indicated the following significant terms:
•	Cash consideration of $34 million plus assumption of certain trade payables, based on Five Star Products’ working capital and level of bank indebtedness at September 30, 2008;

•	A due diligence period for three weeks following Merit’s receipt of requested information from Five Star;

•	A targeted closing date of April 30, 2009; and

•	Satisfactory execution of non-competition and employment agreements.
     The January 26, 2009 letter from Merit stated that Merit did not anticipate any unsolvable obstacles to complete financing and it expected to deliver to National Patent a firm financing commitment shortly following completion of due diligence.
     On February 2, 2009, Mr. Belknap, on behalf of National Patent , sent a letter to Merit in reply to Merit’s January 26, 2009 letter requesting that Merit clarify its proposal and set out certain ground rules for further discussions, including the need to protect National Patent’s confidential and proprietary information and the requirement that any definitive agreement entered into by the companies would not make the consummation of the transaction contingent upon financing, and indicating that National Patent was willing to present Merit’s proposal to National Patent’s board of directors for its consideration.
     Specifically, the letter indicated (i) the necessity that the non-disclosure agreement previously conveyed in draft form be executed and due diligence be conducted discretely outside Five Star’s principal office and without contacting suppliers or customers, (ii) that Merit would need to post a $500,000 escrow deposit, subject to forfeiture in the event that Merit failed to make a binding offer for at least the $34 million by March 31, 2009, unless a non-previously disclosed material adverse condition were identified during the due diligence process, (iii) that there could be no financing contingency, (iv) that $2 million in liquidated damages would be payable by Merit if the sale were not to close in accordance with the terms of a definitive purchase agreement, (iv) clarification with respect to Merit’s assumption of all Five Star liabilities, (v) a change in the Five Star working capital baseline date from September 30, 2008 to December 31, 2008, based upon Five Star’s 2008 year-end audited financial statements, (vi) that National Patent would have no post-closing liability to Merit, absent fraud,

(vii) confirmation that the previously delivered due diligence request list was complete and confirmed Merit’s understanding that Five Star would not provide the identity of its customers, proprietary information relating to its vendors or information subject to non-disclosure agreements, (viii) confirmation of Merit’s understanding that neither National Patent nor Five Star could compel employees to sign employment agreements or non-competition agreements and such would be the sole responsibility of Merit, (ix) confirmation of the understanding of the necessity for National Patent stockholder approval and Merit’s understanding of the requirements of the process, (x) confirmation of Merit’s willingness to include provisions in a definitive purchase agreement to cover National Patent’s and its board of directors’ obligations under Delaware corporate law requirements to consider a superior proposal; and (xi) confirmation that no further approvals would be necessary from Merit’s board of directors or stockholders in order to complete the sale.
     On February 6, 2009, National Patent received from Merit a letter of intent, executed by Merit, indicating (i) a purchase price of $34 million based on Five Star’s working capital at September 30, 2008, but that Merit would consider Five Star’s working capital on its December 31, 2008 financial statements as the basis for a revised purchase price and subsequent working capital adjustment, (ii) the specified liabilities of Five Star to be assumed by Merit, (iii) a requirement for a post-closing escrow of a portion of the purchase price for the purpose of supporting the representations and warranties and indemnification obligations of Five Star and National Patent set forth in the definitive asset purchase agreement, (iv) that there would be no condition precedent to closing that Merit obtain financing for the transaction, but no liquidated damages if the financing sources, or any of them, fail to fund, (v) that the terms of the letter of intent were subject to continued due diligence, (vi) that Merit would put in escrow upon acceptance of the letter of intent by both parties and disclosure by Five Star of certain due diligence items a good faith deposit of a total of $200,000, and upon such deposit, Five Star would make available further due diligence items to be requested by Merit, (vii) that there would be a provision for reciprocal liquidated damages of $1 million and a break-up fee of $1 million, and (viii) no requirement for non-competition or employment agreements to be entered into with key Five Star personnel.
     On February 12, 2009, Robert Wrobel, Esq. of Day Pitney, on behalf of National Patent, sent a letter to Parker Poe Adams and Berstein, legal counsel to Merit, responding to the draft letter of intent received on February 6, 2009. The February 12, 2009 letter communicated National Patent’s proposal to alter the terms set forth in the February 6, 2009 letter by providing for: (i) a purchase price adjustment (in lieu of a working capital adjustment) increasing or decreasing, on a dollar for dollar basis, for any difference between the amount outstanding on Five Star’s line of credit with Bank of America on December 31, 2008 and the amount outstanding on such line of credit as of the date of closing, (ii) Merit to assume and indemnify Five Star against all liabilities relating to or resulting from the ordinary course operations of Five Star (with certain limited exceptions), (iii) no post-closing escrow or indemnification obligations on the part of Five Star or National Patent, (iv) Merit to endeavor to deliver a firm financing commitment as soon as practical after completion of due diligence, (v), the establishment of a Five Star electronic data room, (vi) a good faith deposit by Merit of $500,000, (vii) $2 million in liquidated damages payable to either Five Star or Merit upon failure by the other to close in breach of a definitive agreement, (viii) a “go shop” provision effective until the closing date, pursuant to which National Patent would have the right to terminate upon receipt of a “superior offer” (unless Merit were to agree to match) upon the payment of a $1 million break-up fee, and (ix) a drop dead date of March 31, 2009. The parties subsequently determined to bypass the letter of intent process and proceed directly to drafting a definitive purchase agreement.
     On February 17, 2009, National Patent and Merit entered into a non-disclosure agreement and preliminary financial due diligence materials relating to Five Star were delivered to Merit.

     On March 5, 2009, management of Five Star, namely Messrs. Belknap, Sherman and Sobotko of Five Star and Chuck Dawson (Executive Vice President of Merchandising of Five Star Group), and management of the supply company met at the airport in Atlanta, Georgia primarily for the purpose of estimating synergies from a combination of the two companies.
     On March 13, 2009, Mr. Eisen received from the Chairman of the supply company an e-mail promoting the idea of combining Five Star and the supply company.
     On March 16, 2009, Mr. Eisen received from the Chairman of the supply company an e-mail suggesting a face-to-face meeting to discuss the merits of a merger. No such meeting occurred.
     On March 19, 2009, Day Pitney received a draft asset purchase agreement from Merit’s legal counsel, Parker Poe.
     On March 27, 2009, Mr. Eisen received an e-mail from the Chairman of the supply company that described the growth of a subsidiary of the supply company.
     In April 2009, National Patent concluded that it was not in the best interests of its stockholders to continue negotiations with the supply company, primarily because (i) the supply company was losing money, (ii) the supply company’s financial condition was rapidly deteriorating, (iii) there would be considerable execution risk in integrating the operations of the supply company and Five Star, (iv) a merger could have a deleterious effect on Five Star’s line of credit with Bank of America, and (v) there was uncertainty regarding the potential for the supply company’s product line to succeed in the Northeast market.
     In early April 2009, Mr. Jolley contacted Mr. Belknap to communicate that he was willing to split the difference on the financial effect of changing the working capital baseline date from September 30, 2008 to December 31, 2008, which had the effect of improving the proposed purchase price by $750,000.
     On April 10, 2009, Messrs. Jolley and Baker called Mr. Belknap to discuss the financing for the purchase, which included providing information about the lead candidate for the subordinated debt, and to indicate that, as back-up, Merit was working through the Lenox Group, an intermediary based in Atlanta, Georgia and a third financing source in California. Mr. Baker informed Mr. Belknap that Messrs. Wolfe and Fort indicated that they would do their best to get the financing done and that Regions Bank was strongly supportive of the deal.
     On April 14, 2009, Mr. Belknap, accompanied by Mr. Wrobel and Frank E. Lawatsch, Jr., Esq. of Day Pitney, met with Messrs. Jolley and Baker and Richard Schell, Esq. and Elizabeth Gibbes, Esq. of Parker Poe at Parker Poe’s offices in Charlotte, North Carolina for the purpose of negotiating the terms of the purchase agreement. The parties agreed at that time that (i) the deal structure would be switched from a sale of Five Star’s assets and assumption of liabilities to a sale by National Patent of its shares of Five Star Products common stock, (ii) National Patent would accept Mr. Jolley’s proposal described above for moving the working capital baseline from September 30, 2008 to December 31, 2008, (iii) Merit would assume Five Star’s “under water” Bank of America interest rate swap, thereby increasing the consideration to National Patent by approximately $1.1 million, eliminating the liability which otherwise would have reverted to National Patent, and (iv) Merit would fund $265,000 of severance payments to employees of Five Star.
     On April 18, 2009, a delegation from Merit, including Mr. Jolley, Pat Rourke (Vice President of Merchandising) and Jason Spencer (Vice President of Operations) toured Five Star’s distribution centers in New Jersey and Connecticut with Messrs. Belknap and Leven.

     On May 7, 2009, Parker Poe sent to Day Pitney a redraft of the purchase agreement to reflect the change from an asset purchase to a stock purchase.
     On May 12, 2009, Mr. Belknap, along with Messrs. Lawatsch and Wrobel of Day Pitney, participated in a conference call with Messrs. Jolley and Baker, along with Mr. Schell and Ms. Gibbes of Parker Poe, to discuss and resolve open issues.
     On May 21, 2009, a due diligence visit to Five Star’s New Jersey facility was scheduled for representatives of the mezzanine lender and Messrs. Jolley and Baker for June 3-4, 2009.
     On May 29, 2009, Messrs. Jolley and Baker called Mr. Belknap to inform him that the mezzanine lender had determined not to finance the sale and that Merit would now focus on back-up financing to be arranged through an intermediary, Lenox Group.
     On June 4, 2009, Messrs. Jolley and Baker called Mr. Belknap with an update on discussions with Lenox. During this conversation, Messrs. Jolley and Baker informed Mr. Belknap that (i) six groups were working on the financing for the transaction, (ii) the feedback that they were receiving had been indicating that the transaction looked good but that there were concerns over the purchase price, (iii) like the prior mezzanine lender, the investors need to fully understand integration, synergy and cost reductions, (iv) Merit’s principals were prepared to provide financial support for the sale, and (v) Merit and Lenox would need 4-5 weeks to get a new investor up to speed.
     On June 5, 2009, Mr. Belknap called Messrs. Jolley and Baker and informed them that (i) National Patent was prepared to consider stepping into the prior mezzanine lender’s shoes (upon the same proposed terms and conditions, including the receipt of a warrant to acquire common stock of Merit) to the extent of $5 million, with Merit to deliver to National Patent its promissory note in such principal amount, with the further provision that Merit could call such promissory note at any time within six months after closing, at the principal amount of the note plus accrued interest, and National Patent would relinquish the warrant, and (ii) that the principals of Merit would bridge the remaining $5 million shortfall in subordinated debt financing. Messrs. Jolley and Baker stated they would consult with the principals of Merit and Regions Bank.
     On June 8, 2009, Messrs. Jolley and Baker called Mr. Belknap, during which they discussed whether National Patent would consider taking back $7.5 million on the same proposed terms and conditions as the prior mezzanine lender, with the principals of Merit and availability in Merit’s line of credit with Regions Bank making up the remainder of the deficit. They also requested a nine to twelve month option to call the note and the warrants. Mr. Belknap indicated that it was highly unlikely that National Patent would entertain taking back a $7.5 million promissory note, but that it was more likely that National Patent would consider extending the term of the call option to nine or twelve months.
     On June 10, 2009, Mr. Belknap received an e-mail from Mr. Baker, which was followed up by a telephone call from Messrs. Baker and Jolley to Mr. Belknap, in which Mr. Belknap was informed that the absence of a third party financial investor in the capital structure appeared to be a problem for Regions Bank and that the issue was the availability of further financial resources if problems were encountered during the first year following the closing of the sale, during which time the businesses would be integrated. Messrs. Baker and Jolley further informed Mr. Belknap that the principals of Merit were willing and able to contribute fresh capital into the transaction in an amount of up to $5 million, depending on the final capital structure, and that Merit was focused on bringing new permanent equity into the transaction. On the basis of discussions with potential financing partners as well as consultations with Lenox and Regions Bank, Merit believed that a deal could be structured by the end of June, 2009. Mr. Belknap responded that National Patent would be conducting its business in the ordinary course without regard to a potential transaction, in particular moving forward on planned major systems and infrastructure initiatives to combine the distribution centers used by Five Star.
     On June 18, 2009, Messrs. Jolley and Baker called Mr. Belknap and reported that they had a lengthy conference call with Lenox and were encouraged by the discussion, and that while the prior mezzanine lender was strictly a mezzanine lender, there would likely now be an equity component to the financing. Messrs. Jolley and Baker also noted that certain of the potential investors would not require any seller financing. They expressed continued confidence that they could communicate a firm financing structure by the end of June 2009.
     On July 13, 2009, Messrs. Jolley and Baker called Mr. Belknap and informed him that there were four possible financing sources, two of which had indicated their terms in writing, and two of which had yet to do so, and that they intended to pick a group by the end of July. Messrs. Jolley and Baker indicated that making a compelling case for the potential synergies from combining the companies was important to the financing. Messrs. Jolley and Baker requested an update to financial information previously provided, which Mr. Belknap declined to provide until Merit confirmed the basis and structure of the sale, described which financing pieces were committed, described what else was required of National Patent in order to get the rest of the financing committed, and laid out a reliable timetable for a fully committed deal.
     On July 28, 2009, Mr. Sobotko provided Merit with working capital information for Five Star as of June 30, 2009 and a projection of working capital for Five Star as of September 30, 2009.
     On August 12, 2009, Mr. Belknap received from Mr. Jolley a letter proposing a purchase price of $30 million, all cash, and a working capital adjustment based on Five Star’s net working capital at September 30, 2009, which, after repaying Five Star’s indebtedness under its revolving line of credit, equated to approximately $10.4 million. Stonehenge Partners was identified as the source of the subordinated financing.
     On August 18, 2009, the National Patent board of directors met in executive session, rejected the offer and subsequently instructed Mr. Belknap to communicate such rejection of the offer to Mr. Jolley.
     On September 2, 2009, Merit announced that Mr. Jolley was leaving the company and that Mr. Baker would serve as its new chief executive officer.
     On September 8, 2009, Mr. Belknap called Mr. Jolley to congratulate him on his new venture. During the conversation, Mr. Belknap inquired whether Merit had appreciated the full negative impact of its proposed working capital adjustment in the August 12, 2009 proposal. This prompted Mr. Jolley to state that if there were any way to revive the negotiations, there was a strong appetite at both Merit and Stonehenge to do so. Later that afternoon, Messrs. Jolley, Baker and Belknap continued the discussion, clarifying in particular that the Merit proposal had contained some unintended consequences in the working capital proposal.
     In mid-September 2009, following a series of negotiating calls (principally between Mr. Belknap and Mr. Baker), the offer price was increased to $33,124,000 ($13.2 million after repayment of Five Star’s indebtedness under its revolving line of credit), all cash, with a cash flow adjustment rather than a working capital adjustment, as previously agreed in connection with the deal with the prior mezzanine lender, and an adjustment based on net results. The compromise was arrived at by splitting the difference between the $30 million proposal and the prior deal, and going back to the cash flow adjustment mechanism, together with an adjustment based on net results. The parties also agreed that Merit would reimburse National Patent for its professional expenses up to $200,000 if Merit did not offer to sign a definitive agreement at the agreed upon price within 45 days after signing an indemnity agreement.

     On September 18, 2009, at Mr. Belknap’s insistence, Mr. Baker confirmed to Mr. Belknap in an e-mail exchange the basic terms upon which the negotiations would proceed, which included the following terms: (i) confirm the base purchase price of $33,124,000, subject to the adjustments agreed upon prior to the withdrawal of the prior mezzanine lender, together with an adjustment based on net results, (ii) upon signing of the Stock Purchase Agreement, Regions Bank would issue a $2 million letter of credit to fund Merit’s indemnification obligations, (iii) each party would indemnify the other for professional expenses, capped at $200,000, in certain events, including with respect to Merit’s indemnity, if Merit did not offer to sign a definitive Stock Purchase Agreement at a base purchase price of no less than $33,124,000, subject to certain agreed upon terms and conditions, and (iv) the parties would accept the terms of the May 28, 2009 draft Stock Purchase Agreement, subject to final negotiation of remaining open issues and to reflecting changes described above.
     On September 21, 2009, the principals of Merit (Messrs. Fort and Wolfe) and Mr. Baker met with Mr. Eisen, Thomas Hayes (an advisor to Mr. Eisen), and Mr. Belknap at Mr. Eisen’s office in Mt. Kisco, New York, to discuss the premise on which negotiations would proceed, the history of the parties’ dealings and to emphasize that this would be the final opportunity to negotiate an agreement to purchase Five Star.
     On September 28, 2009, Mr. Belknap solicited and received from Mr. Baker an e-mail confirming that neither the unaudited financial statements of Five Star Products for the month and eight months ended August 31, 2009, nor the one-year lease extension on Five Star’s East Hanover, New Jersey distribution center to September 30, 2011, would constitute a material adverse change under the indemnity agreement.
     On September 30, 2009, the parties executed the indemnity agreement described above and the due diligence process with Regions Bank and Stonehenge, and their respective representatives and agents, commenced.
     Beginning in late September 2009 and continuing until the execution of the Stock Purchase Agreement on November 24, 2009, National Patent and Merit, and their respective legal counsel, were in contact over many of the commercial and legal issues that are contained in the Stock Purchase Agreement and other associated agreements. The most substantive discussions included employee severance terms, inventory valuation issues, responsibility for certain environmental matters, benefit plan legal compliance, the timing of the National Patent stockholder meeting, the liquidated damage provisions related to a failure of the transaction to be consummated, issues related to the escrow of a portion of the purchase price and issues related to the continued leasing of Five Star’s New Jersey and Connecticut warehouses.
     On October 9, 2009, at National Patent’s insistence, the non-disclosure agreement between National Patent and Merit dated February 17, 2009 was amended to expand the provision prohibiting the solicitation of employees to whom the other party had been directly or indirectly introduced as a result of consideration of the sale to prohibit the hiring of any such employees.
     On October 12, 2009, Mr. Baker met individually with Messrs. Sherman, Dawson and Leven, with Messrs. Belknap and Hayes present as observers, at the Marriott Hanover in Whippany, New Jersey, to discuss their individual responsibilities, Merit’s preliminary plans for the integration of Five Star and the roles contemplated for each of them once the purchase of Five Star had been closed. Mr. Baker also toured Five Star’s East Hanover, New Jersey distribution center accompanied by Messrs. Belknap and Leven.
     On October 20, 2009, Messrs. Belknap, Sherman, Leven and Sobotko met with representatives of Regions Bank and Stonehenge and Mr. Baker to brief them on Five Star’s business and operations. The representatives of Regions Bank and Stonehenge also toured Five Star’s East Hanover, New Jersey distribution center accompanied by Messrs. Belknap, Sherman, Leven and Sobotko.
     During October 2009 and the first three weeks of November 2009, Five Star provided Merit with various analyses pertaining to slow moving inventory. During this period, the parties were negotiating whether a provision needed to be included in the Stock Purchase Agreement to account for any valuation issues pertaining to such slow moving inventory and, if so, the structure and extent of such a provision. On November 10, 2009, Mr. Belknap and Mr. Baker met with representatives of Eisner LLP, National Patent’s and Five Star’s independent registered public accounting firm, at their offices in New York City, to review Eisner LLP’s work papers pertaining to audit work performed relating to this issue.
     On October 27, 2009, Mr. Baker provided Mr. Sherman with an outline of the proposed terms for amending his employment agreement after execution of the Stock Purchase Agreement. Mr. Baker and Mr. Sherman discussed the terms by phone later the same day, with Mr. Belknap participating as an observer only. Mr. Baker followed up with an e-mail summary of open points to Mr. Sherman on November 3, 2009 and spoke with Mr. Sherman by phone later that day, during which call Mr. Belknap participated as an observer only.
     On November 12, 2009, Mr. Baker e-mailed Mr. Belknap to relate that he had spoken to a representative of Five Star’s landlord for the East Hanover, New Jersey distribution center, Vornado, Inc., regarding converting the lease extension (extending the lease from September 30, 2010 to September 30, 2011) that had previously been negotiated by Five Star to an option to extend, and that the landlord was favorably disposed to doing so. On November 19, 2009, Five Star and Vornado verbally agreed to this change.
     National Patent’s board of directors held meetings on November 11-12 and November 17 to discuss the proposed agreement in detail and heard a presentation from its financial advisor at its meeting on November 11, 2009. On November 11-12, 2009, November 17, 2009 and November 24, 2009, the board of directors heard presentations from its legal advisers. On November 24, 2009, National Patent’s financial advisor delivered to the National Patent board of directors its opinion that, as of the date of its opinion, the consideration to be received by National Patent in the transaction was fair to National Patent from a financial point of view, and National Patent’s board of directors met to consider the proposed definitive Stock Purchase Agreement for the sale. On November 24, 2009, the board of directors met to consider the proposed definitive Stock Purchase Agreement for the sale and approved the execution and delivery of the Stock Purchase Agreement, which was executed on that date.
Reasons for the Sale
     National Patent’s board of directors has concluded that the sale is in the best interests of National Patent and its stockholders. In arriving at this conclusion, the board of directors considered a number of factors, including the following favorable factors supporting the sale:
•	National Patent is seeking a higher return on assets than it is currently receiving on its investment in Five Star.
•	Five Star’s average net income for the five years ended December 31, 2008 was $238,000 and, excluding a one-time a charge of $1,096,000 related to the resignation of the former Chairman of its board of directors on March 25, 2008, Five Star’s average net income for such five-year period was $457,000.

•	National Patent believes there are attractive investment opportunities in the current economic climate which have greater potential for significant financial returns than a continuing investment in Five Star.

•	National Patent has the opportunity with the sale to increase funds available to finance future acquisitions and other business opportunities. The sale is anticipated to generate cash sufficient to satisfy the obligations of Five Star’s business, retire its debt and provide capital for National Patent to acquire and grow new operating businesses.
•	National Patent’s board of directors believes that the likely return to National Patent from the roll-up strategy in the paint sundries and hardware industries previously considered by National Patent does not justify the risk and investment at this time.
•	Five Star’s infrastructure supports current operations adequately but is not suitable as a platform for acquisitions.

•	National Patent recognizes that there are multiple challenges both in identifying suitable acquisition candidates and successfully effecting acquisitions.

•	Since November 2006, National Patent has reviewed numerous potential acquisitions and completed only one, its acquisition of Right-Way Dealer Warehouse, Inc.
•	Five Star has made significant progress in improving its operating efficiency but recognizes that further progress will require consolidation of its two distribution centers to create economies of scale.
•	The current distribution centers’ layouts are not suitable for engineering significant productivity improvements. Their design and sizing reflect an incremental approach to accommodating expansion, not an integrated plan to maximize efficient handling and storage.

•	Major productivity improvements would also require replacing Five Star’s principal systems with an integrated systems suite that has significantly more robust functionality.

•	Warehouse consolidation and systems upgrades would require capital expenditures and other one-time outlays of approximately $9 million and acceptance of considerable operating risk during the transition. National Patent is not comfortable with the risk/reward ratio.

•	The leases for the Newington, Connecticut and East Hanover, New Jersey distribution centers expire in the third quarter of 2010 and 2011, respectively.
•	Five Star is a highly leveraged company.
•	At September 30, 2009, Five Star’s stockholder’s equity was $9.6 million and it had approximately $16 million in outstanding revolving indebtedness under its $35 million line of credit with Bank of America.

During the twelve months ended December 31, 2008, Five Star’s maximum indebtedness under such line of credit was $27.1 million.

•	For the year ended December 31, 2008, Five Star’s pro forma fixed charge coverage ratio was 1.4:1.

•	Five Star has recently required waivers for non-compliance with its covenants under its Bank of America line of credit. In September, 2008, Bank of America granted Five Star Group a waiver to avoid a default on the Fixed Charge Covenant ratio under its loan agreement with Bank of America. The bank waived the default and agreed to certain amendments to the loan agreement. In the absence of the sale, there can be no assurance that Five Star could avoid future defaults nor, if there are any such defaults, that Bank of America would agree to future waivers and/or amendments.

•	Five Star’s high leverage makes it vulnerable to the effects of downturns in the economy, general business environment and the home improvement industry. Five Star is currently experiencing such effects and there can be no assurance that conditions will improve in the near future.

•	Five Star’s high leverage impedes its ability to expand either internally or through acquisition.

•	Five Star’s leverage, coupled with current economic conditions, make it possible at some point that National Patent would need to provide credit support to Five Star. National Patent has been unwilling to encumber its own flexibility by doing so.
•	Merit is uniquely well suited to acquire and operate Five Star’s business because it is a significant strategic participant in the paint sundries industry, and has a substantial national market presence.

•	The board of directors received a fairness opinion dated November 24, 2009 from National Patent’s financial advisor, CRT Investment Banking, which stated that as of November 24, 2009, based upon and subject to the limitations and assumptions set forth in the fairness opinion, the consideration to be paid for the stock of Five Star Products by Merit would be fair from a financial point of view.

•	Presentations by, and discussions with, our senior management and representatives of our financial and legal advisors support the sale.

•	The board of directors believes that the Stock Purchase Agreement fairly compensates National Patent for the assets being sold.

Fairness of the Sale
     Opinion of CRT Investment Banking. At a meeting of the National Patent board of directors on November 24, 2009, CRT Investment Banking rendered its oral opinion, and subsequently confirmed in writing, to the National Patent board of directors that, as of November 24, 2009, based upon and subject to the factors and assumptions set forth therein, the aggregate consideration of $33,124,000 in cash (subject to certain agreed upon purchase price adjustments contemplated in the Stock Purchase Agreement) to be received by National Patent in the sale was fair, from a financial point of view, to National Patent.
     The full text of the written opinion of CRT Investment Banking, dated November 24, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. CRT Investment Banking provided its opinion for the information and assistance of the National Patent board of directors in connection with its consideration of the transaction. The CRT Investment Banking opinion is not a recommendation as to how any National Patent stockholder should vote with respect to the transaction or any other matter.
     In connection with rendering the opinion described above and performing its related financial analyses, CRT Investment Banking reviewed, among other things:
•	The draft Stock Purchase Agreement dated November 19, 2009;

•	annual reports to stockholders and Annual Reports on Form 10-K and Quarterly Reports on 10-Q of National Patent;

•	audited financial statements and the interim financial statements of Five Star Products; and

•	certain internal financial analyses and forecasts for Five Star Products prepared by its management, as approved for CRT Investment Banking’s use by National Patent.
     CRT also held discussions with members of the senior management of National Patent regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations and financial condition. In addition, CRT reviewed the reported price and trading activity for the shares of National Patent common stock, compared certain financial information for Five Star Products with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the distribution industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
     For purposes of rendering the opinion described above, CRT Investment Banking relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, CRT Investment Banking did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Five Star Products, National Patent, or any of their respective subsidiaries and it has not been furnished with any such evaluation or appraisal. CRT Investment Banking also has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Five Star Products or on the expected benefits of the transaction in any way meaningful to its analysis.

     CRT Investment Banking’s opinion does not address the following:
•	The underlying business decision of National Patent, its respective security holders or any other party to proceed with or effect the transaction;

•	the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the transaction or otherwise, except as expressly addressed in the opinion;

•	the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of National Patent, or any other party;

•	the relative merits of the transaction as compared to any alternative business strategies that might exist for National Patent or any other party or the effect of any other transaction in which National Patent or any other party might engage;

•	the tax or legal consequences of the transaction to either National Patent, its respective security holders, or any other party;

•	the fairness of any portion or aspect of the transaction to any one class or group of National Patent’s or any other party’s security holders vis-à-vis any other class or group of National Patent’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders); or

•	the solvency, creditworthiness or fair value of National Patent or any other participant in the transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
     The following is a summary of the material financial analyses delivered by CRT Investment Banking to the National Patent board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by CRT Investment Banking. The order of analyses described does not represent the relative importance or weight given to those analyses by CRT Investment Banking. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of CRT Investment Banking’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 24, 2009 and is not necessarily indicative of current market conditions.
     In arriving at its opinion, CRT Investment Banking used the following valuation methodologies to evaluate the fairness, from a financial point of view, of the consideration received in the transaction:
•	Market Multiple Methodology

•	Comparable Transaction Methodology

•	Discounted Cash Flow Methodology
     CRT Investment Banking calculated Five Star Products’ implied total enterprise value to be in a range of approximately $18.0 million to $22.0 million.

(Amounts in thousands)	Low		High
Enterprise Value Indication from Operations
Market Approach
Market Multiple Methodology	$14,000	—	$18,000
Comparable Transaction Methodology	$16,000	—	$22,000

Income Approach
Discounted Cash Flow Methodology	$23,000	—	$27,000

Results Summary:

Selected Total Enterprise Value from Operations	$18,000	—	$22,000

Non-Operating Assets:
Add: Cash and Cash Equivalents(1)	—	—	—

Total Enterprise Value	$18,000	—	$22,000

(1) Balances are as of October 31, 2009, the most recent balances available as indicated by management.
     Market Multiple Methodology. This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable companies. Using publicly available information and information provided by Five Star Products, CRT Investment Banking analyzed, among other things, the market multiples of selected publicly traded companies that CRT Investment Banking considered to be reasonably comparable to Five Star Products. CRT Investment Banking reviewed and compared certain financial information for Five Star Products to corresponding financial information and public market multiples for the following publicly traded companies in the distribution industry:
•	Applied Industrial Technologies, Inc.

•	Bluelinx Holdings Inc.

•	Core-Mark Holding Company, Inc.

•	Fastenal Co.

•	Interline Brands Inc.

•	Lawson Products Inc.

•	MSC Industrial Direct Co. Inc.

•	Pool Corp.

•	W.W. Grainger, Inc.

•	WESCO International Inc.
     Although none of the selected companies is directly comparable to Five Star Products, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Five Star Products.
     The following table summarizes the results of this analysis:

TEV / EBITDA Multiples	2008	LTM	2009E	2010E
Fastenal Co.	10.9x	14.9x	16.2x	13.9x
MSC Industrial Direct Co. Inc.	12.5x	12.5x	14.9x	12.1x
Lawson Products Inc.	4.1x	12.2x	nmf	na
Pool Corp	9.2x	11.2x	11.2x	10.4x
W.W. Grainger, Inc.	8.0x	9.0x	9.4x	8.5x
Interline Brands Inc.	7.5x	9.0x	9.9x	8.7x
Applied Industrial Technologies, Inc.	7.0x	8.4x	9.4x	8.7x
WESCO International Inc.	4.7x	7.4x	8.6x	8.7x
Core-Mark Holding Company, Inc.	6.1x	2.9x	4.2x	3.5x
Bluelinx Holdings Inc.	nmf	nmf	nmf	nmf

High	12.5x	14.9x	16.2x	13.9x
Low	4.1x	2.9x	4.2x	3.5x
Mean	7.8x	9.7x	10.5x	9.3x
Median	7.5x	9.0x	9.6x	8.7x

     Based on this analysis, CRT Investment Banking applied selected multiple ranges, as shown below, to Five Star Products’ fiscal year ended December 31, 2008 EBITDA, last twelve month (LTM) EBITDA, and fiscal years 2009 and 2010 estimated EBITDA, yielding an enterprise value range of $14.0 million to $18.0 million.

		Selected Multiple			Indicated
(Amounts in thousands)		Range			Enterprise Value Range
FYE 2008
Adjusted EBITDA	$3,110	5.0x	—	7.0x	$15,548	—	$21,767

LTM 8/31/2009
Adjusted EBITDA	$1,910	6.0x	—	8.0x	$11,461	—	$15,282

NFY (2009)
Adjusted EBITDA	$1,307	7.0x	—	9.0x	$9,152	—	$11,766

NFY+1 (2010)
Adjusted EBITDA	$3,104	6.0x	—	8.0x	$18,623	—	$24,831

Mean					$13,696	—	$18,411

Selected Enterprise Value Range					$14,000	—	$18,000

     Comparable Transaction Methodology. Multiples used in this approach were determined through an analysis of transactions involving the acquisition of controlling interests in companies with operations similar to Five Star Products’ principal business operations. CRT Investment Banking analyzed certain information relating to the following selected transactions in the distribution industry since 2007. The table below summarizes the results of this analysis:

(Dollars in millions)
Annc.			TEV /
Date	Target	Acquiror	EBITDA	Revenue
10/16/09	Imperial Supplies, LLC	W.W. Grainger	7.3x	0.99x
10/05/09	General Pool & Spa Supply	Pool Corp	9.4x	0.38x
09/30/09	Schoeneman Beauty Supply Incorporated	Beauty Systems Group LLC	na	0.70x
04/03/09	Central Products LLC	K + K America Corporation	9.3x	1.19x
12/17/08	Three distribution centers of GSC	Nash Finch Company	na	0.11x
08/21/08	Eagle Maintenance Supply, Inc.	Interline Brands Inc.	na	0.56x
08/20/08	ActionEmco Holdings, LLC	United Stationers Supply Company	na	na
08/01/08	Industrial Air Tool, L.P., L.L.P.	ZS Fund L.P.; Allied Capital Corporation	na	0.48x
07/14/08	Fluid Power Resource, LLC	Applied Industrial Technologies, Inc.	8.6x	0.68x
05/09/08	Auburn Merchandise Distributors	Core-Mark Holding Company, Inc.	na	0.11x
02/16/08	National Pool Tile Group, Inc.	Pool Corp	na	0.50x
12/28/07	All Points Industries, Inc.	The Hillman Group, Inc.	6.9x	0.37x
12/18/07	Kendrick Holdings, LLC	Falcon Investment Advisors, LLC; Ancor Capital	na	na
11/15/07	ORS Nasco, Inc.	United Stationers Supply Company	na	0.61x
10/31/07	McKernan Packaging Clearing House	Richards Packaging Income Fund	na	na
10/05/07	Millbrook Distribution Services, Inc.	United Natural Foods, Inc.	na	0.26x
09/30/07	Conney Safety Products, LLC	CI Capital Partners LLC	na	0.65x
08/13/07	Central Lewmar, LLC	International Paper Co.	7.4x	0.21x
03/12/07	CHEMCENTRAL Corporation	Univar USA, Inc.	9.3x	0.46x
02/25/07	California Wholesale Material Supply, Inc.	L&W Supply Corporation	na	0.47x
02/07/07	Galleher Corporation	Itochu Corp.	na	0.27x

	High		9.4x	1.19x
	Low		6.9x	0.11x
	Mean		8.3x	0.50x
	Median		8.6x	0.47x

     Based on the selected transactions’ comparable multiples, CRT Investment Banking applied a 6.0x to 8.0x multiple of total enterprise value-to-EBITDA to Five Star Products’ LTM EBITDA as of August 31, 2009 and to a three-year average of EBITDA achieved in 2007, 2008 and LTM periods. This analysis yielded an enterprise value range of $16.0 million to $22.0 million.

	Representative	Selected Multiple			Indicated
(Amounts in thousands)	Level	Range			Enterprise Value Range
LTM 8/31/2009
Adjusted EBITDA	$1,910	6.0x	—	8.0x	$11,461	—	$15,282

3-Yr Average(1)
Adjusted EBITDA	$3,516	6.0x	—	8.0x	$21,095	—	$28,126

Mean					$16,278	—	$21,704

Selected Enterprise Value Range					$16,000	—	$22,000

(1)	Reflects average EBITDA achieved in 2007, 2008 and LTM periods.

     Discounted Cash Flow Methodology. CRT Investment Banking performed a discounted cash flow analysis of Five Star Products using Five Star Products management forecasts through 2013. The cash flows projected were analyzed on a “debt-free” basis (before cash payments to equity and interest bearing debt investors) in order to develop a value indication of Five Star Products. A provision, based on these projections, for the value of Five Star Products at the end of the forecast period, or terminal value, was also made. The present value of the cash flows and the terminal value were determined using a risk-adjusted rate of return or “discount rate.” The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics as Five Star Products.
     CRT Investment Banking estimated a range of enterprise values for Five Star Products based on the net present value of Five Star Products’ implied annual cash flows and a terminal value in 2013 calculated based upon a multiple of EBITDA. Based upon the analyses performed, CRT Investment Banking applied a range of discount rates of 15.0% to 19.0% and a range of terminal value multiples of 6.0x to 8.0x to derive a range of values using the Discounted Cash Flow analysis.
     Based upon this analysis, CRT Investment Banking selected an enterprise value range of $23.0 million to $27.0 million. The following table summarizes the results of this analysis:

	Total Enterprise Value
(Dollars in thousands)	Terminal Multiple
Discount Rate	6.0x	6.5x	7.0x	7.5x	8.0x
15.0%	$23,422	$24,951	$26,480	$28,009	$29,538

16.0%	$22,731	$24,206	$25,682	$27,158	$28,634

17.0%	$22,069	$23,494	$24,918	$26,343	$27,768

18.0%	$21,435	$22,811	$24,187	$25,563	$26,938

19.0%	$20,828	$22,157	$23,486	$24,815	$26,144

Selected Enterprise Value Range		$23,000	—	$27,000

     CRT Investment Banking relied on the following historical and projected financial information delivered by Five Star Products in connection with its analyses:
FIVE STAR PROJECTIONS1
     Certain projected consolidated financial statements of Five Star Products are set forth in the table below. These projections represent Five Star’s management’s estimate for operations for Five Star’s 2009 through 2013 fiscal years if the underlying assumptions of the projections are correct. As with any projections, there usually will be differences between projected and actual results because events and circumstances frequently do not occur precisely as expected, and the impact of such differences may be material. The assumptions and estimates underlying the projections contained in these projected financial statements are inherently uncertain, and though considered reasonable by Five Star, are subject to significant business, economic, and competitive uncertainties, many of which are beyond the control of Five Star or its management. The actual financial results of Five Star may vary materially from those set forth in these projections, and none of Five Star or National Patent has any duty to update these projections. These projections were prepared solely for the use of CRT Investment Banking in connection with the preparation of its fairness opinion and have not been updated. The inclusion of financial projections should not be regarded as a representation by Five Star or National Patent that the projected results will be achieved. You are cautioned not to place undue reliance upon these financial projections.

	Actual				Actual	Projected
	For the Year Ended December 31,				8/31/2009	For the Year Ended December 31,
(Amounts in thousands)	2005A	2006A	2007A	2008A	LTM	2009E	2010E	2011E	2012E	2013E

Net Sales	$106,451	$108,088	$123,713	$115,461	$103,124	$103,422	$115,833	$127,416	$133,787	$140,476
Growth		1.5%	14.5%	(6.7%)		(10.4%)	12.0%	10.0%	5.0%	5.0%
Less: Cost of Goods Sold	80,114	82,150	92,520	85,287	76,140	77,453	86,874	95,562	100,340	105,357

Gross Profit	$26,337	$25,938	$31,193	$30,174	$26,984	$25,969	$28,958	$31,854	$33,447	$35,119

Gross Profit Margin	24.7%	24.0%	25.2%	26.1%	26.2%	25.1%	25.0%	25.0%	25.0%	25.0%

Less: Selling, General & Administrative	24,819	23,504	26,015	29,610	25,073	24,661	25,854	27,405	28,525	29,694

EBITDA	$1,518	$2,434	$5,178	$565	$1,910	$1,307	$3,104	$4,449	$4,922	$5,425

Margin	1.4%	2.3%	4.2%	0.5%	1.9%	1.3%	2.7%	3.5%	3.7%	3.9%

Less: Depreciation & Amortization	317	322	360	377	326	377	405	111	167	187

EBIT	$1,201	$2,112	$4,818	$188	$1,584	$931	$2,698	$4,338	$4,755	$5,238

Adjustments
One-time Employee Related Cost	—	—	—	$1,585	—	—	—	—	—	—
Non-recurring Going Private Expenses	—	—	—	310	—	—	—	—	—	—
Public Company Expenses	—	—	350	650	—	—	—	—	—	—

Total Adjustments	—	—	$350	$2,545	—	—	—	—	—	—

Adjusted EBITDA	$1,518	$2,434	$5,528	$3,110	$1,910	$1,307	$3,104	$4,449	$4,922	$5,425

Margin	1.4%	2.3%	4.5%	2.7%	1.9%	1.3%	2.7%	3.5%	3.7%	3.9%
1.	Five Star Projections Notes & Assumptions

The actual results reflected in the table above differ from National Patent’s and Five Star Products’ audited financial statements due to the reclassification of warehouse expense (which is included in cost of goods sold in the audited financial statements) to selling, general and administrative.

2009

The 2009 projections incorporate actual results of operations for the eight months ended August 31, 2009 and an estimate for the remaining four months.

Sales for the remaining four months were based on Five Star’s originally budgeted sales for that period reduced by 5% to reflect softness in the market environment. Gross margin was adjusted accordingly; operating expenses were individually adjusted to reflect management’s estimate of revised levels based on the reduced sales estimate.

Year-end working capital balances were estimated by reference to historical ratios adjusted for steps taken in reaction to economic conditions.

2010 — 2013

Projected sales reflect management’s expectation of a recovery in industry conditions beginning in 2010 (12% increase over 2009), continuing in 2011 (10% increase over 2010). At that point, sales would be 3% higher than they were in 2007, before economic conditions started to deteriorate. Thereafter, the sales growth rate is projected to return to a more traditional annual rate of 5%. The projected compound annual growth rate from 2009 to 2013 is 8%.

To put these figures in context, sales increased from $108.1 million in 2006 to $123.7 million in 2007 (a 14.5% increase, 9% of it due to the Right-Way acquisition in April, 2007), then declined to $115.5 million in 2008 (a 6.7% decrease due to deteriorating economic conditions through the year), and are projected to fall further to $103.4 million (a decline of 10.4% as poor economic conditions persist). From 2003 to 2007, sales grew at a compound annual growth rate of 6.8% (4.6% excluding the impact of Right-Way).

Regarding the other components of the income statement:
•	Gross margin is based on actual results from 2007-2009. Management knows of no reason why these trends would change significantly.

•	Selling expense (which is net of vendor marketing allowances) is variable with sales and is consistent with recent years’ experience.

•	Warehouse expense has been based on the current level of costs increased annually by both an inflation factor and a factor to reflect increasing resources to support a higher level of sales.

•	Delivery expense generally varies with sales and is projected as a percentage of sales at rates consistent with current experience.

•	General & Administrative expense is based on the current level of expense, increased annually for an inflation factor.
Year-end working capital balances were estimated by applying historical ratios to projected sales and cost of sales.
          General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying CRT Investment Banking’s opinion. In arriving at its fairness determination, CRT Investment Banking considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, CRT Investment Banking made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Five Star Products, or the contemplated transaction.
Interests of the Directors, Executive Officers and Other Parties
          No director, executive officer, associate of any director or executive officer of National Patent has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale that is not otherwise shared by all other stockholders.
Use of Proceeds From the Sale
          Our board of directors will consider strategic uses for the remaining proceeds including, without limitation, using such funds to acquire one or more operating businesses or at least controlling interests in such businesses. Any additional balance not used for such purposes will be invested in high-grade, short-term investments (such as cash and cash equivalents) consistent with the preservation of principal, maintenance of liquidity and avoidance of speculation, until such time as we need to utilize such funds, or any portion thereof, for the purposes described above.
Nature of Our Business Following the Sale
          Following the sale of Five Star, National Patent will continue to be a public company. We currently intend to continue as a public company and make all requisite filings under the Exchange Act in compliance with our Exchange Act reporting obligations for the foreseeable future. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders.

After the sale of Five Star Products, we intend to develop or acquire a majority interest or at least a controlling interest (as defined for purposes of the Investment Company Act) in one or more operating businesses such that National Patent is primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities. Until such time as the proceeds from the sale of Five Star and other liquid assets of National Patent are so deployed into operating businesses, we intend to invest the proceeds and our other liquid assets in high-grade, short-term investments (such as cash and cash equivalents) consistent with the preservation of principal, maintenance of liquidity and avoidance of speculation.
     Immediately following consummation of the sale, we will have no or nominal operations and will have no source of revenue other than revenue derived from cash and cash equivalents and certain contingent rights. As a result, we believe that at such time we will be a “shell company”, as defined in Rule 405 of the Securities Act, and Rule 12b-2 of the Exchange Act. If we become a shell company, our stockholders will be unable to utilize Rule 144 to sell “restricted stock” as defined in Rule 144 or otherwise use Rule 144 to sell stock of National Patent, and we would be ineligible to utilize registration statements on Form S-3 or Form S-8 for so long as we remain a shell company and for 12 months thereafter. Among other things, as a consequence, the offering, issuance and sale of our securities is likely to be more expensive and time consuming and may make our securities less attractive to investors.
     Although National Patent is not engaged in the business of investing, reinvesting, or trading in securities, and National Patent does not hold itself out as being engaged in those activities, following the closing of the sale, National Patent will likely be an “inadvertent investment company” under section 3(a)(1)(C) of the Investment Company Act. National Patent will fall within the scope of section 3(a)(1)(C) if the value of its investment securities (as defined in the Investment Company Act) is proposed to be more than 40% of its total assets (exclusive of government securities and cash and certain cash equivalents) following the closing of the sale.
     See “Risk Factors — Following the consummation of the sale, we will likely be classified as an inadvertent investment company” on page 89 and “Risk Factors — After the consummation of the sale, we believe that we will be a shell company under the federal securities laws” and page 90.
     National Patent does not intend to be regulated as an investment company under the Investment Company Act and, therefore, will rely on certain SEC no-action letters and other SEC guidance, including the “transient investment company” Rule 3a-2 under the Investment Company Act. That rule provides a one year grace period for companies that might otherwise be required to register as an investment company where the company has, as does National Patent, a bona fide intent to be primarily engaged as soon as reasonably possible (but in any event, within one year), in a business other than that of investing, reinvesting, owning, holding or trading in securities.
     However, if National Patent were deemed an “investment company” requiring registration under the Investment Company Act, applicable restrictions could make it impractical for National Patent to continue its business as contemplated and could have a material adverse effect on National Patent’s business. In the event that National Patent were to be required to register as an investment company under the Investment Company Act, National Patent would be forced to comply with substantive requirements under the Act, including:
•	limitations on our ability to borrow;

•	limitations on our capital structure;

•	limitations on the issuance of debt and equity securities,

•	restrictions on acquisitions of interests in partner companies;

•	prohibitions on transactions with affiliates;

•	prohibitions on the issuance of options and other limitations on our ability to compensate key employees;

•	certain governance requirements,

•	restrictions on specific investments; and

•	reporting, record-keeping, voting and proxy disclosure requirements.
     In the event that National Patent were to be deemed to be an investment company subject to registration as such under the Investment Company Act, compliance costs and burdens upon National Patent may increase and the additional requirements may constrain National Patent’s ability to conduct its business, which may adversely affect National Patent’s business, results of operations or financial condition. See “Risk Factors — If National Patent were required to register as an “investment company” under the Investment Company Act following the consummation of the sale, applicable restrictions could make it impractical for National Patent to continue its business as contemplated and could have a material adverse effect on National Patent’s business” on page 89.
Failure to Approve or Close the Sale
     If our stockholders do not approve the sale, the sale will not close and the Stock Purchase Agreement will terminate.
Recommendation of Our Board of Directors
     After evaluating the various alternatives and the factors listed above under the caption “Background of and Reasons for the Sale” and consulting with its advisors, including its financial advisor, CRT Investment Banking, our board of directors determined that there were no significant negative factors relating to the proposed sale of Five Star, and that the sale pursuant to the Stock Purchase Agreement is advisable and in the best interests of our stockholders. Accordingly, our board of directors has approved the sale pursuant to the Stock Purchase Agreement. Our board of directors recommends that you vote “FOR” the sale pursuant to the Stock Purchase Agreement.

THE STOCK PURCHASE AGREEMENT
     This section describes the material provisions of the Stock Purchase Agreement but does not purport to describe all of the Stock Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference herein. We urge you to read the full text of the Stock Purchase Agreement because it is the legal document that governs the sale.
     The Stock Purchase Agreement has been attached as an annex hereto to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about National Patent, Five Star Products, Five Star Group or Merit or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for the purposes of the Stock Purchase Agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk among the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of National Patent, Five Star Products, Five Star Group or Merit or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in National Patent’s public disclosures.
The Stock Purchase Agreement
     In connection with the sale, the Stock Purchase Agreement was entered into by National Patent and Merit on November 24, 2009. A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex A.
     Pursuant to the Stock Purchase Agreement, National Patent will sell to Merit all of the issued and outstanding stock of Five Star Products in exchange for the consideration described under the heading “THE SALE — The Sale; Consideration for the Sale” on page 11.
     The Stock Purchase Agreement is the primary legal document for the sale and sets forth the specific rights and obligations of National Patent and Merit. Set forth below is an outline of the material provisions of the Stock Purchase Agreement other than those provisions relating to the sale and the consideration for the sale that are described under the heading “THE SALE — The Sale; Consideration for the Sale” on page 11.
Closing
     It is anticipated that the closing will take place within two business days after the date on which the National Patent stockholder meeting is held if the sale contemplated in the Stock Purchase Agreement is approved at such meeting, provided that the Stock Purchase Agreement has not been terminated pursuant to its terms and that the conditions to closing set forth in the Stock Purchase Agreement have been satisfied or waived by the applicable party as of such date. The closing of the transactions contemplated under the Stock Purchase Agreement is subject to customary closing conditions, including approval of the transaction by the stockholders of National Patent, the accuracy of representations and warranties of the parties, the performance of covenants by the respective parties and the absence of certain litigation regarding the sale, each as further described below.

The liability of National Patent and Merit for their respective representations and warranties in the Stock Purchase Agreement will terminate at the closing.
Representations and Warranties
     Pursuant to Article 3 of the Stock Purchase Agreement and subject to the exceptions, qualifications and schedules to the Stock Purchase Agreement, as applicable, we make representations and warranties to Merit relating to, among other things:
•	due organization, good standing and corporate power, and other corporate matters with respect to us and Five Star Products and Five Star Group;

•	our subsidiaries, Five Star Products’ and Five Star Group’s wholly owned subsidiaries and ownership of other securities;

•	our ownership of all issued and outstanding stock of Five Star Products and the ownership by Five Star Products of all of the issued and outstanding stock of Five Star Group, free and clear of encumbrances;

•	our corporate power and authority to enter into, and the enforceability of, the Stock Purchase Agreement and related agreements;

•	the absence of conflicts with, or defaults under, our organizational documents, Five Star Products’ or Five Star Group’s organizational documents or other contracts and the absence of violations of applicable laws;

•	required consents and approvals of any third party or any governmental entity;

•	the completeness and accuracy of certain Five Star Products financial statements;

•	the conduct of the wholesale distribution of home decorating, hardware, and finishing products, which we refer to as the Five Star business, in the ordinary course, consistent with past practices since December 31, 2008 and the absence, subject to certain threshold limitations, since December 31, 2008, of certain changes;

•	material contracts (including the enforceability thereof and compliance therewith);

•	the operating assets utilized in carrying on the Five Star business in the ordinary course;

•	certain equipment necessary for or used in the operation of the Five Star business;

•	the satisfactory operation and reasonable capacity of material operating systems and software;

•	reporting of all inventories in the financial statements of Five Star Group in accordance with GAAP, consistently applied;

•	maintenance of inventory levels in the ordinary course consistent with past practices;

•	accounts receivable of Five Star Group;

•	warranties on products or services sold by Five Star Group (except for private label goods);

•	vendor programs in which Five Star Group participates as of the execution date of the Stock Purchase Agreement;

•	matters relating to the real property owned or leased by Five Star Products or Five Star Group;

•	intellectual property;

•	accounts payable and accrued expenses of Five Star Group to third parties or affiliates of Five Star Group;

•	authorizations, filings or registrations necessary for each of Five Star Products and Five Star Group to own its respective assets and for Five Star Group to operate the Five Star business;

•	certain filings made with the SEC by either National Patent or Five Star Products and the accuracy of the information in those filings, including our financial statements;

•	compliance with applicable laws by Five Star Products, Five Star Group and the operation of Five Star business;

•	insurance matters;

•	filing of tax returns and reports by Five Star Products and Five Star Group and matters related thereto;

•	the absence of litigation against National Patent, Five Star Products, or Five Star Group with respect to the operating assets or Five Star Group’s employees, customers, or vendors, or the Five Star business generally or the Stock Purchase Agreement or related transactions;

•	powers of attorney from Five Star Products or Five Star Group;

•	absence of brokers’, finders’ or agents’ fees, except for CRT Investment Banking;

•	compensation arrangements and other employment information regarding Five Star Group employees and independent contractors;

•	collective bargaining agreements or other labor contracts;

•	employee benefit plans;

•	environmental matters (except as to indemnified liabilities);

•	the absence of interest of Five Star Products or Five Star Group or their affiliates in any competitors and related entities;

•	our principal customers and vendors; and

•	bank accounts.

     Pursuant to Article 4 of the Stock Purchase Agreement, Merit has made representations and warranties to National Patent relating to, among other things:
•	the due organization, good standing and corporate power of Merit;

•	Merit’s corporate power and authority to enter into, and the enforceability of, the Stock Purchase Agreement and related agreements;

•	the absence of conflicts with, or defaults under, Merit’s organizational documents, other contracts and the absence of violations of applicable law;

•	required consents and approvals of any third party or any governmental entity;

•	the absence of any litigation against Merit that individually or in the aggregate has a materially adverse effect on Merit’s ability to consummate the transactions contemplated in the Stock Purchase Agreement;

•	the accuracy and full force and effect as of the execution date of the Stock Purchase Agreement of the commitment letters delivered with respect to the financing of the transactions contemplated by the Stock Purchase Agreement;

•	the sufficiency of the financing to pay the purchase price and all fees and expenses of Merit in connection with the transactions contemplated by the Stock Purchase Agreement;

•	absence of brokers’, finders’ or agents’ fees; and

•	information to be provided by Merit to National Patent for inclusion in the proxy materials referred to in the Stock Purchase Agreement.
Conduct of Five Star Pending Closing
     Pursuant to Section 5.2 of the Stock Purchase Agreement, from April 1, 2009 through the closing, we have agreed that we will cause each of Five Star Products and Five Star Group:
•	to maintain their corporate existence in good standing;

•	to operate the Five Star business substantially as presently operated and only in the ordinary course and consistent with both past operations and its obligations (as may be impacted by Five Star Group’s actual or projected sales levels or actions taken as a result of changes in the financial condition of vendors or customers);

•	to use commercially reasonable efforts to preserve intact the present organization and employees of the Five Star business and Five Star Group’s business relationships (except for actions taken as result of deteriorating financial condition of vendors of customers);

•	to comply with all laws, rules, regulations and orders applicable to the Five Star business;

•	to pay all taxes, charges and assessments with respect to the Five Star business;

•	to make all debt service payments with respect to the Five Star business;

•	to pay all accounts payable and other current liabilities with respect to the Five Star business when due and in accordance with ordinary past business practices;

•	except to the extent required by law, to maintain without amendment the employee benefit plans;

•	to maintain the property, plant and equipment of Five Star Group in good operating condition;

•	to maintain books and records of account with respect to the Five Star business in the usual, regular and ordinary manner;

•	not to take any action which would cause the representations and warranties made by us, Five Star Products, and Five Star Group in the Stock Purchase Agreement, taken as a whole, to be materially untrue or incorrect as of the date of closing; and

•	to cause Five Star Group to file certain environmental reports for calendar year 2007 and calendar year 2008 relating to the property located in Brooklyn, New York on or before December 31, 2009, to the extent required.
     Additionally, pursuant to Section 5.4 of the Stock Purchase Agreement, and subject to certain exceptions in the disclosure schedule to the Stock Purchase Agreement and except as otherwise contemplated by the Stock Purchase Agreement, from April 1, 2009 through the closing, National Patent has agreed not to and to not cause or permit either Five Star Products or Five Star Group to:
•	incur any secured indebtedness;

•	declare, issue or make any direct or indirect redemption, purchase or other acquisition of any shares of their capital stock or property or make any payment or distribution in respect of the capital stock of Five Star Products or Five Star Group;

•	except for permitted encumbrances, encumber any of its properties or assets;

•	sell, lease, transfer or dispose of any of its properties or assets (except for inventory sales in the ordinary course);

•	grant any rights of value;

•	cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

•	make or commit to make any capital expenditures in excess of $50,000 in the aggregate;

•	enter into any contract or agreement;

•	amend, terminate or waive any rights or claims under any material contract (except as permitted with respect to the warehouse facility in East Hanover, NJ);

•	cancel or terminate or allow to lapse any insurance policy naming it as a beneficiary or loss payee;

•	increase in any manner the compensation, remuneration or, except to the extent required by law, alter in any manner the fringe benefits of any of its officers or employees (except as permitted under the Employee Agreement);

•	pay or agree to pay any of its officers or employees any pension, retirement allowance or other benefit not required by any existing employee benefit plan (except as permitted under the Employee Agreement);

•	commit to any employment agreement or employee benefit plan with or for any of its officers or employees or any other person or entity;

•	alter, amend or terminate in whole or in part or curtail or permanently discontinue contributions to any pension plan or any other employee benefit plan;

•	change its cash management customs and practices or engage in any other practice to accelerate the collection of any accounts receivable or delay payment of any accounts payable or other liabilities beyond their scheduled due dates and consistent with past practice;

•	change any of its accounting principles, methods or practices unless required by GAAP, PCAOB, the SEC or FASB accounting rules;

•	terminate or fail to renew any applicable permits;

•	make any investment, by purchase, contribution to capital, property transfer or otherwise, in any other person;

•	dispose of or permit to lapse any intellectual property rights;

•	make any payments to any person, except for payments in respect of indebtedness, after the opening of business on the day preceding the closing date;

•	offer or make any incentives available to any customers which differ substantially from incentives previously offered in the ordinary course of business;

•	pay any expenses of National Patent, Five Star Products, or Five Star Group relating to the transactions contemplated by the Stock Purchase Agreement to the extent such payment increases indebtedness as of the closing date; or

•	take any action which would render inaccurate any representation or warranty made in the Stock Purchase Agreement or which would result in a breach by us of our obligations thereunder.
Other Covenants
     Pursuant to Section 2.6 of the Stock Purchase Agreement, (i) Merit has agreed to use commercially reasonable efforts to cause Regions Bank to accept an assignment of Bank of America’s rights and obligations under a swap agreement between Five Star and Bank of America and (ii) National Patent has agreed to pay all outstanding revolving indebtedness under the loan agreement between Bank of America and Five Star Group and cause Five Star Group to terminate this line of credit.

     Pursuant to Article 5 of the Stock Purchase Agreement, National Patent has agreed, subject to certain conditions, limitations and exceptions set forth in the Stock Purchase Agreement, to, among other things:
•	grant Merit and its representatives access to the properties, operations, books, records and personnel of Five Star Products and Five Star Group;

•	provide Merit and its representatives such additional financing and operating data and other information as Merit reasonably requests;

•	use commercially reasonable efforts to maintain Five Star Group’s insurance coverage with respect to the Five Star business, with the same insurers, at the same amounts of coverage, and with the same types of coverage that exist at the execution date of the Stock Purchase Agreement;

•	prior to the closing, furnish to Merit such additional information with respect to any matters or events arising or discovered subsequent to the date of the execution of the Stock Purchase Agreement which, if existing or known on such execution date, would have rendered any representation or warranty made by us, Five Star Products, or Five Star Group or any information contained in any exhibit or schedule to the Stock Purchase Agreement then inaccurate or incomplete;

•	distribute to Merit all management reports relating to the Five Star business which are circulated to mid-level or senior-level management consistent with past practices;

•	notify Merit of any circumstances or events which are reasonably likely to have a material adverse impact on vendor, customer, employee, or bank relationships as such are related to the Five Star business;

•	until the closing, fully cooperate with Merit with respect to Merit’s review of employee benefit plans and related matters, and to use commercially reasonable efforts to obtain and furnish Merit and its advisors with such additional information as they may reasonably request;

•	prepare and be responsible for a submission under the Voluntary Correction Program with Service Approval relating to the Five Star Group, Inc. 401(k) Savings Plan, as described in the Stock Purchase Agreement and related compliance matters;

•	promptly inform Merit of the existence of any inquiries, solicitations or proposals with respect to any alternative transaction for the sale of the Five Star business or a similar corporate transaction (as described under “Solicitation of Other Offers” on page 47) and to promptly provide Merit with notice of the details of any alternative offer for the sale of the Five Star business;

•	use commercially reasonable efforts, within ten business days after the execution of the Stock Purchase Agreement, to file preliminary proxy materials with the SEC regarding the special meeting of its stockholders to consider the sale;

•	promptly prepare and file with the SEC a proxy statement and related materials intended, after satisfaction of all comments of the SEC staff, to be sent to our stockholders soliciting their approval of the transactions contemplated in connection with the Stock Purchase Agreement;

•	the board of directors of National Patent will take action on the date of execution of the Stock Purchase Agreement to recommend approval of the sale by its stockholders;

•	take all action necessary in accordance with our organizational documents to convene a meeting of stockholders to consider adoption and approval of the transactions contemplated by the Stock Purchase Agreement before the Closing Date Deadline (as defined under “Termination” on page 50);

•	provide commercially reasonable cooperation in connection with the arrangement of the financing to be obtained by Merit with respect to the transactions contemplated by the Stock Purchase Agreement;

•	take certain actions specified in the Stock Purchase Agreement designed to address environmental matters under the New Jersey Transfer Act;

•	perform all activities and remediation options necessary to achieve compliance with the provisions of the Connecticut Transfer Act;

•	make severance and other payments to employees of Five Star Products and Five Star Group, in accordance with the terms of the Employee Agreement;

•	contact private label vendors to determine the nature of certain private label inventory prior to the closing date, to use reasonable commercial efforts, with Merit’s consent not to be unreasonably withheld, to discharge any obligation and/or liability Five Star Products or Five Star Group may have to any vendor of private label merchandise which is no longer in Five Star Group’s or Five Star Product’s private label lines, if any, or to establish reserves with respect thereto.
     Pursuant to Article 5 of the Stock Purchase Agreement, Merit has agreed, subject to certain conditions, limitations and exceptions described in the Stock Purchase Agreement, to, among other things:
•	refrain from taking any action which would reasonably be expected to materially increase the likelihood that a claim or threatened claim would be made with respect to environmental matters as to which indemnification is applicable, with the exception of (i) actions with any governmental authorities that are either required by law or reasonably prudent to protect Merit or Five Star Group, which Merit may make or take upon advice of its counsel after giving National Patent prior written notice and (ii) any other actions that are reasonably prudent in the ordinary conduct of the Five Star business, with prior consent of National Patent;

•	use commercially reasonable efforts to do all things necessary to consummate the financing referred to in the commitment letters described in the Stock Purchase Agreement;

•	give National Patent prompt written notice in the event that any of the commitment letters is, or is going to be, withdrawn or modified in any material respect;

•	in the event that all or any portion of the financing referred to in the commitment letters becomes unavailable for any reason, use commercially reasonable efforts to arrange to obtain alternate financing from alternate sources in an amount sufficient to proceed with the closing and to keep National Patent reasonably informed of such efforts;

•	not repay the investment from its stockholders in the amount of $1,500,000 required pursuant to the Stock Purchase Agreement prior to the earlier of the day after the closing or the termination of the Stock Purchase Agreement;

•	provide to National Patent all information and materials relating to Merit reasonably necessary under the rules and regulations of the SEC for National Patent to prepare and file the preliminary proxy materials required by the Stock Purchase Agreement;

•	provide such further information and materials reasonably necessary for National Patent to satisfy any comments of the SEC with respect to the proxy statement and as otherwise required by the laws, rules and regulations of the SEC to prepare definitive proxy materials;

•	promptly notify National Patent of an omission of a material fact or untrue statement of a material fact related to Merit or its financing which is contained, or should have been contained in the proxy statement and to promptly supply such information to National Patent to correct such omission or untrue statement;

•	not take any action which would expand the scope of, or lengthen the guaranty period under, any guaranty or other instrument establishing a guarantor’s obligations with respect to the Five Star Group’s warehouse leases; and

•	provide, or cause Five Star Group to provide, federal health care continuation coverage to those employees of Five Star Group who incur a COBRA qualifying event in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement and eligible former employees of Five Star Group who are receiving federal health care continuation coverage under Five Star Group’s group health plan as of the closing date, in either case subject to the relevant individual’s timely election of, and timely payment of the applicable costs for such continuation coverage.
     Additionally, in the event the Stock Purchase Agreement is terminated prior to the closing, for a period of one year after the termination of the Stock Purchase Agreement, without the prior written consent of the board of directors of National Patent, Merit has agreed that neither it nor any of its affiliates will:
•	acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of National Patent;

•	propose to enter into, directly or indirectly, any merger or business combination involving National Patent or any of its subsidiaries (including Five Star Group);

•	otherwise seek to influence or control, in any manner whatsoever the management or policies of National Patent; or

•	assist, advise or encourage any other person in doing any of the above.
     Each of National Patent and Merit has, subject to certain conditions, limitations and exceptions described in the Stock Purchase Agreement, agreed, among other things:
•	to use commercially reasonable efforts to take all actions necessary in order to consummate and make effective the transactions contemplated by the Stock Purchase Agreement;

•	to pay all of its own fees, costs and expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of the Stock Purchase Agreement and the related transactions;

•	to not issue any press release or otherwise make any public statements with respect to transactions contemplated in the Stock Purchase Agreement except for public disclosure believed in good faith to be required by applicable law;

•	to file and cooperate in the filing of specified tax returns of Five Star Products and Five Star Group; and

•	that National Patent will make payment of half of the rent and other sums, if any, due under Five Star Group’s lease of a warehouse located in Newington, Connecticut from the later of March 31, 2010 or when Five Star Group ceases to use the warehouse through September 30, 2010.
Solicitation of Other Offers
     Section 5.7 of the Stock Purchase Agreement provides that we have the right to solicit or encourage, directly or indirectly, and furnish or cause to be furnished any information to, any person in connection with (a) the sale of substantially all of the operating assets of Five Star Group or the assets of National Patent, (b) the sale of the Five Star business, (c) the sale of capital stock of National Patent, Five Star Products or Five Star Group, or (d) any other merger, consolidation, recapitalization, restructuring, acquisition, disposition, or other similar corporate strategy (which we refer to as an Alternative Transaction).
     In the course of pursuing any Alternative Transaction, National Patent, Five Star Products and Five Star Group must maintain the confidentiality of any and all proprietary and confidential information of Five Star Products and Five Star Group and the Five Star business and can only disclose such information to any third parties pursuant to the terms of a confidentiality agreement, the benefits of which may be assigned to Merit in the event that the transaction contemplated by the Stock Purchase Agreement proceeds to the closing.
     National Patent, Five Star Products and Five Star Group will promptly inform Merit of the existence of any inquiries, solicitations or proposals with respect to any Alternative Transaction and to the extent that any such inquires, solicitations, or proposals for an Alternative Transaction result in an offer to National Patent, Five Star Products or Five Star Group, will promptly provide Merit with notice of the details of such offer.
Conditions to Closing
     Article 6 of the Stock Purchase Agreement provides that the obligations of Merit at the closing and the consummation by Merit of the transactions contemplated in the Stock Purchase Agreement are subject to the satisfaction of the following conditions, prior to or at closing, unless waived in writing by Merit:
•	the representations and warranties made by National Patent in the Stock Purchase Agreement, taken as a whole and excluding matters to the extent Merit and its affiliates are indemnified pursuant to Section 8.2 of the Stock Purchase Agreement, are true and correct, except for any breach thereof which, in the aggregate with other breaches of representations and warranties of National Patent, is not material to the Five Star business, Five Star Group, Five Star Products or the operating assets taken as a whole as of the execution date of the Stock Purchase Agreement and as of the closing date;

•	each of National Patent, Five Star Products, and Five Star Group has performed and complied with all of its respective covenants, agreements, obligations and restrictions pursuant to the Stock Purchase Agreement required to be performed or complied with prior to or at closing, except for any non- performance or non-compliance which, in the aggregate with all other non-performance or non-compliance including any breach of representations or warranties by National Patent, is not material to consummation of the transactions contemplated in the Stock Purchase Agreement, the Five Star business or the operating assets taken as a whole;

•	no action, suit or other proceeding is pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by the Stock Purchase Agreement, or seeking to obtain damages in connection therewith, or involving a claim that consummation of such transactions would result in a violation of any law, and no order has been entered challenging the legality, validity or propriety of the Stock Purchase Agreement or the transactions contemplated thereby or preventing the consummation of such transactions;

•	the holders of a majority of National Patent’s common stock approve the Stock Purchase Agreement and the related transactions by the Closing Date Deadline (defined under “Termination” on page 50); and

•	all consents and approvals of any governmental authority necessary in order to consummate the transactions contemplated by the Stock Purchase Agreement have been obtained and are in full force and effect and any and all applicable waiting periods have expired.
     Article 7 of the Stock Purchase Agreement provides that the obligations of National Patent at the closing and the consummation by National Patent of the transactions contemplated in the Stock Purchase Agreement are subject to the satisfaction of the following conditions, prior to or at closing, unless waived in writing by National Patent:
•	the representations and warranties made by Merit in the Stock Purchase Agreement, taken as a whole and excluding matters to the extent National Patent and its affiliates are indemnified pursuant to the Stock Purchase Agreement, are true and correct except for any breach of the representations and warranties which, in the aggregate with other breaches of said representations and warranties of Merit, is not material to the consummation of the transactions as of the execution date of the Stock Purchase Agreement and as of the closing date;

•	Merit has available to it sufficient cash to pay the purchase price in immediately available funds and has performed and complied with all of its other covenants, agreements, obligations and restrictions pursuant to the Stock Purchase Agreement required to be performed or complied with by Merit prior to or at closing, except for any non-performance or non-compliance including any breach of representations or warranties by Merit, which is not material to the consummation of the transactions contemplated in the Stock Purchase Agreement;

•	no action, suit or other proceeding is pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by the Stock Purchase Agreement, or seeking to obtain damages in connection therewith, or involving a claim that consummation of such transactions would result in a violation of any law, and no order has been entered challenging the legality, validity or propriety of the Stock Purchase Agreement or the transactions contemplated thereby or preventing the consummation of such transactions;

•	the holders of a majority of National Patent’s common stock approve the Stock Purchase Agreement and the related transactions by the Closing Date Deadline (defined under “Termination” on page 50); and

•	all consents and approvals of any governmental authority necessary in order to consummate the transactions contemplated by the Stock Purchase Agreement have been obtained and are in full force and effect and any and all applicable waiting periods have expired.
Indemnification
     National Patent has agreed to indemnify Merit and certain of its related parties from claims:
•	up to an amount of $2 million in connection with any liability or obligation arising out of or based upon:
▪	all Indebtedness (as defined in the Stock Purchase Agreement) (however, National Patent is required by the Stock Purchase Agreement in any event to repay all of the outstanding revolving indebtedness under the loan agreement between Bank of America and Five Star Group as of the closing date, without limit);

▪	all liabilities for pending or threatened litigation against National Patent, Five Star Products, or Five Star Group required to be set forth on a schedule relating to Section 3.19 of the Stock Purchase Agreement relating to litigation;

▪	all obligations and liabilities arising out of or related to environmental matters (i) relating to remedial actions required under Sections 5.10 and 5.11 of the Stock Purchase Agreement or (ii) which are disclosed by National Patent to Merit or are known to officers of National Patent, Five Star Group, or Five Star Products as of the closing, to the extent such matters are at the closing, or within a stated period thereafter become, the subject of third party claims pending or threatened;

▪	the combination of the following items not to exceed $600,000 in the aggregate: (a) 75% of the liabilities or obligations arising with respect to use of real property by Five Star Products or Five Star Group through September 30, 2011, to the extent that a failure to comply with applicable laws, rules and regulations existed as of the closing, (b) 75% of the liabilities and obligations arising with respect to certain conditions existing as of the closing, if such real property leases were to terminate after giving effect to Merit paying the first $25,000 of any such liabilities and obligations and (c) environmental matters which were not known to officers of National Patent, Five Star Group, or Five Star Products at closing and which would have otherwise been subject to disclosure on a schedule relating to Section 3.24 of the Stock Purchase Agreement relating to environmental matters, to the extent such matters become the subject of third party claims pending or threatened within a stated period after the closing;

▪	all liabilities and obligations with respect to federal health care continuation coverage requirements and any applicable state health care continuation coverage requirements arising prior to the closing, except Merit’s liabilities or obligations to provide, or to cause Five Star Group to provide federal health care continuation coverage benefits after the closing pursuant to the Stock Purchase Agreement;

•	arising out of the failure of National Patent to perform the covenants contained in the Stock Purchase Agreement to be performed by National Patent after the closing;

•	arising out of any fraud by National Patent, Five Star Products or Five Star Group in connection with the Stock Purchase Agreement; or

•	arising out of (i) any of the items identified on the schedule relating to Section 3.23(c) to the Stock Purchase Agreement relating to employee benefit plan compliance, or (ii) any other alleged operational or other compliance failures with respect to the Five Star Group, Inc. 401(k) Savings Plan, subject to certain exceptions described in the Stock Purchase Agreement.
     The $2 million limitation described above is not intended to limit our obligations under Sections 5.10 and 5.11 of the Stock Purchase Agreement relating to environmental compliance with the New Jersey Transfer Act and Connecticut Transfer Act.
     Merit has agreed to indemnify National Patent and certain of its related parties from claims:
•	arising out of any liabilities of National Patent under guaranties of certain real estate leases or of National Patent to GP Strategies, Inc. under its guaranty of the lease by Five Star Group of a warehouse in East Hanover, New Jersey;

•	arising out of the failure by Merit to perform its covenants in the Stock Purchase Agreement to be performed by Merit after the closing;

•	arising out of changes of employment status or the terms of employment planned or communicated by Merit with respect to any employees of Five Star Group as a result of the sale, including actions taken by Merit or by Five Star Group at the direction of Merit pursuant to the Employee Agreement; or

•	arising out of any fraud by Merit in connection with the Stock Purchase Agreement.
Termination
     The Stock Purchase Agreement may be terminated:
•	in accordance with a written agreement executed by the parties prior to the closing.

•	by either National Patent or Merit if, among other reasons:
•	the closing has not been completed prior to the earlier of (i) the first business day after the Target Meeting Date (as defined below) or (ii) 150 days after November 24, 2009 (which we refer to as the Closing Date Deadline);

•	National Patent, Five Star Products or Five Star Group accepts in writing an offer for an Alternative Transaction based on the exercise of fiduciary duties by our board of directors; or

•	prior to the Closing Date Deadline, Merit or National Patent determines that through the other party’s material breach of its obligations in the Stock Purchase Agreement, the conditions precedent to the obligation of the non-breaching party to proceed with the closing cannot be satisfied on or before the Closing Date Deadline.
     The Stock Purchase Agreement defines the Target Meeting Date as the date that is 30 business days after the date this proxy statement may be filed in definitive form with the SEC and mailed to our stockholders to consider the sale, plus additional time related to any delay in our ability to convene a valid stockholders’ meeting to consider the sale caused by compliance with Rule 14a-13 of the SEC or a re-solicitation of proxies or required amendment of the proxy materials, if any, if caused by a change in the terms or loss of Merit’s financing, or any other event or circumstance that necessitates a change in the information related to Merit or its financing contained in our proxy statement or the necessity to include information with respect to an alternative offer so long as our board of directors has not accepted such offer and so long as our board of directors continues to recommend the sale to our stockholders.
     If the stockholders of National Patent do not approve the sale contemplated by the Stock Purchase Agreement, the sale will not close and the Stock Purchase Agreement will terminate.
Liquidated Damages; Break-up Fee
     In the event of a termination of the Stock Purchase Agreement by National Patent or Merit (i) after the Closing Date Deadline or (ii) based on a material breach by one party of its obligations under the Stock Purchase Agreement, where one party is not in breach of its own obligations and the other party is in material breach of the Stock Purchase Agreement, such other party may be obligated to pay liquidated damages in the amount of $2,000,000 to the non-breaching party.
     The Stock Purchase Agreement also contains a $2,000,000 break-up fee if National Patent, Five Star or Five Star Group accepts in writing an offer for an Alternative Transaction based on the exercise of fiduciary duties by National Patent’s board of directors, provided that Merit would not be entitled to receive both liquidated damages and the break-up fee.
     On the execution date of the Stock Purchase Agreement, Merit delivered to National Patent a letter of credit in the amount of $2,000,000 to secure any liability of Merit to pay liquidated damages pursuant to the Stock Purchase Agreement.

FINANCIAL INFORMATION
Unaudited Pro Forma Consolidated Financial Information
     The following unaudited pro forma financial information should be read in conjunction with the related notes and with National Patent’s historical consolidated financial statements for the years ended December 31, 2008 and December 31, 2007, and for the nine months ended September 30, 2008 and September 30, 2009, included in this proxy statement starting with page F-1.
     The unaudited pro forma financial information is derived from National Patent’s historical financial statements, adjusted to reflect the sale as if it had occurred at the end of most recent period for which balance sheet is presented, September 30, 2009, and include adjustments which give effect to (i) events that are directly attributable to the sale and factually supportable, regardless of whether they have a continuing impact or are nonrecurring and (ii) the sale of undeveloped property in October 2009 reflected in Note (ii) to the pro forma unaudited consolidated balance sheet. The pro forma statements of income are prepared based on National Patent’s historical statements and adjusted as if the sale occurred on the first day of each period presented and include adjustments which give effect to the events that are (i) directly attributable to the sale, (ii) expected to have a continuing impact on National Patent, and (iii) factually supportable.
     The unaudited pro forma financial information is presented for informational purposes only, is based upon estimates by National Patent’s management and is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above or as of September 30, 2009, nor does it purport to indicate results which may be attained in the future.

NATIONAL PATENT DEVELOPMENT CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2007
(in thousands, except per share amounts)
(Unaudited)

		Five Star	Pro Forma		Pro Forma
	Historical	Products Adj	Adj inc /		Statement of
	Consolidated	inc / (dec)	(dec)		Operations
Sales	$123,713	$(123,713)	$		$—
Cost of Sales	102,246	(102,246)			—

Gross Margin	21,467	(21,467)			—
Selling, general and administrative expenses	(22,229)	17,744	(527)	(i)	(5,012)

Operating Loss	(762)	(3,723)	(527)		(5,012)
Interest expense	(1,429)	1,681	(252	) (ii)	—
Investment and other income	15,426	(45)			15,381

Income from continuing operations before income taxes	13,235	(2,087)	(779)		10,369
Income Tax Expense	(1,269)	888	—		(381)

Income from continuing operations	11,966	(1,199)	(779)		9,988

Basic and diluted income per share from continuing operations	$0.69				$0.57

Weighted average common shares outstanding:
Basic	17,450				17,450

Diluted	17,463				17,463

Pro forma adjustments include:

(i)	Add back to Selling, general and administrative expenses fees incurred by Five Star for management services provided by National Patent, which were eliminated on consolidation.

(ii)	Add back to interest expense for interest incurred by Five Star on an unsecured note issued to National Patent, which was eliminated on consolidation.

NATIONAL PATENT DEVELOPMENT CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2008
(in thousands, except per share amounts)
(Unaudited)

		Five Star	Pro Forma		Pro Forma
	Historical	Products Adj	Adj inc /		Statement of
	Consolidated	inc / (dec)	(dec)		Operations
Sales	$115,461	$(115,461)			$—

Cost of Sales	95,133	(95,133)			—

Gross Margin	20,328	(20,328)			—
Selling, general and administrative expenses	(23,633)	20,108	(480)	(i)	(4,005)

Operating Loss	(3,305)	(220)	(480)		(4,005)

Interest expense	(1,366)	1,513	(147	) (ii)	—

Investment and other income	94	(33)			61

Loss from continuing operations before income taxes	(4,577)	1,260	(627)		(3,944)

Income Tax Benefit	940	(111)	(829	) (iii)	—

Loss from continuing operations	(3,637)	1,149	(1,456)		(3,944)

Basic and diluted loss per share from continuing operations	$(0.22)				$(0.23)

Weighted average common shares outstanding:

Basic and diluted	16,784				16,784

Pro forma adjustments include:

(i)	Add back to Selling, general and administrative expenses fees incurred by Five Star for management services provided by National Patent, which were eliminated on consolidation.

(ii)	Add back to interest expense for interest incurred by Five Star on an unsecured note issued to National Patent, which was eliminated on consolidation.

(iii)	Deduct income tax benefit associated with expected results from future operations of Five Star.

NATIONAL PATENT DEVELOPMENT CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2008
(in thousands, except per share amounts)
(Unaudited)

		Five Star	Pro Forma		Pro Forma
	Historical	Products Adj	Adj inc /		Statement of
	Consolidated	inc / (dec)	(dec)		Operations
Sales	$94,114	$(94,114)			$—

Cost of Sales	77,975	(77,975)			—

Gross Margin	16,139	(16,139)			—
Selling, general and administrative expenses	(18,556)	15,844	(360)	(i)	(3,072)

Operating Loss	(2,417)	(295)	(360)		(3,072)

Interest expense	(1,060)	1,207	(147	) (ii)	—

Investment and other income	78	(25)			53

Loss from continuing operations before income taxes	(3,399)	887	(507)		(3,019)

Income Tax Benefit	329	96	(425	) (iii)	—

Loss from continuing operations	(3,070)	983	(932)		(3,019)

Basic and diluted loss per share from continuing operations	$(0.19)				$(0.18)

Weighted average common shares outstanding:

Basic and diluted	16,557				16,557

Pro forma adjustments include:

(i)	Add back to Selling, general and administrative expenses fees incurred by Five Star for management services provided by National Patent, which were eliminated on consolidation.

(ii)	Add back to interest expense for interest incurred by Five Star on an unsecured note issued to National Patent, which was eliminated on consolidation.

(iii)	Deduct income tax benefit associated with expected results from future operations of Five Star.

NATIONAL PATENT DEVELOPMENT CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2009
(in thousands, except per share amounts)
(Unaudited)

		Five Star	Pro Forma		Pro Forma
	Historical	Products Adj	Adj inc /		Statement of
	Consolidated	inc / (dec)	(dec)		Operations
Sales	$80,027	$(80,027)			$—

Cost of Sales	66,631	(66,631)			—

Gross Margin	13,396	(13,396)			—

Selling, general and administrative expenses	(14,424)	12,042	(360)	(i)	(2,742)

Operating Loss	(1,028)	(1,354)	(360)		(2,742)

Interest expense	(1,138)	1,138			—

Investment and other income	35	(20)			15

Loss from continuing operations before income taxes	(2,131)	(236)	(360)		(2,727)

Income Tax Benefit	(12)	107	(95	) (ii)	—

Loss from continuing operations	(2,143)	(129)	(455)		(2,727)

Basic and diluted loss per share from continuing operations	$(0.12)				$(0.16)

Weighted average common shares outstanding:

Basic and diluted	17,550				17,550

Pro forma adjustments include:

(i)	Add back to Selling, general and administrative expenses fees incurred by Five Star for management services provided by National Patent, which were eliminated on consolidation.

(ii)	Deduct income tax benefit associated with expected results from future operations of Five Star.

NATIONAL PATENT DEVELOPMENT CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2009
(in thousands)
(Unaudited)

		Five Star			Pro Forma
	Historical	Products Adj	Pro Forma Adj		Balance
	Consolidated	inc / (dec)	inc / (dec)		Sheet
Assets
Current assets
Cash and cash equivalents	$11,588	$(16)	$9,680	(i)	$33,504
			12,100	(ii)
			152	(iii)
Cash held in escrow	—	—	900	(iv)	900
Accounts and other receivables, less allowance for doubtful accounts of $420 (including receivable from affiliate of $152)	12,978	(12,978)			—
Inventories (finished goods)	21,965	(21,965)			—
Deferred tax asset	107	(304)	197	(ix)	—
Prepaid expenses and other current assets	1,121	(640)			481

Total current assets	47,759	(35,903)	23,029		34,885

Property, plant and equipment, net	739	(719)			20
Intangible assets, net	503	(503)			—
Deferred tax asset	1,243	(754)	(489	) (ix)	—
Other assets	3,209	(44)	(2,528	) (vi)	637

Total assets	$53,453	$(37,923)	$20,012		$35,542

Liabilities and stockholders’ equity
Current liabilities
Short term borrowings	$15,868	$(15,868)			$—
Accounts payable and accrued expenses	12,042	(11,544)	1,102	(viii)	1,600
Deferred gain on sale			681	(v)	681

Total current liabilities	27,910	(27,412)	1,783		2,281

Liability related to interest rate swap	907	(907)			—
Stockholders’ equity	24,636	(9,604)	18,521	(vii)	33,261
			(292	) (ix)

Total liabilities and stockholders’ equity	$53,453	$(37,923)	$20,012		$35,542

Pro forma adjustments include:

i-	Stock purchase price of $12.7 million, net of repayment of approximately $15.9 million Five Star short term debt, for the Five Star Products, Inc. subsidiary outstanding as of September 30, 2009 reduced by (a) $0.9 million of proceeds to be held in escrow, (b) expenses, including $1.4 million of transaction expenses and (c) $1.1 million of estimated severance costs to be incurred by National Patent Development Corporation and increased by $0.38 million of net income adjustment from March 31, 2009 to September 30, 2009.

ii-	Sale proceeds of $12.5 million for the approximately 1,000 acres of real property located in the Town of Pawling, County of Dutchess, New York (the “Property) owned by National Patent Development Corporation reduced by $0.4 million for transaction expenses.

iii-	Amount owed by Five Star to National Patent Development Corporation assumed to be collected on the closing of sale.

iv-	Represents portion of purchase price to be held in escrow for possible inventory adjustment $0.6 million and indemnity payments $0.3 million.

v-	To defer gain on sale to extent of maximum potential reduction in proceeds attributable to inventory adjustment $0.6 million and half of rent for period from March 31, 2010 to September 30, 2010 related to Connecticut warehouse lease of $0.08 million.

vi-	Represents the cost basis of the Property sold by National Patent Development Corporation

vii-	Represents the increase in equity as a result of the sale of the subsidiary and the Property, net of taxes of approximately $0.95 million and deferred gain of $0.6 million.

viii-	Represents $0.152 million owed by Five Star to National Patent Development Corporation and taxes payable of approximately $0.95 million as a result of the gain on the sale of the subsidiary and the Property.

ix-	Reclassification of current portion of deferred tax assets and recognition of valuation allowance for deferred tax assets based on an expectation that it is more probable than not that deferred tax assets will not be realized.

Financial Statements of Five Star Products
     Following are consolidated financial statements of Five Star Products, Inc. and subsidiaries. These financial statements include: (i) audited balance sheets as of December 31, 2008 and 2007, and the related audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the years then ended and (ii) unaudited balance sheet as of September 30, 2009 and unaudited statements of operations and comprehensive income and cash flows for the nine month periods ended September 30, 2009 and 2008. These financial statements reflect the assets and liabilities, operations, and cash flows of the Five Star Products business segment. The financial statements are not necessarily indicative of the financial position, results of operations, or cash flows that would have occurred had the Five Star Products business been a stand-alone entity during the periods presented, nor is it indicative of future results of the Five Star Products business.

FIVE STAR PRODUCTS, INC.
AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent
Development Corporation)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

INDEPENDENT AUDITORS’ REPORT
To the Stockholders and Board of Directors of
Five Star Products, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Five Star Products Inc. and subsidiaries, (the “Company”) a wholly owned subsidiary of National Patent Development Corporation, as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Five Star Products Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
New York, New York
March 26, 2009

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$68	3
Accounts receivable, less allowance for doubtful accounts of $420 and $220, respectively	9,812	11,254
Inventory	23,045	26,965
Deferred income taxes	304	469
Prepaid expenses and other current assets	1,147	1,151

Total current assets	34,376	39,842

Property and equipment, net	884	833
Intangible assets, net	600
Deferred income taxes	798	24
Other assets	32	391

	$36,690	$41,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$18,375	$19,303
Accounts payable and accrued expenses (including due to affiliates of $204 and $129, respectively)	7,852	12,211

Total current liabilities	26,227	31,514

Convertible note payable to NPDC		2,800
Liability related to interest rate swap	1,111

	27,338	34,314

Commitments (Note K)

STOCKHOLDERS’ EQUITY
Common stock, authorized 30,000,000 shares, par value $.01 per share; one share issued and outstanding in 2008 and 19,493,098 shares issued and 16,509,577 outstanding in 2007		195
Additional paid-in capital	13,464	9,544
Accumulated deficit	(3,445)	(2,296)
Accumulated other comprehensive (loss) income	(667)	33
Treasury stock, at cost 2,983,521 shares in 2007		(700)

Total stockholders’ equity	$9,352	$6,776

	$36,690	$41,090

See notes to consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Consolidated Statements of Operations and Comprehensive (Loss) Income
(in thousands)

	Year Ended
	December 31,
	2008	2007
Sales	$115,461	$123,713
Cost of goods sold	95,133	102,246

Gross margin	20,328	21,467

Selling, general and administrative expenses	(19,012)	(17,744)
Charge related to resignation of Chairman	(1,096)

Operating income	220	3,723

Other income	33	45

Interest expense (including $147 and $252 to NPDC)	(1,513)	(1,681)

(Loss) income before income taxes	(1,260)	2,087

Income tax benefit (expense)	111	(888)

Net (loss) income	(1,149)	1,199

Other comprehensive loss, net of tax:
Change in value of cash flow hedge	(1,180)	(251)
Tax benefit	480	100

Comprehensive (loss) income	$(1,849)	$1,048

See notes to consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2008 and 2007
(in thousands)

					Accumulated
	Common	Additional		Treasury	Other	Total
	Stock Par	Paid-in	Accumulated	Stock	Comprehensive	Stockholders’
	Value	Capital	Deficit	At Cost	Income (Loss)	Equity
Balance at December 31, 2006	$173	$8,552	$(3,495)	$(700)	$184	$4,714
Net income			1,199			1,199
Decrease in market value of interest rate swap, net of tax					(151)	(151)
Exercise of stock options	2	29				31
Issuance of common stock to non-employee for services	20	700				720
Equity based employee compensation expense		263				263

Balance at December 31, 2007	195	9,544	(2,296)	(700)	33	6,776
Net loss			(1,149)			(1,149)

Decrease in market value of interest rate swap, net of tax					(700)	(700)
Conversion of note payable	70	2,730				2,800
Equity based employee compensation expense	3	722				725
Repurchase of option related to resignation Chairman		(240)				(240)
Cash paid by Parent related to resignation Chairman		680				680
Acquisition of minority interest by Parent		642				642
Repurchase of options and restricted shares in connection with merger		(182)				(182)
Conversion of the Company’s shares	(268)	(432)		700		0

Balance at December 31, 2008	$0	$13,464	$(3,445)	$0	$(667)	$9,352

See notes to consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Consolidated Statements of Cash Flows
(in thousands)

	December 31,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(1,149)	1,199
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	377	360
Equity-based compensation	1,245	463
Other compensation	440
Accounts receivable allowance	278	71
Deferred income taxes	(129)	425
Gain on interest rate collar		(6)
Changes in other operating items net of effect of acquisition of Right-Way:
Accounts receivable	1,164	381
Inventory	3,920	(3,007)
Prepaid expenses and other current assets	(226)	(391)
Accounts payable and accrued expenses	(4,483)	2,898

Net cash provided by operating activities	1,437	2,393

Cash flows from investing activities:
Additions to property and equipment	(386)	(663)
Acquisition of Right-Way		(3,400)

Net cash used in investing activities	(386)	(4,063)

Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(928)	1,639
Exercise (cancellation) of stock options	(58)	31

Net cash (used in) provided by financing activities	(986)	1,670

Net increase in cash	65	0
Cash at beginning of year	3	3

Cash at end of year	$68	$3

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$1,543	$1,677
Income tax	$374	$302

Noncash investing and financing activities:
Acquisition of minority interest by Parent and recording related intangibles	$642
Capital contribution by Parent in connection with resignation of Chairman	$680
Payment by Parent in connection with repurchase of options and restricted shares In connection with merger	$124
See notes to consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note A — Business
Five Star Products, Inc. (the “Company” or “Five Star”) owns 100% of Five Star Group, Inc. (the “Five Star Group”), which is a wholesale distributor of home decorating, hardware and finishing products in the northeastern United States. The Company serves independent retail dealers in the northeast and mid-Atlantic states. Five Star operates two distribution centers located in Newington, Connecticut, and East Hanover, New Jersey. All operations are coordinated from Five Star’s New Jersey headquarters. At December 31, 2008 the Company is a wholly owned subsidiary of National Patent Development Corporation (“NPDC”) (see Note F). At December 31, 2007, the Company was 57% owned by NPDC.
Note B — Acquisition of Minority Interest by NPDC
On June 26, 2008, the Company, NPDC and NPDV Acquisition Corp. a wholly owned subsidiary of NPDC (“NPDV”), entered into a Tender Offer and Merger Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement on July 24, 2008, NPDV commenced a tender offer to acquire all the outstanding shares of Five Star common stock not held by NPDC or NPDV at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Offer”).
The Offer expired on August 26, 2008, and on August 28, 2008, NPDV merged with and into Five Star (the “Merger”) with Five Star continuing as the surviving corporation, wholly owned by NPDC. Each share of Five Star outstanding common stock immediately prior to the effective time of the Merger (other than shares held by NPDC, Five Star or NPDV, all of which were cancelled and retired and ceased to exist), as converted in the Merger into the right to receive the price paid pursuant to the Offer, in cash. All issued and outstanding shares of Five Star were converted into one share of common stock. NPDC paid approximately $1,028,000 for the tendered shares, $661,000 for the remaining outstanding shares and incurred expenses related to the Merger of approximately $642,000. The total purchase price for the 17.7% minority interest was $2,331,000. The excess ($642,000) of the purchase price over the stock value of the minority interest acquired has been pushed down to the Company’s financial statements and recorded as customer list and related capital contribution. This intangible asset is being amortized over a five-year period. For the year ended December 31, 2008, amortization expense amounted to $43,000.
In addition, concurrently with the execution of the Tender Offer Agreement, NPDC and Five Star entered into letter agreements with certain executive officers, employees and directors of Five Star, certain of whom are also directors and executive officers of NPDC, pursuant to which these persons received cash of approximately $182,000 in exchange for the termination of their vested and unvested options to purchase shares of Five Star’s common stock and unvested shares of Five Star’s restricted stock promptly following the completion of the Merger, which was recorded as a charge to additional paid-in capital. In addition, the cash paid by NPDC was accounted for as capital contribution.
Further, as a result of the termination, $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star was charged to operations during the year ended December 31, 2008.
Prior to the commencement of the Offer, in accordance with the Tender Offer Agreement, (i) NPDC transferred to NPDV (A) all of the shares of Five Star’s common stock held by NPDC and (B) a convertible note issued by Five Star’s wholly owned subsidiary (representing a 77% ownership), and (ii) NPDV converted such note into an aggregate of 7,000,000 shares of Five Star’s common stock increasing NPDC’s ownership interest in Five Star to 82%.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note C — Summary of Significant Accounting Policies
Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Revenue recognition. Revenue on product sales is recognized at the point in time when the product has been shipped, title and risk of loss has been transferred to the customer, and the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability of the resulting receivable is reasonably assured. Allowances for estimated returns and discounts are recognized when sales are recorded.
Accounts receivable. Trade receivables are recognized and carried at original invoice amount less an allowance for estimated returns, discounts and provision for doubtful accounts. An estimate for doubtful accounts is made when collection of full amount is no longer considered probable. Bad debts are written off as incurred.
Inventory. Inventory is valued at the lower of cost, using the first-in, first-out (FIFO) method, or market. Inventory consists solely of finished products, and includes allocated warehousing costs.
Property and equipment. Fixed assets are carried at cost less accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs that do not extend the lives of the assets are expensed. Gain or loss, if any, on the disposition of fixed assets is recognized currently in operations. Depreciation is calculated primarily on a straight-line basis over estimated useful lives of the assets.
Vendor allowances. Vendor allowances reduce the carrying cost of inventory unless they are specifically identified as a reimbursement for promotional programs and/or other services provided. Any such allowances received in excess of the actual cost incurred also reduce the carrying cost of inventory.
Shipping and handling costs. Shipping and handling costs are included as a part of selling, general and administrative expenses. These costs amounted to $5,403,000 and $5,390,000 for the years ended December 31, 2008 and 2007, respectively.
Advertising costs. The Company expenses advertising costs as incurred. Advertising expense was $102,000 and $77,000 for the years ended December 31, 2008 and 2007, respectively.
Income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Concentration of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. Sales are made principally to independently owned paint and hardware stores in the northeast United States.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note C — Summary of Significant Accounting Policies (continued)
Fair value of financial instruments. The carrying value of cash, accounts receivable and accounts payable approximate estimated fair values because of short maturities. The carrying value of short-term borrowings approximates estimated fair value because borrowings accrue interest which fluctuates with changes in LIBOR. At December 31, 2007, the fair value of the Company’s $2,800,000 fixed rate convertible note payable to NPDC was approximately $4,830,000, based on $0.40 per share fixed conversion price and market price of the Company’s common stock at December 31, 2007. Derivative instruments are carried at fair value representing the amount the Company would receive or pay to terminate the derivative.
Derivatives and hedging activities. In the normal course of business, the Company enters into derivative financial instruments in order to manage exposures resulting from fluctuations in interest rates. SFAS No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities” requires all derivatives to be recognized in the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a cash flow hedge, changes in the fair value of the derivative are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. Changes in the fair value of the interest rate swap, which has been designated as a cash flow hedge, were recognized in other comprehensive income (see Note F).
Stock-based compensation. The Company accounts for stock based compensation pursuant to SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Under SFAS 123R, compensation cost is recognized over the vesting period based on the fair value of the award at the grant date.
Note D — Acquisition of Right-Way Dealer Warehouse
On April 5, 2007, Five Star acquired substantially all the assets of Right-Way Dealer Warehouse, Inc. (“Right-Way”) for approximately $3,200,000 in cash and assumed liabilities of Right Way in the approximate amount of $50,000. Transaction costs of approximately $200,000 were incurred by the Company in connection with the acquisition. The assets principally consisted of approximately $1,186,000 of accounts receivable at fair value and approximately $2,213,000 of inventory at fair value. The acquisition included all of Right-Way’s Brooklyn Cash & Carry business and operations, and was made principally to increase the Company’s presence and market share in its current geographic area.
Upon closing of the transaction, Five Star leased a warehouse at which the Brooklyn Cash & Carry business is conducted from an affiliate of the principal of Right-Way, with an option to purchase the warehouse (see Note G) and a wholly-owned subsidiary of Five Star also entered into three-year employment agreement with the principal of Right-Way to serve as senior vice president of sales for Five Star. In addition, the former principal was granted an option covering 200,000 shares of Five Star common stock (see Note I).
The results of operations of Right-Way are included in the consolidated financial statements from the date of acquisition. The following unaudited pro forma consolidated amounts give effect to the acquisition of Right-Way as if it had occurred at January 1, 2007. Right-Way had filed for reorganization under Chapter XI of the Bankruptcy Act prior to the acquisition by the Company. The pro forma results of operations have been prepared for comparative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

Year Ended
December 31, 2007
(in thousands)
Sales	$128,047
Net income	564

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note E — Property And Equipment
Property and equipment consist of the following (in thousands):

	Estimated	December 31,
	Useful Lives	2008	2007
Machinery and equipment	5-7 years	$1,041	$714
Furniture and fixtures	5 years	905	866
Leasehold improvements	3-9 years	429	409

		2,375	1,989

Accumulated depreciation and amortization		(1,491)	(1,156)

		$884	$833

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $335,000 and $360,000, respectively.
Note F — Short-Term Borrowings
On June 27, 2008, Five Star entered into a Restated and Amended Loan and Security Agreement (the “Amended Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Amended Loan Agreement extends the maturity date to June 30, 2011 of the Loan and Security Agreement entered into by Five Star and Bank of America (through its predecessor Fleet Capital Corporation) on June 20, 2003 and subsequently amended. The 2003 Loan Agreement, as amended by the Amended Loan Agreement, is referred to herein as the “Loan Agreement”.
The Amended Loan Agreement provides Five Star with a $35,000,000 revolving credit facility (“Revolving Credit Facility”), subject to a $3,500,000 sub-limit for letters of credit. The Revolving Credit Facility allows Five Star to borrow up to (a) 85% of eligible receivables plus (b) the greater of (i) the lesser of $20,000,000 or 65% (to be reduced by 1% per quarter commencing July 1, 2008) of eligible inventory, or (ii) the lesser of $20,000,000 or 85% of the appraised net orderly liquidation value of eligible inventory minus (c) the amount of outstanding letter of credit obligations, as those terms are defined therein. All obligations under the Revolving Credit Facility are collateralized by first priority liens on all of Five Star’s existing and future assets. Loans made to Five Star under the Revolving Credit Facility bear interest at a per annum rate based on the Base Rate of Bank of America plus 2.25% as modified, or at a per annum rate based on LIBOR plus 325 basis points as modified, at Five Star’s election. The LIBOR and Base Rate margins are subject to adjustment based on certain performance benchmarks. At December 31, 2008 and December 31, 2007, approximately $18,375,000 and $19,303,000 was outstanding under the Loan Agreement respectively, and approximately $3,677,000 and $5,579,000 was available to be borrowed, respectively. Substantially all of Five Star’s assets are pledged as collateral for these borrowings.
In connection with the Loan Agreement, on June 30, 2003, Five Star entered an interest rate swap with the lender, which has been designated as a cash flow hedge. Under the swap, effective July 1, 2004 through June 30, 2008, Five Star pays a fixed interest rate of 3.38% to the Lender on notional amount of $12,000,000. In return, the Lender pays Five Star a floating rate, LIBOR on the same notional principal amount. The credit spread of 1.5% is paid in addition to the 3.38%.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note F — Short-Term Borrowings (continued)
In connection with the Amended Loan Agreement, Five Star also entered into an interest rate swap and has been designated as a cash flow hedge. Effective June 30, 2008 through June 30, 2011, Five Star will pay a fixed interest rate of 3.62% to Bank of America on a notional principal of $20,000,000. In return, Bank of America will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Amended Loan Agreement is not included in, and will be paid in addition to, the fixed interest rate of 3.62%. The fair value of the interest rate swap amounted to a liability of $1,111,000 and an asset of $69,000 (included in prepaid expenses and other current assets) at December 31, 2008 and 2007, respectively. Change in the fair value of interest rate swap, have recognized in other comprehensive income.
Under the Amended Loan Agreement, Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios. At December 31, 2008, Five Star was in compliance with all its covenants. Five Star anticipates being in violation of its fixed charge coverage ratio during 2009, and therefore Bank of America has amended the quarterly rations through the quarter ending March 31, 2010. There is no assurance that Five Star can comply with these covenants in future convenants.
Note G — Related Party Transactions
[1]	Management agreement:

NPDC provides legal, tax, business development, insurance and employee benefit administration services to the Company pursuant to a management services agreement, for a fee that was $40,000 per month from April 2007 through December 2008. The fee for the three months ended March 31, 2007 was approximately $28,000 per month. The agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of any renewal thereof. In addition, the Company agreed to reimburse NPDC for $16,666 per month for Mr. Feldman’s (NPDC’s former chief executive officer) service to the Company effective October 1, 2004 through May 31, 2007, the termination date of Mr. Feldman’s contract. The management services agreement between NPDC and the Company was renewed for 2009.

Fees incurred under the agreement totaled $480,000 and $527,000, for the years ended December 31, 2008 and 2007, respectively, and are included in selling, general and administrative expenses in the consolidated statements of operations. At December 31, 2008 and 2007, the amount due to NPDC under the agreement was $204,000 and $108,000, respectively.

In addition, NPDC incurred certain expenses on behalf of Five Star, primarily involving insurance, legal and other professional expenses. Five Star reimbursed NPDC for such expense, which amounted to approximately, $344,000 and $561,000 for the years ended December 31, 2008 and 2007, respectively.

[2]	Related party debt:

Five Star Group issued an unsecured note (the “Note”) payable to a wholly owned subsidiary of NPDC, which was scheduled to mature on June 30, 2006. On July 28, 2006, the Company and NPDC agreed to extend the Note for a one-year term maturing on June 30, 2007. The interest rate on the Note remained at 9% per annum.

On March 2, 2007, the Company and NPDC amended the Note: (i) to extend the maturity date from June 30, 2007 to June 30, 2009; (ii) to add a conversion feature such that the holder of the Note, at its option, may convert the principal of the Note, and any accrued interest, into shares of the Company’s common stock at a fixed conversion price of $0.40 per share; and (iii) to eliminate the Company’s right to prepay the Note prior to maturity. The Company also granted NPDC certain registration rights with respect to the shares of the Company’s common stock issuable upon exercise of the Note pursuant to a Registration Rights Agreement, dated as of March 2, 2007, between the Company and NPDC. The carrying value of the

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note before the amendment approximated the fair value of the amended Note;
Note G — Related Party Transactions (continued)
[2]	Related party debt: (continued)

therefore, no gain or loss was recognized as the result of the modification. For each of the years ended December 31, 2008 and 2007, the Company incurred interest expense on the Note of $147,000 and $252,000, respectively. On July 16, 2008, NPDC transferred the Note to NPDV and on July 21, 2008, NPDV converted the Note (see Note B). The Note was subordinated to the indebtedness under the Amended Loan Agreement.

[3]	Other related party transactions

On April 5, 2007, the Company, in connection with its acquisition of Right-Way, entered into a lease for a warehouse with a company owned by the former principal of Right-Way who presently serves as an officer of the Company. The lease has an initial term of five years with two successive five-year renewal options and provides for an annual rent of $325,000, subject to adjustment. Rent expense for the warehouse for the year ended December 31, 2008 and 2007 was $325,000 and $217,000, respectively. The Company also has an option to purchase the warehouse at any time during the initial term of the lease for $7,750,000, subject to 3% annual adjustment.
Note H — Income Taxes
Commencing on July 21, 2008, as a result of NPDC acquiring 82.3% minority interest in Five Star, through conversion of a Note (see Note B), Five Star was included in NPDC’s consolidated federal income tax return. Prior thereto, Five Star together with its subsidiaries filed its own consolidated federal tax return. The tax provision included in these accompanying 2008 financial statements is computed as if Five Star continues to file its own consolidated federal income tax return.
The components of income tax (benefit) expense are as follows (in thousands):

Year Ended December 31,	2008	2007
Current:
Federal	$14	$348
State and local	4	115

Total current expense	18	463

Deferred:
Federal	(108)	357
State and local	(21)	68

Total deferred (benefit) expense	(129)	425

Total income tax (benefit) expense	$(111)	$888

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note H — Income Taxes (continued)
As of December 31, 2008 and 2007, deferred tax assets and liabilities consist of the following (in thousands):

	December 31,
	2008	2007
Deferred tax assets (liabilities)

Allowance for doubtful accounts	$170	$89
Accrued compensation	41	341
Inventory	93	67
Interest rate swap	—	(28)

Total current deferred tax assets	304	469

Property and equipment	343	317
Interest rate swap	452	—
Unamortized share-based compensation	—	(293)
Other	3	—

Net long-term deferred tax assets	798	24

Net deferred tax assets	$1,102	$493

A reconciliation between the Company’s tax (benefit) provision and the U.S. statutory rate follows (in thousands):

	Year ended December 31,
	2008		2007
Tax (benefit) at U.S. statutory rate	$(414)	34.0%	$710	34.0%
State and local taxes net of Federal effect	(18)	1.5	121	5.8
Items not deductible	321	(26.4)	57	2.7

Income taxes	$(111)	9.1%	$888	42.5%

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” (“FIN 48”). This interpretation was issued in July 2006 to clarify the uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As required by FIN 48, the Company applied the “more-likely-than-not” recognition threshold to all tax positions, commencing at the adoption date, which resulted in no unrecognized tax benefits reflected in the accompanying financial statement. Pursuant to FIN 48, the Company has opted to classify interest and penalties that would accrue according to the provisions of relevant tax law as interest and other expense, respectively, in the consolidated statement of operations.
The Company files income tax returns in the U.S. federal jurisdiction and various states. For federal income tax purposes, the 2005 through 2008 tax years remain open for examination by the tax authorities. For state tax purposes, the 2003 through 2008 tax years remain open for examination by the tax authorities.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note I — Stock Based Compensation
On March 1, 2007, the Board of Directors of Five Star adopted the Five Star Products, Inc. 2007 Incentive Stock Plan (the “2007 Plan”), which was approved by the Company’s stockholders in December 2007. Under the 2007 Plan, the Company may grant awards of non-qualified stock options, incentive stock options, restricted stock, stock units, performance shares, performance units, and other incentives payable in cash or in shares of Company common stock to officers, employees or members of the Board of Directors of the Company and its subsidiaries. The Company is authorized to grant an aggregate of 2,500,000 shares of Company common stock under the 2007 Plan. The Company may issue new shares or use shares held in treasury to deliver shares for equity grants or upon exercise of non-qualified stock options.
From March to July 2007, the Company granted options under the 2007 Plan to purchase an aggregate of 575,000 shares of Company common stock with exercise prices $0.38 — $0.78 per share, to certain executives of the Company and its subsidiaries. The options vest only upon the achievement by the Company of certain EBITDA targets for each of the three consecutive fiscal years beginning with the fiscal year ended December 31, 2007, or in the aggregate for such three-year period, and are contingent upon continued employment with the Company or its subsidiaries.
Additionally, on March 2, 2007, the Company modified the EBITDA targets for 400,000 options granted to an executive officer of the Company in October 2006, for which no compensation expense was recognized in the fiscal year ended December 31, 2006, as achievement of performance criteria was determined to be less than probable. The Company estimated the aggregate fair value of the options granted and modified to be $354,000, based on the Black-Scholes valuation model using the following weighted-average assumptions: dividend yield 0%, expected volatility 106%, risk-free interest rate 4.55% and expect life 3.8 years.
On March 31, 2008, the Company determined that performance targets for 2007 were achieved and in addition to $84,000 of compensation expense recognized during the year ended December 31, 2007 in respect of the above grants, the Company recognized $24,000 of compensation expense.
On March 2, 2007, the Company granted to its president and chief executive officer 1,000,000 shares of restricted stock, valued at $0.38 per share (representing an aggregate value of $380,000), which vest upon the Company meeting certain EBITDA targets for 2007 and the subsequent two consecutive years, or in the aggregate for such three-year period, contingent upon his continued employment with the Company and NPDC. Because the performance target for the fiscal year ended December 31, 2007 was met, 333,000 shares of restricted stock vested on March 31, 2008, the date when the performance target was determined to be achieved, and related compensation expense of $21,000 was recognized for the three months then ended. Compensation expense related to this grant was $106,000 during the year ended December 31, 2007.
Following completion of merger (see Note B) outstanding options and unvested shares of restricted stock were terminated in exchange for cash compensation of approximately $182,000. In connection therewith $488,000 of total unrecognized compensation cost related to these equity awards was charged to expenses.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note I — Stock Based Compensation (continued)
Activity relating to stock options granted by the Company is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms Years	Value
Options outstanding at December 31, 2006	1,050,000	0.16	1.2	$148,500	(*)
Granted	575,000	0.60
Exercised	(200,000)	0.16
Forfeited or expired	(450,000)	0.14
Options outstanding at December 31, 2007	975,000)	0.51	9.2	$201,500	(*)

Canceled	(975,000)	0.51

Options outstanding, vested, expected to vest and exercisable at December 31, 2008	0	0	0	$0	(*)

*	The intrinsic value of stock options is the amount by which the market value of the underlying stock exceeds the exercise price of the option.
The total intrinsic value of options exercised during the year ended December 31, 2007 was $124,000.
Note J — Stockholders’ Equity
On March 2, 2007, S. Leslie Flegel was named a director of NPDC and the Company and was appointed chairman of the board of the Company. Mr. Flegel entered into a three-year agreement with the Company, which was to expire on March 1, 2010 (the “2007 Five Star Flegel Agreement”) and provided for an annual fee of $100,000 and reimbursement (i) for all travel expenses incurred in connection with his performance of services for the Company and (ii) beginning in November 2007, for up to $125,000 per year of the cost of maintaining an office. In addition, Mr. Flegel was issued 2,000,000 shares of Company common stock, all of which were fully vested and not subject to forfeiture. The 2,000,000 shares of Company common stock were valued at $720,000 based on the closing price of Company common stock on March 2, 2007, which was the date of grant. Such amount was recorded as prepaid expenses and was being charged to compensation expense over the term of the agreement. The charge for the year ended December 31, 2007 was $200,000 and in March 2008, upon resignation of Mr. Flegel, as described below, the Company expensed the remaining value of the grant.
On March 2, 2007, NPDC and Mr. Flegel entered into an agreement with NPDC (the “2007 NPDC Flegel Agreement”) pursuant to which NPDC sold to Mr. Flegel 200,000 shares of NPDC common stock at a price of $2.40 per share, or $480,000 in the aggregate. Pursuant to the 2007 NPDC Flegel Agreement, Mr. Flegel had the right to exchange any or all of the 200,000 shares of NPDC common stock for Company common stock held by NPDC at the rate of six shares of the Company’s common stock for each share of NPDC common stock. The value of the option to convert the NPDC stock held by Mr. Flegel into shares of Company common stock, which amounted to $264,000, was being recognized as compensation expense and additional paid-in capital by the Company over the three-year term of the agreement. For the year ended December 31, 2007, the Company recognized a compensation expense of approximately $73,000 and in March 2008, upon resignation of Mr. Flegel, as described below, the Company expensed the remaining value of the option.
On March 25, 2008, Mr. Flegel resigned as director and chairman of the board of the Company, and as a director of NPDC, effective immediately. In connection with Mr. Flegel’s resignation, the Company, NPDC and Mr. Flegel entered into an agreement, dated March 25, 2008 (the “2008 Flegel Agreement”), pursuant to which Mr. Flegel sold to NPDC (i) 200,000 shares of NPDC common stock referred to above, at $3.60 per

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note J — Stockholders’ Equity (continued)
share and (ii) 1,698,336, shares of Company common stock at $0.60 per share. In addition, Mr. Flegel’s children and grandchildren sold to NPDC an additional 301,664 shares of the Company common stock at $0.60 per share. The market value of Company’s common stock on March 25, 2008 was $2.40 per share. The excess cash paid of $1.20 per share over the market value on the 200,000 shares of the Company’s common stock purchased from Mr. Flegel, or $240,000, was deemed to be the settlement of the option to exchange Company common stock for Five Star common stock and was charged to additional paid-in capital. Five Star recorded a compensation charge of $1,096,000 in 2008 related to the above transactions, including the unrecognized value of 2,000,000 shares of Five Star common stock issued and option to convert the 200,000 shares of NPDC common stock discussed above. In addition, the expense included $440,000, which represents the excess of the purchase price over the quoted market price of the 2,000,000 shares of Five Star common stock on the date of the agreement to acquire such shares.
Note K — Commitments
The Company has several non-cancelable leases which cover real property, machinery and equipment. Such leases expire at various dates and some of them contain options to extend their terms.
Minimum rental obligations under long-term operating leases are indicated in the table below (in thousands). Figures for real property include estimated amounts of supplemental lease obligations, such as prorated assessments for property taxes or common-area expenses.

		Machinery
	Real	and
	Property	Equipment	Total
2009	$2,439	$736	$3,175
2010	841	355	1,196
2011	280	136	416
2012	70		70

Total	$3,630	$1,227	$4,857

During 2008 and 2007, the Company incurred $3,784,000 and $3,502,000, respectively, of rental expense. GP Strategies and the Company have guaranteed the leases for Five Star’s New Jersey and Connecticut warehouses, having annual rentals of approximately $2,150,000 and expiring in the first quarter of 2010. In March 2009, the landlord of the Connecticut facility released GP Strategies from its guarantee, and accepted the guarantee from NPDC. In March 2008, the Company extended the New Jersey lease for 12 months. The landlord at Five Star’s Connecticut facility has the option to cancel the lease upon six months written notice, if there is a signed contract to sell the building.
Note L — 401(k) Plan
The Company maintains a 401(k) Savings Plan (the “Savings Plan”) for employees who have completed one year of service. The Savings Plan permits pre-tax contributions to the Savings Plan of 2% to 50% of compensation by participants pursuant to Section 401(k) of the Internal Revenue Code. The Company matches 40% of the participants’ first 6% of compensation contributed, not to exceed an amount equivalent to 2.4% of that participant’s compensation.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
The Savings Plan is administered by a trustee appointed by the Board of Directors of the Company and all contributions are held by the trustee and invested at the participants’ directions in various mutual funds.
The Company’s expense associated with the Savings Plan was approximately $142,000 and $137,000 for the years ended December 31, 2008 and 2007, respectively.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
INTERIM CONSOLIDATED BALANCE SHEET
(in thousands)
(Unaudited)

September 30, 2009
Assets
Current assets
Cash	$16
Accounts receivable, less allowance for doubtful accounts of $406	12,978
Inventory (finished goods)	21,965
Deferred income taxes	304
Prepaid expenses and other current assets	640

Total current assets	35,903
Property and equipment, net	719
Intangible assets, net	503
Deferred income taxes	754
Other assets	44

Total assets	$37,923

Liabilities and Stockholders’ Equity
Current liabilities
Short-term borrowings	$15,868
Accounts payable and accrued expenses (including due to Parent of $153)	11,544

Total current liabilities	27,412

Liability related to interest rate swap	907

Total liabilities	28,319

Stockholders’ equity	9,604

Total Liabilities and Stockholders’ Equity	$37,923

See accompanying notes to the interim consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS)
(in thousands)
(Unaudited)

	Nine months ended
	September 30, 2009	September 30, 2008
Sales	$80,027	$94,114
Cost of goods sold	66,631	77,975

Gross margin	13,396	16,139

Selling, general and administrative expenses	(12,042)	(14,748)
Charge related to resignation of Chairman		(1,096)

Operating income	1,354	295

Other income	20	25

Interest expense (including $0 and $147 to NPDC)	(1,138)	(1,207)

Income (loss) before income taxes	236	(887)

Income tax expense	(107)	(96)

Net income (loss)	129	(983)

Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on cash flow hedge	204	(97)

Tax (expense) benefit	(81)	47

Comprehensive income (loss)	$252	$(1,033)

See accompanying notes to the interim consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	September 30, 2009	September 30, 2008
Cash flows from operating activities:

Net income (loss)	$129	$(983)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	318	236
Equity based compensation		1,245
Other compensation		440
Accounts receivable allowance	278
Deferred income taxes	(49)	(337)
Changes in other operating items:
Accounts receivable	(3,444)	(4,690)
Inventory	1,080	2,698
Prepaid expenses and other current assets	507	500
Accounts payable and accrued expenses	3,693	1,124

Net cash provided by operating activities	2,512	233

Cash flows from investing activities:
Additions to property and equipment	(56)	(333)

Cash used in investing activities	(56)	(333)

Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(2,508)	171
Cancellation of stock options		(58)

Net cash (used in) provided by financing activities	(2,508)	113

Net (decrease) increase in cash	(52)	13
Cash at beginning of period	68	3

Cash at end of period	$16	$16

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$1,113	1,219
Income tax	$(80)	362
See accompanying notes to the interim consolidated financial statements.

FIVE STAR PRODUCTS, INC. AND SUBSIDIARIES
(a wholly owned subsidiary of National Patent Development Corporation)
Notes to Interim Consolidated Financial Statements
(Unaudited)
1. Basis of presentation
The accompanying Interim Consolidated Balance Sheet as of September 30, 2009 and the Interim Consolidated Statements of Operations and Comprehensive Income and Cash Flows for the nine month periods ended September 30, 2009 and 2008 have not been audited, but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, this interim information includes all material adjustments, which, except for the non-cash compensation charge referred to in note 9 and 10, are of a normal and recurring nature, necessary for a fair presentation. The results for the 2009 interim period are not necessarily indicative of results to be expected for the entire year.
2. Business
Five Star Products, Inc. (the “Company” or “Five Star”) owns 100% of Five Star Group, Inc. (the “Five Star Group”), which is a wholesale distributor of home decorating, hardware and finishing products in the northeastern United States. The Company serves independent retail dealers in the Northeast and Mid Atlantic states. Five Star operates two distribution centers located in Newington, Connecticut and East Hanover, New Jersey. All operations are coordinated from Five Star’s New Jersey headquarters. The Company is a wholly owned subsidiary of National Patent Development Corporation (“NPDC”) (see Note 3).
3. Acquisition of minority interest by NPDC
On June 26, 2008, the Company, NPDC and NPDV Acquisition Corp. a wholly owned subsidiary of NPDC (“NPDV”), entered into a Tender Offer and Merger Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on July 24, 2008, NPDV commenced a tender offer to acquire all the outstanding shares of Five Star common stock not held by NPDC or NPDV at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Offer”).
The Offer expired on August 26, 2008, and on August 28, 2008, NPDV merged with and into Five Star (the “Merger”) with Five Star continuing as the surviving corporation, wholly-owned by NPDC. Each share of Five Star common stock outstanding immediately prior to the effective time of the Merger (other than shares held by NPDC, Five Star or NPDV, all of which were cancelled and retired and ceased to exist), were converted in the NPDV-Five Star Merger into the right to receive the price paid pursuant to the Offer, in cash. All issued and outstanding shares of Five Star were converted into one share of common stock. NPDC paid approximately $1,028,000 for the tendered shares, $661,000 for the remaining outstanding shares and incurred expenses related to the Merger of approximately $642,000. The total purchase price for the 17.7% minority interest was $2,331,000. The excess ($642,000) of the purchase price over the stock value of the minority interest acquired has been pushed down to the Company’s financial statements and recorded as customer list and related capital contribution. This intangible asset is being amortized over a five year period. For the nine months ended September 30, 2009 amortization expense amounted to $96,300.

In addition, concurrently with the execution of the Tender Offer Agreement, NPDC and Five Star entered into letter agreements with certain executive officers, employees and directors of Five Star, certain of whom are also directors and executive officers of NPDC, pursuant to which these persons received cash of approximately $182,000 in exchange for the termination of their vested and unvested options to purchase shares of Five Star’s common stock and unvested shares of Five Star’s restricted stock promptly following the completion of the Merger, which was recorded as a charge to additional paid-in capital. In addition, the cash paid by NPDC was accounted for as capital contribution.
Further, as a result of the termination, $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star was charged to operations in the quarter ended September 30, 2008.
Prior to the commencement of the Offer, in accordance with the Tender Offer Agreement, (i) NPDC transferred to NPDV (A) all of the shares of Five Star common stock held by NPDC and (B) a convertible note issued by Five Star’s wholly-owned subsidiary (representing a 77% ownership), and (ii) NPDV converted such note into an aggregate of 7,000,000 shares of Five Star common stock increasing NPDC’s ownership interest in Five Star to 82%.
4. Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “Codification”). Effective July 1, 2009, the Codification became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP), superseding existing rules and related literature issued by the FASB, American Institute of Certified Public Accountants (“AICPA”) and Emerging Issues task Force (“EITF”). The Codification also eliminates the previous US GAAP hierarchy and establishes one level of authoritative GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other literature is considered non-authoritative. The Codification, which has not changed GAAP, was effective for interim and annual periods ended after September 15, 2009. The Company adopted the Codification for the quarter ended September 30, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of the Codification had no impact on the Company’s consolidated financial statements.
In June 2009, the FASB issued amendments to the accounting rules for variable interest entities (VIEs) and for transfers of financial assets. The new guidance for VIEs eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary. In addition, qualifying special purpose entities (QPESs) are no longer exempt from consolidation under the amended guidance. The amendments also limit the circumstances in which a financial asset, or a portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented, and/or when the transferor has continuing involvement with the transferred financial asset. The amendments are effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company does not believe that adoption of these amendments will have any effect on its consolidated financial statements.
In August 2009, the FASB issued amended guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, the fair value of a liability be measured using one or more of the valuation techniques that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. This guidance is effective for the first reporting period (including interim periods) after issuance. The Company adopted this guidance in the quarter ended September 30, 2009. The adoption had no impact on the Company’s consolidated financial statements.
In May 2009, the FASB issued guidelines on subsequent event accounting which sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date and (4) requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted these amendments effective April 1, 2009 and has evaluated subsequent events through the date the financial statements were issued on November 30, 2009.
In April, 2009, the FASB issued additional requirements regarding interim disclosures about fair value of financial instruments to require disclosures about fair value of financial instruments in interim and annual financial statements. The new requirements are effective for interim periods ending after June 15, 2009 and the Company adopted these requirement in the second quarter of 2009. See Note 11.
In March 2008, the FASB issued new disclosure requirements regarding derivative instruments and hedging activities. These requirements give financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. These requirements are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted the requirements effective January 1, 2009. See Note 5.
In December 2007, the FASB issued new guidance on noncontrolling interests in consolidated financial statements. This guidance requires that ownership interests in subsidiaries held by parties other than the parent, be clearly identified, labeled, and presented in the consolidated financial statements within equity, but separate from the parent’s equity. It also requires that once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively for all periods presented. The Company adopted this guidance, effective January 1, 2009, and it did not have any effect on the Company’s consolidated financial statements.
In December 2007, the FASB issued new accounting guidance related to the accounting for business combinations and related disclosures. This guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. It also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. The guidance is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this guidance, effective January 1, 2009, and it did not have any effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued guidance on the fair value option for reporting financial assets and financial liabilities. The guidance provides companies with an option to report selected financial assets and liabilities at fair value. Although effective for the Company beginning January 1, 2008, the Company did not elect to value any financial assets and liabilities at fair value.
In February 2008, the FASB issued amended guidance to delay the fair value measurement and expanded disclosures about fair value measurements for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Effective January 1, 2009, the Company adopted the guidance related to fair value measurements for nonfinancial assets and nonfinancial liabilities and the adoption of such guidance did not have a material effect on the Company’s consolidated financial statements.
5. Derivatives and hedging activities.
In the normal course of business, the Company enters into derivative instruments in order to manage exposure from fluctuation in interest rates. The interest rate swap entered into by Five Star in connection with its loan agreement (see Note 6) is being accounted for on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a cash flow hedge, changes in fair value of the derivative are recognized in other comprehensive income (“OCI”) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. Change in the fair value of the effective portion of an interest rate swap, which has been designated as a cash flow hedge are recognized in OCI and reclassified into earnings as an adjustment of interest expense in the same period during which the hedged transaction effects earnings.
The interest rate swap agreement utilized by the Company effectively modifies the Company’s exposure to interest rate risk by converting $20,000,000 of the Company’s floating-rate debt to a fixed rate basis through June 30, 2011, thus reducing the impact of interest-rate changes on future interest expense.
During the nine months ended September 30, 2009 and 2008, $286,000 of loss and $33,000, of income was recognized in OCI and $490,000 and $67,000, respectively, of loss was reclassified from accumulated OCI into operations as an increase to interest expense.
Bank of America, N.A. has the option to reduce amounts available to the Company under its Restated and Amended Loan and Security Agreement as a result of the liability related to the interest rate swap (see Note 6).
6. Short-term borrowings
On June 27, 2008, Five Star entered into a Restated and Amended Loan and Security Agreement (the “Amended Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Amended Loan Agreement extends the maturity date of that certain Loan and Security Agreement, dated as of June 20, 2003, entered into by Five Star and Bank of America (through its predecessor Fleet Capital Corporation), as amended (the “2003 Loan Agreement”), until June 30, 2011. The 2003 Loan Agreement, as amended by the Amended Loan Agreement, is referred to herein as the “Loan Agreement”.
The Loan Agreement provides Five Star with a $35,000,000 revolving credit facility (“Revolving Credit Facility”), subject to a $3,500,000 sub-limit for letters of credit. The Revolving Credit Facility allows

Five Star to borrow up to (a) 85% of eligible receivables plus (b) the greater of (i) the lesser of $20,000,000 or 65% (to be reduced by 1% per quarter commencing July 1, 2008) of eligible inventory, or (ii) the lesser of $20,000,000 or 85% of the appraised net orderly liquidation value of eligible inventory minus (c) the amount of outstanding letter of credit obligations, as those terms are defined therein. At September 30, 2009, Five Star was borrowing 54.7% of eligible inventory. All obligations under the Revolving Credit Facility are collateralized by first priority liens on all of Five Star’s existing and future assets.
Loans made to Five Star under the Revolving Credit Facility bear interest at a per annum rate based on the Base Rate of Bank of America, as defined, plus 2.25%, as modified, or at a per annum rate based on LIBOR plus 325 basis points, as modified, at Five Star’s election. The LIBOR and Base Rate margins are subject to adjustment based on certain performance benchmarks. At September 30, 2009, the LIBOR and Base Rate margins were 400 basis points and 3%, respectively. At September 30, 2009, $15,868,000 was outstanding under the Loan Agreement and approximately $4,518,000 was available to be borrowed. Substantially all of Five Star’s assets are pledged as collateral for these borrowings. The amount available at September 30, 2009 reflects a $937,000 reduction in availability as a result of liability for the interest rate swap.
In connection with the Amended Loan Agreement, Five Star also entered into an interest rate swap with Bank of America which has been designated as a cash flow hedge. Effective June 30, 2008 through June 30, 2011, Five Star will pay a fixed interest rate of 3.62% to Bank of America on notional principal of $20,000,000. In return, Bank of America will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Amended Loan Agreement is not included in, and will be paid in addition to, this fixed interest rate of 3.62%. The fair value of the interest rate swap amounted to a liability of $907,000 at September 30, 2009. Changes in the fair value of the interest rate swap, which are effective as a hedge were recognized in other comprehensive income.
Under the Loan Agreement, Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios. Five Star was in compliance with its amended covenants as of September 30, 2009 and although there can be no assurance, Five Star anticipates to be in compliance in future quarters.
7. Related party transactions
(a) Management agreement
NPDC provides legal, tax, business development, insurance and employee benefit administration services to the Company pursuant to a management services agreement, for a fee of $40,000 per month in 2008 and 2009. The agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of any renewal thereof.
Fees incurred under the agreement totaled $360,000 for the nine months ended September 30, 2009 and 2008, and are included in selling, general and administrative expenses in the consolidated statements of operations. At September 30, 2009, the amount due to NPDC under the agreement was $153,000.
In addition, NPDC incurred certain expenses on behalf of Five Star, primarily involving insurance, legal and other professional expenses. Five Star reimbursed NPDC for such expense, which amounted to approximately, $186,000 and $373,000 for the nine months ended September 30, 2009 and 2008, respectively.

(b) Related party debt
Five Star Group issued an unsecured note (the “Note”) payable to a wholly-owned subsidiary of NPDC, which was scheduled to mature on June 30, 2006. On July 28, 2006, the Company and NPDC agreed to extend the Note for a one-year term maturing on June 30, 2007. The interest rate on the Note remained at 9% per annum.
On March 2, 2007, the Company and NPDC amended the Note: (i) to extend the maturity date from June 30, 2007 to June 30, 2009; (ii) to add a conversion feature such that the holder of the Note, at its option, may convert the principal of the Note, and any accrued interest, into shares of the Company’s common stock at a fixed conversion price of $0.40 per share; and (iii) to eliminate the Company’s right to prepay the Note prior to maturity. The Company also granted NPDC certain registration rights with respect to the shares of the Company’s common stock issuable upon exercise of the Note pursuant to a Registration Rights Agreement, dated as of March 2, 2007, between the Company and NPDC. The carrying value of the Note before the amendment approximated the fair value of the amended Note; therefore, no gain or loss was recognized as the result of the modification. For each of the nine month periods ending September 30, 2009 and 2008, the Company incurred interest expense on the Note of $0 and $147,000, respectively. On July 16, 2008, NPDC transferred the Note to NPDV and on July 21, 2008, NPDV converted the Note (see Note 2). The Note was subordinated to the indebtedness under the Amended Loan Agreement.
(c) Other related party transactions
On April 5, 2007, the Company, in connection with its acquisition of Right-Way entered into a lease for a warehouse with a company owned by the former principal of Right-Way who presently serves as an officer of the Company. The lease has an initial term of five years with two successive five-year renewal options and provides for an annual rent of $325,000, subject to adjustment. Rent expense for the warehouse for the nine months ended September 30, 2009 and 2008 was $210,000 and $244,000, respectively. The Company also has an option to purchase the warehouse at any time during the initial term of the lease for $7,750,000, subject to 3% annual adjustment.
8. Income taxes
Commencing on July 21, 2008, as a result of NPDC acquiring 82.3% minority interest in Five Star, through conversion of a note (see Note 2), Five Star was included in NPDC’s consolidated federal income tax return. Prior thereto, Five Star together with its subsidiaries filed its own consolidated federal tax return. The tax provision included in these accompanying financial statements is computed as if Five Star continues to file its own consolidated federal income tax return.
9. Stock based compensation
On March 1, 2007, the Board of Directors of Five Star adopted the Five Star Products, Inc. 2007 Incentive Stock Plan (the “2007 Plan”), which was approved by the Company’s stockholders in December 2007. Under the 2007 Plan, the Company may grant awards of non-qualified stock options, incentive stock options, restricted stock, stock units, performance shares, performance units, and other incentives payable in cash or in shares of Company common stock to officers, employees or members of the Board of Directors of the Company and its subsidiaries. The Company is authorized to grant an aggregate of 2,500,000 shares of Company common stock under the 2007 Plan. The Company may issue new shares or use shares held in treasury to deliver shares for equity grants or upon exercise of non-qualified stock options.

From March to July, 2007, the Company granted options under the 2007 Plan to purchase an aggregate of 575,000 shares of Company common stock with exercise prices $0.38 — $0.78 per share, to certain executives of the Company and its subsidiaries. The options vest only upon the achievement by the Company of certain EBITDA targets for each of the three consecutive fiscal years beginning with the fiscal year ended December 31, 2007, or in the aggregate for such three-year period, and are contingent upon continued employment with the Company or its subsidiaries.
Additionally, on March 2, 2007, the Company modified the EBITDA targets for 400,000 options granted to an executive officer of the Company in October 2006, for which no compensation expense was recognized in the fiscal year ended December 31, 2006, as achievement of performance criteria was determined to be less than probable. The Company estimated the aggregate fair value of the options granted and modified to be $354,000, based on the Black-Scholes valuation model using the following weighted-average assumptions: dividend yield 0%, expected volatility 106%, risk-free interest rate 4.55% and expected life 3.8 years.
On March 31, 2008 the Company determined that performance targets for 2007 were achieved and in addition to $84,000 of compensation expense recognized during the year ended December 31, 2007 in respect of the above grants, the Company recognized $24,000 of compensation expense.
On March 2, 2007, the Company granted to its President and Chief Executive Officer 1,000,000 shares of restricted stock, valued at $0.38 per share (representing an aggregate value of $380,000), which vest upon the Company meeting certain EBITDA targets for 2007 and the subsequent two consecutive years, or in the aggregate for such three-year period, contingent upon his continued employment with the Company and NPDC. Because the performance target for the fiscal year ended December 31, 2007 was met, 333,000 shares of restricted stock vested on March 31, 2008, the date when the performance target was determined to be achieved, and related compensation expense of $21,000 was recognized for the three months then ended.
Following completion of the merger (see Note 3) outstanding options and unvested shares of restricted stock were terminated in exchange for cash compensation of approximately $182,000. In connection therewith $488,000 of total unrecognized compensation cost related to these equity awards was charged to expenses.
10. Shareholders equity
On March 2, 2007, S. Leslie Flegel was named a director of NPDC and the Company and was appointed Chairman of the Board of the Company. Mr. Flegel entered into a three-year agreement with the Company, which was to expire on March 1, 2010 (the “2007 Five Star Flegel Agreement”) and provided for an annual fee of $100,000 and reimbursement (i) for all travel expenses incurred in connection with his performance of services for the Company and (ii) beginning in November 2007, for up to $125,000 per year of the cost of maintaining an office. In addition, Mr. Flegel was issued 2,000,000 shares of Company common stock, all of which were fully vested and not subject to forfeiture. The 2,000,000 shares of Company common stock were valued at $720,000 based on the closing price of Company common stock on March 2, 2007, which was the date of grant. Such amount was recorded as prepaid expenses and was being charged to compensation expense over the term of the agreement. The charge for the year ended December 31 2007 was $200,000 and in March 2008, upon resignation of Mr. Flegel, as described below, the Company expensed the remaining value of the grant.

On March 2, 2007, NPDC and Mr. Flegel entered into an agreement with NPDC (the “2007 NPDC Flegel Agreement”) pursuant to which NPDC sold to Mr. Flegel 200,000 shares of NPDC common stock at a price of $2.40 per share, or $480,000 in the aggregate. Pursuant to the 2007 NPDC Flegel Agreement, Mr. Flegel had the right to exchange any or all of the 200,000 shares of NPDC common stock for Company common stock held by NPDC at the rate of six shares of the Company’s common stock for each share of NPDC common stock. The value of the option to convert the NPDC stock held by Mr. Flegel into shares of Company common stock, which amounted to $264,000, was being recognized as compensation expense and additional paid-in capital by the Company over the three-year term of the agreement. For the year ended December 31, 2007, the Company recognized a compensation expense of approximately $73,000 and in March 2008, upon resignation of Mr. Flegel, as described below, the Company expensed the remaining value of the option.
On March 25, 2008, Mr. Flegel resigned as director and Chairman of the Board of the Company, and as a director of NPDC, effective immediately. In connection with Mr. Flegel’s resignation, the Company, NPDC and Mr. Flegel entered into an agreement, dated March 25, 2008 (the “2008 Flegel Agreement”), pursuant to which Mr. Flegel sold to NPDC (i) 200,000 shares of NPDC common stock referred to above, at $3.60 per share and (ii) 1,698,336, shares of Company common stock at $0.60 per share. In addition, Mr. Flegel’s children and grandchildren sold to NPDC an additional 301,664 shares of the Company common stock at $0.60 per share. The market value of the Company’s common stock on March 25, 2008 was $2.40 per share. The excess cash paid of $1.20 per share over the market value on the 200,000 shares of the Company’s common stock purchased from Mr. Flegel, or $240,000, was deemed to be the settlement of the option to exchange NPDC common stock for Five Star common stock and was charged to Additional paid-in capital. Five Star recorded a compensation charge of $1,096,000 in 2008 related to the above transactions, including the unrecognized value of 2,000,000 shares of Five Star common stock issued and the option to convert the 200,000 shares of NPDC common stock discussed above. In addition, the expense included $440,000, which represents the excess of the purchase price over the quoted market price of the 2,000,000 shares of Five Star common stock on the date of the agreement to acquire such shares.
11. Fair value of financial instruments
The carrying value of cash, accounts receivable and accounts payable approximate estimated fair value because of short maturities. The carrying value of short term borrowings approximates estimated fair value because borrowings accrue interest which fluctuates with changes in LIBOR or prime.
Derivative instruments are carried at fair value representing the amount the Company would receive or pay to terminate the derivative.

RISK FACTORS
     You should carefully consider the following risk factors relating to the sale before you decide whether to vote for the proposal to approve and authorize the sale. You should also consider the other information in this proxy statement and the additional information in our other reports that we file with the SEC.
If we fail to complete the sale, our business may be harmed.
     The sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders, or that the other conditions to closing the sale will be satisfied. As a result, we cannot assure you that the sale will be completed. If our stockholders fail to approve the proposal at the Special Meeting or if the sale is not completed for any other reason, the market price of our common stock may decline. As a result of our public announcement of the sale, third parties may be unwilling to enter into material agreements with respect to Five Star Group. New and existing customers may prefer to enter into agreements with our competitors because our customers perceive that such relationships are likely to be more stable. If we fail to complete the sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition.
If the sale disrupts the operations of our business and prevents us from realizing intended benefits, our business may be harmed.
     The sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:
•	loss of key employees or customers;

•	failure to adjust or implement our business model;

•	additional expenditures required to facilitate this sale; and

•	the diversion of management’s attention from our day-to-day business.
If our stockholders do not approve and authorize the sale, there may not be any other offers from potential acquirers.
     If our stockholders do not approve the sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with National Patent or be willing to offer a reasonable purchase price.
We will be unable to compete with Merit for three years after the date of the closing.
     The Stock Purchase Agreement includes a non-competition obligation for a period of three years from the closing of the sale. Therefore, we will not be able to engage in the business conducted by Five Star Group during such period.

We do not anticipate that stockholders will receive any proceeds from the sale, even if stockholders vote in favor of the sale.
     National Patent will use a portion of the proceeds of the sale to pay certain indebtedness and other obligations of Five Star Products. Our board of directors will consider a number of alternatives for the use of the balance of the net proceeds. We do not anticipate that stockholders will receive any portion of the proceeds from the sale even if stockholders approve the sale and the sale closes .
Following the consummation of the sale, we will likely be classified as an inadvertent investment company.
     We are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. However, under the Investment Company Act, a company may fall within the scope of being an “inadvertent investment company” under section 3(a)(1)(C) of the such Act if the value of its investment securities (as defined in the Investment Company Act) is more than 40% of its total assets (exclusive of government securities and cash and certain cash equivalents).
     Our investment securities will likely have a value in excess of 40% of the value of our total assets (exclusive of government securities and cash and certain cash equivalents) following the closing of the sale.
     An inadvertent investment company can avoid being regulated as an investment company if it can rely on certain of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act and similar SEC principles and guidance, allows an inadvertent investment company (as a “transient investment company”) a grace period of one year from the date of classification (in our case, the date of stockholder approval of the sale), which is anticipated to be January 14, 2010), to be engaged primarily in businesses other than investing, reinvesting, owning, holding or trading in securities.
     In order to cease being an inadvertent investment company, we intend to acquire one or more operating businesses, or at least controlling interests in one or more operating businesses, so that our principal business will be other than that of investing, reinvesting, owning, holding or trading in securities. There can be no assurance that we will be able to complete such acquisitions by the applicable deadline.
If National Patent were required to register as an “investment company” under the Investment Company Act following the consummation of the sale, applicable restrictions could make it impractical for National Patent to continue its business as contemplated and could have a material adverse effect on National Patent’s business.
     The Investment Company Act and the rules thereunder contain detailed requirements for the organization and operation of investment companies. If National Patent were required to register under the Investment Company Act, applicable restrictions and other requirements could make it impractical for National Patent to continue its business as contemplated and could have a material adverse effect on National Patent’s business. In the event that National Patent were to be required to register as an investment company under the Investment Company Act, National Patent would be forced to comply with substantive requirements under the Act, including:
•	limitations on our ability to borrow;

•	limitations on our capital structure;

•	limitations on the issuance of debt and equity securities,

•	restrictions on acquisitions of interests in partner companies;

•	prohibitions on transactions with affiliates;

•	prohibitions on the issuance of options and other limitations on our ability to compensate key employees;

•	certain governance requirements,

•	restrictions on specific investments; and

•	reporting, record-keeping, voting and proxy disclosure requirements.
     In the event that National Patent were to be deemed to be an investment company subject to registration as such under the Investment Company Act, compliance costs and burdens upon National Patent may increase and the additional requirements may constrain National Patent’s ability to conduct its business, which may adversely affect National Patent’s business, results of operations or financial condition.
After the consummation of the sale, we believe that we will be a shell company under the federal securities laws.
     Following consummation of the sale, we will have no or nominal operations. Pursuant to Rule 405 of the Securities Act and Exchange Act Rule 12b-2, a shell company is defined as a registrant that has no or nominal operations, and either:
•	no or nominal assets;

•	assets consisting solely of cash and cash equivalents; or

•	assets consisting of any amount of cash and cash equivalents and nominal other assets.
     Our pro forma condensed consolidated balance sheet reflects that after closing, our assets will consist primarily of cash and cash equivalents. Accordingly, we believe that after consummation of the sale, we will be a shell company. Applicable securities rules prohibit shell companies from using a Form S-8 registration statement to register securities pursuant to employee compensation plans and from utilizing Form S-3 for the registration of securities for so long as we are a shell company and for 12 months thereafter.
     Additionally, Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company. To the extent that we acquire a business in the future, we must file a current report on Form 8-K containing the financial and other information required in a registration statement on Form 10 within four business days following completion of such a transaction.
     To assist the SEC in the identification of shell companies, we will also be required to check a box on our quarterly reports on Form 10-Q and our annual reports on Form 10-K indicating that we are a shell company.

To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company. In addition, under Rule 144 of the Securities Act, a holder of restricted securities of a “shell company” is not allowed to resell their securities in reliance upon Rule 144. Preclusion from any prospective purchase using the exemptions from registration afforded by Rule 144 may make it more difficult for us to sell equity securities in the future and the inability to utilize registration statements on Forms S-8 and S-3 would likely increase our cost to register securities in the future. Additionally, the loss of the use of Rule 144 and Forms S-3 and S-8 may make investments in our securities less attractive to investors and may make the offering and sale of our securities to employees, directors and others under compensatory arrangements more expensive and less attractive to recipients.
National Patent will incur significant expenses in connection with the sale and could be required to make significant payments if the Stock Purchase Agreement is terminated under certain conditions.
     Under certain circumstances, National Patent would be obligated to pay Merit $2 million in liquidated damages if the Stock Purchase Agreement is terminated. Further, National Patent expects to pay legal fees, accounting fees and proxy costs whether the sale closes or not. Any significant expenses or payment obligations incurred by National Patent in connection with the sale could adversely affect its financial condition and cash position.
Until National Patent selects a particular industry or target business with which to complete a business combination, you will be unable to ascertain the merits or risks of the industry or business in which we may ultimately operate.
     After the close of the sale, we intend to develop or acquire a majority interest or at least a controlling interest (as defined for purposes of the Investment Company Act) in a company (or companies) with principal business operations in an industry that we believe will provide significant opportunities for growth and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that all of the significant risks present in that target business will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to affect.
Resources will be expended in researching potential acquisitions that might not be consummated.
     The investigation of target businesses and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention in addition to costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control.
There can be no guarantee that we will quickly identify a potential target business or complete a business combination.
     The process to identify potential acquisition targets, to investigate and evaluate the future business prospects thereof and to negotiate an acceptable purchase agreement with one or more target companies can be time consuming and costly. We may incur operating losses, resulting from payroll, rent and other overhead and professional fees, while we are searching for a business to acquire.
     After the sale, it is possible that we may be treated as a personal holding company or subject to the accumulated earnings tax, which could adversely affect our operating results and financial condition.
     After the sale, we may realize substantial “personal holding company income” within the meaning of Section 543 of the Internal Revenue Code from investment of the sale proceeds. This could be significant if it were determined that we were a “personal holding company” for federal income tax purposes. We have not determined whether our stock ownership could make us a personal holding company within the meaning of these rules. See “Material U.S. Federal Income Tax Consequences” on page 93 for a further explanation of matters relating to personal holding company tax issues.
     In the event that we or any of our subsidiaries were determined to be a personal holding company, we or the subsidiary could be liable for additional taxes, and possibly interest and penalties, based on the undistributed personal holding company income and the tax rate in effect at that time, unless we decide to fully abate the tax by the payment of a dividend (such a dividend would not eliminate interest and penalties). We are unable to quantify the amount of tax that we could be liable for or the dividend that we could elect to pay for future periods, because such amounts, if any, would be based upon the application of the personal holding company income rules to the results of our future operations.
     If we or any of our subsidiaries were to pay personal holding company tax (and possibly interest and penalties), this could significantly increase our consolidated tax expense and adversely affect our operating results. In addition, if tax rates increase in the future, the amount of any personal holding company tax we or any of our subsidiaries may have to pay could increase significantly, further impairing our operating results. In that regard, the personal holding company tax rate, which is currently 15%, is scheduled to return to ordinary income tax rates for tax years beginning on or after January 1, 2011. If we were deemed to be a personal holding company and, instead of paying the personal holding company tax, we elected to pay a dividend to our stockholders in an amount equal to all or a significant part of our undistributed personal holding company income, we could consume a significant amount of cash resources and be unable to retain or generate working capital. This could adversely affect our financial condition. As a result, if we pay such a dividend, we may decide to seek additional financing, although that financing might not be available to us when and as required on commercially reasonable terms.
     If we or our subsidiaries were determined not to be personal holding companies, we could still possibly be subject to the accumulated earnings tax if we were found to be a “mere holding company” or to have accumulated earnings beyond the reasonable needs of the business. The accumulated earnings tax rate is currently 15% but is scheduled to increase to ordinary income tax rates in taxable years beginning on or after January 1, 2011. As discussed above with respect to the personal holding company tax, the amount of any accumulated earnings tax we might have to pay could impair our operating results or, if we declared dividends in amounts sufficient to avoid the accumulated earnings tax, deplete our cash resources. See “Material U.S. Federal Income Tax Consequences” on page 93 for a further explanation of matters relating to accumulated earnings tax issues.
REGULATORY MATTERS
     There are no material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, for the completion of the sale, other than the filing of this proxy statement, in preliminary and definitive form, with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Material Federal Income Tax Consequences of the Proposed Sale
The following discussion summarizes the material United States federal income tax consequences to us of the proposed sale of the stock of Five Star Products to Merit pursuant to the Stock Purchase Agreement.
     The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service, or IRS, could adopt a position contrary to that presented in the following discussion. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed transaction to us.
Federal Income Tax Consequences to Us of the Proposed Sale of the Stock of Five Star Products.
     As a result of the proposed sale, we will sell all of the capital stock of Five Star Products to Merit in exchange for $33,124,000 in cash, subject to adjustment as provided in the Stock Purchase Agreement. The sale of the stock of Five Star Products will be treated for federal income tax purposes as a deemed sale of the assets of Five Star Products and its wholly-owned subsidiary, Five Star Group, in accordance with elections to be made jointly by National Patent and Merit under Section 338(h)(10) of the Internal Revenue Code. The aggregate deemed sales price of those assets will be allocated among each asset in accordance with the requirements of Section 338(h)(10) of the Internal Revenue Code and applicable Treasury Regulations thereunder.
     We will realize taxable gain or loss on the deemed asset sale measured by the difference between the proceeds received by us on such sale and our adjusted tax basis in the assets sold. To the extent that any taxable gain with respect to the deemed asset sale is recognized, the transaction may result in federal income tax liability to us. It is also possible that the IRS could disagree with the allocation of the aggregate deemed sale price or the amount deemed received by us in the transaction. If the IRS successfully asserted a different position on those issues, that could possibly increase our federal income tax liability as a result of the proposed sale.
     After the sale, we may realize substantial “personal holding company income” within the meaning of Section 543 of the Internal Revenue Code from investment of the sale proceeds. In general, passive investment income such as dividends, interest, and certain rents and royalties, constitutes “personal holding company income.” Section 541 of the Internal Revenue Code imposes a tax of 15% on the undistributed “personal holding company income” of a corporation, but only if the corporation is a “personal holding company”, or PHC. (The applicable tax rate is scheduled to increase to 35% in 2011.) A PHC is any corporation (with exceptions not here relevant) if (i) at least 60% of its adjusted ordinary gross income for the taxable year is “personal holding company income,” and (ii) at any time during the last half of the taxable year more than 50% in value of the corporation’s stock is owned, directly or indirectly, by or for not more than 5 individuals. For purposes of these rules, Section 544 of the Internal Revenue Code applies complex rules of attribution of stock ownership among stockholders. We have not determined whether our stock ownership could make us a PHC within the meaning of these rules. If it were determined that we were a PHC, then it is possible that we could become subject to the personal holding company tax on undistributed “personal holding company income” following the sale of the stock of Five Star Products, Inc.

     If we are not a PHC, then it is possible that we could be exposed to accumulated earnings tax after the sale. Section 531 of the Internal Revenue Code imposes a 15% tax on the “accumulated taxable income” of a corporation other than a PHC, a tax-exempt corporation, or a passive foreign investment company if the corporation is formed or availed of for the purpose of avoiding income tax with respect to its stockholders by permitting earnings and profits to accumulate instead of being distributed. (The applicable tax rate is scheduled to increase to 39.6% in 2011.) A corporation other than a “mere holding or investment company” is allowed a credit against its accumulated taxable income for the amount of its earnings and profits as are retained for the reasonable needs of the business. In the case of a “mere holding or investment company,” however, the credit allowed is the amount (if any) by which $250,000 exceeds the accumulated earnings and profits of the corporation at the close of the preceding taxable year. If we invest the proceeds of sale for a sustained period of time before committing them to an active business use, it is possible that the IRS could take the position that we had become a “mere holding or investment company” or had accumulated earnings beyond the reasonable needs of the business and that we should therefore be liable for the accumulated earnings tax.
     Tax matters are complex, and the tax consequences of the sale and their effect on you will depend on the facts of your particular situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences.
APPRAISAL RIGHTS
     No dissenters’ or appraisal rights are available to National Patent stockholders under the General Corporation Law of the State of Delaware, National Patent’s certificate of incorporation or its bylaws in connection with the sale.
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SALE.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
Security Ownership of Principal Stockholders
     The following table sets forth the number of shares of common stock beneficially owned as of November 2, 2009 by each person who is known by National Patent to own beneficially more than five percent of National Patent’s outstanding common stock other than executive officers or directors of National Patent, whose beneficial ownership is reflected in the Security Ownership of Directors and Executive Officers table below.  There were 17,561,240 shares of National Patent common stock outstanding on November 2, 2009.
Security Ownership of Principal Stockholders Table

Name and Address	Amount and Nature of Beneficial
of Beneficial Owner	Ownership		Percent of Class
Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	3,666,253	(1)	20.88%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	2,062,483	(2)	11.74%

Frost Gamma Investments Trust 4400 Biscayne Blvd. Miami, FL 33137	1,601,000	(3)	9.11%

Ilex Partners, L.L.C. 650 Madison Avenue – 17th Floor New York, New York 10022	1,078,655	(4)	6.14%

Carl E. Warden 1516 Country Club Drive Los Altos, CA 94024	922,173	(5)	5.25%

(1)	Based on a Schedule 13D/A filed jointly by Bedford Oak Advisors, LLC (“Bedford Oak”), Bedford Oak Capital, L.P. (“Capital”), Bedford Oak Acorn, L.P. (“Acorn”) and Mr. Eisen with the SEC on October 9, 2008. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak, the investment manager of Capital and Acorn and certain other private investment partnerships. Does not include options to purchase 1,666,666 shares of National Patent common stock exercisable by Mr. Eisen within 60 days of November 2, 2009. See Security Ownership of Directors and Executive Officers table below.

(2)	Based on a Schedule 13D/A filed jointly by Gabelli Funds, LLC, GGCP, Inc., GAMCO Investors, Inc., GAMCO Asset Management, Inc., MJG Associates, Inc., Teton Advisors and Mario J. Gabelli with the SEC on March 17, 2009.

(3)	Based on a Schedule 13G filed by Frost Gamma Investments Trust with the SEC on February 12, 2009.

(4)	Based on a Schedule 13G filed jointly by Ilex Partners, L.L.C., Steinhardt Overseas Management, L.P. and Michael H. Steinhardt with the SEC on May 13, 2009.

(5)	Based on a Schedule 13G filed by Carl Warden with the SEC on May 21, 2007. Includes 43,500 shares of National Patent common stock held by the Carl and Vicki Warden Family Foundation, of which Mr. Warden is the trustee. Mr. Warden disclaims beneficial ownership of the 43,500 shares of National Patent common stock held by the Carl and Vicki Warden Family Foundation.

Security Ownership of Directors and Executive Officers
     The following table sets forth the beneficial ownership of National Patent’s outstanding common stock as of November 2, 2009 by each person who is a director or named executive officer of National Patent, naming each such person, and all persons who are currently directors and executive officers of National Patent, as a group.
Security Ownership of Directors and Executive Officers Table

	Amount and Nature of
	Beneficial
Name	Ownership		Percent of Class
Harvey P. Eisen	5,332,919	(1)	27.74%
John C. Belknap	400,000	(2)	*
Scott N. Greenberg	92,101	(3)(4)	*
Talton R. Embry	84,242	(4)	*
Lawrence G. Schafran	90,428	(4)	*
Ira J. Sobotko	67,291	(4)	*
James Schreiber	0	(5)	*
Directors and executive officers as a group (7 persons) (6)	6,066,981		30.50%

*	The number of shares owned is less than one percent of the outstanding shares.

(1)	Includes 3,658,400 shares of National Patent common stock beneficially owned by Bedford Oak, Capital and Acorn. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak, the investment manager of Capital and Acorn. See footnote 1 to Principal Stockholders table above. Also includes 7,853 shares of National Patent common stock owned by Mr. Eisen individually and 1,666,666 shares of National Patent common stock issuable upon the exercise of options that are exercisable by Mr. Eisen within 60 days of November 2, 2009.

(2)	All shares of National Patent common stock are issuable upon the exercise of options exercisable within 60 days of November 2, 2009.

(3)	Includes 4,000 shares of National Patent common stock held by members of Mr. Greenberg’s family, and 5,867 shares of National Patent common stock allocated to Mr. Greenberg’s account pursuant to the provisions of the GP Strategies Retirement Savings Plan. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of National Patent common stock held by members of his family. Mr. Greenberg ceased serving as National Patent’s Chief Financial Officer effective July 31, 2007.

(4)	Includes 66,666 shares of National Patent common stock issuable to each of Messrs. Embry, Greenberg, Schafran and Sobotko upon the exercise of options, all of which are currently exercisable.

(5)	Mr. Schreiber became a director of National Patent on November 11, 2009.

(6)	Includes Messrs. Eisen, Greenberg, Embry, Schafran and Schreiber, each of whom is a current director of National Patent, Mr. Belknap, who is currently a director and a named executive offer of National Patent, and Mr. Sobotko, who is currently a named executive officer of National Patent.

STOCKHOLDER PROPOSALS
     Proposals of stockholders which are eligible under SEC rules to be included in National Patent’s 2010 proxy materials must be received by the Corporate Secretary of National Patent no later than July 21, 2010. If National Patent changes the date of its 2010 annual meeting to a date more than 30 days from the original date of its 2009 Annual Meeting, then the deadline for submission of stockholder proposals under SEC rules will be changed to a reasonable time before National Patent begins to print and mail its proxy materials. If National Patent changes the date of its 2010 annual meeting in a manner that alters the deadline, National Patent will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its stockholders by another reasonable method.
     Under our by-laws, in addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, written notice containing the information specified in our by-laws regarding the stockholder and each matter such stockholder proposes to bring before the annual meeting must be delivered to, or mailed and received by, the Corporate Secretary of National Patent at the principal executive offices of National Patent not less than 90 prior to the anniversary date of the immediately preceding annual meeting. Accordingly, to be timely, a stockholder’s notice to the Corporate Secretary of National Patent (containing the information specified in our by-laws regarding the stockholder and the proposed action) must be delivered to or mailed and received at the principal executive offices of the Corporation no later than September 29, 2010. If the 2010 annual meeting is called for a date that is not within 30 days of the anniversary date, under our by-laws, the Corporate Secretary of National Patent must receive written notice (containing the information specified in our by-laws regarding the stockholder and the proposed action) from any stockholder who wishes to have a matter considered at the 2010 annual meeting no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made.
OTHER MATTERS
     As of the date of this proxy statement, National Patent knows of no business that will be presented for consideration at the Special Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Special Meeting as recommended by the board of directors or, if no such recommendation is given, in the discretion of the proxy holders.
HOUSEHOLDING OF PROXY STATEMENT
     In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and attachments. However, if you are a stockholder of record at such address and you wish to receive a separate copy of this proxy statement and its attachments or future proxy statements (as applicable), you may contact Ira J. Sobotko Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent, at National Patent Development Corporation, 903 Murray Road, East Hanover, New Jersey 07936, or by calling him at telephone number (973) 428-4600, ext. 117. We will deliver separate copies of this proxy statement and its attachments immediately upon written or oral request.

     If you participate in householding and would like to receive a separate copy of the proxy statement and its attachments, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.
WHERE YOU CAN FIND MORE INFORMATION
     National Patent files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. National Patent’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
QUESTIONS
     If you have any questions about this proxy statement or the sale or need assistance with the proxy procedures, you should contact Ira J. Sobotko Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent, at National Patent Development Corporation, 903 Murray Road, East Hanover, New Jersey 07936, at telephone number (973) 428-4600, ext. 117, or by e-mail at info@npdc.com.
     Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of our board of directors, and return it in the enclosed envelope.
By Order of the Board of Directors,
HARVEY P. EISEN
Chairman, Chief Executive Officer
and President

Annex A — Stock Purchase Agreement
Execution Copy
STOCK PURCHASE AGREEMENT
BY AND AMONG
THE MERIT GROUP, INC.
AND
NATIONAL PATENT DEVELOPMENT CORPORATION
DATED AS OF NOVEMBER 24, 2009

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of November 2009 (the “Execution Date”), by and between The Merit Group, Inc., a South Carolina corporation (“Buyer”) and National Patent Development Corporation, a Delaware corporation (“Seller”). All capitalized terms used in this Agreement, but not otherwise defined, are set forth in Exhibit A.
W I T N E S S E T H:
     WHEREAS, Seller is the owner and holder of record of all of the issued and outstanding stock (the “Stock”) of Five Star Products, Inc., a Delaware corporation (“Target”), and Target is the holding company and sole shareholder of Five Star Group, Inc., a Delaware corporation (“Operating Company”);
     WHEREAS, Operating Company is solely engaged in the Business, all of the operations relating to the Business are conducted by Operating Company, and neither Target nor Seller are directly engaged in the Business;
     WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the Stock, according to the terms and subject to the conditions of this Agreement; and
     WHEREAS, upon consummation of the purchase and sale of Stock as contemplated by this Agreement, Buyer shall own all of the issued and outstanding stock of Target.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
Purchase and Sale of the Stock
     On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, all of Seller’s right, title and interest in and to the Stock.
ARTICLE 2
Purchase Price; Adjustment; Allocation; Closing
     2.1 Purchase Price. Subject to the adjustments set forth in Section 2.2 below, the aggregate purchase price for the Stock shall be Thirty three million one hundred twenty four thousand Dollars and No Cents ($33,124,000) (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available federal funds pursuant to written wiring instructions to be provided by Seller prior to the Closing. All payments to Seller shall be made in U.S. Dollars. All sales, transfer, documentary, stamp, recording and other similar taxes and/or fees and taxes (if any) which may be due or payable in connection with the sale of the Stock pursuant hereto shall be borne by Seller.

     2.2 Adjustments to Purchase Price.
          (a) Cash Flow Adjustment.
               (i) At the Closing, the Purchase Price shall be adjusted either (a) by increasing the Purchase Price, dollar for dollar, based on any increase (excluding any increase or decrease directly attributable to income tax payments or refunds) in the amount of Revolving Indebtedness from March 31, 2009 through the Closing Date, or (b) by decreasing the Purchase Price, dollar for dollar, based on any decrease (excluding any increase or decrease directly attributable to income tax payments or refunds) in Revolving Indebtedness from March 31, 2009 through the Closing Date.
               (ii) Schedule 2.2(a)(ii) identifies the accounts and balances comprising Revolving Indebtedness as of December 31, 2008 and as of March 31, 2009. Seller and Buyer agree that any and all cash held or received by Operating Company, Target, or Seller or any of its other affiliates in respect of the Business (other than the payments received by Seller from either Target or Operating Company described on Schedule 2.2(a)(ii)) during the period from the close of business on March 31, 2009 to the close of business on the Closing Date shall be applied against and reduce Revolving Indebtedness and that such application shall be subject to verification by Buyer in connection with the determination of the appropriate cash flow adjustment to the Purchase Price contemplated by this Section 2.2; provided that nothing in this sentence shall prohibit or restrict Target or Operating Company re-borrowing funds against the Revolving Indebtedness for any purpose not otherwise prohibited by the terms of this Agreement. Seller agrees not to direct, or to allow Target or Operating Company to direct, that any payment payable to Operating Company, Target, or Seller in respect of the Business be made to any party other than Operating Company or Target. In addition, any and all fees, costs and expenses incurred by Operating Company, Target, or Seller in connection with this Agreement, including without limitation any severance payments to be made pursuant to the Employee Agreement, or the negotiation and consummation of the transactions contemplated hereby shall be excluded in determining Revolving Indebtedness as of the Closing Date and shall be paid by Seller.
               (iii) Bank of America’s determination of the amounts owed to it under the Operating Company’s revolving line of credit, absent manifest error, shall be presumed to be accurate in all respects. If Buyer and Seller fail to agree on the amount of the Revolving Indebtedness by 2:00 p.m. on the Closing Date, then the amount in dispute shall be held in escrow pursuant to an agreement substantially in the form attached hereto as Exhibit B instead of being included in the calculation of the Purchase Price at Closing pending resolution of the dispute and either party may request that the dispute shall be submitted to the Arbiter (or if the Arbiter refuses the engagement, to another party who need not be an accountant, as selected by Buyer and Seller) to resolve any remaining dispute as the amount in accordance with Section 2.2, which resolution shall be final, binding, conclusive and non-appealable. The parties shall instruct the Arbiter to deliver its written determination not later than the thirtieth (30th) day after the dispute is referred to the Arbiter. The Arbiter shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value of such item claimed by either party. The party whose proposed calculation of the Revolving Indebtedness is closest to the final calculation of Revolving

Indebtedness set by the Arbiter shall pay a share of the fees and expenses of the Arbiter equal to the total fees and expenses of the Arbiter multiplied by a fraction the numerator of which is the difference between the proposed calculation of such party and Arbiter’s final calculation and the denominator of which is the amount of the difference between the proposed calculations of the parties. The other party shall pay the balance of the Arbiter’s fees and expenses.
          (b) Net Results Adjustment.
               (i) At the Supplemental Closing (which shall be held five (5) Business Days after the adjustment required by this Section 2.2 (b) is agreed upon by the Parties or ordered by the Arbiter), the Purchase Price shall be further adjusted either (a) by increasing the Purchase Price, dollar for dollar, by the amount of the Net Results from March 31, 2009 through the Closing Date if such amount is a positive number, or (b) by decreasing the Purchase Price, dollar for dollar, by the amount of the Net Results from March 31, 2009 through the Closing Date if such amount is a negative number.
               (ii) Within thirty (30) days after the Closing Date, Seller shall provide to Buyer the unaudited calculation of the Net Results for the period from March 31, 2009 through the Closing Date and reasonable access to all work papers, schedules, and detail reports that support the Seller’s calculations of Net Results (the “Seller’s Net Results Adjustment”). Buyer shall have ten (10) Business Days after its receipt of Seller’s calculation of the Net Results to notify Seller of any proposed adjustments that Buyer has to Seller’s calculation of Net Results (the “Buyer’s Net Results Adjustment”) in which case, Buyer shall provide reasonable access to all work papers, schedules, and detail reports that support Buyer’s calculations of its proposed amount. If Buyer does not notify Seller of Buyer’s Net Results Adjustment within ten (10) Business Days, then the Purchase Price shall be adjusted using the Seller’s Net Results Adjustment.
     If Buyer notifies Seller of Buyer’s Net Results Adjustment within ten (10) Business Days and Buyer and Seller fail to agree on Net Results within five (5) Business Days of Seller’s receipt of Buyer’s Net Results Adjustment, then at the request of either Buyer or Seller, the dispute shall be submitted to the Arbiter to resolve any remaining dispute as to Net Results in accordance with the definition of Net Results and this Section 2.2 (b), which resolution shall be final, binding, conclusive and non-appealable. The parties shall instruct the Arbiter to deliver its written determination not later than the thirtieth (30th) day after the dispute is referred to the Arbiter. The Arbiter shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value of such item claimed by either party. The fees and expenses of the Arbiter shall be shared by Seller and Buyer in proportion to the percentage of the disputed amount determined to be for the account of Buyer and Seller, respectively.
          (c) Inventory Adjustment. Schedule 2.2(c) identifies inventory held by Operating Company as of September 30, 2009 which Buyer and Seller have identified as slow moving or obsolete (the “Slow-Moving Inventory”) and which has a book value at an amount equal to $1,792,972 as of September 30, 2009. The Slow-Moving Inventory shall be adjusted as of the second (2nd) Business Day prior to the Closing Date for any items contained therein which have been sold or disposed of between September 30, 2009 and the Closing Date. The second

(2nd) Business Day prior to the Closing Date shall be the “Slow-Moving Inventory Valuation Date”. In connection with Seller’s indemnity obligation under this Section 2.2(c), Buyer shall deposit Six Hundred Thousand and no/100 Dollars ($600,000.00) of the Purchase Price in the Inventory Escrow Account as set forth in Section 2.8 (the “Inventory Escrow Amount”). The Purchase Price is subject to decrease, but not increase in accordance with this Section 2.2(c), as calculated below:
               (i) For the period beginning on the Slow-Moving Inventory Valuation Date and ending on the first (1st) anniversary of the Closing Date, Buyer will use commercially reasonable efforts to dispose of the Slow-Moving Inventory at favorable prices by returning such Slow-Moving Inventory to vendors for refunds or usable credits, trading it out for new lines, or selling such Slow-Moving Inventory to customers. Buyer shall not dispose of any of the Slow-Moving Inventory in a transaction which involves the sale of other products unless the transaction is at arms’ length and does not involve a price reduction for the Slow-Moving Inventory in consideration for terms more favorable to Buyer than would otherwise be the case with respect to the other products. The value of such Slow-Moving Inventory on the books of the Operating Company as of the Slow-Moving Inventory Valuation Date less the value received for any such Slow-Moving Inventory during such period ending on the first anniversary of the Closing Date shall be the “Phase I Inventory Adjustment.”
               (ii) Within sixty (60) days after the first (1st) anniversary of the Closing Date, unless another method of distribution is agreed upon by Buyer and Seller, Buyer shall sell all remaining Slow-Moving Inventory to a liquidator selected by Buyer, subject to the reasonable approval of Seller. The value of such Slow-Moving Inventory on the books of the Operating Company as of the Slow-Moving Inventory Valuation Date less the value received for such Slow-Moving Inventory from the liquidator shall be the “Phase II Inventory Adjustment.”
               (iii) The aggregate of the Phase I Inventory Adjustment and the Phase II Inventory Adjustment shall be the “Total Inventory Adjustment” which shall be divided between Buyer’s and Seller’s accounts respectively, such that Buyer shall be responsible for the first (1st) Four Hundred Thousand Dollars ($400,000) of such Total Inventory Adjustment (the “Buyer’s Share”) and Seller shall be responsible for, and the Purchase Price shall be reduced by, the next Six Hundred Thousand Dollars ($600,000) of such Total Inventory Adjustment (i.e. any and all Total Inventory Adjustment that exceeds the amount of $400,000 but is equal to or less than $1,000,000) (the “Seller’s Share”). The amount by which the Total Inventory Adjustment exceeds One Million Dollars ($1,000,000) shall be for Buyer’s account.
               (iv) Within twenty (20) Business Days after the end of each calendar quarter following the Closing through the last quarter prior to the first (1st) anniversary of the Closing Date, Buyer and Seller shall determine whether, as of the end of such calendar quarter, the amount then held in the Inventory Escrow exceeds Seller’s Maximum Liability. In such event, Seller shall receive a payment out of the Inventory Escrow equal to the amount by which the amount then held in the Inventory Escrow exceeds Seller’s Maximum Liability. “Seller’s Maximum Liability” at any calendar quarterly measurement date shall mean the sum of (a) Inventory Losses (if any) incurred in the disposition of Slow-Moving Inventory from the Slow-Moving Inventory Valuation Date through the end of such calendar quarter and (b) the total book value shown on Schedule 2.2(c) of the then remaining Slow-Moving Inventory as of the end of such calendar quarter; less the Buyer’s Share, provided that in no event shall Seller’s Maximum Liability exceed the Seller’s Share. “Inventory Loss” with respect to any item of Slow-Moving Inventory shall mean the amount equal to the value of any such Slow-Moving Inventory on the books of the Operating Company as of the Slow-Moving Inventory Valuation Date less the value received for any such Slow-Moving Inventory.
               (v) Within twenty (20) Business Days after the end of each calendar quarter following the Closing through the last quarter prior to the first (1st) anniversary of the Closing Date, Buyer and Seller shall further determine whether, as of the end of such calendar quarter, the aggregate losses (if any) incurred in the disposition of Slow-Moving Inventory from the Slow-Moving Inventory Valuation Date through the end of such calendar quarter exceed Buyer’s Share. In such event, Buyer shall receive a payment out of the Inventory Escrow equal to the amount by which such aggregate losses exceeds Buyer’s Share less the amount of any prior distribution(s) to Buyer pursuant to this Section 2.2(c)(v) from the Inventory Escrow, provided that Buyer’s maximum recovery for Slow-Moving Inventory (and the maximum adjustment to the Purchase Price) under this Section 2.2(c) shall be $600,000 plus all interest attributable thereto. Any and all distributions to Buyer out of the Inventory Escrow shall also include all interest attributable thereto. The aggregate of any distributions made to Buyer from the Inventory Escrow between the Closing Date and the last quarter prior to the first (1st) anniversary of the Closing Date shall be “Buyer’s Interim Inventory Distributions”.
               (vi) Within five (5) Business Days after the determination of the Total Inventory Adjustment, Buyer shall be entitled to a final distribution from the Inventory Escrow Account in an amount equal to the Seller Share, together with interest attributable thereto, less Buyer’s Interim Inventory Distributions, with the balance of the Inventory Escrow Amount remaining to be distributed to Seller.
               (vii) For so long as Operating Company holds the Slow-Moving Inventory, such Slow-Moving Inventory shall remain separately accounted on the books of Operating Company and the transactions concerning the Slow-Moving Inventory will be subject to reasonable audit by Seller and a monthly written report prepared by Buyer, in a form reasonably acceptable to Seller, reflecting the financial terms of all dispositions of Slow-Moving Inventory during said month.
     2.3 Section 338 Matters; Purchase Price Allocation.
          (a) Buyer and Seller shall join in timely making the Section 338(h)(10) Election with respect to Target and shall cooperate in the completion and timely filing of any Tax forms and other documents required for such elections in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury regulations (or any comparable provisions of foreign, state or local Laws with respect to Taxes) or any successor provision.
          (b) The Purchase Price plus the liabilities of Target and Operating Company other than the Revolving Indebtedness (plus any other relevant items) shall be allocated among the assets of Target and Operating Company as set forth in the Allocation Schedule. Any adjustment to the Purchase Price shall be allocated in a manner consistent with the allocation set forth in the Allocation Schedule and, in the event of such adjustment, the parties hereto agree to revise and amend the Allocation Schedule in accordance with the procedures described in Section 2.3(c).
          (c) The parties agree that the Purchase Price plus the liabilities of Target and Operating Company other than the Revolving Indebtedness (and any other relevant items) will be allocated among the assets of Target and Operating Company for all applicable Tax purposes in a manner consistent with Section 338 of the Code and the Treasury regulations thereunder and in accordance with the allocation schedule which shall be prepared by Buyer substantially in the form of Schedule 2.3(c) and delivered to Seller within one hundred twenty (120) calendar days after the Closing (the “Allocation Schedule”), which shall become final and binding on the parties hereto thirty (30) calendar days thereafter, unless Seller reasonably objects in writing to Buyer, specifying the basis for its objection and proposing an alternative allocation. If Seller does so object, the parties hereto shall in good faith attempt to resolve the dispute within thirty (30) calendar days after Buyer’s receipt of such objection. Any such resolution shall be final and binding on the parties. Any unresolved disputes shall be promptly submitted to the Arbiter for determination, which determination shall be made within thirty (30) calendar days after such submission. Each of the parties hereto agrees to, and to cause their affiliates to, (i) prepare and timely file all applicable Tax returns, including Form 8023 and Form 8883 (and all supplements thereto) in a manner consistent with the Allocation Schedule and (b) act in accordance with the Allocation Schedule for all Tax purposes, unless otherwise required by Laws. The Allocation Schedule shall be revised to the extent necessary to reflect any adjustments to the Purchase Price. Within sixty (60) calendar days of any adjustments to the Purchase Price, Buyer shall provide Seller with a revised Allocation Schedule, which shall become final and binding on the parties hereto thirty (30) calendar days thereafter, unless Seller reasonably objects in writing to Buyer, specifying the basis for its objection and proposing an alternative allocation. If Seller does so object, the parties hereto shall in good faith attempt to resolve the dispute within thirty (30) calendar days after Buyer’s receipt of such objection. Any such resolution shall be final and binding on the parties. Any unresolved disputes shall be promptly submitted to the Arbiter for determination, which determination shall be made within thirty (30) calendar days after such submission. The fees and expenses of the Arbiter incurred pursuant to this Section 2.3(c) shall be borne as set forth in Section 2.3(d), or otherwise as the Arbiter shall decide. The parties hereto shall cooperate with each other and the Arbiter in connection with the matters contemplated by this Section 2.3, including by furnishing such information and access to books, records, personnel and properties as may be reasonably requested. The determination of the Arbiter shall be final and binding on the parties.
          (d) In the event the Buyer and the Seller submit any unresolved objections to the Arbiter for resolution as provided in Section 2.3(c), Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of the resulting fees and expenses of the Arbiter.
     2.4 Closing. The Closing of the purchase and sale of the Stock (the “Closing”) shall take place on the second (2nd) Business Day after a Favorable Shareholder Vote; provided that, this Agreement has not been terminated pursuant to Article 9 and the conditions to Closing set forth in Articles 6 and 7 have been satisfied or waived by the applicable party as of such date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

The Closing shall be effective for economic and accounting purposes as of the close of business on the Closing Date.
     2.5 Conveyance, Transfer, and Deliveries.
          (a) Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
               (i) certificates representing all of the shares of Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer of the Stock to Buyer with all transfer taxes, if any, paid by Seller, and any other documents that are necessary to transfer to Buyer good and valid title to the Stock free and clear of all Encumbrances;
               (ii) any documents that are necessary for the assets of each of Target and Operating Company to be held by such Person free and clear of all Encumbrances except Encumbrances identified on Schedule 2.5(a)(ii) (the “Permitted Encumbrances”);
               (iii) a certificate signed by Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof;
               (iv) a certificate of good standing of Operating Company and Target issued by the Secretary of State of Delaware dated no earlier than twenty (20) Business Days prior to the Closing Date;
               (v) a certificate of the Secretary or an Assistant Secretary of Seller dated the Closing Date and certifying that (A) attached thereto are true, complete and correct copies of the Charter and By-Laws of Seller, Target, and Operating Company, each as amended and as in effect on the date of such certification, (B) attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors and shareholders of Seller, approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Seller of this Agreement and the sale and transfer of the Stock, as in effect on the date of such certification, and (C) as to the incumbency and signatures of those officers of Seller, Target, and Operating Company executing any instrument or other document delivered in connection with such transactions;
               (vi) an opinion of Day Pitney LLP, counsel for Seller, Target, and Operating Company, as to the matters set forth in Exhibit C attached hereto, dated the date of the Closing and addressed to Buyer and its lenders, in form and substance reasonably acceptable to Buyer and its counsel;
               (vii) a payoff letter from the holder of the Secured Indebtedness containing terms and conditions consistent with the terms of this Agreement and otherwise reasonably satisfactory to Buyer;
               (viii) a certificate, in such form as is reasonably satisfactory to Buyer, certifying that the Seller is not a foreign person for purposes of Code §1445 or that the purchase and sale herein is otherwise exempt from withholding under Code §1445;

               (ix) the executed Non-competition Agreement in the form of Exhibit E attached hereto;
               (x) the executed Remediation Agreement; if obtained by Seller pursuant to Section 5.10(a), or evidence reasonably acceptable to Buyer of Seller’s submission to the NJDEP of the RC (as such term is defined in Section 5.10 (a) hereof) and the remediation funding source as set forth in Section 5.10 (a) hereof;
               (xi) the corporate minute books and stock record books of Target and Operating Company, and all other books and records of Target and Operating Company;
               (xii) the Indemnity Escrow Agreement; and
               (xiii) such other documents and instruments as required pursuant this Agreement or as may be reasonably requested by Buyer or its counsel.
          (b) Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
               (i) a certificate signed by a duly authorized signatory of Buyer and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof;
               (ii) a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date, and certifying (A) that attached thereto is a true, complete and correct copy of the Certificate of Incorporation and the Bylaws of Buyer, as amended and as in effect on the date of such certification, (B) that attached thereto is a true, complete and correct copy of the resolutions duly adopted by the Board of Directors of Buyer approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Buyer of this Agreement, which resolutions are valid and in effect on the date of such certification, and (C) as to the incumbency and signatures of certain officers of Buyer executing any instrument or other document delivered in connection with such transactions;
               (iii) a certificate of good standing of Buyer issued by the Secretary of State of South Carolina dated no earlier than twenty (20) Business Days prior to the Closing Date;
               (iv) the Purchase Price; and
               (v) such other instruments and documents as Seller shall reasonably request not inconsistent with the provisions hereof.
     2.6 Payment of Revolving Indebtedness and Swap Agreement. Schedule 2.6 identifies all Revolving Indebtedness as of March 31, 2009. Seller shall deliver to Buyer a statement of Seller’s good faith estimate of Revolving Indebtedness as of the Closing Date, such estimated statement to be delivered no later than three (3) Business Days prior to the Closing Date. The statement shall reflect Seller’s calculation of the estimated Revolving Indebtedness as of the Closing Date. At the Closing, (i) Buyer shall use its commercially reasonable efforts to cause Regions Bank to accept an assignment of Bank of America’s rights and obligations under the Swap Agreement, in form and substance satisfactory for Bank of America to agree to such assignment and to release all Encumbrances on the assets of Target and Operating Company held as security for the obligations of Target and Operating Company under the Swap Agreement and (ii) Seller shall pay all outstanding Revolving Indebtedness, shall cooperate with Buyer with respect to obtaining an assignment of the Swap Agreement, and shall cause Operating Company’s line of credit with Bank of America to be terminated and, subject to Buyer fulfilling its obligations under (i) above, any and all Encumbrances held by Bank of America against any assets of Target and/or Operating Company to be released.
     2.7 Letter of Credit. Buyer shall have caused a letter of credit, in the form attached hereto as Exhibit G (the “Letter of Credit”) to be delivered to Seller on the Execution Date or, with confirmation from Buyer’s bank on the Execution Date that such Letter of Credit shall be delivered, within five (5) Business Days after the Execution Date in the face amount of Two Million Dollars and No Cents ($2,000,000.00) to satisfy any liability of Buyer pursuant to Section 9.3. Seller shall provide Buyer with five (5) Business Days written notice prior to delivering to the issuer of the Letter of Credit notice that it intends to make a draw under the Letter of Credit; provided that such notice period shall not, in any event, be longer than the number of Business Days which would permit Seller to deliver its notice of an intent to draw to the issuer one (1) Business Day prior to the expiration of the Letter of Credit. Upon Seller’s drawing of the Letter of Credit, absent fraud by Buyer, Buyer shall have no further liability to Seller, Target, or Operating Company under this Agreement. Unless Seller has taken action to make a draw under the Letter of Credit, the Letter of Credit shall be returned to issuer for cancellation on the earlier of (i) the Closing Date or (ii) ten (10) Business Days after the date upon which this Agreement is validly terminated pursuant to Section 9.1 under facts and circumstances which do not require the payment of liquidated damages by Buyer pursuant to Section 9.3 unless Seller gives Buyer notice that it contests the validity of such termination during such ten (10) Business Day period.
     2.8 Indemnity Escrow. Pursuant to the terms of an Indemnity Escrow Agreement substantially in the form of Exhibit I attached hereto (the “Indemnity Escrow Agreement”), at the Closing, Three Hundred Thousand and no/100 Dollars ($300,000.00) of the Purchase Price (the “Indemnity Escrow Amount”) shall be deposited by Buyer into an interest bearing account (the “Indemnity Escrow Account”) and the Inventory Escrow Amount shall be deposited by Buyer into a second interest bearing account (the “Inventory Escrow Account”), each held by the entity identified in the Indemnity Escrow Agreement, or such other national banking association designated by Buyer and Seller (the “Escrow Agent”). The Indemnity Escrow Amount shall be available to satisfy any indemnification claims pursuant to Article 8, subject to the terms and conditions of Article 8 and the Indemnity Escrow Agreement. The Indemnity Escrow Amount shall be held and released in accordance with the Indemnity Escrow Agreement. The Inventory Escrow Amount shall be held and distributed pursuant to the terms and conditions of Section 2.2(c) and the Indemnity Escrow Agreement. The Indemnity Escrow Agreement shall be executed and delivered by the Escrow Agent, Seller, and Buyer on the Closing Date.
     2.9 Employee Agreement. On the Execution Date, Buyer and Seller will execute and deliver to the other party the Employee Agreement in the form attached hereto as Exhibit F.

ARTICLE 3
Representations and Warranties of Seller
     Seller hereby represents and warrants to Buyer as follows:
     3.1 Organization and Related Matters. Each of Seller and Target is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to perform its obligations under this Agreement. Operating Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Material Contracts. Each of Target and Operating Company is qualified as a foreign corporation and is in good standing, or is otherwise duly registered to do business, in the jurisdictions listed for such Person on Schedule 3.1(a), which jurisdictions are the only jurisdictions where the nature of the Business or Target’s or Operating Company’s assets require such qualification. Except as set forth on Schedule 3.1(b), each of Seller, Target, and Operating Company has no wholly owned subsidiaries, nor does it own any shares of capital stock or other securities of any other person or entity.
     3.2 Ownership of Stock. Seller owns beneficially and of record all of the issued and outstanding stock of Target. The Stock constitutes all of the issued and outstanding stock of Target. Target owns beneficially and of record all of the issued and outstanding stock of Operating Company. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional stock of any class of either Target or Operating Company. None of Target’s or Operating Company’s stock has been issued in violation of any federal or state Law. Each of Seller and Target own their stock in Target and Operating Company, respectively, free and clear of any Encumbrances, options, rights of first refusal or other transfer restrictions and there are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of either Target’s or Operating Company’s stock. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Stock, free and clear of all Encumbrances.
     3.3 Authorization; No Conflicts; Consents. The execution and delivery by Seller of this Agreement and of the other agreements, documents and instruments contemplated hereby, the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder: (i) have been duly and validly authorized by all necessary corporate action by Seller (other than all necessary shareholder action on the part of Seller) and (ii) constitute, and each of the other agreements, documents and instruments contemplated hereby and thereby upon execution and delivery will constitute, legal valid and binding obligations of Seller enforceable in accordance with their terms assuming the due authorization, execution and delivery thereof by Buyer and subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to creditors’ rights and general equity principles.

     The execution and delivery by Seller of this Agreement and of the other agreements, documents and instruments contemplated hereby, the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder and thereunder in accordance with the terms of this Agreement do not and will not, except as set forth on Schedule 3.3, (A) conflict with or violate any of the provisions of the charter or by-laws, or other organizational documents, each as amended, of Seller, Target, or Operating Company, (B) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to Seller, Target, or Operating Company, (C) violate the terms of, or result in the acceleration of, any indebtedness or obligation of Seller, Target, or Operating Company under, or violate or result in a breach of, or constitute a default under, any instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which Seller, Target, or Operating Company is a party or by which Seller, Target, Operating Company, or the Stock are bound or affected, (D) result in the creation or imposition of any Encumbrance upon the Stock or any asset of Operating Company or Target, or (E) except for the matters set forth in Sections 5.8, 5.10, and 5.11 require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.
     3.4 Financial Statements. Seller has provided to Buyer true and complete copies of (i) the consolidated audited balance sheet of Target as of December 31, 2008, and the consolidated related audited statement of income, shareholders’ equity and changes in cash flows of Target for the fiscal year then ended (including the notes thereto and any other information included therein) (the “Annual Financial Statements”) and (ii) the consolidated unaudited balance sheet of Target as of June 30, 2009 and the related consolidated unaudited statement of income, shareholders’ equity and changes in cash flows for the quarterly period then ended (the “Interim Financial Statements”, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) fairly present the financial condition, results of the operations and cash flows of the Business, Target, and Operating Company as of and for the periods indicated and (ii) have been prepared in accordance with GAAP consistently applied throughout and among the periods covered thereby; except with respect to the absence of footnotes and any other adjustments or disclosures which, consistent with GAAP and the past practice of Target, would not be made with respect to the Interim Financial Statements.
     During the period covered by the Financial Statements and through Closing, Target had (and will have) no assets or operations other than the assets and operations of Operating Company. The Secured Indebtedness consists solely of the Revolving Indebtedness and outstanding letters of credit (if any), all of which are associated with the revolving line of credit of Operating Company with Bank of America, and any and all liabilities or obligations of Operating Company under the swap agreement effective June 30, 2008. The Business is the only business of the Operating Company.
     3.5 Absence of Certain Changes. Since December 31, 2008, Operating Company has operated the Business in the ordinary course, consistent with past practices and, except as set forth on Schedule 3.5 , there has not been incurred, nor has there occurred with respect to the Business: (a) any damage, destruction or loss (whether or not covered by insurance) which has not been repaired or restored, or as to which and to the extent proceeds from policies of insurance are not available, in either case in excess of an additional $100,000 for any single loss or $250,000 for all such losses; (b) any sale, transfer, pledge or other disposition of any operating assets of Operating Company (except sales of inventory in the ordinary course of business or in connection with the Revolving Indebtedness) having an aggregate book value of $50,000 or more; (c) any termination, amendment, cancellation or waiver of any Material Contract or any termination, amendment, cancellation or waiver of any rights or claims of Operating Company or Target under any Material Contract (except in each case in the ordinary course of business and consistent with past practices and any action which may be taken with respect to the East Hanover, New Jersey warehouse facility as permitted by Section 5.2); (d) any change in the accounting methods, procedures or practices followed by Target or Operating Company, except as may be required by GAAP, PCAOB or accounting rules adopted by the SEC or FASB subsequent to the Execution Date, or any change in depreciation or amortization policies or rates previously adopted by Target or Operating Company; (e) except as required by any provisions of GAAP adopted after the Execution Date, any write-down or write-up of the value of any inventory or equipment of Operating Company or any increase in inventory levels in excess of historical levels for comparable periods after taking into consideration any commercially reasonable purchases of inventory to accept advantageous terms and conditions offered by suppliers; (f) any increase in compensation paid, payable, or to become payable by Target or Operating Company to any of its employees except salary adjustments in the ordinary course of business and consistent with past practices prior to April 1, 2009 or, except as required by law or an existing collective bargaining agreement, other change in personnel policies or benefits; or (g) any agreement, whether in writing or otherwise, by Seller, Target, or Operating Company to take or do any of the actions enumerated in this Section 3.5.
     3.6 Material Contracts. Schedule 3.6 (a) sets forth a list of all Material Contracts in existence as of the Execution Date. True copies of all written Material Contracts in existence as of the Execution Date, including all amendments, addendums, modifications, and supplements thereto, and any assignments thereof, and a complete list of all oral Material Contracts described or required to be described on Schedule 3.6 (a) have been furnished to Buyer. Each of Target and Operating Company has performed all of its obligations required to be performed by it to the date hereof, and neither Target or Operating Company, nor any other party to any Material Contract is in default or alleged in writing to be in default, under any Material Contract. Each of the Material Contracts is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms, subject to bankruptcy, insolvency and other laws of general applicability relating to creditors’ rights and general principles of equity and, except as set forth in Schedule 3.6(b), the sale of the Stock, will not (i) require the consent of any party to a Material Contract in existence as of the Execution Date or (ii) constitute a default thereunder or an event permitting termination thereof.
     3.7 Operating Assets. The assets owned or leased by Operating Company or Target (the “Operating Assets”) include all properties and assets (real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements) utilized in carrying on the Business in the ordinary course. Except as set forth in Schedule 3.7 which will be released on or prior to the Closing Date, Operating Company or Target have good and valid title to all of the Operating Assets free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth in Schedule 3.7, the Operating Assets are in the exclusive possession and control of Operating Company or Target (as the case may be) and no Person other than Operating Company or Target is entitled to possession of any portion of the Operating Assets.

     3.8 Machinery, Equipment, Software. Schedule 3.8 sets forth a list of all machinery, equipment, tools, motor vehicles, furniture and fixtures with an individual value on the books of Operating Company of $10,000 or over or, if leased, with annual lease payments of $5,000 or over, necessary for or used in the operation of the Business in the manner in which the Business has been operated, including a designation as to which of such items are owned by Operating Company or Target and which items are leased to Operating Company or Target (collectively, the “Equipment”). With respect to Equipment which is leased, Schedule 3.8 also contains a list of all leases or other agreements, whether written or oral, relating thereto. All Equipment whether leased or owned is in good operating condition, maintenance and repair in accordance with industry standards taking into account the age thereof, ordinary wear and tear excepted. All material operating (including without limitation computer enterprise) systems and software are (i) operating satisfactorily for the task to which they are being applied, (ii) reasonably capable of handling existing and currently contemplated work volumes, and (iii) not in imminent need of repair or replacement.
     3.9 Inventories of the Seller. All inventories of Operating Company are reported in the Financial Statements in accordance with GAAP, consistently applied. The levels of inventories are consistent with the levels maintained by Operating Company in the ordinary course consistent with past practices as may have been impacted by Operating Company’s actual or projected sales levels. Operating Company is not in possession of any inventory which is not owned by Operating Company, including goods already sold. The current inventory of Operating Company is valued at the lower of cost or current market as described in the footnotes to the Annual Financial Statements.
     3.10 Accounts Receivable. All accounts receivable (including without limitation trade accounts receivable and any amounts due from vendors) of Operating Company represent valid obligations arising from sales actually made or services actually performed by Operating Company in the ordinary course of its business. All accounts receivable are reported in the Financial Statements in accordance with GAAP, consistently applied. Except for private label goods, Operating Company has made no presently enforceable warranties to any customers or users of the products or services (separate and distinct from any applicable manufacturers’, vendors’ or third parties’ warranties) other than the warranties implied by applicable law including warranties of merchantability and fitness for a particular purpose. Since the date of the Annual Financial Statements, Operating Company has not discounted, provided incentives, or taken any action that causes, or is intended to cause, or is reasonably likely to cause, any account debtor of Operating Company to pay its accounts to Operating Company other than in the ordinary course of business consistent with past practices. Schedule 3.10 lists vendor programs in which Operating Company participates as of the Execution Date, and a summary of the program terms will be provided to Buyer on or prior to the first Business Day after the Execution Date. All vendor accounts receivable have been stated in the Financial Statements in accordance with GAAP, consistently applied.
     3.11 Real Property.
          (a) Schedule 3.11(a) hereto contains a complete list of all real property owned or leased by Target or Operating Company (collectively, the “Real Property”). True and correct copies of all leases with respect to the Real Property have been delivered to Buyer. The only real property used by Target or Operating Company in connection with the Business is the Real Property.
          (b) The Real Property and all buildings and improvements thereon are in reasonable physical condition, normal wear and tear excepted. There is no Person other than Target or Operating Company or, as to leased Real Property, the landlord to the extent provided for in the relevant lease or applicable law, entitled to possession of the Real Property. All of the Real Property, and Target’s or Operating Company’s use thereof, complies with all applicable zoning, building, fire, use restriction, air, water, or other pollution control, environmental protection, waste disposal, safety or health codes, or other ordinances, laws, rules, or regulations but excluding any Environmental Laws which are subject to Section 3.24 hereof and any matter covered by the indemnification provided in Section 8.2 (a). Except as set forth in Schedule 3.11(b), neither Target nor Operating Company has assigned, subleased, transferred, conveyed, mortgaged, or deeded in trust any interest in any of the leases. Neither Target nor Operating Company has subordinated its interests under any of the Warehouse Leases to any third Person, mortgagee or otherwise except to any lenders of the landlords under such Warehouse Leases in the ordinary course of business.
     3.12 Intellectual Property. Except for Intellectual Property appearing on or used in connection with any third party products sold by Operating Company in the ordinary course of business (for which Intellectual Property no representation or warranty is provided hereunder) or as set forth on Schedule 3.12, (i) there are no patents, trademarks, trade names, service marks, service names or registered copyrights which are used in and material to the conduct of the Business as presently conducted and there are no applications therefor or licenses thereof (collectively, the “Intellectual Property”), and (ii) there are no inventions, computer software, logos or slogans, which are owned or leased by Operating Company that are used in and material to the conduct of the Business as presently conducted, other than paid-up licenses for commercially available software programs and for standard and common intellectual property rights associated with equipment and supplies acquired by Target or Operating Company, in either case under which either Target or Operating Company is the licensee. Except with respect to computer software, neither Target nor Operating Company, individually or jointly, is a party to, nor pays a royalty to anyone under, any license or similar agreement for any of the Intellectual Property. Operating Company either owns the entire right, title and interest in and to or has the right to use in the Business as presently conducted, the Intellectual Property (as identified on Schedule 3.12) and no third party is infringing such Intellectual Property. Neither the Intellectual Property identified on Schedule 3.12 nor any of Operating Company’s operations, activities or products with respect to the Business infringes the patents, trademarks, trade names, copyrights or other intellectual property rights of others; provided that no representation or warranty is made with respect to third party products sold by Operating Company in the ordinary course of business. Operating Company is not wrongfully or otherwise using the property rights of others; provided that no representation or warranty is made with respect to third party products sold by Operating Company in the ordinary course of business.
     3.13 Accounts Payable. All accounts payable and accrued expenses of Operating Company to third parties or affiliates of Operating Company as of the Execution Date and as of the Closing Date arose in the ordinary course of business consistent with past practice and no material accounts payable or accrued expenses are delinquent or past due. Seller has disclosed to

Buyer any objections, defenses or setoff rights to the accounts payable of Operating Company which it is utilizing, or intends to use, in connection with the payment of any accounts payable or accrued expenses.
     3.14 Approvals, Permits and Authorizations. Set forth on Schedule 3.14 is a list of all governmental licenses, permits, certificates of inspection, other such authorizations, filings and registrations which are necessary for Target and Operating Company to own its respective assets and for Operating Company to operate the Business as presently conducted (collectively, the “Authorizations”). Neither Target nor Operating Company has received any notifications to the effect that any Authorizations have not been duly and lawfully secured or made by Target or Operating Company and are not in full force and effect. There is no proceeding pending or Threatened action, to revoke or limit any Authorization.
     3.15 Seller and Target SEC Documents. Except as set forth on Schedule 3.15, each of Seller and Target has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Seller and Target under the Securities Act of 1933, as amended or Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended (to the extent related to the Business) since December 31, 2007 (the “Seller SEC Documents”). As of their respective dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents and none of the Seller SEC Documents contained, as of the date filed (except to the extent amended or superseded by a subsequent filing), any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Seller SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto or as may be otherwise permitted by the rules and regulations of the SEC or subject, in the case of unaudited statements to normal and recurring year-end adjustments).
     3.16 Compliance with Laws. Target, Operating Company, and the operation of the Business is now and has been in the past (through the expiration of any applicable statute of limitations) in compliance with, and all of the Operating Assets comply with (i) all applicable laws, rules, regulations and codes (including, without limitation, any laws, rules, regulations and codes relating to anticompetitive practices, discrimination, employee benefits, employment, health, safety, fire, building and zoning, but excluding laws relating to Employee Benefit Plans which are the subject to Section 3.23 hereof, Environmental Laws which are the subject of Section 3.24 hereof and laws relating to the Real Property which are subject to Section 3.11 and the indemnification provided in Schedule 8.2) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances; provided that there is no representation and warranty being made with respect to products manufactured by third parties other than the representation and warranty contained herein with respect to sale and distribution of said third party products; provided further that as to the sale and distribution of said third party products in states or other jurisdiction where the sale of such product may be prohibited, compliance with applicable laws may be based on reasonable reliance on the information and disclosures, without independent investigation, received (or the fact that no relevant information or disclosures has been received) by Operating Company from the manufacturer of said third party products.
     Except as set forth on Schedule 3.16, neither Target nor Operating Company has received any notification of any asserted present or past failure by it to comply with such laws, rules, regulations or codes, or such orders, rules, writs, judgments, injunctions, decrees or ordinances except for past violations as to which the relevant statute of limitations has expired or as to which Operating Company or Target has completed all actions required to be in compliance therewith. Set forth on Schedule 3.16 are all orders, writs, judgments, injunctions, decrees and other awards of any court or any governmental instrumentality applicable to Target, Operating Company, or the Business. Seller has delivered to Buyer copies of all reports, if any, of Operating Company required since December 31, 2007 under all applicable worker health and safety laws and regulations. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection from December 31, 2007 through the Closing Date have been corrected by Operating Company or are being contested in good faith for which adequate reserves have been established.
     3.17 Insurance. Except as set forth on Schedule 3.17 (i), neither Target nor Operating Company has, during the last three (3) fiscal years, been denied or had revoked or rescinded any policy of insurance and there is no presently effective notice of cancellation or termination of any policy of insurance. Set forth on Schedule 3.17 (ii) is a list of Target’s and Operating Company’s insurance policies and a summary of information pertaining to property damage and personal injury claims against either Target or Operating Company during the past three (3) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to either Target or Operating Company. Except as set forth on Exhibit 3.17(ii), there are no pending open claims, covered or alleged to be covered under one or more of the past or present policies insuring Target or Operating Company, against Target or Operating Company relating to the operations of the Business or otherwise for which applicable insurance deductibles have not been met or insurance coverage has been denied.
     3.18 Taxes. All material domestic and foreign federal, state and local Tax returns and reports required as of the date hereof to have been filed by Target and/or Operating Company (or any consolidated, combined, or unitary group of which Target and/or Operating Company is or was a member) for taxable periods ending prior to the Closing Date will have been duly and timely filed by the Closing Date with the appropriate governmental agencies or taxing authorities, and all such returns and reports are true, correct and complete in all material respects. All Taxes payable by, or due from, Target and/or Operating Company for all periods arising on or prior to the Closing Date have been (i) fully paid by Target and/or Operating Company or (ii) have been adequately provided for in the Financial Statements of Target or Operating Company. Except as set forth in Schedule 3.18, there are no audits or investigations open, pending, or Threatened of any of the Tax returns related to the Business. No claim has ever been made by any authority in a jurisdiction where Target and/or Operating Company does not file Tax returns or reports that Target and/or Operating Company is or may be subject to taxation by such jurisdiction.

     3.19 Litigation. Except as set forth in Schedule 3.19, there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or Threatened against Seller, Target, or Operating Company with respect to the Operating Assets or Operating Company’s employees, customers, or vendors, or the Business generally. Except as set forth in Schedule 3.19, none of Seller, Target, or Operating Company is now under any judgment, order, writ, injunction, decree, award or other similar command of any court, administrative agency or other governmental authority applicable to the Operating Assets, the Stock, Operating Company’s employees, customers or vendors, or Seller, Target, or Operating Company generally or which relate to this Agreement and/or the transactions contemplated hereby.
     3.20 Powers of Attorney. Except as set forth in Schedule 3.20, there are no Persons, holding general or special powers of attorney from Target or Operating Company.
     3.21 Broker’s and Finder’s Fees. Except for CRT Investment Banking LLC none of Seller, Target, or Operating Company has incurred any liability to any broker, finder or agent or any other Person for any fees or commissions with respect to the transactions contemplated by this Agreement, and Seller assumes all liability to CRT Investment Banking LLC and any such broker, finder or agent or any other person or entity claiming any such fee or commission.
     3.22 Labor. Target has no employees. Schedule 3.22(a) (i) discloses, as of recent date but prior to the Execution Date, all of Operating Company’s employees, with a present annual compensation of over $50,000, as well as each such person’s compensation (including, separately, base pay and any incentive or commission pay), title, status (e.g. active, disabled, authorized leave, full time, part time, etc.), length of employment, employment contract (if any), accrued vacation time, and any benefits arrangements (e.g. stock option grants, phantom stock, stock appreciation, profit participation, etc). Except as set forth on Exhibit 3.22 (a) (ii), Operating Company has no independent sales representatives, nor are there any consultants that receive compensation directly or indirectly from Target or Operating Company (except in an employee capacity). Except as set forth in Schedule 3.22(b): (i) Operating Company is not delinquent in the payment (A) to or on behalf of any past or present employees of any cash, compensation or benefits for all periods prior to the Execution Date and as of the Closing Date or (B) of any amount which is due and payable to any domestic or foreign federal or state fund pursuant to any workers’ compensation statute, rule or regulation or any amount which is due and payable to any workers’ compensation claimant; and (ii) no material dispute exists between Operating Company and any of its employees, except any dispute relating to or based upon any changes in employment status or the terms of employment planned or communicated by Buyer with respect to any such employees as a result of this transaction. Except as set forth on Schedule 3.22(c), Operating Company is not currently, nor has it ever been, a party to any collective bargaining agreement or other labor contract, and there has not been, nor is there pending or Threatened, any union organizational drive or application for certification of a collective bargaining agent with respect to Operating Company’s employees. There is no present lockout of any employees of Operating Company. There is no unfair labor practice complaint or other employment claim pending or Threatened against Operating Company before the National Labor Relations Board or any other Governmental Authority.

     3.23 Employee Benefit Plans.
          (a) Schedule 3.23(a) sets forth a correct and complete list of all employee benefit plans as defined under Section 3(3) of ERISA, plus all other benefit plans, policies, programs, agreements or arrangements, including but not limited to, any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation, vacation, disability, life insurance, or other fringe benefit plan, program, policy, agreement, arrangement or practice (whether written or oral, qualified or nonqualified, funded or unfunded) maintained, contributed to or required to be contributed to, by Seller, Target or Operating Company for the benefit of any current or former employees, officers, consultants or directors of Target or Operating Company, or with respect to which Target or Operating Company, directly or indirectly, could have any liability (each an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).
          (b) Seller has delivered to Buyer (and its counsel) correct and complete copies of (i) each Employee Benefit Plan (including all amendments thereto) or written description of each Employee Benefit Plan that is not otherwise in writing; (ii) the three most recent annual reports on Form 5500 and all schedules thereto required to be filed with respect to the 401 (k) Savings plan of Operating Company; (iii) the most recent Summary Plan Description and Summary of Material Modifications for each Employee Benefit Plan to the extent applicable; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Employee Benefit Plan, to the extent applicable; (v) the most recent actuarial report, financial statements and valuation report, to the extent applicable; (vi) the current IRS favorable determination letter for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or any trust intended to be exempt under Section 501(a) of the Code; and (vii) with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, test results for the last three plan years demonstrating such Employee Benefit Plan’s compliance with the applicable coverage, annual additions and nondiscrimination rules under the Code.
          (c) Except as set forth on Schedule 3.23 (c), the Employee Benefit Plans have complied and continue to comply in form and operation with the requirements of ERISA, the Code and other applicable Laws. Target and Operating Company are in compliance with, and have performed all of their respective obligations with respect to, the Employee Benefit Plans, including but not limited to the COBRA health care continuation requirements of Sections 601-608 of ERISA and Section 4980B of the Code and applicable state laws regarding health care continuation coverage.
          (d) Neither Target, Operating Company nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a defined benefit plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; (iv) a multiple employer plan within the meaning of Section 413(c) of the Code; or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan that is a “nonqualified deferred compensation plan” is noncompliant with Section 409A of the Code.

          (e) Except as set forth on Schedule 3.23 (e), each Employee Benefit Plan (and related trust) that is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code is so qualified and exempt as of the date hereof, and in each case Target or Operating Company either has received a favorable determination letter from the IRS with respect thereto or is properly relying on the IRS opinion or advisory letter issued with respect to a prototype or volume submitter plan document which Target or Operating Company has duly adopted. No circumstances exist that would reasonably be expected to adversely affect the qualified and exempt status of any such Employee Benefit Plan (and its related trust). No event has occurred and no condition exists with respect to any Employee Benefit Plan that (i) has resulted or could result in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or otherwise has resulted or could result in the imposition of a material excise tax, penalty or fine under ERISA or the Code; (ii) has resulted or could result in a material breach of fiduciary duty or violation of Part 4 of Title I of ERISA; or (iii) could cause Target, Operating Company or Buyer to be subject, either directly or indirectly (through an ERISA Affiliate or otherwise) to any liability (whether or not asserted as of the date hereof) under ERISA, the Code, any other applicable laws or otherwise.
          (f) There are no unpaid contributions or premiums due prior to the date hereof with respect to any Employee Benefit Plan that are required to have been made under the terms of such Employee Benefit Plan, any related insurance contract or any applicable law and all contributions and premiums due have been timely made. With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves. No assets of Target or Operating Company are allocated to or held in a “rabbi trust” or similar funding vehicle.
          (g) With respect to each Employee Benefit Plan: (i) no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, Threatened or anticipated (other than routine claims for benefits).
          (h) Neither Target nor Operating Company has any obligation or made any promise under any Employee Benefit Plan or otherwise to provide any health, life insurance or other post-termination benefit coverage (whether or not insured) to retired or other former employees, directors or consultants (or any spouses or dependents), except as specifically required by COBRA or applicable state healthcare continuation coverage laws.
          (i) Except as set forth in Schedule 3.23(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or any termination of employment or service or other event or occurrence in connection therewith will or may (i) entitle any current or former employee, director or consultant of Target or Operating Company to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Target or Operating Company or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits. No amounts payable or that could become payable (individually or collectively and whether in cash, capital stock of Target or Operating Company or other property) under any of the Employee Benefit Plans or any other contract, agreement or arrangement with respect to which Target or Operating Company may have any liability (including by virtue of the execution of and consummation of the transactions contemplated by this Agreement) would not be deductible for federal income tax purposes by virtue of Sections 404, 162(m) or 280G of the Code.
          (j) Except as set forth in Schedule 3.23(j), each Employee Benefit Plan can be freely amended, terminated or otherwise discontinued after the Closing without the consent of participants and without liability and neither Target nor Operating Company has any express or implied commitment, whether legally enforceable or not, to adopt any new Employee Benefit Plan or modify, change or terminate any existing Employee Benefit Plan other than as may be required by ERISA or the Code. No termination, discontinuance, load, market value adjustment or other similar fee or expense is or shall become payable by any Employee Benefit Plan or the participants therein, or Target or Operating Company, in connection with the discontinuance of contributions to, the termination of any investment contract with respect to and/or the amendment or termination of, any Employee Benefit Plan.
          (k) Each individual who renders or has rendered services to Target or Operating Company who is or has been classified as having the status of an independent contractor, leased employee, consultant or other status other than employee for any purpose (including for the purposes of taxation and tax reporting and under the Employee Benefit Plans) is or has been properly characterized as such.
     3.24 Environmental Matters.
          (a) Except for inventory held for sale in the ordinary course of business in compliance with Environmental Law or as set forth on Schedule 3.24, no amount of any Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Target or Operating Company has at any time owned, operated, occupied or leased;
          (b) Seller has made available to Buyer, prior to the Execution Date, all documents, records and other written information in the possession, custody or control of Seller, Target, or Operating Company concerning any Hazardous Substances, any activities or permits related to Hazardous Substances or any other environmental or health and safety matter which is material and relevant to Target or Operating Company or any of their properties, assets or operations, whether generated by Seller, Target, Operating Company, or others, including, without limitation, environmental audits, environmental risk assessments, environmental site assessments, subsurface investigations, documentation regarding offsite disposal of Hazardous Substances, spill control plans and reports, correspondence, permits and other authorizations related to any Environmental Law, Hazardous Substance or environmental or health and safety matters;
          (c) Except for inventory purchased or sold in the ordinary course of business in compliance with Environmental Laws or as set forth on Schedule 3.24, neither Target nor

Operating Company has transported or disposed of any Hazardous Substances that could give rise to any liability of Target or Operating Company under any Environmental Law; and
          (d) Except as to any matter covered under the indemnification provided in Section 8.2 (a), (i) Target and Operating Company are and have been in compliance with all Environmental Laws for the past five (5) years except where such non-compliance would not be material to the Business and (ii) except as may be set forth in Section 5.10 or Section 5.11, Target and Operating Company have no liability under any Environmental Laws with respect to the Business or any property that Target or Operating Company has at any time owned, operated, occupied or leased.
     3.25 Interest in Competitors and Related Entities. Except as set forth on Schedule 3.25, neither the Target or Operating Company nor any affiliate of either of them (i) has any direct or indirect interest in any Person engaged or involved in any business which is competitive with the Business, (ii) has any direct or indirect interest in any Person which is a lessor of assets or properties to, supplier of, or provider of services to, the Business, or (iii) has a beneficial interest in any contract or agreement, written or oral, with respect to the Business to which Target or Operating Company is a party.
     3.26 Principal Customers and Suppliers. Schedule 3.26 lists the 100 largest customers (along with a summary of notice given to any one or more of said customers which were effective on November 2, 2009 and November 16, 2009 reducing the maximum dollar amount of orders which Seller would accept for reasons related to the credit standing of such customers) and 25 largest vendors (the “Principal Customers and Suppliers”) of Operating Company during 2007, 2008 and the 6 month period ended June 30, 2009 and the volume of business with each such customer and vendor. Except as set forth or reflected on Schedule 3.26, no Principal Customer or Supplier has suspended, terminated or materially reduced its business with Operating Company or communicated to Seller, Operating Company or Target an attempt to suspend, terminate or materially reduce its business with Operating Company since June 30, 2009, other than normal fluctuations in the ordinary course of business consistent with past practices (including a credit hold or similar actions taken buy Operating Company under criteria established prior to the Execution Date in the ordinary course of business) or the general state of the economy.
     3.27 Bank Accounts. Schedule 3.27 lists all bank accounts, credit cards, safe deposit boxes, and lock boxes in the name of, or controlled by, Target and/or Operating Company and details about the persons having access to, or authority over such accounts, credit cards, safety deposit boxes, and lock boxes.
ARTICLE 4
Representations and Warranties of Buyer
     Buyer hereby represents and warrants to Seller as follows:
     4.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of South Carolina. Buyer has full corporate power and authority to execute and deliver this Agreement and the other agreements and documents and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.
     4.2 Authorization; No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by Buyer of the transactions contemplated hereby and thereby and the performance by Buyer of its obligations hereunder and thereunder: (i) have been duly and validly authorized by all necessary corporate action on the part of Buyer and (ii) constitute, and each of the other agreements, documents and instruments contemplated hereby and thereby upon execution and delivery will constitute legal, valid, and binding obligations of Buyer enforceable in accordance with their terms assuming the due authorization, execution and delivery thereof by Seller, Target, and Operating Company, and subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to creditors’ rights and general equity principles.
     The execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provisions of the certificate of incorporation or bylaws of Buyer, (ii) violate any law to which Buyer is subject, or (iii) violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event otherwise under any contract or agreement to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.
     Schedule 4.2 lists all consents and approvals by any governmental entity or any other Person necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
     4.3 Legal Proceedings. There is no order or proceeding pending or Threatened against Buyer that individually or when aggregated with one or more other actions or proceedings, has or might reasonably be expected to have a materially adverse effect on Buyer’s ability to perform this Agreement and to consummate the transactions contemplated hereby.
     4.4 Commitment Letters. Buyer has delivered to Seller accurate copies of the commitment letters, including all exhibits, schedules and amendments or modifications to such letters (the terms of which include all conditions precedent to the funding set forth therein), with respect to the financing contemplated to be provided in connection with the transactions contemplated by this Agreement (the “Commitment Letters”). The Commitment Letters are in full force and effect as of the Execution Date. The financing detailed in the Commitment Letters is sufficient to enable Buyer to fund the Purchase Price and all fees and expenses of Buyer in connection with the transactions contemplated hereby.
     4.5 Broker’s and Finder’s Fees. Buyer has not incurred any liability to any broker, finder or agent or any other Person for any fees or commissions with respect to the transactions contemplated by this Agreement, and Buyer assumes all liability to any such broker, finder or agent or any other Person claiming any such fee or commission.

     4.6 Buyer Material in Proxy Statement. The material and information to be provided by Buyer to Seller for inclusion in the proxy materials referred to in Section 5.8 will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will it omit any material fact necessary to make the material and information accurate or complete.
ARTICLE 5
Covenants
     Seller covenants and agrees that:
     5.1 Access. Until the Closing, Seller shall, and shall cause each of Target and Operating Company to, afford to Buyer, its attorneys, accountants, and representatives, free and full access to the properties, operations, books, records and personnel of Target and Operating Company and provide to Buyer and its representatives such additional financial and operating data and other information as to the obligations and properties of Target and Operating Company reasonably available to Seller, Target, or Operating Company as Buyer shall from time to time reasonably request. Notwithstanding the foregoing (i) it is agreed that Buyer, prior to the Execution Date has completed, or has been provided with access acceptable to it of, all surveys and appraisals, measurements, and structural and engineering studies, and conducted all environmental assessments, test borings and other tests of surface and subsurface conditions (including, without limitation, tests and analyses of soil, surface water, and groundwater and the installation of soil borings and monitoring wells), deemed necessary by Buyer in its discretion; provided, however, that Seller has commissioned such environmental assessments and reports as are necessary for it to comply with its obligations under Section 5.10 or Section 5.11 and has arranged with any such environmental consultants that such reports will be made available to Buyer and its advisors and lenders; (ii) Seller shall not be required to provide to Buyer information which would result in (x) the loss of attorney-client privilege with respect to such information or (y) a breach of a binding agreement as to which the Target or Operating Company is a party; provided that, as to any information within the ambit of this subsection (ii) the parties shall use reasonable commercial efforts to make appropriate substitute disclosure arrangements. Unless and until the Closing takes place, all information provided pursuant to this Section 5.1 shall be held by Buyer pursuant to the confidentiality provisions contained in the letter agreement between the parties dated February 17, 2009. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of the Seller, Target, and Operating Company contained herein.
     5.2 Operation of Business of Target and Operating Company. From April 1, 2009 through the Closing, Seller agrees that, without the consent of Buyer, Seller shall cause each of Target and Operating Company to (a) maintain their corporate existence in good standing, (b) operate the Business, including maintaining inventory levels, substantially as presently operated and only in the ordinary course and consistent with both past operations and its obligations under any existing agreements and as may be impacted by Operating Company’s actual or projected sales levels or actions taken as a result of changes in the financial condition of vendors or customers; provided that Target or Operating Company may take all commercially reasonable actions to extend the lease on the existing terms of its present East Hanover, NJ warehouse for a period of one year on terms and conditions acceptable to the lessor of said facility, (c) use its reasonable commercial efforts to preserve intact the present organization and employees of the Business and Operating Company’s relationships with Persons, including customers and vendors, having business dealings with the Business except for actions taken as a result of deteriorating financial condition of vendors or customers and, provided that, as such actions relate to any employee, Seller need only provide the payments provided for in the Employee Agreement, (d) comply with all laws, rules, regulations and orders applicable to the Business, (e) pay all taxes, charges and assessments with respect to the Business when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (f) make all debt service payments with respect to the Business when contractually due and payable, (g) pay all accounts payable and other current liabilities with respect to the Business when due and in accordance with ordinary past business practices, (h) except to the extent required by law, maintain without amendment the Employee Benefit Plans, (i) maintain the property, plant and equipment of Operating Company in good operating condition in accordance with industry standards taking into account the age thereof, (j) maintain its books and records of account with respect to the Business in the usual, regular and ordinary manner, and (k) not take any action which would cause the representations and warranties made by Seller, Target, and Operating Company in this Agreement, taken as a whole, to be materially untrue or incorrect as of the Closing Date. Seller further covenants and agrees that Seller shall cause Operating Company to file Tier II Chemical Inventory Reports for calendar year 2007 (or partial year if necessary or appropriate) and calendar year 2008 to the applicable Governmental Authorities for the property located at 1202 Metropolitan Avenue, Brooklyn, New York on or before December 31, 2009, to the extent that the operations of Operating Company meet the minimum reporting requirements (if any) for each such jurisdictions.
     5.3 Insurance. Seller, Target, and Operating Company shall use reasonable commercial efforts to maintain Operating Company’s insurance coverages with respect to the Business with the same insurers, at the same amounts of coverage, and with the same types of coverage that exist at the Execution Date except if replaced by similar coverage from a reasonably acceptable carrier.
     5.4 Forbearance by Seller, Target, and Operating Company. From April 1, 2009 through the Closing, Seller agrees that without the prior written consent of Buyer except as expressly otherwise provided in this Agreement, neither Target nor Operating Company shall, and Seller shall not cause or permit either Target or Operating Company to,: (a) incur any Secured Indebtedness (provided that Operating Company can use Revolving Indebtedness for business expenses incurred in the ordinary course of business); (b) declare, issue or make any direct or indirect redemption, purchase or other acquisitions of any shares of their capital stock or property or make any payment or distribution in respect of the capital stock of Target or Operating Company; (c) except for Permitted Encumbrances, encumber any of its properties or assets; (d) sell, lease, transfer or dispose of any of its properties or assets (other than the sales of inventory in the ordinary course of business consistent with past practice or the sale, transfer or disposal of other insubstantial properties provided that the sale proceeds are used to reduce the Revolving Indebtedness), (e) grant any rights of value, or cancel, compromise, release or assign any indebtedness owed to it by or any claims held by it other than third party customer or vendor indebtedness or claims in the ordinary course of business; (f) make or commit to make any expenditures of a capital nature in excess of $50,000 in the aggregate, except as otherwise set forth on Schedule 5.4; (g) enter into any contract or agreement (other than short term arrangements entered into in the ordinary course of business consistent with past practice) or amend, terminate or waive any rights or claims under any Material Contract, except as permitted by Section 5.2 with respect to the East Hanover, NJ warehouse; (h) cancel or terminate or allow to lapse any insurance policy naming it as a beneficiary or loss payee unless replaced by similar coverage from a reasonably acceptable carrier; (i) increase in any manner the compensation, remuneration (other than the payments required by the Employee Agreement and increases required under the terms of a collective bargaining agreement) or, except to the extent required by law, alter in any manner the fringe benefits of any of its officers or employees; (j) other than as set forth in the Employee Agreement, pay or agree to pay any such officers or employees (including former employees) any pension, retirement allowance or other benefit (including severance) not required by any existing Employee Benefit Plan; (k) except as may be permitted by this Agreement, commit to any employment agreement or Employee Benefit Plan with or for any of its officers or employees or any other person or entity, or alter, amend or terminate in whole or in part or curtail or permanently discontinue contributions to any pension plan or any other Employee Benefit Plan; (l) change its cash management customs and practices or engage in any other practice to accelerate the collection of any accounts receivable or delay payment of any accounts payable or other liabilities beyond their scheduled due dates and consistent with past practice; (m) change any of its accounting principles, methods or practices unless required by GAAP, PCAOB or the SEC or FASB accounting rules; (n) terminate or fail to renew any applicable permits; (o) make any investment, by purchase, contribution to capital, property transfer or otherwise, in any other Person; (p) dispose of or permit to lapse any rights (to the extent such rights are currently protected) to the use of any Intellectual Property; (q) make any payments to any Person, except for payments in respect of Indebtedness, after the opening of business on the day preceding the Closing Date; (r) offer or make any incentives available to any customers which differ substantially from incentives previously offered in the ordinary course of business; (s) pay any expenses of Seller, Target, or Operating Company relating to the transactions contemplated by this Agreement to the extent such payment increases Indebtedness as of the Closing Date; (t) take any action which will render inaccurate any representation or warranty made herein or which would result in a breach by the Seller of its obligations hereunder or (u) enter into any agreement or do any of the things described in clauses (a) through (t) of this Section 5.4.
     5.5 Additional Information. Prior to the Closing, Seller shall furnish to Buyer such additional information with respect to any matters or events arising or discovered subsequent to the Execution Date which, if existing or known on the Execution Date, would have rendered any representation or warranty made by Seller, Target, and Operating Company or any information contained in any Exhibit or Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete; provided, however that information provided in accordance with this Section 5.5 shall not be taken into account when determining Seller’s compliance with Section 6.1. Seller shall promptly distribute to Buyer all management reports relating to the Business which are circulated to mid-level or senior-level management consistent with past practices. Seller shall further notify Buyer of any circumstances or events which is reasonably likely to have a material adverse impact on the Seller’s, Target’s, or Operating Company’s vendor, customer, employee, or bank relationships as such are related to the Business.

     5.6 Employee Benefit Plans.
          (a) Until the Closing, Seller shall fully cooperate with Buyer with respect to Buyer’s continued review of the Employee Benefit Plans and related matters, and Seller shall use its reasonable commercial efforts to obtain and furnish Buyer and its advisors with such additional information as they may reasonably request.
          (b) Seller and Buyer have identified certain potential document, operational and/or other compliance matters that could adversely affect the tax-qualified status of the Five Star Group, Inc. 401(k) Savings Plan (the “401(k) Plan”). In this regard and on behalf of Operating Company, Seller agrees to prepare and be responsible for a submission under the Voluntary Correction Program with Service Approval (“VCP”) component of the IRS Employee Plans Compliance Resolution System that satisfies the requirements of Revenue Procedure 2008-50 (and any subsequent Revenue Procedure or other applicable IRS guidance) (the “VCP Submission”). The VCP Submission shall identify, propose corrections for and seek a compliance statement regarding, without limitation, all failures to timely adopt amendments to the 401(k) Plan, the inclusion of one specific individual who may be ineligible to participate as a participant under the 401(k) Plan, such other identified failures that Buyer reasonably requests Seller to include in the VCP submission (which requests Seller shall not unreasonably deny) and any other failures the correction of which is necessary and appropriate in connection with such VCP Submission (including such failures (as described above) that are discovered in connection with the preparation of such VCP Submission, in each such case as determined in consultation with Buyer (and its advisors). The date upon which the VCP Submission shall be filed with the IRS shall not be determined until it is also determined pursuant to subsection (c) below whether the 401(k) Plan will be terminated prior to the Closing Date. If the 401(k) Plan will not be terminated prior to the Closing Date, then Seller shall use its best reasonable efforts to cause the VCP Submission to be filed prior to or on the Closing Date (or if not filed by such time, as soon as administratively practicable thereafter). If the 401(k) Plan will be terminated prior to the Closing Date and Buyer so requests, then Seller shall prepare and include a correct and complete Application for Determination for Terminating Plan (Form 5310) and related attachments with the VCP Submission (with the term “VCP Submission” as used herein to then be deemed to include such additional Application and attachments) and cause the VCP Submission to be filed as soon as administratively practicable after the Closing Date. In either case, the complete VCP Submission (and any supplemental information subsequently furnished to the IRS) shall be made available to Buyer (and its advisors) for the Buyer’s (and its advisors’) review and comment for at least five (5) Business Days prior to filing. Seller shall take and incorporate all reasonably requested comments of Buyer (and its advisors) with respect to the VCP Submission (and any supplemental information subsequently furnished to the IRS). Seller shall continue to be responsible for and manage the VCP Submission after the Closing Date through the resolution of all matters covered by the VCP Submission to the reasonable satisfaction of Buyer. To the extent that Seller or any of its advisors receives or sends any communication (either written or oral) from or to the IRS related to the VCP Submission, they shall promptly advise Buyer and its advisors of such communication including the prompt delivery of a copy of any written correspondence received from or sent to the IRS. In the event that the IRS proposes a correction with respect to any component of the VCP Submission that differs from or is in addition to the correction proposed by Seller in the initial VCP Submission, Seller may not accept the alternative or additional correction without Buyer’s prior written consent which may not be unreasonably withheld. Seller shall be solely responsible for all fees, costs, corrective contributions and earnings to the 401(k) Plan, penalties and all other expenses and liabilities of

Operating Company, Target and Buyer related to the VCP Submission; provided that Seller shall not be responsible for the fees and expenses for counsel and others employed or retained by Buyer or, after the Closing, Target or Operating Company for the purpose of reviewing the VCP Submission (including any supplemental information furnished to the IRS) as prepared by Seller and its counsel on behalf of Operating Company.
          (c) If requested by Buyer in writing no later than seven (7) days prior to the Closing Date, Seller shall cause Operating Company to formally terminate the 401(k) Plan by action of its Board of Directors (in a form reasonably acceptable to Buyer) at least one (1) Business Day prior to the Closing Date and the effective date of such termination shall be at least one (1) Business Day prior to the Closing Date. In such case, Seller also shall cause Operating Company to amend (in a form reasonably acceptable to Buyer) the 401(k) Plan as of the date of termination to (i) fully vest all accounts of all affected participants therein and (ii) bring the 401(k) Plan into compliance with all qualification requirements that apply as of the date of termination (as prescribed by IRS Revenue Procedure 2007-44 or any applicable subsequent IRS guidance). Also in such case, at the Closing, Seller shall deliver to Buyer a duly executed plan amendment and resolutions of Operating Company’s Board of Directors reflecting the termination of and the foregoing amendments to the 401(k) Plan.
     5.7 Negotiations with Others. Seller shall have the right to solicit or encourage, directly or indirectly, and furnish or cause to be furnished any information to, any Person in connection with, or negotiation for, or otherwise pursue, (a) the sale of substantially all of the operating assets of Operating Company or the assets of Seller, (b) the sale of the Business, (c) the sale of capital stock of Seller, Target, or Operating Company, or (d) any other merger, consolidation, recapitalization, restructuring, acquisition, disposition, or other similar corporate strategy (individually or collectively, an “Alternative Transaction”). In the course of pursuing any Alternative Transaction, Seller, Target, and Operating Company further agree to maintain the confidentiality of any and all proprietary and confidential information of Target and Operating Company and the Business and shall disclose such confidential information to any third parties only pursuant to the terms of a confidentiality agreement, the benefits of which may be assigned to Buyer in the event that the transaction contemplated by this Agreement proceeds to the Closing. Seller, Target, and Operating Company agree that they will promptly inform Buyer of the existence of any inquiries, solicitations or proposals with respect to any Alternative Transaction. To the extent that any such inquires, solicitations, or proposals for an Alternative Transaction result in an offer to Seller, Target, or Operating Company (individually or collectively, an “Alternative Offer”), Seller, Target, and Operating Company shall promptly provide Buyer with notice of the details of such Alternative Offer.
     5.8 Proxy Statement. Upon the execution of this Agreement, Seller will promptly prepare and file with the SEC a preliminary proxy statement intended, after satisfaction of all comments of the SEC staff, to be sent to shareholders of Seller soliciting their adoption and approval of this Agreement and the transactions contemplated hereby (the “Proxy Statement”). Seller will use its reasonable commercial efforts to submit the preliminary proxy materials to the SEC within ten (10) Business Days after the Execution Date. Buyer will have reasonable opportunity not to exceed two (2) Business Days to review and comment upon Seller’s proxy solicitation materials, and Seller shall use commercially reasonable efforts to accept Buyer’s comments to the extent consistent with relevant rules and regulations of the SEC. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information, and will supply Buyer with copies of all correspondence between Seller and the SEC or its staff with respect to the Proxy Statement. Seller shall use its commercially reasonable efforts to respond to and satisfy any comments of the SEC and to file a definitive Proxy Statement with the SEC and mail such definitive Proxy Statement to Seller’s shareholders at the earliest practicable time consistent with Seller’s compliance with Rule 14a-13 of the SEC and other applicable law and Buyer satisfying its obligations under Section 5.16 and any actions of Seller permitted under Section 5.7. Seller will use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Other than information provided by Buyer, which shall remain subject to the representation and warranty contained in Section 4.6, the information included in the Proxy Statement or other definitive proxy materials at the time of filing thereof with the SEC will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Seller will use its reasonable commercial efforts (giving due consideration to the fact that time is of the essence under the circumstances and the time reasonably required to solicit proxies, comply with Rule 14a-13 of the SEC and other applicable law and any re-circulation or other actions Seller believes reasonably necessary under the rules and regulations of the SEC and applicable law), to take all action necessary in accordance with the Certificate of Incorporation and Bylaws of Seller to convene a meeting of Seller’s shareholders to consider adoption and approval of the transactions contemplated by this Agreement as soon as reasonably possible and before the Closing Date Deadline. Seller shall, as of the Execution Date, have in its possession and shall have disclosed to Buyer a fairness opinion by an investment banker engaged by Seller with respect to the transaction contemplated hereby and such opinion shall be and remain incorporated into the Proxy Statement unless and until such time as said investment banker notifies Seller that it is withdrawing such opinion. On the Execution Date Seller’s Board of Directors shall take action to recommend that the transaction contemplated hereby be approved by Seller’s shareholders and such recommendation shall be and remain incorporated into the Proxy Statement unless and until such time as Seller’s Board of Directors withdraws said recommendation based, after consultation with counsel, upon a reasonable belief that such action is required by its fiduciary duty under applicable law. Seller shall promptly notify Buyer of an omission of a material fact or an untrue statement of a material fact which is contained, should have been contained or should be contained in the Proxy Statement except to the extent of information provided, or which should have been provided, by Buyer.
     5.9 Cooperation. Seller shall provide, and cause Target and Operating Company to provide, commercially reasonable cooperation in connection with the arrangement of the financing to be obtained by Buyer in connection with the transactions contemplated hereby (the “Financing”) including (a) providing to Buyer’s financing sources financial information in their possession with respect to Operating Company and the Business and the transactions contemplated hereby as reasonably requested by Buyer or Buyer’s financing sources, including information and projections prepared by Seller, Target, or Operating Company relating to Operating Company, Target, the Stock and the transactions contemplated hereby, and (b) making Seller’s and Operating Company’s senior officers and other representatives reasonably available to Buyer’s financing sources in connection with such financing, to participate reasonably in due diligence sessions and to participate reasonably in presentations related to the Financing. Upon the written consent of Seller (which consent shall not be unreasonably withheld), Seller shall cause Operating Company to arrange joint Buyer and Operating Company calls with such significant customers and vendors of Operating Company as shall be reasonably designated by Buyer. Anything provided pursuant to this Section 5.9 shall not be deemed a representation or warranty of Seller unless otherwise subject to a representation or warranty pursuant to another Section of this Agreement.
     5.10 The New Jersey Transfer Act.
          (a) Conduct of ISRA Proceedings.
               (i) With respect to the Real Property leased by Target or Operating Company pursuant to the New Jersey Lease (the “NJ Property”) and the transactions contemplated by this Agreement, Seller shall (x) within 5 days of the execution of this Agreement, submit to the NJDEP a General Information Notice (as such term is defined in ISRA) and (y) prior to the Closing Date obtain from the NJDEP and execute a Remediation Agreement (as such term is defined in ISRA) (“Remediation Agreement”) or, if either the GIN or the application to obtain such Remediation Agreement is not submitted by Seller to the NJDEP prior to November 3, 2009, submit to the NJDEP (1) a Remediation Certification (as such term is defined in the SRRA) (“RC”) respecting the consummation of the transactions contemplated by this Agreement, and (2) a remediation funding source (as such term is defined under ISRA) in the minimum amount of $100,000 or in such greater amount as may be required by the NJDEP, which remediation funding source shall be satisfactory in form and substance to the NJDEP. In the event the NJDEP requires Target or Operating Company to be parties to the Remediation Agreement or the RC, Seller shall be the lead responsible party under such Remediation Agreement or RC. Seller shall take such actions as are necessary or useful to achieve Compliance with ISRA after the Closing Date. As reasonably requested by Seller, and subject to Section 5.10(d) hereof, Buyer agrees to promptly execute such documents prepared by Seller in connection with the satisfaction of the obligations under this Section 5.10(a)
               (ii) In the event Seller does not submit the remediation funding source with the RC as provided under Section 5.10(a)(i) above, Seller shall within the time period required by the NJDEP, the Remediation Agreement or ISRA, and at its sole cost and expense, obtain and post or execute, submit to the NJDEP and thereafter maintain in full force and effect, any remediation funding source required under the Remediation Agreement or ISRA to secure the performance of Seller’s ISRA compliance activities at the NJ Property. Any such remediation funding source shall be satisfactory in form and substance to the NJDEP or to an LSRP retained by Seller in connection with the satisfaction of Seller’s obligations hereunder, as applicable.
               (iii) Seller shall make all filings and take all actions required under the New Jersey Lease, the Remediation Agreement, ISRA or the SRRA to achieve Compliance with ISRA with respect to the NJ Property.

               (iv) Seller shall promptly provide Buyer with copies of all documents, including correspondence and final workplans and reports, including field and laboratory data, summaries, proposals and recommendations, submitted by Seller or an LSRP to, or received by Seller or an LSRP from, the NJDEP in connection with Seller’s actions to achieve Compliance with ISRA. For avoidance of doubt, Seller shall promptly provide Buyer with copies of such documents deemed to be final by the LSRP, but not intended to be submitted or certified to the NJDEP until a later date as required under ISRA or the SRRA.
               (v) Seller shall pay all ISRA Compliance Costs necessary or incurred in order to achieve Compliance with ISRA.
          (b) Performance of Remedial Actions. As to any Remedial Actions or other activities that Seller undertakes or performs at or with respect to the NJ Property pursuant to Section 5.10 (a) above in order to achieve Compliance with ISRA, Seller agrees to:
               (i) If required by the SRRA or ISRA, or if otherwise elected by Seller, retain and engage a properly licensed LSRP to assist Seller in achieving Compliance with ISRA;
               (ii) Promptly perform, and cause all consultants and contractors (including without limitation any LSRP) retained by Seller to perform, all such Remedial Actions in a workmanlike manner and consistent with all applicable Environmental Laws;
               (iii) Comply with the New Jersey Lease and all Environmental Laws applicable to the implementation of such Remedial Actions at the NJ Property and obtain all permits, authorizations and consents required under applicable Environmental Laws or by the NJDEP or the LSRP or other governmental agency or authority in order to implement such Remedial Actions at the NJ Property. Without in any way limiting or affecting the generality of the foregoing, Seller shall satisfy and comply with, and cause its contractors and consultants (including any LSRP) to satisfy and comply with, (1) all timeframes as established by the NJDEP pursuant to the SRRA or ISRA, as such timeframes may be extended, in such manner so as to avoid the assumption of direct oversight by the NJDEP pursuant to Section 27 of the SRRA, and (2) the public notification requirements set forth at N.J.A.C. 7:26E-1.1 et seq. (as such requirements may be amended, modified or supplemented after the Closing Date);
               (iv) Cause all consultants and contractors (including without limitation any LSRP) performing such Remedial Actions to provide and maintain in full force and effect insurance in commercially reasonable types and amounts as are customarily maintained by contractors and consultants for the performance of comparable work or services until sixty (60) days following the completion of the Remedial Action. Seller shall provide copies of insurance certificates indicating that Buyer and Operating Company have been named as an additional insured under such policies before Buyer and Operating Company shall be required to provide access to the NJ Property;
               (v) Use reasonable commercial efforts to select and propose to the NJDEP, or cause any LSRP to select, Remedial Actions which shall not unreasonably interfere with Buyer’s and Operating Company’s use of, or operation of the Business on or at, the NJ Property;

               (vi) Use reasonable commercial efforts to implement such Remedial Actions at such times, in such manner and with such advance notice to Buyer so as not to unreasonably interfere with Buyer’s and Operating Company’s use of, or operation of the Business on or at, the NJ Property;
               (vii) Promptly upon the completion of the Remedial Action, restore the Property to substantially the same condition it was in prior to the performance of the Remedial Action;
               (viii) Provide Buyer with a reasonable opportunity to (a) review and comment upon any work plans or reports (including without limitation any workplans or reports prepared by an LSRP) respecting any Remedial Action and other material submissions to the NJDEP prior to submission and implementation; (b) review and copy, at Buyer’s cost and expense, documents concerning any Environmental Conditions on, at, under or emanating from the NJ Property or any Remedial Actions proposed or implemented to address the same; and (c) have a representative present during the performance of any Remedial Action and obtain, at Buyer’s sole cost and expense, split samples of any samples taken by or on behalf of Seller. In the event that Buyer does not provide written comments to Seller as permitted by Section 5.10(b)(viii)(a) within five (5) Business Days from Buyer’s receipt of any proposed workplans, reports or other submissions, Buyer’s right to provide comments to Seller with respect to the same shall be deemed waived. In the event Buyer presents comments upon any such work plans, reports or other submissions respecting any Remedial Actions, Seller may, but shall be under no obligation to, incorporate such comments. Buyer shall not advance any positions with or comments to NJDEP or the LSRP that are adverse to the positions taken or submissions made by or on behalf of Seller unless (1) Seller’s positions and/or submissions are not supportable by the Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1.1 et seq., including its variance provisions, or other applicable Environmental Laws, or (2) any Remedial Actions being proposed by Seller will unreasonably interfere with Buyer’s use of, or operation of the Business on or at, the NJ Property.
          (c) Access. Buyer shall cause Operating Company to provide reasonable access to the NJ Property in connection with Seller’s performance of Remedial Actions at the NJ Property in accordance with this Section 5.10. Buyer shall also cause Operating Company, as reasonably requested by Seller and as Operating Company may be permitted under the New Jersey Lease, to provide use of the utilities serving the NJ Property and space for the installation of any Seller Remediation Equipment (defined below) and for the temporary storage of non-hazardous wastes and Seller Remediation Equipment, provided that such actions do not unreasonably interfere with Operating Company’s day-to-day operations at the NJ Property or cause Operating Company to be in non-compliance with the New Jersey Lease;
          (d) Default. In the event Seller fails to (i) satisfy any of its obligations under this Section 5.10, or (ii) comply with the requirements of ISRA or other applicable Environmental Laws in connection with Seller’s actions to achieve Compliance with ISRA (such non-compliance being evidenced by (1) the issuance by the NJDEP of a written notice of violation or functional equivalent either by the NJDEP or an LSRP (“NOV”), which NOV is not resolved (to the satisfaction of the NJDEP or such LSRP) by Seller within a reasonable time period, or (2) the issuance by the NJDEP of notice to Seller or its LSRP that the NJDEP intends to assume direct oversight of Seller’s ISRA compliance proceeding pursuant to Section 27 of the SRRA), then Buyer shall, following the provision of thirty (30) days’ prior written notice to Seller (or within such lesser time as may be necessary so as to avoid the NJDEP’s assumption of direct oversight) (during which time the default remains uncured), have the right, but not the obligation, to take (on Seller’s account and at Seller’s sole cost and expense) such actions, including but not limited to Remedial Actions, reasonably necessary or useful in Buyer’s sole discretion to cure such default and/or to achieve Compliance with ISRA. In such event:
               (i) Seller consents and covenants to Buyer’s use, sampling and maintenance of equipment and facilities installed by Seller in connection with the performance of the Remedial Actions with respect to soil or groundwater at the NJ Property, including without limitation, groundwater monitoring wells, groundwater treatment facilities, underground piping, and such other similar facilities, piping and wells necessary or required in order to monitor, treat or recover groundwater from beneath or emanating from the NJ Property (collectively, “Seller Remediation Equipment”);
               (ii) As reasonably requested by Buyer, Seller shall execute documents necessary or useful to enable the implementation of the Remedial Actions selected by Buyer in accordance with this Section 5.10, and approved by the NJDEP or the LSRP, including any applications, submissions, affidavits or certifications, or other recordable instruments with respect to all or any portion of the NJ Property;
               (iii) Buyer shall not unreasonably or materially interfere with, or cause damage to, any Seller Remediation Equipment installed by Seller in accordance with this Section 5.10, and Buyer shall be solely responsible for reimbursing Seller for all costs and expenses Seller incurs to repair or replace any Seller Remediation Equipment that is damaged by Buyer or its agents, contractors or invitees; and
               (iv) Seller shall, within fifteen (15) days of Seller’s receipt of any invoice(s) from Buyer for costs incurred by Buyer pursuant to this Section 5.10(d) (including without limitation ISRA Compliance Costs), reimburse Buyer for all such costs in the full amount as set forth in each such invoice plus interest at fifteen percent (15%) of the cost of each invoice.
     5.11 Connecticut Transfer Act.
          (a) General. Seller shall diligently perform, at Seller’s sole costs, all activities and remediation options necessary to achieve compliance with the provisions of the Connecticut Transfer Act, including, without limitation: (i) preparation of the forms and documents required pursuant to the Connecticut Transfer Act; (ii) execution and filing of the appropriate Connecticut Transfer Act forms and documents as the Certifying Party (as defined in the Connecticut Transfer Act); and (iii) payment of all fees required by the Connecticut Transfer Act (collectively “Seller’s Obligations”). Notwithstanding this obligation of Seller, Buyer agrees that Buyer, to the exclusion of Seller, shall have the sole obligation for any investigation and remediation costs, including reimbursement of Seller for such costs, arising as a result of Buyer’s use of the CT Property after the Closing.

          (b) Termination of and Limitation on the Extent of Seller’s Obligations. The obligations of Seller pursuant to this Section shall terminate upon Seller’s receipt of a certification by the Connecticut Department of Environmental Protection (“CTDEP”) approving the remediation, or if authorized by CTDEP, verification by an Licensed Environmental Professional (“LEP”) that the remediation has been performed in accordance with Connecticut Remediation Standard Regulations (R.C.S.A. §22a-133k-1, et. seq.) (the “RSRs”). Buyer acknowledges that Seller shall not be required to be the Certifying Party for any post-Closing Connecticut Transfer Act form filings, other than such post-Closing forms filings related to the transaction that is the subject of this Agreement. It is agreed and understood by Buyer that, upon Seller’s receipt of the items identified herein that: (a) Seller shall neither have nor incur further obligations to Buyer to address any conditions or requirements arising from or related to former, current or future environmental conditions at, under, emanating from or having emanated from the CT Property; and (b) Buyer shall reimburse Seller for reasonable costs incurred by Seller relating to post-Closing conditions caused by Buyer. For so long as Operating Company leases the CT Property, Buyer shall cause Operating Company not to conduct any activity that is in violation of or inconsistent with any deed restriction or Environmental Land Use Restriction (“ELUR”) recorded against the CT Property with the approval and consent of the owner of the CT Property and the CTDEP or Seller’s LEP.
          (c) Remediation Plan/Approval. In performing the Seller’s Obligations pursuant to Section 5.11(a) above, Seller shall have the right, in Seller’s sole judgment, to: (i) develop a plan and course of action to achieve Seller’s Obligations (the “Remediation Activities”) provided that such Remediation Activities are consistent with Environmental Laws applicable to the CT Property, will not unreasonably disturb Operating Company’s use of the CT Property, and with the understanding and agreement of Buyer that such Remediation Activities will not be impacted by any alteration of the CT Property or structures thereon by Operating Company; (ii) appeal any determinations made by any governmental entity concerning the appropriate requirements for investigation and remediation as required by the Connecticut Transfer Act; and/or (iii) in performing the Seller’s Obligations, Seller shall have the right, in Seller’s sole judgment, to avail itself of the remedial alternatives available to comply with the RSRs, including but not limited to the use of any variances or engineering controls or use restrictions, including ELURs, approved by the CTDEP or Seller’s LEP. For so long as Operating Company leases the CT Property, Buyer shall cause Operating Company to use commercially reasonable efforts to obtain from the owner of the CT Property any required signatures for any variance and/or use or activity restriction, including deed restrictions and ELURs, if such restriction is consistent with Operating Company’s intended use of the CT Property.
          (d) Regulatory Communication. With respect to the Remediation Activities, Seller shall serve as the liaison with any governmental entity involved in or otherwise overseeing or having jurisdiction of the Remediation Activities. Should Buyer or Seller receive or otherwise come to have any communication, written or oral, with any governmental entity regarding the Remediation Activities or conditions relating to the Remediation Activities, Buyer or Seller shall promptly share such communication with the other.
          (e) Buyer’s Obligations. For so long as Operating Company leases the CT Property, Buyer shall cause Operating Company to reasonably cooperate with Seller: (i) in

Seller’s performance of the Remediation Activities and compliance with the Connecticut Transfer Act, including obtaining the execution by Operating Company and/or the CT Property owner of any documentation required for purposes of the Remediation Activities; (ii) in that Buyer shall promptly provide to Seller all data, information and/or communications that are delivered to or received by Buyer or Operating Company that are related to or arise out of or in connection with the Remediation Activities or conditions relating to the Remediation Activities; (iii) in that Buyer shall promptly inform Seller of any Release of Hazardous Substance on, at or from the CT Property in violation of Environmental Laws; and (iv) in connection with Seller’s pursuit of any appeal by Seller of any determination by any governmental entity regarding the appropriate investigation and remediation, provided that Seller shall pay for Buyer’s costs and expenses incurred as a result of Seller’s appeal.
          (f) Buyer’s Activities. For so long as Operating Company leases the CT Property, Buyer agrees that it will not use the CT Property for residential use.
          (g) Access. For so long as Operating Company leases the CT Property and as Operating Company may be permitted under the Connecticut Lease, Buyer shall cause Operating Company to: (i) provide reasonable access to the CT Property in connection with Seller’s performance of the Remediation Activities and Seller’s Obligations in accordance with this Section 5.11; (ii) provide use of the utilities serving the CT Property and space for the installation of any Seller Remediation Equipment and for the temporary storage of non-hazardous wastes and Seller Remediation Equipment as reasonably requested by Seller, provided that such actions do not unreasonably interfere with Operating Company’s day-to-day operations at the CT Property or cause Operating Company to be in non-compliance with the Connecticut Lease; and (iii) grant and obtain all necessary approvals for Seller and Seller’s agents to access the CT Property to the extent necessary to allow Seller to pursue or defend any actions by or claims against third parties relating to the conditions on, at, emanating from or having emanated from the CT Property and/or Seller’s satisfaction of Seller’s Obligations.
     5.12 Severance etc. Seller agrees to make the severance and other payments to employees of Target and Operating Company substantially in the amounts, and at the times, set forth in the Employee Agreement in the form attached hereto as Exhibit F.
     5.13 Private Label Inventory. Seller agrees that during the fifteen (15) Business Day period after the Execution Date Buyer and Seller shall contact Operating Company’s private label vendors listed on Schedule 5.13 to request additional detail, including without limitation price, quantity, description, and any other information reasonably requested by Buyer or Seller, regarding all finished goods inventory, packaging inventory, box inventory, or any other package product component or inventory which is identified and held by Operating Company’s private label vendors (i) which is not in Operating Company’s current product lines and (ii) as to which such vendor claims an obligation or liability of Operating Company or Target to repurchase such inventory (“Discontinued Merchandise”). Seller covenants and agrees that prior to the Closing Date it will use reasonable commercial efforts, with the consent of Buyer not to be unreasonably withheld, to discharge any obligation and/or liability Operating Company or Target may have with respect to such Discontinued Merchandise or otherwise establish, to the reasonable satisfaction of Buyer, that neither Operating Company nor Target will have any continuing obligation to any such vendors for such Discontinued Merchandise post-Closing. All cash paid or received for such Discontinued Merchandise pursuant to the preceding sentence shall be included in the determination of Revolving Indebtedness and Net Results. The full amount of any payment made to discharge any such obligation to a vendor shall be recorded as an expense of Operating Company. Any Discontinued Merchandise as to which Operating Company or Target will continue to have an obligation or liability after the Closing shall result in a pre-closing reserve on the books of Operating Company in the full amount of the obligation for the payment owed to the applicable private label vendors for such Discontinued Merchandise (with such Discontinued Merchandise considered to have a book value of zero). The amount of any such reserve shall be included in the determination of Net Results.
Buyer covenants and agrees that:
     5.14 Environmental Claims. With the exception of (i) any reports to, permits by, filings with, or other actions with any Governmental Authorities, which Buyer may make or take upon advice of Buyer’s counsel that are either required by law or reasonably prudent to protect Buyer or Operating Company from any liabilities or obligations after giving Seller prior written notice and reasonably considering any comments on the form and substance of said notice from Seller (provided that in no event shall Seller have more than two (2) Business Days to review and comment) and (ii) any other actions not covered by clause (i) that are reasonably prudent in the ordinary conduct of the Business with prior consent of Seller which consent shall not be unreasonably withheld or delayed, Buyer covenants to refrain from taking any action which would be reasonably expected to materially increase the likelihood that a claim or Threatened claim would be made by any Person with respect to the environmental matters as to which the indemnification contained in Schedule 8.2 is applicable.
     5.15 Financing. Buyer shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done, all things necessary to consummate the financing referred to in the Commitment Letters on the terms described in the Commitment Letters. In the event that all or any portion of the financing referred to in the Commitment Letters becomes unavailable for any reason, Buyer shall use its commercially reasonable efforts to arrange to obtain, as promptly as practicable, alternate financing from alternate sources in an amount sufficient to proceed with the Closing hereunder and shall keep Seller reasonably informed of such efforts. Buyer shall give Seller prompt written notice in the event that any of the Commitment Letters is, or is going to be, withdrawn or modified in any material respect. In addition to the Commitment Letters, on or prior to the Execution Date, Buyer has received a loan in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) from Buyer’s shareholders. Buyer is under no obligation to, and shall not, repay the loan to its shareholders prior to the earlier of the day after the Closing Date or the termination of this Agreement.
     5.16 Information and Materials for Proxy Statement. Within five (5) Business Days after the Execution Date, Buyer will provide to Seller all information and materials relating to Buyer, or within Buyer’s control, which are reasonably necessary under the rules and regulations of the SEC for Seller to prepare and file the preliminary proxy materials required by Section 5.8 and shall provide such further information and materials reasonably necessary for Seller to satisfy any comments of the SEC with respect to the Proxy Statement and as otherwise required by the laws, rules and regulations of the SEC to prepare definitive proxy materials and shall promptly notify Seller of an omission of a material fact or untrue statement of a material fact related to Buyer or its financing which is contained, or should have been contained in the Proxy Statement and shall promptly supply such information to Seller to correct such omission or untrue statement.
     5.17 Standstill. In the event this Agreement is terminated prior to the Closing, then, effective with the termination of this Agreement and for a period of one (1) year thereafter, without the prior written consent of the Board of Directors of Seller, neither Buyer nor any affiliates, acting alone or as part of a group, will (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of Seller, (ii) propose to enter into, directly or indirectly, any merger or business combination involving Seller or any of its subsidiaries (including Operating Company), (iii) otherwise seek to influence or control, in any manner whatsoever (including proxy solicitation or otherwise) the management or policies of Seller or (iv) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other Person in doing any of the foregoing.
     5.18 Guaranties. From and after the Closing, other than the extension until September 30, 2011 of the Warehouse Lease in East Hanover, New Jersey, Buyer shall take no action with respect to the Warehouse Leases which would expand the scope of, or lengthen the guaranty period under, any guaranty or other instrument establishing a guarantor’s obligations with respect to a Guaranteed Liability; including without limitation any other extension of the lease term under any of the Warehouse Leases unless concurrently with such extension, the landlord agrees in writing to terminate the guarantor’s liability with respect to the relevant Guaranteed Liability.
     5.19 COBRA. Buyer agrees to, or shall cause Operating Company to, provide COBRA to those (i) employees of Operating Company who incur a COBRA qualifying event in connection with the consummation of the transactions contemplated by this Agreement and (ii) eligible former employees of Operating Company who are receiving COBRA under Operating Company’s group health plan as of the Closing Date, in either the case of (i) or (ii) subject to the relevant individual’s timely election of, and timely payment of the applicable costs for, COBRA. Notwithstanding the foregoing, nothing in this Section 5.19 shall affect Seller’s indemnity obligations under Section 8.2.
Seller and Buyer each covenant to the other:
     5.20 Reasonable Commercial Efforts. Each party hereto shall use its reasonable commercial efforts to take all action and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 and Article 7).
     5.21 Expenses. Whether or not the transactions provided for herein are consummated, each party hereto shall pay all of its own fees, costs and expenses (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. In the event of the Closing, no expenses incurred by Seller, Target, or Operating Company prior to the Closing in connection with the consummation of the transactions hereby shall be assumed or payable by Buyer or be retained by Target or Operating Company after Closing.
     5.22 Publicity. No party hereto shall issue any press release or otherwise make any public statements with respect to transactions contemplated hereby, except that any party may make any public disclosure it believes in good faith is required by applicable law including without limitation disclosure required pursuant to the Securities Exchange Act of 1934, as amended or the rules and regulations adopted thereunder or which Seller, after consultation with counsel, reasonably determines are required thereunder. If so required, such press release or public statement shall be made only after consultation among the parties hereto.
     5.23 Taxes.
          (a) Filing of Target and Operating Company Tax Returns.
               (i) Seller shall cause the income of Target and Operating Company, including any income of Target and Operating Company arising from the Section 338(h)(10) Election, to be included in Seller’s consolidated U.S. federal income Tax return (and in any state or local consolidated, combined or unitary Tax returns of Seller or its affiliates in which Target and/or Operating Company is required to be included) for pre-Closing Tax periods. Seller shall accurately prepare or cause to be accurately prepared, and timely file or cause to be timely filed, all Tax returns of Target and Operating Company that are required to be filed on or before the Closing Date, and all income Tax returns of Target and Operating Company for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date, and shall remit and pay or cause to be remitted and paid any Taxes attributable to pre-Closing Tax periods, including those Taxes shown as due on such Tax returns.
               (ii) Buyer shall accurately prepare or cause to be accurately prepared, and timely file or cause to be timely filed, all Tax returns of Target and Operating Company that are required to be filed after the Closing Date that are not described in Section 5.23(a)(i) and shall remit and pay or cause to be remitted and paid any Taxes shown as due on such Tax returns.
          (b) Cooperation. After the Closing, the parties to this Agreement shall cooperate, and shall cause their affiliates to cooperate, in preparing and filing all Tax returns to the extent reasonably requested, including by providing each other with access to information, records, documents, properties and personnel relating to Target, Operating Company or the Operating Assets. The parties shall cooperate, and shall cause their affiliates to cooperate, in the same manner in defending or resolving any audit, examination or litigation relating to Taxes. Seller will promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audit or proceeding by any Governmental Authority which may affect the liability for Taxes of Target and/or Operating Company.
          (c) Tax Refunds. If, at any time on or after the Closing Date, (i) Target or Operating Company receives any refund, rebate, return, credit or other similar payment with respect to Taxes from any Governmental Authority relating to a pre-Closing Tax period, or (ii) Buyer receives any refund, rebate, return, credit or other similar payment for Taxes for which

Buyer received a reimbursement from Seller for Taxes under this Agreement, Buyer shall promptly notify Seller in writing of such receipt and shall remit the full amount of such payment (including any interest thereon received from the Governmental Authority) to Seller in immediately available funds.
          (d) Amended Returns. None of Buyer, Target, and Operating Company shall file or permit to be filed any amended Tax return with respect to Target or Operating Company for any pre-Closing Tax period without obtaining the prior review and written consent of Seller, which shall not be unreasonably withheld (it being understood, for the avoidance of doubt, that if an amendment to such a Tax return is required by Laws, it would be unreasonable for Seller to withhold its consent). If the filing of such an amended Tax return is requested by Seller, Buyer shall cause Target and/or Operating Company to file such amended Tax return, provided that the filing of such amended Tax return will not adversely affect Buyer or its affiliates, as reasonably determined by Buyer, and Seller shall pay the reasonable out-of-pocket expenses incurred by Buyer, Target, and Operating Company in respect of such filing.
          (e) Allocation of Liability For Taxes. For purposes of this Agreement, when it is necessary to determine the liability for Taxes of Target and/or Operating Company for a taxable period that includes, but does not end on, the Closing Date, the determination of the Taxes of Target for the pre-Closing Tax period shall be determined by assuming that Target and/or Operating Company had a taxable year or period which ended on the Closing Date (i.e. the parties shall “close the books” on such date and shall elect to do so as provided by applicable Laws), except that exemptions, allowance or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily prorated basis, with Seller being entitled to the daily proration of such items for the Closing Date. The parties to this Agreement agree to report (and to cause their Affiliates to report) any item attributable to a transaction that occurs on the Closing Date but after the Effective Time in accordance with the “next day rule” contained in Treasury regulations section 1.1502-76(b)(1)(ii)(B).
     5.24 Newington Connecticut Warehouse Lease. To the extent the term of the lease between Operating Company (tenant) and Vernel Co. (landlord) for the warehouse located at 81 Alumni Road, Newington, CT 06111 continues for some or all of the period from March 31, 2010 through September 30, 2010 and Operating Company does not continue to utilize the warehouse in operation of the Business, Seller covenants to pay Buyer an amount equal to 50% of all rent and other sums due from Buyer and/or Operating Company to landlord under such lease for the period starting on the later of March 31, 2010 or when Operating Company ceases to utilize such facility in its operations through September 30, 2010.
ARTICLE 6
Conditions Precedent to Obligations of Buyer
     The obligations of Buyer under this Agreement at the Closing and the consummation by Buyer of the transactions contemplated hereby are subject to the satisfaction or fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Buyer:
     6.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement (disregarding for the purpose of this Section 6.1 any materiality qualifications set forth in such representations and warranties), taken as a whole and excluding matters to the extent Buyer Indemnitees are indemnified pursuant to Section 8.2, shall be true and correct except for any breach of the representations and warranties which, in the aggregate with other breaches of said representations and warranties of Seller, is not material to the Business of Seller, Operating Company, or Target or the Operating Assets taken as a whole at and as of the Execution Date and at and as of the Closing Date (or the date of termination of this Agreement in accordance with Article 9) as though such representations and warranties were made at and as of such times.
     6.2 Performance of Obligations of Seller, Target, and Operating Company. Each of Seller, Target, and Operating Company shall have performed and complied with all of its respective covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with by Seller, Target, or Operating Company prior to or at the Closing, except for any non performance or non compliance which, in the aggregate with all other non performance or non compliance and with Section 6.1, is not material to consummation of the transactions contemplated hereby, the Business or the Operating Assets taken as a whole.
     6.3 No Litigation. No action, suit or other proceeding shall be pending or Threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.
     6.4 Approval of Seller’s Shareholders. There shall have been a Favorable Shareholder Vote on or before the Closing Date Deadline.
     6.5 Governmental Consents. All consents and approvals of any Governmental Authority necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and any and all applicable waiting periods shall have expired.
ARTICLE 7
Conditions Precedent to Obligations of Seller
     The obligations of Seller under this Agreement at the Closing and the consummation by Seller of the transactions contemplated hereby are subject to the satisfaction or fulfillment prior to or at the Closing of each of the following conditions, unless waived in writing by Seller:
     7.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement, taken as a whole and excluding matters to the extent Seller Indemnitees are indemnified pursuant to Section 8.3, shall be true and correct except for any matter which, in the aggregate with other breaches of said representations and warranties of Buyer, is not material to the consummation of the transactions contemplated hereby at and as of the Execution Date and at and as of the Closing Date (or the date of termination of this Agreement in accordance with Article 9) as though such representations and warranties were made at and as of such times.
     7.2 Performance of Obligations of Buyer. Subject to the fulfillment of Article 6 conditions, Buyer shall have available to it sufficient cash to pay the Purchase Price in immediately available funds (without regard to whether Buyer has complied with the covenants contained in Section 5.15) and shall have performed and complied with all of its other covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with by Buyer prior to or at the Closing, except for any non performance or non compliance which along with Section 7.1 is not material to the consummation of the transactions contemplated hereby.
     7.3 No Litigation. No action, suit or other proceeding shall be pending or Threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.
     7.4 Approval of Seller’s Shareholders. There shall have been a Favorable Shareholder Vote on or before the Closing Date Deadline.
     7.5 Governmental Consents. All consents and approvals of any Governmental Authority necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and any and all applicable waiting periods shall have expired.
ARTICLE 8
Indemnification and Nonsurvival of Representations and Warranties
     8.1 Nonsurvival of Representations and Warranties and Covenants. Except to the extent of fraud, none of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Closing or the earlier termination of this Agreement pursuant to Article 9 hereof, and no party hereto shall have any liabilities after the Closing in respect of the breach of any covenants under this Agreement or under any instrument delivered pursuant to this Agreement to be performed at or prior to Closing.
     8.2 Agreement to Indemnify by Seller. Seller hereby agrees to indemnify and save Buyer, its affiliates, and their respective shareholders, officers, directors, employees, successors and assigns, Target, and Operating Company (each, a “Buyer Indemnitee”) harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, fines, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, expenses (including, without limitation, reasonable attorneys’ fees, consultants’ fees and expert witness fees), suffered, sustained, incurred or required to be paid by any Buyer Indemnitee, whether claims are made by a Buyer Indemnitee or a third party, (a) arising out of, based upon, in connection with or as a result of the assertion against any Buyer Indemnitee or the Stock of any liability or obligation arising out of or based upon any of the items listed on Schedule 8.2, (b) arising out of, based upon, or in connection with the failure of Seller to perform the covenants contained in this Agreement which are to be performed after the Closing, (c) in the event of fraud by Seller, Target or Operating Company in the negotiation, execution, or performance of this Agreement or (d) arising out of, based upon, in connection with or as a result of the assertion against any Buyer Indemnitee of any liability or obligation arising out of or based upon any of any of the items identified on Schedule 3.23(c) or any other alleged operational or other compliance failures with respect to the 401(k) Plan except with respect to costs and expenses incurred in connection with, or pursuant to, the VCP Submission under Section 5.6 (b), such costs and expenses shall be handled as provided for in that Section 5.6 (b).
     8.3 Agreement to Indemnify by Buyer. Buyer hereby agrees to indemnify and save Seller, its shareholders, officers, directors, employees, successors and assigns (each, a “Seller Indemnitee”) harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys’ fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee, whether claims are made by a Seller Indemnitee or a third party, (a) arising out of, based upon, in connection with or as a result of the assertion against any Seller Indemnitee of a payment or other obligation under a guaranty with respect to Guaranteed Liabilities or (b) arising out of, based upon, or in connection with the failure of Buyer to perform the covenants contained in this Agreement which are to be performed after the Closing or (c) arising out of, based upon, or in connection with changes of employment status or the terms of employment planned or communicated by Buyer with respect to any such employees as a result of the transaction contemplated by this Agreement, including actions taken by Buyer or by Operating Company at the direction of Buyer pursuant to the Employee Agreement or (d) in the event of fraud by Buyer in the negotiation, execution, or performance of this Agreement.
     8.4 Procedures Regarding Third Party Claims. The procedures to be followed with respect to indemnification hereunder regarding claims by third persons shall be as follows:
          (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person, which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the “Indemnified Party”) shall give notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the “Indemnifying Party”), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.
          (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 8.2, 8.3, 8.4, or 8.5 hereof, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided however if, in the reasonable opinion of the Indemnified Party, the counsel chosen by the Indemnifying Party has, or could reasonably be expected to have during the pendency of such proceeding, a conflict of interest, the Indemnified Party shall have the right to request different counsel reasonably selected by Indemnified Parties to represent the Indemnified Party, the fees and expenses of which shall be paid as incurred by the Indemnifying Party. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense except as provided in the previous sentence. Upon assuming such defense, the Indemnifying Party shall not enter into any settlement without the written consent of the Indemnified Party unless (i) the settlement provides solely for the payment of monetary damages which is dispositive of the matters involved and is paid in full by the Indemnifying Party on the effective date of the settlement and (ii) the settlement does not involve an admission of any liability by the Indemnified Party and (iii) the settlement does not involve any restriction or limitation on the Indemnified Party.
          (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Party as such fees and expenses are incurred but only to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 8.1 or 8.2 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in the action insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under Sections 8.2, 8.3, 8.4, or 8.5 hereof, as the case may be, it shall act reasonably and in good faith in doing so.
          (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control except that neither party shall be required to reveal attorney-client related information where such disclosure will waive the attorney-client privilege provided that the parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements.

     8.5 Limitations on Buyer’s Indemnity. All claims by any Buyer Indemnitee under Section 8.2(a) must be made by notice to Seller of the underlying facts upon which such claim is based on or prior to March 31, 2011; except for claims made pursuant to paragraph (4) (i) and (ii) of Schedule 8.2 which must be made by notice to Seller of the underlying facts upon which such claim is based for each of the New Jersey and Connecticut Warehouse Leases, determined individually, on or prior to the earlier of September 30, 2011 or, solely with respect to indemnity claims for such Warehouse Lease, the date upon which such Warehouse Lease is terminated. Seller’s aggregate liability with respect to the indemnification obligations under Section 8.2(a) is limited to an amount equal to Two Million Dollars ($2,000,000), except for claims made pursuant to paragraph (4) of Schedule 8.2, for which Seller’s liability is capped at Six Hundred Thousand Dollars ($600,000); provided that the foregoing is not intended to limit Seller’s obligations to comply with Sections 5.10 and 5.11 of this Agreement.
     8.6 Adjustment to Purchase Price. Any payment pursuant to this Article 8 shall be treated for income Tax purposes as an adjustment to the Purchase Price paid by the Buyer; provided that in the event such treatment is not permitted, the parties agree that the Indemnifying Party shall indemnify and hold harmless the Indemnified Party against any Taxes imposed in connection with the payment of any indemnity payment.
ARTICLE 9
Termination
     9.1 Termination. Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing Date:
          (a) in accordance with a written agreement executed by and between Buyer and Seller;
          (b) at any time after the Closing Date Deadline, by written notice by Buyer or Seller to the other party hereto if the Closing shall not have been completed on or before the Closing Date Deadline;
          (c) by Seller or Buyer in the event, based upon the exercise of the fiduciary duties of the board of directors of Seller (upon advice of counsel), Seller, Target, or Operating Company accepts in writing an Alternative Offer; or
          (d) by Seller or Buyer by written notice to the other party in the event that, prior to the Closing Date Deadline, Buyer or Seller, as the case may be, determines by action of its board of directors after consultation with its legal and other representatives that through the other party’s material breach of its obligations hereunder, the conditions precedent to the obligation of the non-breaching party to proceed with the Closing cannot be satisfied on or before the Closing Date Deadline.
     9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect; provided, however, that any termination pursuant to Section 9.1 shall not relieve any party hereto of any liability under Section 9.3 through Section 9.8, as applicable. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this

Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made.
     9.3 Seller Liquidated Damages. In the event of the termination of this Agreement by Buyer or Seller in accordance with Section 9.1(b) or by Seller in accordance with Section 9.1(d), Buyer shall be obligated to pay Seller total liquidated damages (inclusive of all of Seller’s costs and expenses) in the amount of Two Million Dollars ($2,000,000); provided at the date of such termination (A) each and all of the conditions precedent to the obligations of Buyer reflected in Sections 6.1 and 6.2 hereof have been fully satisfied by Seller, waived in writing by Buyer or any non-satisfaction is the direct result of a material breach by Buyer of its obligations hereunder and (B) the termination is not a Buyer No Damage Termination and (C) one or more of the conditions precedent to the obligations of Seller set forth in Sections 7.1 or 7.2 have not been fully satisfied by Buyer or waived in writing by Seller or any non-satisfaction is the direct result of a material breach by Seller of its obligations hereunder.
     9.4 Buyer Liquidated Damages. In the event of the termination of this Agreement by Buyer or Seller pursuant to Section 9.1(b) or by Buyer in accordance with Section 9.1(d), Seller shall pay to Buyer total liquidated damages (inclusive of all of Buyer’s costs and expenses) in the amount of Two Million Dollars ($2,000,000); provided at the time of such termination (A) each and all conditions precedent to the obligations of Seller set forth in Sections 7.1 and 7.2 hereof have been fully satisfied by Buyer, waived in writing by Seller or any non-satisfaction is the direct result of a material breach by Seller of its obligations hereunder and (B) the termination is not a Seller No Damage Termination and (C) one or more of the conditions precedent to the obligations of Buyer set forth in Sections 6.1 or 6.2 have not been fully satisfied by Seller or waived in writing by Buyer or any non-satisfaction is the direct result of a material breach by Buyer of its obligations hereunder .
     9.5 Buyer Breakup Fee. If this Agreement is terminated by Seller or Buyer pursuant to Section 9.1(c), Seller shall pay to Buyer a total “break-up fee” (inclusive of Buyer’s costs and expenses) of Two Million Dollars ($2,000,000). For avoidance of doubt, Buyer shall not be entitled to payment under Section 9.4 if it is entitled to receive payment under this Section 9.5
     9.6 Payment. All amounts due and payable under Section 9.3, 9.4 or 9.5, as applicable, shall be paid immediately upon delivery of notice of termination of this Agreement.
     9.7 Limitation on Liability; Exclusive Remedy. If damages are due and payable as provided for in Sections 9.3 or 9.4, any payment of liquidated damages made pursuant to Sections 9.3 or 9.4, or the payment of the break-up fee pursuant to Section 9.5 shall be the receiving party’s sole and exclusive remedy in respect of the termination of this Agreement and shall be in lieu of any other remedies at law or in equity to which such receiving party might otherwise be entitled with respect to the transactions contemplated by this Agreement. Buyer and Seller each acknowledge and agree that such liquidated damage amounts are reasonable in light of the anticipated harm which would be caused by the paying party’s failure to close the transaction contemplated under this Agreement, the difficulty of proof of loss, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. The parties agree that the liquidated damages provided in this Section are intended to limit the claims that each party may have against the other. In the event a party hereto (the “breaching party”) commits fraud against the other party to this Agreement (the “non-breaching party”) in connection with the making of a representation or warranty or the performance or non-performance of a covenant in this Agreement by the breaching party, then the non-breaching party may as an alternative to liquidated damages seek actual monetary damages (but not consequential or punitive damages) and equitable relief to which it may be entitled so long as the non-breaching party is not in material breach of this Agreement.
     9.8 Non-Solicitation. In the event that this Agreement is terminated pursuant to Section 9.1, then Buyer and certain of its affiliates will execute and deliver to Seller and Seller will execute and deliver to Buyer a Non-Solicitation Agreement, in the form attached as Exhibit H prohibiting the solicitation of Target’s or Operating Company’s employees by Buyer and Buyer’s employees by Seller for a period of two (2) years from the date of termination.
ARTICLE 10
Miscellaneous Provisions
     10.1 Access to Books and Records after Closing. Buyer shall, following the Closing, give, and shall cause to be given, to Seller and its authorized representatives such access, during normal business hours and upon prior notice, to such books, records and documents of Target and Operating Company as shall be reasonably necessary for Seller in connection with the preparation and filing, post filing governmental requests or audits of Seller’s tax returns for periods prior to the Closing and for other reasonable business purposes and to make extracts and copies of such books and records at the expense of Seller. If Buyer desires to dispose of any books, records or documents of the Business relating to the time period prior to the Closing at anytime prior to the expiration of the applicable statute of limitations for federal tax purposes for all tax years prior to the Closing, it shall give Seller reasonable notice and Seller shall have the right to take possession of such books, records or documents at Seller’s cost and expense.
     10.2 Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee or shareholder of Seller, or any other Person, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.
     10.3 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer presently existing or hereafter formed but no such assignment shall in any event operate or be construed to release Buyer from any of its obligations under this Agreement. Nothing contained in this Agreement shall prohibit its assignment by Buyer (or any permitted assignee of Buyer) as collateral security, and Seller, Target, and Operating Company each hereby agree to execute any acknowledgment of such assignment by Buyer as may be required by any lender to Buyer.
     10.4 Entire Agreement; Amendment. This Agreement, including the schedules and exhibits which are attached hereto and incorporated herein contain the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter hereof (except the confidentiality and non-solicitation provisions of that certain Letter of Confidentiality entered into by Seller and Buyer on February 17, 2009 which shall remain in effect for the time period set forth therein or, if earlier, the Closing Date). This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.
     10.5 Headings; Construction. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Because this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party that prepared this Agreement or any such provision.
     10.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
     10.7 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be (a) given in writing, (b) delivered personally or sent by fax or by a nationally recognized overnight courier, postage prepaid, and (c) deemed to have been duly given when so delivered personally or sent by fax, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690
If to Seller, to:
National Patent Development Corporation
Attention; Harvey P. Eisen, Chairman of the Board
c/o Bedford Oak Advisors, LLC
100 South Bedford Road
Mt. Kisco, NY 10549
Fax: (914) 242-5798
With a copy to:

Day Pitney LLP
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Robert F. Wrobel
Fax: (203) 977-7301
Buyer or Seller may change the address or fax number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.
     10.9 Remedies. Except as expressly provided in this Agreement to the contrary, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.
     10.10 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.
     10.11 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies applied in each jurisdiction in which the enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     10.12 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any fact or item disclosed on any schedule to this Agreement shall not be deemed disclosed on any other schedule to this Agreement.
     10.13 Relationship of the Parties and Joint Venturers. This Agreement does not create an association, trust, partnership, joint venture or other entity or similar legal relationship among the parties hereto. No party is or shall act as or be the agent or representative of any other party.

     10.14 Reliance. The representations and warranties made by any party in this Agreement have been made solely for the benefit of the other party hereto and may not be relied upon by any third party, including any shareholder of Seller or any proposed investor in a security of Seller and are intended, among other things, as a means of allocating the risk as of a specified date or dates on the accuracy of such representation or warranty as between the parties to this Agreement and may be subject to material qualifications which may differ from what may be viewed as material by an investor in securities of Seller.
     10.15 Scope of Provisions. It is recognized and intended by the parties that the circumstances under which the Closing Date Deadline may be extended pursuant to the definition of Target Meeting Date are not in all respects identical to, and do not parallel, the acts and activities required of Seller under Section 5.8 which provide Seller with other bases for not being able to convene a meeting of its stockholders and receive a Favorable Shareholder Vote on or before the Closing Date Deadline and, for avoidance of doubt, the parties hereby state that it is possible that Seller has satisfied its obligations under Section 5.8 even though there is a failure to convene the Seller’s stockholders meeting or obtain the Favorable Shareholder Vote on to before the Closing Date Deadline.
     10.16 Time is of the Essence. The parties agree that time is of the essence in the performance by the parties of their obligations and covenants, including without limitation the covenants set forth in Section 5.8 and 5.16.
[Signatures Are on the Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
BUYER:

/s/ Jay Baker
Name: Jay Baker
Title: President

SELLER:

/s/ Harvey Eisen
Name: Harvey Eisen
Title: Chairman, President and Chief Executive Officer
Exhibits
Exhibit A: Definitions
Exhibit B: Form of Escrow Agreement
Exhibit C: Form of Opinion Letter of Day Pitney LLP
Exhibit D: Intentionally Deleted
Exhibit E: Form of Non-Competition Agreement
Exhibit F: Form of Employee Agreement
Exhibit G: Form of Letter of Credit
Exhibit H: Form of Non-Solicitation Agreement
Exhibit I: Form of Indemnity Escrow Agreement

EXHIBIT A
Definitions
     “401(k) Plan” shall have the meaning as set forth in Section 5.6(b).
     “Agreement” shall have the meaning as set forth in the introductory paragraph.
     “Allocation Schedule” shall have the meaning as set forth in Section 2.4.
     “Alternative Offer” shall have the meaning as set forth in Section 5.7.
     “Alternative Transaction” shall have the meaning as set forth in Section 5.7.
     “Annual Financial Statements” shall have the meaning as set forth in Section 3.4
     “Arbiter” shall mean Grant Thornton or another independent public accounting firm as shall be agreed upon by the parties in writing.
     “Authorizations” shall have the meaning as set forth in Section 3.14.
     “Business” shall mean the wholesale distribution of home decorating, hardware, and finishing products.
     “Business Day” shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Charlotte, North Carolina.
     “Buyer” shall have the meaning as set forth in the introductory paragraph.
     “Buyer Indemnitee” shall have the meaning as set forth in Section 8.2.
     “Buyer’s Interim Inventory Distributions” shall have the meaning as set forth in Section 2.2(c)(v).
     “Buyer’s Net Results Adjustment” shall have the meaning as set forth in Section 2.2(b)(ii).
     “Buyer’s No Damage Termination” shall mean a termination pursuant to Section 9.1 (b) or (d) if at the date of such termination (A) (i) the condition precedent set forth in Section 7.3 has not been satisfied for any reason other than as a result of litigation initiated by Buyer or any of its affiliates (including without limitation its officers and directors) or (ii) the condition precedent set forth in Section 7.5 has not been satisfied for any reason or (iii) there has not been a Favorable Shareholder Vote for any reason other than a material breach of Buyer’s covenants contained in Section 5.16, and (B) the conditions precedent set forth in Sections 7.1 and 7.2 hereof have been fully satisfied by Buyer, waived in writing by Seller or any non-satisfaction is the direct result of a material breach by Seller of its obligations hereunder.

     “Buyer’s Share” shall have the meaning as set forth in Section 2.2(c)(iii).
     “Cash” shall mean, as of any Business Day, the aggregate amount of cash held in bank accounts or lock boxes of Target and Operating Company, together with any pending deposits or amounts in transit which for timing reasons have not yet been credited to the balance held in such accounts or lock boxes, as of the opening of business on such Business Day.
     “Closing” shall have the meaning as set forth in Section 2.5.
     “Closing Date” shall have the meaning as set forth in Section 2.5.
     “Closing Date Deadline” means the earlier of (i) the first Business Day after the Target Meeting Date or (ii) one hundred fifty (150) days after the Execution Date (or if not a Business Day, on the first Business Day thereafter).
     “COBRA” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA
     “Code” shall mean the United States Internal Revenue Code of 1986, including all regulations and rules promulgated thereunder, all as may be amended from time to time.
     “Commitment Letters” shall have the meaning as set forth in Section 4.4.
     “Compliance with ISRA” shall mean the receipt of a letter or letters from the NJDEP or an LSRP approving a Deminimis Quantity Exemption (“DQE”), a Negative Declaration or a Remediation-In-Progress Waiver (as such terms are defined under ISRA), or a No Further Action Letter and Covenant Not to Sue (as such term is defined under ISRA) issued by the NJDEP, or any form of a Response Action Outcome by the NJDEP or an LRSP, or other written determination by the NJDEP or an LSRP that the requirements of ISRA have been satisfied with respect to the NJ Property.
     “Connecticut Lease” shall mean the lease of Operating Company’s warehouse located in Newington, Connecticut.
     “Connecticut Transfer Act” shall mean the property transfer law, Conn. Gen. Stat. Ch. 445 §§ 22a-134 et seq.
     “CTDEP” shall have the meaning as set forth in Section 5.11 (b).
     “CT Property” shall mean the Real Property leased by Target and Operating Company pursuant to the Connecticut Lease.
     “Discontinued Merchandise” shall have the meaning set forth in Section 5.13.
     “ELUR” shall have the meaning as set forth in Section 5.11 (b)
     “Employee Agreement” shall mean the agreement substantially in the form of Exhibit F.
     “Employee Benefit Plan(s)” shall have the meaning as set forth in Section 3.23.

     “Encumbrance(s)” shall mean any mortgages, deeds of trust, liens, pledges, charges, security interests, contractual restrictions, claims or encumbrances of any kind or character whatsoever.
     “Environment” shall mean, without limitation, ambient air, surface water, groundwater, soil, sediment and land.
     “Environmental Conditions” shall mean any pollution or contamination of, or the Release of Hazardous Substances into, the Environment.
     “Environmental Law” shall mean any Laws relating to pollution or protection of human health or the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, spills, Releases or threatened Releases of Hazardous Substances into or impacting the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act as amended (“CERCLA”), the Emergency Planning and Community Right-to-Know Act as amended, the Resource Conservation and Recovery Act as amended, the Clean Air Act as amended, the Clean Water Act as amended, the Superfund Amendments and Reauthorization Act as amended, the Toxic Substances Control Act as amended, the New Jersey Spill Compensation and Control Act, as amended, the Brownfield and Contaminated Sites Remediation Act, as amended, ISRA, SRRA, the Connecticut Transfer Act, the state and local Laws implementing said acts, and any analogous Laws and all rules and regulations promulgated thereunder.
     “Equipment” shall have the meaning as set forth in Section 3.8.
     “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that, together with Seller, Target and/or Operating Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
     “Escrow Agent” shall have the meaning as set forth in Section 2.8.
     “Excluded Assets” shall have the meaning as set forth in Article I.
     “Execution Date” shall have the meaning as set forth in the introductory paragraph.
     “Favorable Shareholder Vote” shall mean a vote in favor of the transactions contemplated by this Agreement by the holders of a majority of the common stock of Seller.
     “Financial Statements” shall have the meaning as set forth in Section 3.4.
     “Financing” shall have the meaning as set forth in Section 5.9.

     “GAAP” shall mean generally accepted accounting principles as applied in the United States.
     “Governmental Authority” shall mean any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental entity or agency, domestic or foreign.
     “Guaranteed Liability” shall mean the guaranty by Seller, or its former parent GP Strategies Corporation, of the obligations of Target or Operating Company under the Warehouse Leases.
     “Hazardous Substance” shall mean those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles or constituents thereof which (from use, handling, processing, storage, emission, disposal, spill, Release or any other activity or for any other reason) are regulated by, form the basis of liability under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, or toxic substance under any Environmental Law, including gasoline or any other petroleum product or byproduct or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls, radon or other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, alcohols, chemical solvents, or any other material or substance which constitutes a health, safety or environmental hazard to any Person or the Environment.
     “Indebtedness” shall mean (i) all indebtedness for borrowed money of Target and/or Operating Company, (ii) all obligations of Target and/or Operating Company evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all indebtedness of Target and/or Operating Company secured by purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (iv) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which Target and/or Operating Company is liable as lessee, and (v) any off-balance sheet financing of a Person (excluding all operating leases), but excluding any and all liabilities or obligations owed by Target and/or Operating Company under the swap agreement effective June 30, 2008 that Operating Company has in association with the revolving line of credit of Operating Company with Bank of America.
     “Indemnified Party” shall have the meaning as set forth in Section 8.4(a).
     “Indemnifying Party” shall have the meaning as set forth in Section 8.4(a).
     “Indemnity Escrow Account” shall have the meaning as set forth in Section 2.8.
     “Indemnity Escrow Agreement” shall have the meaning as set forth in Section 2.8.
     “Indemnity Escrow Amount” shall have the meaning as set forth in Section 2.8.
     “Intellectual Property” shall have the meaning as set forth in Section 3.12.

     “Interim Financial Statements” shall have the meaning as set forth in Section 3.4.
     “Inventory Escrow Account” shall have the meaning as set forth in Section 2.8.
     “Inventory Escrow Amount” shall have the meaning as set forth in Section 2.2(c).
     “Inventory Loss” shall have the meaning as set forth in Section 2.2(c)(iv).
     “IRS” shall mean the Internal Revenue Service.
     “ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder, N.J.A.C.
7:26B-1.1 et seq., as amended by the SRRA.
     “ISRA Compliance Costs” shall mean all fees, costs and expenses incurred to achieve Compliance with ISRA, including without limitation, attorneys’, consultants’ and engineering fees and disbursements, NJDEP filing fees and oversight charges, costs (including any surcharges) associated with securing and maintaining any remediation funding source, laboratory and analytical costs and expenses, equipment charges, costs associated with any NJDEP audits pursuant to SRRA, industrial or hazardous waste disposal costs and all other fees, costs and expenses incurred in connection with or relating to Remedial Actions.
     “Laws” shall mean all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.
     “LEP” shall have the meaning as set forth in Section 5.11 (b).
     “Letter of Credit” shall have the meaning as set forth in Section 2.7.
     “Losses” shall mean all fines, penalties, damages (including, without limitation, damages on account of personal injury or death, property damage or damage to natural resources), fees, costs or expenses (including, without limitation, sampling, monitoring or remediation costs, reasonable attorneys’, consultants’ and engineering fees and disbursements, costs of defense and interest).
     “LSRP” shall mean a Licensed Site Remediation Professional as defined at N.J.S.A. 13:1K-8.
     “Material Contract” shall mean any contract, agreement, understanding or arrangement to which Target or Operating Company is a party or by which Target, Operating Company, or the Stock is bound, which provides for performance (including liabilities or obligations of Target or Operating Company) after April 1, 2009 and (i) has been filed with the Securities and Exchange Commission by either Seller or Target, (ii) obligates any party thereto after the date hereof to make payments per annum of more than $50,000,, (ii) is a lease or other contract related to rights in real property, (iii) contains a covenant not to compete or similar provision which limits or restricts the ability of Operating Company to conduct the Business, including as to manner or place, (iv) provides for the extension of credit by Target or Operating Company in excess of $20,000 except contracts relating to the payment for goods and services entered into with customers of the Business in the ordinary course of business, (v) provides for a guaranty or indemnity by Target or Operating Company, (vi) constitutes a collective bargaining agreement or an employment agreement which provides for severance benefits to any officer, director or material group of employees, (vii) represents a contract or agreement upon which the Business is substantially dependent or which is otherwise material to the Business or contains any provision pursuant to which Target or Operating Company will be obligated to make any payment or provide any benefit to any Person as a result of the consummation of the transactions contemplated hereby, or (viii) represents a contract or agreement that would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act of 1934.
     “New Jersey Lease” shall mean the lease of Operating Company’s warehouse located in East Hanover, New Jersey.
     “Net Results” shall refer to the unaudited net income, or if applicable net loss (which shall be reflected as a negative number in this calculation), as determined under GAAP, of Operating Company for the period from March 31, 2009 through the Closing Date as calculated with the following adjustments to the extent they are included in the unaudited net income (or net loss) of Operating Company: (i) add all amounts of depreciation and amortization, (ii) if there is income tax expense for the period add back said income tax expense, but (iii) if there is income tax benefit for the period, deduct therefrom said income tax benefit; all in accordance with GAAP applied consistently with the Annual Financial Statements.
     “NJDEP” shall mean the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.
     “NJ Property” shall have the meaning as set forth in Section 5.10(a)(i).
     “NOV” shall have the meaning as set forth in Section 5.10 (d).
     “Operating Assets” shall have the meaning as set forth in Section 3.7.
     “Operating Company” shall have the meaning as set forth in the introductory paragraph.
     “Permitted Encumbrances” shall have the meaning as set forth in Section 2.5(a)(ii).
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Authority.
     “Phase I Inventory Adjustment” shall have the meaning as set forth in Section 2.2(c)(i).
     “Phase II Inventory Adjustment” shall have the meaning as set forth in Section 2.2(c)(ii).
     “Principal Customers and Suppliers” shall have the meaning as set forth in Section 3.26.
     “Proxy Statement” shall have the meaning as set forth in Section 5.8.
     “Purchase Price” shall have the meaning as set forth in Section 2.1.

     “RC” shall have the meaning as set forth in Section 5.10 (a) (1).
     “Real Property” shall have the meaning as set forth in Section 3.11.
     “Release” shall mean “release” as defined in CERCLA or in any other Environmental Law.
     “Remedial Action” means any and all response actions, including without limitation: (y) investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (z) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product.
     “Remediation Activities” shall have the meaning as set forth in Section 5.11(c).
     “Remediation Agreement” shall have the meaning as set forth in Section 5.10(a)(i).
     “Remediation Certificate” shall have the meaning as set forth in Section 5.10(a)(1).
     “Response Action Outcome” or “RAO” shall have the meaning set forth at N.J.S.A. 13:1K-8.
     “Revolving Indebtedness” shall mean, as of any Business Day, (i) the aggregate amount of Indebtedness under Operating Company’s revolving line of credit with Bank of America (Account number: Five Star Group, Client ID 130FSG, Loan ID FSG 01), minus (ii) Cash, plus (iii), the aggregate amount of any checks written by Operating Company which have not cleared Operating Company’s bank account as of such Business Day. The calculation of Revolving Indebtedness for purposes of any adjustments to the Purchase Price shall also be determined in accordance with Section 2.2(a), including with respect to the exclusions and applications mandated therein.
     “RSRs” shall have the meaning as set forth in Section 5.11(b).
     “SEC” shall mean the Securities and Exchange Commission.
     “SEC Clearance” shall mean the date on which either in accordance with notice from the SEC or as a result of the passage of sufficient time under applicable law the Proxy Statement may be filed in definitive form with the SEC and mailed to shareholders of Seller in order to obtain a Favorable Shareholder Vote.
     “Section 338(h)(10) Election” shall mean the joint election of the Buyer and Seller to treat the sale of Stock as a deemed sale of assets of Target and Operating Company pursuant to Section 338(h)(10) of the Code and any comparable election under foreign, state or local Laws.

     “Secured Indebtedness” shall mean Indebtedness, the payment of which is secured in whole or in part by any Encumbrance on any of the assets or properties of Operating Company or Target.
     “Seller” shall have the meaning as set forth in the introductory paragraph.
     “Seller Indemnitee” shall have the meaning as set forth in Section 8.3.
     “Seller No Damage Termination” shall mean a termination pursuant to Section 9.1 (b) or (d) if at the date of such termination (A) (i) the condition precedent set forth in Section 6.3 has not been satisfied for any reason other than as a result of litigation initiated by Seller, Target or Operating Company or any of their affiliates (including without limitation their respective officers and directors) other than a shareholders derivative action initiated in the name of Seller, Target or Operating Company by other than an affiliate of such entities or (ii) the conditions precedent set forth in Section 6.5 have not been satisfied for any reason other than the failure of Seller to obtain the governmental consents set forth on Schedule 3.3 directly caused by Seller’s material breach of its obligations under Sections 5.10 or 5.11 or (iii) a Favorable Shareholder Vote has not been obtained because of a shareholder vote rejecting the transaction, if but only if, Seller’s Board of Directors did not withdraw its recommendation of the transaction contemplated hereby prior to said shareholder vote, and (B) the conditions precedent set forth in Sections 6.1 and 6.2 hereof have been fully satisfied by Seller, waived in writing by Buyer or any non-satisfaction is the direct result of a material breach by Buyer of its obligations hereunder.
     “Seller Remediation Equipment” shall have the meaning as set forth in Section 5.10(d)(i).
     “Seller’s Net Results Adjustment” shall have the meaning as set forth in Section 2.2(b)(ii).
     “Seller’s Maximum Liability” shall have the meaning as set forth in Section 2.2(c)(iv).
     “Seller’s Obligations” shall have the meaning as set forth in Section 5.11 (a).
     “Seller SEC Documents” shall have the meaning as set forth in Section 3.15.
     “Seller’s Share” shall have the meaning as set forth in Section 2.2(c)(iii).
     “Slow-Moving Inventory” shall have the meaning as set forth in Section 2.2(c).
     “Slow-Moving Inventory Valuation Date” shall have the meaning as set forth in Section 2.2(c).
     “SRRA” shall mean the Site Remediation Reform Act, P.L. 2009, c. 60, and the regulations promulgated thereunder..
     “Stock” shall have the meaning as set forth in the Recitals.
     “Supplemental Closing” shall have the meaning as set forth in Section 2.2 (b).(i)

     “Target” shall have the meaning as set forth in the introductory paragraph.
     “Target Meeting Date” shall mean thirty (30) Business Days after SEC Clearance plus any additional number of Business Days equal to any reasonable delay in Seller’s ability to convene a valid shareholders’ meeting to consider the transaction contemplated hereby which is caused by (i) compliance with the requirements of Rule 14a-13 of the SEC or (ii) a re-solicitation of proxies or required amendment of the proxy materials if such re-solicitation or amendment is caused by (A) any one of a change in the terms of Buyer’s financing, the loss thereof or any other event or circumstance which necessitates a change in the information related to Buyer or its financing contained in Seller’s proxy statement or (B) the necessity to include in the Seller’s proxy materials information with respect to an Alternative Offer if, but only if, Seller’s Board of Directors has not accepted such Alternative Offer and continues to recommend this transaction to its shareholders.
     “Tax” or “Taxes” shall mean any domestic and foreign federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes.
     “Threatened” shall mean a statement in writing which, on its face, includes an allegation of wrongdoing or liability or an intent to seek damages or other redress in connection therewith.
     “Total Inventory Adjustment” shall have the meaning as set forth in Section 2.2(c)(iii).
     “Union Employees” shall mean all persons employed on the Closing Date covered by the collective bargaining agreement between Operating Company and Local No. 11, affiliated with International Brotherhood of Teamsters dated December 20, 2008.
     “VCP” shall have the meaning as set forth in Section 5.6(b).
     “VCP Submission” shall have the meaning as set forth in Section 5.6(b).
     “Warehouse Leases” shall mean the leases related to Operating Company’s warehouses in East Hanover, New Jersey, Brooklyn, New York and Newington, Connecticut
     “Working Capital” shall refer to the working capital of Operating Company and shall mean (i) the sum of (A) inventory, (B) accounts receivable and (C) prepaid expenses, MINUS (ii) the sum of (A) accounts payable, offset, to the extent consistent with GAAP, consistently applied, amounts due under vendor rebate and marketing allowance programs, (B) accrued liabilities (including customer rebates but excluding Indebtedness), (C) deferred show revenue, and (D) accrual for inter-company normal operating costs; all in accordance with GAAP applied consistently with the Annual Financial Statements and the form of Schedule 2.2(a)(i).

Schedule 8.2
Indemnification
1. all Indebtedness;
2. all liabilities for any and all pending or Threatened litigation required to be set forth in Schedule 3.19;
3. all obligations and liabilities arising out of or related to environmental matters (i) relating to Seller’s Remedial Action required under Sections 5.10 and 5.11 or (ii) which are disclosed on Schedule 3.24 or are known to one or more of the officers of Seller, Operating Company, or Target as of the Closing Date, in either case, to the extent that such matters are or become the subject of any third party claim pending or Threatened and Buyer makes a claim therefore pursuant to Article 8 on or before March 31, 2011(whether or not such third party claim is pending or Threatened as of the Closing Date);
4. (i) Seventy Five percent (75%) of the liabilities and obligations arising with respect to the Real Property or Operating Company’s use thereof through September 30, 2011, in connection with any failure to comply with all applicable laws, rules, and regulations to the extent such failure existed on the Closing Date; and (ii) Seventy Five percent (75%) of the liabilities and obligations arising with respect to any event or condition existing as of the Closing Date which would require Target or Operating Company to expend monies under a repair or restoration obligation in any Warehouse Lease if such Warehouse Lease were to terminate after giving effect to Buyer paying the first $25,000 of any such liabilities and obligations, and (iii) environmental matters which are not disclosed, but would have been subject to disclosure, on Schedule 3.24 but for the fact that such matters were not known to one or more officers of Seller, Operating Company, or Target as of the Closing Date, to the extent such matters become the subject of third party claims pending or Threatened and Buyer makes a claim therefore pursuant to Article 8 on or before March 31, 2011, provided however, that Seller’s aggregate liability under this paragraph (4) shall not exceed $600,000;
5. all liabilities and obligations with respect to the COBRA requirements of Section 4980B of the Code and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements arising from or with respect to the sponsorship, administration and/or operation prior to the Closing by Operating Company or Target of any group health plan, except Buyer’s liabilities or obligations to provide, or to cause Operating Company to provide, COBRA benefits after the Closing pursuant to Section 5.19.

Annex B – Opinion of Financial Advisor
November 24, 2009
Board of Directors of National Patent Development Corporation
903 Murray Road
East Hanover, New Jersey 07936
Dear Members of the Board of Directors:
     We understand that National Patent Development Corporation (the “Parent”) has proposed selling 100% of its ownership interest in its wholly owned subsidiary, Five Star Products, Inc. (the “Company”), to The Merit Group, Inc. (the “Purchaser”) for an aggregate consideration of approximately $33,124,000 in cash, subject to certain agreed upon purchase price adjustments (the “Transaction”).
     You have requested that CRT Investment Banking LLC (“CRT”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by the Parent in the Transaction is fair, from a financial point of view, to the Parent.
     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Parent’s annual reports on Form 10-K for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 and quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

2.	reviewed the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2006 and quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

3.	reviewed the audited financial statements of the Company for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006 and the interim financial statements for the quarters ended March 31, 2009 and June 30, 2009 and interim financial statements for the two-month period ended August 31, 2009, which the Parent’s management has identified as being the most current financial statements available;

4.	spoken to and met with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

5.	reviewed the draft Stock Purchase Agreement by and among The Merit Group, Inc. and National Patent Development Corporation, dated November 19, 2009;

6.	reviewed financial projections prepared by the management of the Company with respect to the Company for the fiscal years ending December 31, 2009 through 2013;

7.	reviewed the historical market prices and trading volume for the Parent’s publicly traded securities;

8.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

9.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.
     We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company is a party (other than as specifically described herein with respect to the Transaction). We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general.
     We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in item 5 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) other than as management of the Parent has advised is likely to occur as a result of the application of the cash flow adjustment and the net results adjustment based on the Parent’s financial projections of the Company provided to us. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

     Furthermore, in connection with this Opinion, we have not been requested to make, and have not made any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject and, at your direction and with your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.
     We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.
     This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on CRT’s part to any party. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Parent, or any class of such persons, relative to the purchase price of the Transaction or with respect to the fairness of any such compensation. This Opinion has been approved by our fairness committee. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors, any security holder or any other person as to how to act or vote or tender their shares or make any election with respect to the Transaction. This Opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; provided that the Parent may furnish or include this Opinion in its entirety in a proxy statement or information statement to be filed by the Parent with the Securities and Exchange Commission with respect to the Transaction; provided that any description or reference to CRT Investment Banking LLC or this Opinion included in such proxy statement or information statement shall be in form and substance reasonably acceptable to us.
     We will receive a fee for rendering this Opinion. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Parent or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. During the two years preceding the date of this Opinion, we have not been engaged by, performed any services for or received any compensation from the Parent (other than any amounts paid or payable to us under the letter agreement pursuant to which we were retained as financial advisor to the Parent in connection with a possible sale of the Company) or the Purchaser (or its affiliates) and at the date hereof we have no mutual understanding with the Parent or the Purchaser (or any of its affiliates) under which any compensation is intended to be received by us other than as described above.

     We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Parent, its respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Parent, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Parent or any other party or the effect of any other transaction in which the Parent, Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, the Parent or its respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Parent’s or any other party’s security holders vis-à-vis any other class or group of the Parent’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Parent, its respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Parent, Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Parent and its respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Parent, the Company and the Transaction.
     Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Parent in the Transaction is fair, from a financial point of view, to the Parent.
Very truly yours,
/s/ CRT INVESTMENT BANKING LLC
CRT INVESTMENT BANKING LLC

Annex C–Form of Escrow Agreement
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this (“Escrow Agreement”) is made and entered into as of                     , 2010, by and among The Merit Group, Inc., a South Carolina corporation (“Merit”), National Patent Development Corporation, a Delaware corporation (“NPDC”, and together with Merit, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).
     WHEREAS, the Parties entered into that certain Stock Purchase Agreement by and between Merit and NPDC dated as of                     , 2009 (the “Stock Purchase Agreement”)
     WHEREAS, pursuant to Section 2.2(c) and Section 2.8 of the Stock Purchase Agreement, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Funds. Merit and NPDC each agree that Merit will deposit with the Escrow Agent the sum of $300,000.00 (the “Indemnity Escrow Deposit”). Merit and NPDC further each agree that Merit will deposit with the Escrow Agent the sum of $600,000.00 (the “Inventory Escrow Deposit”, and together with the Indemnity Escrow Deposit, the “Escrow Deposits”). The Escrow Agent shall hold the Inventory Escrow Deposit and the Indemnity Escrow Deposit in separate accounts, each of which shall be subject to the specific terms, conditions, and procedures applicable to each as set forth in this Escrow Agreement. The Escrow Agent shall further hold the Escrow Deposits and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposits and the proceeds thereof (the “Funds”) as directed in Section 3.
3. Investment of Fund. During the term of this Escrow Agreement, the Funds shall each be invested in separate [            ] money market deposit accounts invested in US government obligations (each a “MMDA”) or a successor or similar investment offered by the Escrow Agent which in any event must not be “investment securities” under the Investment Company Act of 1940, as amended, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. The rate of return on an MMDA varies from time to time based upon market conditions. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.
4. Disposition and Termination of the Escrow Deposits.
     (a) Claims Procedure for Indemnity Escrow Deposit. The following procedures shall govern the application of the Indemnity Escrow Deposit to satisfy any claims that may be brought by Merit, its affiliates, and their respective shareholders, officers, directors, employees, successors, and assigns, Five Star Products, Inc., and Five Star Group, Inc., under Article 8 of the Stock Purchase Agreement:
          (i) Merit shall deliver written notice to Escrow Agent, with a copy to NPDC of all claims against the Indemnity Escrow Deposit. The written notice to Escrow Agent shall specify (A) in reasonable detail the factual basis for each such claim, (B) the amount of the Indemnity Escrow Deposit to be reserved against the claim, and (C) that Merit has delivered a copy of such notice to NPDC (each, a “Claim Notice”).
          (ii) Upon receipt of a Claim Notice from Merit, Escrow Agent shall reserve the amount set forth in the Claim Notice and confirm with NPDC that it has received from Merit a copy of the Claim Notice.
          (iii) Ten (10) Business Days after Escrow Agent’s receipt of any Claim Notice, Escrow Agent shall disburse to Merit the amount set forth in the Claim Notice, together with interest thereon from the date of the Claim Notice, by wire transfer of immediately available federal funds; provided, however, that Escrow Agent will not disburse, transfer, deliver or assign any portion of the Indemnity Escrow Deposit if it receives a written notice from NPDC disputing any such claims as described in the following sentence. If, within ten (10) Business Days following receipt of a Claim Notice from Merit, NPDC sends a written notice to Escrow Agent, with a copy to Merit, disputing in good faith the claims set forth in the Claim Notice, including (i) each such amount to which NPDC objects, (ii) the basis and nature for such dispute set forth in reasonable detail, and (iii) a statement that NPDC has delivered a copy of such notice to Merit, then promptly upon receipt of such notice, Escrow Agent shall (1) confirm with Merit that it has received from NPDC a copy of such notice, (2) not disburse, transfer, deliver or assign to Merit any portion of the Indemnity Escrow Deposit with respect to such disputed claims and (3) reserve and hold the amount set forth in the Claim Notice until the disputed claims shall be resolved pursuant to Section 4(e) below. For avoidance of doubt, and without limiting NPDC’s rights as stated above, NPDC may dispute any claim which it reasonably believes to be contingent in nature or any claim as to which NPDC in good faith believes that it lacks sufficient information with which to agree or disagree with the assertions of Merit. During the ten (10) Business Day period, Merit will respond to reasonable requests for additional information or clarification from NPDC regarding its claims set forth in the Claim Notice.

          (iv) If Merit and NPDC agree at or prior to the expiration of such ten (10) Business Day period to the validity and amount of such claims, they shall promptly give Escrow Agent joint instructions in writing advising Escrow Agent to disburse to Merit such portion of the Indemnity Escrow Deposit agreed upon by Merit and NPDC with respect to such claims, together with interest thereon from the date of the Claim Notice. If Merit and NPDC do not agree to the validity and amount of such claims within such ten (10) Business Day period, Escrow Agent shall reserve and hold the amount set forth in the Claim Notice until the disputed claims shall be resolved pursuant to 4(e) below.
     (b) Release of Indemnity Escrow Deposit. Within three (3) Business Days following the date that is the earlier of one (1) year after the date of this Escrow Agreement or receipt of written notice from Merit that it has vacated both warehouses located in East Hanover, New Jersey and Newington, Connecticut and settled all claims with the respective landlords of such properties (the “Indemnity Escrow Expiration Date”), in either case if such day is not a Business Day, then the first Business Day thereafter, if no claims pursuant to a Claim Notice are pending, Escrow Agent shall disburse the Indemnity Escrow Deposit along with all interest and earnings thereon to NPDC. If, on Indemnity Escrow Expiration Date, there are any claims pursuant to a Claim Notice pending, Escrow Agent shall (i) retain and continue to hold in accordance with the terms hereof, the aggregate amount of the Indemnity Escrow Deposit being reserved against such claims, determined in accordance with the Claim Notice(s) received by Escrow Agent from Merit under Section 4(a), and (ii) remit the remaining balance of the Indemnity Escrow Deposit along with all interest and earnings thereon to NPDC. All payments of cash to NPDC or Merit, as applicable, shall be made by wire transfer of immediately available federal funds in accordance with written instructions from NPDC or Merit, as applicable. Merit agrees to give an Indemnity Escrow Expiration Date notice to Escrow Agent promptly upon satisfaction of the conditions precedent set forth in this Section 4(b).
     (c) Claims Procedure for Inventory Escrow Deposit. The following procedures shall govern the application of the Inventory Escrow Deposit to satisfy any claims that may be brought by Merit or NPDC under Article 2.2(c) of the Stock Purchase Agreement:
          (i) Pursuant to the Stock Purchase Agreement either Merit or NPDC may receive disbursements out of the Inventory Escrow Deposit on a quarterly basis during the first (1st) year immediately following the date of this Escrow Agreement. Escrow Agent shall make such quarterly disbursements from the Inventory Escrow Deposit only in accordance with written instructions signed by both Merit, on the one hand, and NPDC, on the other hand within three (3) Business Days after Escrow Agent’s receipt of such notice.
          (ii) Within Seventy-Five (75) days after the first (1st) anniversary of the date of this Escrow Agreement, Merit shall deliver written notice to Escrow Agent, with a copy to NPDC, of the total amount owed to Merit as its share of the inventory adjustment as set forth in the Stock Purchase Agreement. The written notice to Escrow Agent shall specify (A) the amount of the Inventory Escrow Deposit to be disbursed to Merit and (B) that Merit has delivered a copy of such notice to NPDC (the “Inventory Disbursement Notice”). Escrow Agent shall confirm that NPDC has received a copy of the Inventory Disbursement Notice.

          (iii) Ten (10) Business Days after Escrow Agent’s receipt of such Inventory Disbursement Notice, Escrow Agent shall disburse to Merit the amount set forth in the Inventory Disbursement Notice, together with interest attributable thereto and shall disburse any funds remaining in the Inventory Escrow Deposit, including interest to NPDC; provided, however, that Escrow Agent will not disburse, transfer, deliver or assign any portion of the Inventory Escrow Deposit if, prior to the end of the aforesaid ten (10) Business Day period it receives a written notice from NPDC with a copy to Merit, disputing in good faith the disbursement amount set forth in Inventory Disbursement Notice, including (i) each such amount to which NPDC objects, (ii) the basis and nature for such dispute set forth in reasonable detail, and (iii) a statement that NPDC has delivered a copy of such notice to Merit, then promptly upon receipt of such notice, Escrow Agent shall (1) confirm with Merit that it has received from NPDC a copy of such notice, (2) not disburse, transfer, deliver or assign to Merit or NPDC any portion of the Inventory Escrow Deposit and (3) reserve and hold the amount set forth in the Inventory Disbursement Notice until the disputed claims shall be resolved pursuant to Section 4(e) below.
     (d) Release of Inventory Escrow Deposit. All payments of cash permitted hereunder to be made to NPDC or Merit, as applicable, shall be made by wire transfer of immediately available federal funds in accordance with written instructions from NPDC or Merit, as applicable.
     (e) Dispute. If (a) there is any dispute among any of the parties to this Escrow Agreement with respect to any portion of the Indemnity Escrow Deposit or the Inventory Escrow Deposit, as the case may be, (a “Dispute”); or (b) Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions of this Escrow Agreement (the portion of the Indemnity Escrow Deposit in controversy under Section 4(a) or the Inventory Escrow Deposit under Section 4(c) hereinafter the “Disputed Amount”), Escrow Agent shall not comply with any such claims or demands from either NPDC or Merit as long as such Dispute may continue, and in so refusing to comply with such claims or demands of NPDC or Merit, Escrow Agent shall be entitled to refrain from taking any action, and it shall make no delivery or other disposition of the Disputed Amount until it has received a final court order from a court of competent jurisdiction directing disposition of the Disputed Amount, or until it has received appropriate written instructions signed by both NPDC, on the one hand, and Merit, on the other hand. A judgment or order of a court under any provision of this Escrow Agreement shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken. Notwithstanding anything to the contrary in this Agreement, Escrow Agent may deposit the Disputed Amount with the clerk of any court of competent jurisdiction upon commencement of an action in the nature of interpleader or in the course of any court proceedings.
     (f) Disbursement of the Escrow Deposits in Accordance with Joint Instructions. Notwithstanding the provisions of Section 4(a) or 4(c) above, Escrow Agent, upon receipt of written instructions regarding the disbursement of either or both of the Escrow Deposits signed by both Merit, on the one hand, and NPDC, on the other hand, shall disburse the Indemnity Escrow Deposit or the Inventory Escrow Deposit, or a portion thereof, in accordance with such instructions. If such joint written instructions direct the Escrow Agent to disburse all or any portion of the Indemnity Escrow Deposit to NPDC, Escrow Agent shall also disburse to NPDC all interest and earnings attributable thereto.
5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Stock Purchase Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control with respect to the Escrow Deposits. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the

Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.
(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
7. Compensation and Reimbursement. Each of NPDC and Merit agrees to (a) pay the Escrow Agent for the services to be rendered hereunder 50% of the fees described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for 50% of all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance of this Escrow Agreement.
8. Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (each an “Indemnitee”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Funds for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Funds for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 8.
9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“Identifying Information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) Taxpayer Identification Numbers (“TINs”)
The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.
(c) Tax Reporting
Merit and NPDC further represent to the Escrow Agent that the transaction memorialized in the Stock Purchase Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.
In addition, all interest or other income earned under the Escrow Agreement shall be allocated to 50% to NPDC and 50% to Merit and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposits by the NPDC and Merit whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by the NPDC and/or the Merit with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). NPDC and Merit acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposits or any income earned by the Escrow Deposits. NPDC and Merit further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposits shall be paid by NPDC. In the absence of written direction from the NPDC and Merit, all proceeds of the Funds shall be retained in the Funds and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement.

Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
10. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:
(a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;
(b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or
(c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Merit:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to NPDC:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention; Harvey P. Eisen, Chairman of the Board	One Canterbury Green
c/o Bedford Oak Avisors, LLC	201 Broad Street
100 South Bedford Road	Stamford, Connecticut 06901
Mt. Kisco, NY 10549	Attention: Robert F. Wrobel
Fax: (914) 272-5779	Fax: (203) 977-7301

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
Clearance and Agency Services
(street address)
(City, state [country], zip [postal code])
Attention:
Fax No.: [for website only; regional docs. can be customized]
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Merit or NPDC’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of CEO, president or any vice president, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Merit or NPDC to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.
(b) NPDC and Merit acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). According, NPDC and Merit shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Exhibit A to this Escrow Agreement, by facsimile or other written instructions. Escrow Agent may rely solely upon such Standing Settlement instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, NPDC, and Merit agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of NPDC and Merit, without requiring a verifying callback, whether or not authorized, if such Standing Settlement instructions are consistent with previously authenticated Standing Settlement instructions for that beneficiary. The Parties acknowledge that such Standing Settlement instructions are a security procedure and are commercially reasonable.
12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.
Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.
MERIT

By:

Name:

Title:

NPDC

By:

Name:

Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Escrow Agent

By:

Name:

Title:

Annex D–Forms of Non-Competition and Non-Solicitation Agreements
NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2009 by and between The Merit Group, Inc., a South Carolina corporation (“Buyer”) and National Patent Development Corporation, a Delaware corporation (“Seller”; Buyer and Seller are referred to collectively as the “Parties”).
RECITALS:
     WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of                     , 2009 (the “Stock Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of the issued and outstanding stock of Five Star Products, Inc., a Delaware corporation (“Target”), Target being a holding company and sole shareholder of Five Star Group, Inc., a Delaware corporation (“Operating Company”);
     WHEREAS, Operating Company is solely engaged in the wholesale distribution of home decorating, hardware, and finishing products (the “Business”); and
     WHEREAS, the Stock Purchase Agreement requires the Parties to execute and deliver this Agreement at the Closing.
     NOW, THEREFORE, intending to be bound legally, and in consideration of the mutual covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINED TERMS
     Section 1.1 For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms in this Section 1.1.
     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries is Controlled by such specified Person.
     “Control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Governmental Authority” means any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, including any court, tribunal or arbitrator (public or private).

     “Person” means an individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other type of entity.
     “Restricted Area” means any portion of the United States of America or any city, county or state in which the Operating Company and/or Target conducted the Business during the twenty-four (24) month period prior to the Closing.
     “Restricted Employees” means all individuals employed by the Target or the Operating Company on the Closing Date or at any time during the ninety (90) day period prior to the Closing except such employees who are terminated by Target or Operating Company at Closing at the request of Buyer pursuant to the Employee Agreement.
     “Restricted Period” means the period commencing effective as of the Closing and expiring on the Third (3rd) anniversary of the Closing Date.
     Section 1.2 Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Stock Purchase Agreement.
     Section 1.3 Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “dollars” and “$” mean United States Dollars. The Article, Section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as expressly provided to the contrary, references to Articles, Sections, paragraphs, or clauses shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule to, this Agreement.
ARTICLE 2
COVENANTS
     Covenant Not to Compete. To induce Buyer to enter into the Stock Purchase Agreement, in recognition of the highly competitive nature of the industries in which the Business is conducted, and to further protect the goodwill of the Business and to promote and preserve their legitimate business interests, except as provided in Section 2.2 of this Agreement, during the

Restricted Period within the Restricted Area, Seller shall not, directly or indirectly, whether as a consultant, agent, partner, shareholder, lender, investor, or owner, whether or not for compensation, (a) solicit or market to any Person for the purpose of selling to such Person at the wholesale level products that are included within the Business; (b) take any action to induce or request any Person who is a customer or vendor of the Business to discontinue or decrease its sales to or purchases from Operating Company or Target of products or services that are included within the Business; or (c) otherwise engage in any aspect or segment of the Business.
     Section 2.2 Exceptions to the Covenant Not to Compete. Notwithstanding anything in this Agreement to the contrary, Seller may, directly or indirectly, during the Restricted Period and within the Restricted Area, (a) own, as a passive investor, up to one percent (1%) of any class of securities issued by a Person engaged in the Business, which securities are publicly traded on a regional or national securities exchange anywhere in the world, including the New York Stock Exchange and the NASDAQ National Stock Market, so long as Seller does not have a board seat on the board of directors of such Person or otherwise participate in the management of such Person or (b) be a shareholder of, or lender to, a Person in an aspect or segment of the Business which is not the wholesale distribution of paint sundries products; provided that such Person receives five percent (5%) or less of its total revenues from such Business; and provided further that Seller does not participate in the management or operations of the portion of said Person engaged in such Business.
     Section 2.3 Covenant Not to Solicit Restricted Employees. During the Restricted Period, Seller shall not solicit or recruit for hire any Restricted Employee or in any manner seek to induce any Restricted Employee to leave his or her employment other than through general advertising or general solicitations and except as expressly permitted by the Stock Purchase Agreement.
     Section 2.4 Equitable Remedies. Seller acknowledges and agrees that if Seller breaches any provision of this Article 2, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to seek specific performance and temporary or permanent injunctive and other equitable relief to prevent or restrain a breach of this Article 2 or to enforce the provisions hereof.
     Section 2.5 Severability. The Parties intend that the provisions of this Article 2 be enforced to the fullest extent permissible under the Law applied in each jurisdiction in which enforcement is sought. If any covenant or provision of this Article 2 is found to be invalid, void, illegal or incapable of being enforced by reason of any rule of Law, such covenant or provision shall be deemed severable from the remainder of this Article 2, which shall remain independent and enforceable. Furthermore, if any covenant or provision of this Article 2 is held by a court of competent jurisdiction to be invalid or unenforceable, this Article 2 shall be amended to revise the scope of such covenant or provision to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision, such revision or deletion to apply only with respect to the operation of this Article 2 in the jurisdiction of such court.
     Section 2.6 Seller Affiliates. Seller shall cause its Affiliates to comply with the terms of this Agreement in the same manner as though such Affiliate was a party to this Agreement and for such portion of the Restricted Period during which such Person is an Affiliate of Seller.

     Section 2.7 Extension of Restricted Period. If Seller is determined by a final, non-appealable and binding order or award to be in violation of Article 2 with respect to any aspect or segment of the Business, the Restricted Period shall be extended for an amount of time equal to the amount of time Seller was determined to be in violation of Article 2.
ARTICLE 3
MISCELLANEOUS
     Section 3.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.
     Section 3.2 Notices, Etc. All notices, claims, certificates, requests, demands and other communications hereunder shall be (a) given in writing, (b) delivered personally or sent by fax or by a nationally recognized overnight courier, postage prepaid, and (c) deemed to have been duly given when so delivered personally or sent by fax, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to Seller, to:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention; Harvey P. Eisen, Chairman of the Board	One Canterbury Green
c/o Bedford Oak Avisors, LLC	201 Broad Street
100 South Bedford Road	Stamford, Connecticut 06901
Mt. Kisco, NY 10549	Attention: Robert F. Wrobel
Fax: (914) 272-5779	Fax: (203) 977-7301
     Buyer or Seller may change the address or fax number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.
     Section 3.3 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.
     Section 3.4 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter hereof. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.
     Section 3.5 Headings; Construction. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Because this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party that prepared this Agreement or any such provision.
     Section 3.6 Binding Effect; Assignment. This Agreement and all of the provisions contained herein shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, by operation of law or otherwise, without the prior written consent of each of the other Parties (which consent may be granted or withheld in the sole discretion of each of the other Parties). Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer presently existing or hereafter formed. Nothing contained in this Agreement shall prohibit its assignment by Buyer (or any permitted assignee of Buyer) as collateral security, and Seller hereby agrees to execute any acknowledgment of such assignment by Buyer as may be required by any lender to Buyer. Any attempted assignment in violation of this Section 3.6 shall be void.
     Section 3.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give any other Person, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.
     Section 3.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
[Signatures Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
BUYER:

Name: Harvey Eisen
Title: Chairman, President and CEO
SELLER:

Name: Jay Baker
Title: President

NON-SOLICITATION AGREEMENT
     THIS NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of                     , 20     by and between The Merit Group, Inc., a South Carolina corporation (“Merit”) and National Patent Development Corporation, a Delaware corporation (“NPDC”). Merit and NPDC are referred to collectively as the “Parties” and individually as a “Party”.
RECITALS:
     WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of                     , 2009 (the “Stock Purchase Agreement”), pursuant to which NPDC has agreed to sell to Merit, and Merit has agreed to purchase from NPDC, all of the issued and outstanding stock of Five Star Products, Inc., a Delaware corporation (“Target”), Target being a holding company and sole shareholder of Five Star Group, Inc., a Delaware corporation (“Operating Company”);
     WHEREAS, the Stock Purchase Agreement has been terminated pursuant to Section 9.1 thereof; and
     WHEREAS, upon a termination of the Stock Purchase Agreement, Section 9.8 of the Stock Purchase Agreement requires the Parties to execute and deliver this Agreement.
     NOW, THEREFORE, intending to be bound legally, and in consideration of the mutual covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 4
DEFINED TERMS
     Section 1.1 For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms in this Section 1.1.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries is Controlled by such specified Person and further provided that Target and Operating Company shall be deemed to be Affiliates of NPDC and Merit Paint Sundries, LLC (“Merit Paint”) shall be deemed to be an Affiliate of Merit.
     “Control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Person” means an individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or any other type of entity.

     “Restricted Merit Employees” means all individuals employed as of the date of this Agreement by Merit or Merit Paint.
     “Restricted NPDC Employees” means all individuals employed as of the date of this Agreement by the Target or Operating Company.
     “Restricted Period” means the period commencing on the date of this Agreement and expiring on the second (2nd ) anniversary of the date of this Agreement.
     Section 1.2 Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Stock Purchase Agreement.
     Section 1.3 Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “dollars” and “$” mean United States Dollars. The Article, Section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as expressly provided to the contrary, references to Articles, Sections, paragraphs, or clauses shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule to, this Agreement.
ARTICLE 5
COVENANTS
     Section 2.1 Covenant Not to Solicit. During the Restricted Period, (a) NPDC shall not, solicit or recruit for hire any Restricted Merit Employee or in any manner seek to induce any Restricted Merit Employee to leave his or her employment and (b) Merit shall not solicit or recruit for hire any Restricted NPDC Employee or in any manner seek to induce any Restricted NPDC Employee to leave his or her employment other than, in the case of either (a) or (b), through general advertising or general solicitations or with the consent of either Merit or NPDC as the case may be.
     Section 2.2 Equitable Remedies. The Parties acknowledge and agree that if either Party breaches any provision of this Article 2, any remedy at law would be inadequate and that the non-breaching Party, in addition to seeking monetary damages in connection with any such breach, shall be entitled to seek specific performance and temporary or permanent injunctive and other equitable relief to prevent or restrain a breach of this Article 2 or to enforce the provisions hereof.
     Section 2.3 Severability. The Parties intend that the provisions of this Article 2 be enforced to the fullest extent permissible under the Law applied in each jurisdiction in which enforcement is sought. If any covenant or provision of this Article 2 is found to be invalid, void, illegal or incapable of being enforced by reason of any rule of Law, such covenant or provision shall be deemed severable from the remainder of this Article 2, which shall remain independent and enforceable. Furthermore, if any covenant or provision of this Article 2 is held by a court of competent jurisdiction to be invalid or unenforceable, this Article 2 shall be amended to revise the scope of such covenant or provision to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision, such revision or deletion to apply only with respect to the operation of this Article 2 in the jurisdiction of such court.
     Section 2.4 Affiliates. Each Party shall cause its Affiliates to comply with the terms of this Agreement in the same manner as though such Affiliate was a party to this Agreement and for such portion of the Restricted Period during which such Person is an Affiliate of such party.
     Section 2.5 Extension of Restricted Period. If either Party is determined by a final, non-appealable and binding order or award to be in violation of Article 2 , the Restricted Period as to such Party shall be extended for an amount of time equal to the amount of time such Party was determined to be in violation of Article 2.
ARTICLE 6
MISCELLANEOUS
     Section 3.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.
     Section 3.2 Notices, Etc. All notices, claims, certificates, requests, demands and other communications hereunder shall be (a) given in writing, (b) delivered personally or sent by fax or by a nationally recognized overnight courier, postage prepaid, and (c) deemed to have been duly given when so delivered personally or sent by fax, with receipt confirmed, or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Merit, to:	With a copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000

Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to NPDC, to:	With a copy to:

National Patent Development Corporation	Day Pitney LLP
Attention; Harvey P. Eisen, Chairman of the Board	One Canterbury Green
c/o Bedford Oak Avisors, LLC	201 Broad Street
100 South Bedford Road	Stamford, Connecticut 06901
Mt. Kisco, NY 10549	Attention: Robert F. Wrobel
Fax: (914) 272-5772	Fax: (203) 977-7301
     Merit or NPDC may change the address or fax number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.
     Section 3.3 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.
     Section 3.4 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter hereof, specifically including paragraph 10 of the letter agreement between Merit and NPDC dated February 17, 2009. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.
     Section 3.5 Headings; Construction. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Because this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party that prepared this Agreement or any such provision.
     Section 3.6 Binding Effect; Assignment. This Agreement and all of the provisions contained herein shall be binding upon and shall inure to the benefit of the Parties and their respective Affiliates, successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, by operation of law or otherwise, without the prior written consent of each of the other Parties (which consent may be granted or withheld in the sole discretion of each of the other Parties).
     Section 3.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective Affiliates, successors and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give any other Person, other than the parties hereto and their Affiliates, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.
     Section 3.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
[Signatures Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
MERIT:

Name: Jay Baker
Title: President
NPDC:

Name: Harvey Eisen
Title: Chairman, President and CEO

Annex E – Employee Agreement
EMPLOYEE AGREEMENT
     THIS EMPLOYEE AGREEMENT (this “Agreement”) is made as of November 24, 2009, by and among National Patent Development Corporation, a Delaware corporation (“Seller”) and The Merit Group, Inc., a South Carolina corporation (“Buyer”).
RECITALS
     WHEREAS, Five Star Group, Inc., a Delaware corporation (“Group”) and Five Star Products, Inc., a Delaware corporation (“Products” and, together with Group, the “Company”), owns and operates a business which distributes paint and paint sundries through a corporate headquarters in New Jersey, warehouses in the states of New Jersey, New York and Connecticut and salespersons located in various states in the northeast portion of the United States (the “Business”);
     WHEREAS, Group is a wholly-owned subsidiary of Products and Products is a wholly-owned subsidiary of Seller;
     WHEREAS, Seller and Buyer have entered into the Stock Purchase Agreement, dated November 24, 2009 (as the same may be amended, restated or supplemented from time to time, the “Purchase Agreement”), pursuant to which Seller has agreed to sell, and Buyer has agreed to purchase, all of the outstanding capital stock of Products (the “Transaction”); and
     WHEREAS, it is a condition to the execution of the Purchase Agreement that the parties hereto execute and deliver this Agreement relating to certain effects of the Transaction on employees of the Company and certain actions agreed upon by Buyer and Seller in that regard.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. The following terms shall have the following meanings for all purposes of this Agreement:
     “Additional Category B Employees” means one or more Employees who were Preliminary Category A Employees but not Final Category A Employees and to whom Buyer intends to make an offer of continued employment with the Company, Buyer, or Affiliate of Buyer for a period of time (not to exceed six months) from and after the Closing Date.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person.
     “Agreement” has the meaning given that term in the Recitals.
     “Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in the City of Charlotte, North Carolina.
     “Category C Employees” means those Employees listed on Schedule 3 (which Buyer shall deliver to Seller no later than Fifteen (15) Business Days after the date of this Agreement and as such Schedule 3 may be amended by Buyer up to five (5) days before the earliest anticipated Closing Date, in either case which, upon said delivery, shall be incorporated herein by reference) consisting of all Employees whom Buyer does not intend to retain as an employee of, or consultant to, the Company, Buyer, or an Affiliate of Buyer from and after the Closing Date and any other Employee initially designated as either a Preliminary Category A Employee, Preliminary Category B Employee or Additional Category B Employee who does not subsequently become a Final Category A Employee or Final Category B Employee and whose employment is terminated on the Closing Date as set forth in this Agreement.
     “Category D Employees” means all other employees who are not Final Category A Employees, Final Category B Employees, Category C Employees or Union Employees.
     “Claim” means any civil, criminal, regulatory, or administrative action claim, demand, suit, litigation, action, proceeding, arbitration proceeding, audit, or investigation.
     “Closing Date” has the meaning set forth in the Purchase Agreement.
     “Company” has the meaning given that term in the Recitals.
     “Damages” means any damage, loss, demand, liability, obligation, judgment, award, fine, penalty, cost or expense (including reasonable counsel fees).
     “Employee” means a person who is on the date of this Agreement in a common law employment relationship with the Company or becomes so after the date of this Agreement and in any case remains so on the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to affect the relationship between the Company and the Union Employees which shall be governed exclusively by the terms of the Union Agreement.
     “Employee Benefits” means any plan, program, policy, practice, contract, agreement or other arrangement maintained, participated in or contributed to by the Company for the benefit of Employees providing for fringe benefits, flexible spending accounts, retirement benefits, 401(k) participation, bonuses, deferred compensation, incentive compensation, severance or termination pay, salary continuation, health, dental, life, disability, accidental death and dismemberment benefits, or other insurance benefits, supplemental unemployment, sabbatical or paid time off benefits, or other benefits of any kind, including “employee benefit plans,” as defined in Section 3(3) of ERISA whether or not governed by ERISA and whether or not terminated.

     “ERISA” means the Employee Retirement Income Security Act, as amended.
     “Enhanced Severance Payments” shall mean severance payments in excess of Severance Payments, if any, to be made to Final Category B Employees and Category C Employees, the Key Executive, and the Long Term Executive in individual amounts to each such Employee as is specified by Seller with written notice to Buyer at least ten (10) Business Days prior to the Closing Date; provided that there is no obligation of Seller, the Company, or Buyer to award Enhanced Severance Payments to any or all Final Category B Employees or Category C Employees, or except as set forth in this Agreement, to the Key Executive or Long Term Executive. Any Enhanced Severance Payments offered and/or paid under this Agreement shall be made solely in connection with and arising out of the Transaction and shall not be considered a modification to any existing policies or programs of the Company with respect to any Employees or Union Employees whose employment is terminated.
     “Final Category A Employees means all Preliminary Category A Employees who have accepted Buyer’s offer of retention with the Company or Buyer as provided in Section 2.1.
     “Final Category B Employees shall have the meaning set forth in Section 2.2
     “Key Executive” shall mean the Employee listed on Schedule 4 attached hereto.
     “Long Term Executive” shall mean the Employee listed on Schedule 5 attached hereto.
     “Parties” means Seller and Buyer and “Party” means any of the Parties.
     “Person” means an individual, partnership, corporation, association, joint stock company, joint venture, trust, unincorporated organization or association, joint stock company, limited liability company or other similar entity, or a Governmental Authority.
     “Post-Closing Date Employee Benefits” means Employee Benefits offered by the Company, Buyer, or its Affiliates to eligible employees.
     “Preliminary Category A Employees” means those Employees listed on Schedule 1 (which Buyer shall deliver to Seller no later than fifteen (15) Business Days after the date of this Agreement and as such Schedule 1 may be amended by Buyer up to thirty (30) days before the earliest anticipated Closing Date, in either event which, upon said delivery, shall be incorporated herein by reference) consisting of all Employees to whom Buyer intends to make an offer of continued employment with the Company, Buyer, or an Affiliate of Buyer from and after the Closing Date on terms and conditions of employment materially different than such Employees may have immediately prior to the Closing Date, including any change in job location.
     “Preliminary Category B Employees” means those Employees listed on Schedule 2 (which Buyer shall deliver to Seller no later than fifteen (15) Business Days after the date of this Agreement and as such Schedule 2 may be amended by Buyer up to thirty (30) days before the earliest anticipated Closing Date, in either event which, upon said delivery, shall be incorporated herein by reference) consisting of all Employees to whom Buyer intends to make an offer of continued employment with the Company, Buyer, or an Affiliate of Buyer from and after the

Closing Date for a period of time (not to exceed six months) as is set forth opposite such Employees’ names on Schedule 2.
     “Purchase Agreement” has the meaning given that term in the Recitals.
     “Purchase Agreement Execution Date” means the date on which the Purchase Agreement is executed by the parties thereto.
     “Release” shall have the meaning given to that term in Section 2.4 (1).
     “Severance Payments” means an amount equal to one week of an Employee’s salary (excluding overtime, bonus or other incentive payments) as of the Closing Date multiplied by the number of years of such Employee’s employment by the Company (with any partial year considered a full year for this purpose); subject to a minimum of an amount equal to two (2) weeks salary. Any Severance Payments offered and/or paid under this Agreement shall be made solely in connection with and arising out of the Transaction and shall not be considered a modification to any existing policies or programs of the Company with respect to any Employees or Union Employees whose employment is terminated.
     “Terminated Employees” shall have the meaning given that term in Section 1.2 (j).
     “Transaction” has the meaning given that term in the Recitals.
     “Transition Arrangement(s)” means employment by the Company for a set period of time after the Closing Date to assist in the transition of the Company from Seller to Buyer under terms and conditions, including compensation and Post-Closing Date Employee Benefits as may be agreed to by Buyer and Final Category B Employees. In any event, all Transition Arrangements shall require that applicable Employees agree to accept payment for, instead of using, accrued vacation during the transition period.
     “Union Agreement” means that certain collective bargaining agreement between Group and Local No. 11, affiliated with International Brotherhood of Teamsters dated December 20, 2008.
     “Union Employees” means those Employees covered by the Union Agreement.
     “Warehouses” means those warehouse facilities presently operated by Group in East Hanover, New Jersey; Newington, Connecticut; and New York (Brooklyn), New York.
     Section 1.2 Rules of Construction. Except to the extent the context otherwise requires or this Agreement expressly states otherwise, the following principles of interpretation shall apply to this Agreement:
          (a) Headings. Headings and titles are inserted for convenience only and shall not be deemed a part hereof or taken into consideration in the interpretation or construction of this Agreement.

          (b) Grammatical Forms. Words importing the singular also include the plural and the plural the singular; references to a gender include the other gender; and grammatical forms of a term defined herein have meanings corresponding to the defined term.
          (c) Written Communications. Communications to be “written” or “in writing” hereunder means any hand-written, typewritten, lithographed or printed communication, including telex, cable, electronic and facsimile transmission.
          (d) Notices. Any notice, request, consent, agreement, instruction, filing, Claim, tender, or other communication to be given, made, or entered into hereunder shall be deemed to be required to be given, made, or entered into in writing, and the words “notify,” “request,” “consent,” “agreement,” “approval,” “instruction,” “filing,” “Claim” and “tender,” and grammatical variants or synonyms thereof, shall be construed accordingly.
          (e) Internal References. References to “Articles,” “Sections,” “Recitals,” and “Schedules” are to articles, sections, recitals, and schedules in or to this Agreement. The words, “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof.
          (f) Document References. References to any agreement or document are to that agreement or document (including schedules thereto and, where applicable, any of its provisions) as amended, notated, supplemented, assigned or replaced.
          (g) “Person” or ”Party” References. References to a Person or Party include its successors and permitted assigns.
          (h) “Including” References. References to “include” and “including” shall be construed as “include, without limitation” and “including, without limitation.”
          (i) Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is or becomes illegal, invalid, void, voidable or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid, void, voidable or unenforceable, shall not be affected thereby and the provision that is illegal, invalid, void, voidable or unenforceable shall be reformed or modified to reflect the Parties’ intent to the maximum extent permitted by applicable law.
          (j) Lists of Employees. This Agreement contains a list of Employees as of the date of this Agreement. The list will be updated by Seller to reflect terminations of employment of any Employee prior to the Closing Date and after the date of this Agreement (a “Terminated Employee”). Seller will notify Buyer of persons who become Employees after the date of this Agreement, including replacements for Terminated Employees, and Buyer will promptly place such new Employees in one of Categories A, B, or C if applicable. All new Employees (excluding Union Employees) not designated by Buyer as in Category A, B, or C shall be considered Category D Employees.

ARTICLE 2
EMPLOYEES
     Section 2.1 Category A Employees. At least twenty (20) Business Days prior to the earliest anticipated Closing Date, Buyer shall take all action necessary to deliver an offer on behalf of the Company or Buyer to continue the employment of Preliminary Category A Employees after the Closing Date conditioned on such Employee’s acceptance of a material change in said Person’s terms and conditions of employment or applicable employment policies and programs, including any change in job location. Said offer shall be specifically conditioned upon the consummation of the Transaction and shall describe the employment location and general duties and responsibilities intended for said Preliminary Category A Employee. The form of such retention offer shall be prepared by Buyer and subject to the reasonable approval as to form by Seller prior to delivery to any Preliminary Category A Employees. Each Preliminary Category A Employee shall have five (5) Business Days after the delivery of the aforesaid offer to notify the Company and Buyer as to whether such Preliminary Category A Employee will accept the retention of employment with the Company on the terms offered. All Preliminary Category A Employees who accept the offer of retention shall become Final Category A Employees. Any Preliminary Category A Employee who does not accept the offer of retention shall thereupon become a Category C Employee unless, at least ten (10) Business Days prior to the earliest anticipated Closing Date, Buyer shall give Seller notice that it intends to make such Preliminary Category A Employee an Additional Category B Employee or a Category D Employee.
     Section 2.2 Category B Employees. At least ten (10) Business Days prior to the earliest anticipated Closing Date, Buyer shall take all action necessary to deliver an offer of a Transition Arrangement with the Company or Buyer to all Preliminary Category B Employees and Additional Category B Employees. The offer of a Transition Arrangement shall be specifically conditioned upon the consummation of the Transaction and shall describe the scope of the duties and the duration of the Transition Arrangement (not to exceed six (6) months) as well as the salary and Post-Closing Date Employee Benefit terms and conditions to be offered. The form of such offer of Transition Arrangement shall be prepared by Buyer and subject to reasonable approval as to form by Seller prior to delivery to any Preliminary Category B Employees or Additional Category B Employees. Each Preliminary Category B Employee and Additional Category B Employee shall have five (5) Business Days after the delivery of the aforesaid offer to notify the Company and Buyer whether such Preliminary Category B Employee wishes to accept the Transition Arrangement with the Company or Buyer on the terms offered. All Preliminary Category B Employees and Additional Category B Employees who accept the offer of a Transition Arrangement shall become Final Category B Employees. Any Preliminary Category B Employee or Additional Category B Employee who does not accept the offer of a Transition Arrangement shall thereupon become a Category C Employee.
     Section 2.3 Category C Employees. On the Closing Date, Seller shall take all action to cause the employment of the Category C Employees to be terminated on that date. Buyer agrees not to inform any Category C Employee at any time prior to the Closing Date that Buyer does not intend to retain him or her as an employee of, or consultant to, the Company without the knowledge of Seller.

     Section 2.4 Severance and Enhanced Severance Payments. There shall be no Severance Payments or Enhanced Severance Payments made to any Final Category A Employee or any Category D Employee. Final Category B Employees and Category C Employees shall receive Severance Payments and, to the extent funded by Seller, Enhanced Severance Payments, from the Company or Buyer in amounts determined as set forth herein and pursuant to the following:
               (1) To receive Severance Payments and/or Enhanced Severance Payments, an Employee otherwise eligible for Severance Payments or Enhanced Severance Payments must (i) remain in the employ of the Company through the Closing Date and (ii) sign and deliver to the Company, Seller, and Buyer a release and hold harmless agreement covering all Claims against Buyer, Seller and the Company to the full extent permitted by applicable law (the “Release”).
               (2) All Severance Payments and, at the discretion of Seller, Enhanced Severance Payments shall be made to Final Category B Employees, except the Key Executive or Long Term Executive, in lump sum net of all withholdings and deductions at the end of the period of his Transition Arrangement as provided herein, provided that such payments shall be specifically conditioned on the reasonable cooperation of said Employee with the Company, Seller and Buyer during such transition period (which standard shall be breached if said Employee leaves the employment of the Company prior to the end of the Transition Period other than at least thirty (30) days after the Closing Date in order to commence full time employment with a third party); and provided further that the Buyer shall have the final discretion to determine whether said Employee has met the cooperation criteria set forth in this sentence. On the Closing Date, Seller shall deposit the total amount of Severance Payments and any Enhanced Severance Payments to be paid to such Final Category B Employees in a designated account mutually agreed to by Seller and Buyer. All such payments shall be made by the Company as W-2 wages through its normal payroll process from such designated account; provided that Buyer shall provide Seller with reasonable evidence of payment to applicable Final Category B Employees. Any Severance Payments or Enhanced Severance Payments which have been funded to the designated account by Seller at the Closing Date, but which have been forfeited by the applicable Final Category B Employee for failure to comply with the terms of eligibility to receive such payments shall be refunded to Seller.
               (3) The Key Executive shall be eligible for Enhanced Severance Payments in the amount set forth opposite his name on Schedule 4 and Severance Payments. All Severance Payments and Enhanced Severance Payments to the Key Executive will be made in equal bi-weekly payments, net of all withholdings and deductions, commencing at the Closing Date and ending one (1) year after the Closing Date, unless such Key Executive is also a Final Category B Employee, in which case such Severance and Enhanced Severance shall be paid subject to the reasonable cooperation conditions set forth in Section 2.4(2) above. In order for the Key Executive to receive Severance Payments or Enhanced Severance Payments, in addition to the requirements set forth in (1) above, the Key Executive must (i) not be a Final Category A Employee, (ii) enter into an agreement, in form and substance satisfactory to Seller and Buyer, which provides for the cessation of all Severance Payments and Enhanced Severance Payments if, either during the periods between the Purchase Agreement Execution Date and the Closing Date or one (1) year after the Closing Date, (A) any third party employer of the Key Executive hires any person employed by the Company as of the Purchase Agreement Execution Date or (B) the Key Executive violates a non-disparagement covenant covering the Company, Buyer and Seller or (C) the Key Executive asserts a Claim against Seller, Buyer or the Company which was released under the Release or otherwise violates the terms of the Release, and (iii) as part of the consideration for Enhanced Severance Payments specifically, enter into a non-solicitation/non-hire agreement effective for a period of one (1) year from and after the Closing Date, or if he is also a Final Category B Employee, from and after the termination of his transition period, in a form and substance satisfactory to Buyer, for the benefit of the Company and Buyer. On the Closing Date, Seller shall deposit the total amount of Severance Payments and Enhanced Severance Payments to be paid to the Key Executive in a designated account mutually agreed to by Seller and Buyer. All such payments shall be made by the Company as W-2 wages through its normal payroll process from such designated account, provided that Buyer shall provide Seller with reasonable evidence of payment to the Key Executive. Any Severance Payments or Enhanced Severance Payments which have been funded to the designated account by Seller at the Closing Date, but which have been forfeited by the Key Executive for failure to comply with the terms of eligibility to receive such payments shall be refunded to Seller. In the event that the Key Executive breaches his conditions to receive Severance Payments or Enhanced Severance Payments, Buyer’s and the Company’s liability for any such payments also terminates. Solely with respect to the Key Executive, Seller shall not be required to fund as part of such Key Executive’s Enhanced Severance Payment an amount equal to the amount which is designated on Schedule 4 as the Buyer Funded Amount.
               (4) In the event the Long Term Executive is a Category C Employee or if he notifies Seller and Buyer prior to the Closing Date that he elects not to remain in the employment of the Company after the Closing Date, or if he is also a Final Category B Employee, after his transition period, the Long Term Executive shall be eligible for Enhanced Severance Payments in an amount determined in the discretion of Seller and disclosed to Buyer at least ten (10) Business Days prior to the Closing Date and Severance Payments. All Severance Payments and Enhanced Severance Payments to the Long Term Executive will be made in equal bi-weekly payments, net of all withholdings and deductions, commencing at the Closing Date and ending one (1) year after the Closing Date. In order for the Long Term Executive to receive Severance Payments or Enhanced Severance Payments, in addition to the requirements set forth in (1) above, the Long Term Executive must (i) not be a Final Category A Employee, (ii) enter into an agreement, in form and substance satisfactory to Seller and Buyer, which provides for the cessation of all Severance Payments and Enhanced Severance Payments if, during the one (1) year after the Closing Date, (A) the Long Term Executive violates a non-disparagement covenant covering the Company, Buyer and Seller or (B) the Long Term Executive asserts a Claim against Seller, Buyer or the Company which was released under the Release or otherwise violates the terms of the Release, and (iii) as part of the consideration for Enhanced Severance Payments specifically, enter into a non-solicitation/non-competition agreement effective for a period of one (1) year from and after the Closing Date, or if he is also a Final Category B Employee, from and after the termination of his transition period, in a form and substance satisfactory to Buyer, for the benefit of the Company and Buyer and a covenant not to seek or accept employment with Buyer or the Company for a period of two (2) years from and after the Closing Date, or if he is also a Final Category B Employee, from and after the termination of his transition period, in a form and substance satisfactory to Seller. On the Closing Date, Seller shall deposit the total amount of Severance Payments and Enhanced

Severance Payments to be paid to the Long Term Executive in a designated account mutually agreed to by Seller and Buyer. All such payments shall be made by the Company as W-2 wages through its normal payroll process from such designated account, provided that Buyer shall provide Seller with reasonable evidence of payment to the Long Term Executive. Any Severance Payments or Enhanced Severance Payments which have been funded to the designated account by Seller at the Closing Date, but which have been forfeited by the Long Term Executive for failure to comply with the terms of eligibility to receive such payments shall be refunded to Seller.
               (5) Except as to the Key Executive and the Long Term Executive, all Severance Payments and Enhanced Severance Payments to Category C Employees and, to the extent eligible, Terminated Employees will be made by the Company in a lump sum net of all withholdings and deductions immediately prior to the Closing on the Closing Date.
               (6) Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that certain payments required hereunder from the Company to Final Category B Employees, Category C Employees, the Key Executive, or the Long Term Executive (including but not limited to Severance Payments and Enhanced Severance Payments) may be delayed for six (6) months following such Employees’ effective terminations of employment with the Company, if such delay is determined to be necessary in order to comply with the provisions of Section 409A of the Internal Revenue Code. Seller further covenants and agrees that no Severance Payments, Enhanced Severance Payments or Post-Closing Employee Benefits provided, paid or payable by the Company or Buyer under this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the United States Internal Revenue Code of 1986, including all regulations and rules promulgated thereunder, all as may be amended from time to time.
     2.5 General.
               (1) Accrued vacation pay for Final Category B Employees and Category C Employees will be paid in accordance with the Company policy by the Company prior to the Closing on the Closing Date.
               (2) Buyer shall take all action necessary (including the manner in which Employees are grouped in the categories provided for hereunder) so that the actions to be taken under this Agreement do not trigger employee notice requirements under the Worker Adjustment Re-Training and Notification Act or any state laws applicable to the actions contemplated by this Agreement, and Buyer agrees to indemnify and hold Seller harmless for any Damages incurred by Seller with respect to Claims to the extent specifically arising out of the Worker Adjustment Re-Training and Notification Act or such state laws.
               (3) Seller shall not be under any obligation to establish the portion of the aggregate Enhanced Severance Payments to be made to specific Employees until such time as the Final Category B Employees, Category C Employees, the Key Executive, and the Long Term Executive are fully known pursuant to the procedures set forth in this Article 2, but in no event any later than one (1) Business Days after Buyer has notified Seller that the applicable Schedule to this Agreement for each such category is final.

               (4) During the two (2) years from and after the Closing, neither Buyer nor the Company will employ any Employee who receives Severance Payments or Enhanced Severance Payments hereunder, provided that Seller shall rely on its rights otherwise contained herein with respect to the Long Term Executive, provided further that nothing in this paragraph is intended to prohibit Buyer and/or the Company from employing the Final Category B Employees during their respective transition periods after the Closing.
     Section 2.6 No Employee Beneficiaries. The Parties acknowledge and agree that all provisions contained in this Agreement with respect to Post-Closing Date Employee Benefits, Severance Payments, Enhanced Severance Payments, and other forms of Employee compensation are included for the sole benefit of the Parties hereto and in conjunction with the Transaction and shall not create any right in any other Person, including without limitation, any Employee, any participant in any Employee Benefit or any beneficiary thereof. Nothing in this Agreement shall be construed to create a right in any Employee to employment with the Company after the Closing Date or a right to compensation or benefits to be provided by Buyer or the Company, and, subject to any other binding written agreement between an Employee and Buyer or the Company, the employment of each Employee shall be “at will” employment. Nothing in this Agreement shall amend or otherwise alter any employee benefit plan, policy or agreement of the Company, including the Union Agreement.
ARTICLE 3
CLOSING CONDITIONS
     Section 3.1 Condition to Closing. Each Party’s obligation to consummate the transactions contemplated in this Agreement is subject to the consummation of the Transaction as contemplated by the Purchase Agreement.
ARTICLE 4
TERMINATION
     Section 4.1 Termination. This Agreement shall automatically terminate upon the termination of the Purchase Agreement in accordance with its terms if there shall not have been a Closing, and in such event, all rights and obligations of the Parties under this Agreement shall terminate without any liability of either Party to the other Party.
ARTICLE 5
MISCELLANEOUS
     Section 5.1 Cooperation. Prior to the Closing Date, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable law, to consummate and effect the transactions contemplated hereby as expeditiously as practicable. From and after the Closing Date, each of the Parties agrees to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or advisable in order to consummate and make effective the transactions contemplated hereby.
     Section 5.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Buyer:	With Copy to:

The Merit Group, Inc.	Parker Poe Adams & Bernstein LLP
1310 Union Street	401 South Tryon Street, Suite 3000
Spartanburg, South Carolina 29302	Charlotte, North Carolina 28202
Attention: Jay Baker	Attention: Richard K. Schell
Fax: (864) 699-3505	Fax: (704) 335-9690

If to Seller:	With Copies to:

National Patent Development Corporation	Day Pitney LLP
c/o Bedford Oak Advisors, LLC	One Canterbury Green
100 South Bedford Road	Stamford, CT 06901-2047
Mt. Kisco, New York 10549	Fax: (203) 583-4693
Fax: (914) 272-5779	Attn: Robert F. Wrobel
Attn: Harvey Eisen
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 5.3 Modification By Court. It is the express intent of the Parties to comply with all laws applicable to the provisions of this Agreement. Should any provision contained in this Agreement be found to exceed in time, scope, or territory the restrictions enforceable by applicable law, it is expressly agreed by the Parties that any such restriction shall automatically be deemed to be reformed and/or modified by the final judgment of a court of competent jurisdiction to the minimum extent in order to make any such restriction lawful and enforceable.
     Section 5.4 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. No Party may assign, convey, or otherwise transfer, directly or indirectly, either this Agreement or any of its rights, interests or obligations hereunder without the other’s prior written consent, which shall not be unreasonably withheld or delayed.
     Section 5.5 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the matters herein and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. Each Party acknowledges that in entering into this Agreement on the terms set out herein, it is not relying on any agreement, undertaking, representation, warranty, promise, assurance or arrangement made or given by any Person, which is not expressly set out herein.
     Section 5.6 Amendment. This Agreement may not be amended, changed, or otherwise modified except by and to the extent set forth in a written agreement signed by each Party.
     Section 5.7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, excluding its conflicts of laws provisions.
     Section 5.8 Waiver; Remedies Cumulative. The terms, conditions, covenants, representations, and warranties hereof may be waived only by and to the extent specified in a written instrument executed by the Party waiving compliance. Accordingly, the failure of a Party at any time or from time to time to require performance of any provisions hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be or to be construed as, a further or continuing waiver of any such condition or breach of any other term, covenant, condition representation or warranty. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies by law or available in equity.
     Section 5.9 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective for all purposes as of the date first above written.

SELLER:

NATIONAL PATENT DEVELOPMENT CORPORATION

By: /s/ Harvey Eisen Name: Harvey Eisen
Title: Chairman, President and CEO

BUYER:

THE MERIT GROUP, INC.

By: /s/ Jay Baker Name: Jay Baker
Title: President
Schedule 1: Preliminary Category A Employees
Schedule 2: Preliminary Category B Employees
Schedule 3: Category C Employees
Schedule 4: Key Executive
Schedule 5: Long Term Executive

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales	$27,131	$31,216	$80,027	$94,114
Cost of sales	22,591	25,702	66,631	77,975

Gross margin	4,540	5,514	13,396	16,139

Selling, general and administrative expenses	(4,921)	(6,271)	(14,424)	(17,460)
Charge related to resignation of Chairman of Five Star	—	—	—	(1,096)

Operating loss	(381)	(757)	(1,028)	(2,417)

Interest expense	(389)	(370)	(1,138)	(1,060)
Investment and other income (loss), net	7	(73)	35	78

Loss from continuing operations before income tax expense	(763)	(1,200)	(2,131)	(3,399)

Income tax (expense) benefit	(4)	354	(12)	329

Loss from continuing operations	(767)	(846)	(2,143)	(3,070)
Income from discontinued operations, net of taxes, including an $87 gain on sale of assets	—	—	—	429

Consolidated net loss	(767)	(846)	(2,143)	(2,641)
Less: net income attributable to noncontrolling Interest	—	(24)	—	(34)

Net loss attributable to National Patent Development Corporation	$(767)	$(870)	$(2,143)	$(2,675)

Basic and diluted net loss per share attributable to National Patent Development Corporation:
Continuing operations	$(0.04)	$(0.05)	$(0.12)	$(0.19)
Discontinued operations	—	—	—	0.03

Net loss per share	$(0.04)	$(0.05)	$(0. 12)	$(0.16)

See accompanying notes to condensed consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(LOSS)
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net loss	$(767)	$(870)	$(2,143)	$(2,675)

Other comprehensive income (loss), before tax:
Net unrealized loss on available-for- sale-securities	—	—	—	(102)
Reclassification adjustment for impairment of investment in Millennium Cell, Inc. included in net income (loss)	—	138	—	138
Net unrealized gain (loss) on interest rate Swap	(5)	(100)	204	(97)

Comprehensive loss before tax	(772)	(832)	(1,939)	(2,736)

Income tax (expense) benefit related to items of other comprehensive income (loss)	2	44	(81)	47

Comprehensive loss	(770)	(788)	(2,020)	(2, 689)
Comprehensive loss attributable to noncontrolling interest	—	—	—	4

Comprehensive loss attributable to National Patent Development Corporation	$(770)	$(788)	$(2,020)	$(2,685)

See accompanying notes to condensed consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$11,588	$13,089
Accounts and other receivables, less allowance for doubtful accounts of $406 and $420	12,978	9,814
Inventories (finished goods)	21,965	23,045
Deferred tax asset	107	132
Prepaid expenses and other current assets	1,121	1,334

Total current assets	47,759	47,414

Property, plant and equipment, net	739	912
Intangible assets, net	503	599
Deferred tax asset	1,243	1,537
Other assets	3,209	3,209

Total assets	$53,453	$53,671

Liabilities and stockholders’ equity
Current liabilities
Short term borrowings	$15,868	$18,375
Accounts payable and accrued expenses	12,042	8,236

Total current liabilities	27,910	26,611

Liability related to interest rate swap	907	1,111

Contingencies (Notes 10 and 11)

Stockholders’ equity
Common stock	181	181
Additional paid-in capital	29,349	28,642
Deficit	(2,992)	(849)
Treasury stock, at cost	(1,358)	(1,358)
Accumulated other comprehensive loss	(544)	(667)

Total stockholders’ equity	24,636	25,949

Total liabilities and stockholders’ equity	$53,453	$53,671

See accompanying notes to condensed consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months ended
	September 30,
	2009	2008
Cash flows from operations:
Net loss	$(2,143)	$(2,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	326	489
Gain on sale of MXL	—	(87)
Expenses paid in common stock	20	46
Deferred income taxes	238	(935)
Stock based compensation	687	1,694
Impairment of investments	—	138
Changes in other operating items, net of effect of disposition of MXL:
Accounts and other receivables	(3,164)	(4,334)
Inventories	1,080	2,445
Prepaid expenses and other assets	213	565
Accounts payable and accrued expenses	3,806	715

Net cash provided by (used in) operations	1,063	(1,905)

Cash flows from investing activities:
Additions to property, plant and equipment	(57)	(617)
Acquisition of additional interest in Five Star	—	(3,838)
Net proceeds from sale of assets of MXL, net of cash sold	—	4,661
Investment in MXL	—	(275)

Net cash used in investing activities	(57)	(69)

Cash flows from financing activities:
Exercise of common stock warrants	—	3,560
Purchase of treasury stock	—	(1,115)
Settlement of option	—	(240)
Repayments of short-term borrowings, net	(2,507)	(454)
Repayment of long-term debt	—	(1,698)

Net cash (used in) provided by financing activities	(2,507)	53

Net decrease in cash and cash equivalents	(1,501)	(1,921)
Cash and cash equivalents at beginning of period	13,089	15,698

Cash and cash equivalents at end of period	$11,588	$13,777

See accompanying notes to the condensed consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY
Nine Months Ended September 30, 2009
(Unaudited)
(in thousands, except shares)

						Accumulated
						other	Total
	Common		Additional		Treasury	comprehensive	Stock-
	Stock		paid-in	Retained	stock, at	income	holders’
	Shares	Amount	capital	earnings	cost	(loss)	equity

Balance at December 31, 2008	18,105,148	$181	$28,642	$(849)	$(1,358)	$(667)	$25,949

Net unrealized gain on interest rate swap, net of tax of $81						123	123
Net loss				(2,143)			(2,143)
Stock based compensation expense			687				687
Issuance of common stock to directors	16,308		20				20

Balance at September 30, 2009	18,121,456	$181	$29,349	$(2,992)	$(1,358)	$(544)	$24,636

See accompanying notes to condensed consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
1. Basis of presentation and description of business
Basis of presentation
The accompanying condensed consolidated financial statements have not been audited, but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. The Condensed Consolidated Balance Sheet as of December 31, 2008 has been derived from audited financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2008 as presented in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009, as amended. In the opinion of management, this interim information includes all material adjustments, which are of a normal and recurring nature, necessary for a fair presentation. The results for the 2009 interim periods are not necessarily indicative of results to be expected for the entire year.
Description of business
National Patent Development Corporation (the “Company”), through its wholly-owned subsidiary, Five Star Products, Inc. (“Five Star”), is engaged in the wholesale distribution of home decorating, hardware and finishing products. Five Star represents the only operating segment of the Company. Five Star serves independent retail dealers in 12 states in the Northeast. Products distributed include paint sundry items, interior and exterior stains, brushes, rollers, caulking compounds and hardware products.
On June 19, 2008, the Company sold substantially all the operating assets and transferred certain liabilities of its optical plastics molding and precision coating operating segment, MXL Industries, Inc. (“MXL”) (see Note 4). The results of operations for MXL have been accounted for as a discontinued operation in 2008.
On August 28, 2008, Five Star became a wholly-owned subsidiary of the Company upon the consummation of a tender offer and a merger between Five Star and a newly formed, wholly-owned subsidiary of the Company, with Five Star continuing as the surviving corporation (see Note 3).
2. Recent accounting pronouncements
In June 2009, the Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification (the “Codification”). Effective July 1, 2009, the Codification became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP), superseding existing rules and related literature issued by the FASB, American Institute of Certified Public Accountants (“AICPA”) and Emerging Issues task Force (“EITF”). The Codification also eliminates the previous US GAAP hierarchy and establishes one level of authoritative GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other literature is considered non-authoritative. The Codification, which has not changed GAAP, was effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification for the quarter ended September 30, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of the Codification had no impact on the Company’s consolidated financial statements.
In August 2009, the FASB issued amended guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, the fair value of a liability be measured using one or more of the valuation techniques that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. This guidance is effective for the first reporting period (including interim periods) after issuance. The Company adopted this guidance in the quarter ended September 30, 2009. The adoption had no impact on the Company’s consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
In June 2009, the FASB issued amendments to the accounting rules for variable interest entities (VIEs) and for transfers of financial assets. The new guidance for VIEs eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires ongoing qualitative reassessments of whether an enterprise is the primary beneficiary. In addition, qualifying special purpose entities (QPESs) are no longer exempt from consolidation under the amended guidance. The amendments also limit the circumstances in which a financial asset, or a portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented, and/or when the transferor has continuing involvement with the transferred financial asset. The amendments are effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company does not believe that adoption of these amendments will have any effect on its consolidated financial statements.
In May 2009, the FASB issued guidelines on subsequent event accounting which sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and, (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date and (4) requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted these amendments effective April 1, 2009 and has evaluated subsequent events through the date the financial statements were filed on November 13, 2009 except the event discussed in Note 15(b) which occurred on November 24, 2009.
In April, 2009, the FASB issued additional requirements regarding interim disclosures about fair value of financial instruments to require disclosures about fair value of financial instruments in interim and annual financial statements. The new requirements are effective for interim periods ending after June 15, 2009 and the Company adopted these requirement in the second quarter of 2009. See Note 14.
In March 2008, the FASB issued new disclosure requirements regarding derivative instruments and hedging activities. These requirements give financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. These requirements are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted the requirements effective January 1, 2009. See Note 9.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
In December 2007, the FASB issued new guidance on noncontrolling interests in consolidated financial statements. This guidance requires that ownership interests in subsidiaries held by parties other than the parent, be clearly identified, labeled, and presented in the consolidated financial statements within equity, but separate from the parent’s equity. It also requires that once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively for all periods presented. As a result of adoption, effective January 1, 2009 the Company has retrospectively adjusted its financial statements for the three months and nine months ended September 30, 2008 to include net loss and comprehensive net loss attributable to noncontrolling interest (previously referred to as minority interest) in consolidated net loss and consolidated comprehensive loss, respectively.
The following is a reconciliation of total equity, equity attributable to the Company and equity attributable to noncontrolling interest for the nine months ended September 30, 2008 (in thousands):

		Attributable to
	Total		Noncontrolling
	Equity	Company	interest
Beginning balance	$28,977	$26,075	$2,902

Net loss	(2,641)	(2,675)	34
Other comprehensive loss	(14)	(10)	(4)
Acquisition of additional interest in Five Star	(3,016)		(3,016)
Equity based compensation	1,172	1,088	84
Other equity transactions, with no effect on noncontrolling interest	2,594	2,594

Ending balance	$27,072	$27,072	$0

In December 2007, the FASB issued new accounting guidance related to the accounting for business combinations and related disclosures. This guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. It also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. The guidance is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this guidance, effective January 1, 2009, and it did not have any effect on the Company’s consolidated financial statements.
In February 2007, the FASB issued guidance on the fair value option for reporting financial assets and financial liabilities. The guidance provides companies with an option to report selected financial assets and liabilities at fair value. Although effective for the Company beginning January 1, 2008, the Company did not elect to value any financial assets and liabilities at fair value.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
In February 2008, the FASB issued amended guidance to delay the fair value measurement and expanded disclosures about fair value measurements for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Effective January 1, 2009, the Company adopted the guidance related to fair value measurements for nonfinancial assets and nonfinancial liabilities and the adoption of such guidance did not have a material effect on the Company’s consolidated financial statements.
3. Acquisition of noncontrolling interest in Five Star
On June 26, 2008, the Company, Five Star and NPDV Acquisition Corp., a newly-formed wholly-owned subsidiary of the Company (“NPDV”), entered into a Tender Offer and Merger Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on July 24, 2008, NPDV commenced a tender offer to acquire all the outstanding shares of Five Star common stock not held by the Company or NPDV at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Tender Offer”).
Prior to the commencement of the Tender Offer, in accordance with the Tender Offer Agreement, (i) the Company transferred to NPDV: (A) all of the shares of Five Star common stock held by the Company (representing an approximately 75% interest) and (B) a $2,800,000 convertible note issued by Five Star’s wholly-owned subsidiary, and (ii) NPDV converted such note into an aggregate of 7,000,000 shares of Five Star common stock, increasing the Company’s indirect ownership interest in Five Star to 82.3% of Five Star’s common stock outstanding at such time.
The Tender Offer expired on August 26, 2008, and on August 28, 2008, NPDV merged with and into Five Star (the “NPDV-Five Star Merger”) with Five Star continuing as the surviving corporation, wholly-owned by the Company. The Company paid approximately $1,028,000 for the shares tendered pursuant to the Tender Offer, $661,000 for the remaining outstanding shares pursuant to the terms of the NPDV-Five Star Merger and incurred expenses related to the NPDV-Five Star Merger of approximately $642,000. The total purchase price for the 17.7% minority interest was $2,331,000. The excess ($642,000) of purchase price over the book value of the minority interest has been recorded as customer lists. This intangible asset is being amortized over a five-year period. Amortization expense for the three and nine months ended September 30, 2009 was approximately $33,000 and $96,000, respectively.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
4. Discontinued operation — sale of assets of MXL Industries
On June 19, 2008, pursuant to the terms of an Asset Purchase Agreement, dated as of June 16, 2008, by and among the Company, MXL Industries, Inc., a wholly-owned subsidiary of the Company (“MXL Industries” or the “Seller”), MXL Operations, Inc. (“MXL Operations”), MXL Leasing, LP (“MXL Leasing”) and MXL Realty, LP (“MXL Realty” and, collectively with MXL Operations and MXL Leasing, the “MXL Buyers”), the MXL Buyers purchased substantially all the assets and assumed certain liabilities of Seller’s optical plastics molding and precision coating businesses (the “MXL Business”). As consideration, the Seller received approximately $5,200,000 in cash, of which approximately $2,200,000 was utilized to fully pay bank debt of MXL Industries. The sale resulted in a gain of $87,000, net of $143,000 of related expenses.
The Seller also made an aggregate investment in the MXL Buyers of $275,000, allocated to each of MXL Operations, MXL Leasing and MXL Realty in a manner so that, as of the effective time of the transaction, the Seller has a 19.9% interest in the total capital of each of MXL Leasing and MXL Realty and a 40.95% non-voting interest in the total capital of MXL Operations. MXL Operations issued additional shares before December 31, 2008 which reduced the Seller’s interest in MXL Operations to 19.9%. The Company accounts for the investment in MXL Operations, MXL Leasing and MXL Realty under the cost method from the date of sale.
Investors in the MXL Buyers include certain senior managers of the MXL Business.
The results for MXL Industries for the period from January 1, 2008 through the date of sale have been accounted for as a discontinued operation. Sales of MXL amounted to $4,053,000 for such period.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
5. Per share data
Loss per share for the three and nine months ended September 30, 2009 and 2008 are calculated as follows (in thousands, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Basic and Diluted EPS
Loss from continuing operations, reduced in 2008 by amount applicable to non-controlling interest	$(767)	$(870)	$(2,143)	$(3,104)
Income from discontinued operation	—	—	—	429

Net loss attributable to National Patent Development Corporation	$(767)	$(870)	$(2,143)	$(2,675)

Weighted average shares Outstanding	17,556	16,856	17,550	16,557

Per share:
Continuing operations	$(0.04)	$(0.05)	$(0.12)	$(0.19)
Discontinued operations	—	—	—	0.03

Net loss	$(0.04)	$(0.05)	$(0.12)	$(0.16)

The following were not included in the diluted computation, as their effect would be anti-dilutive:

	September	September
	30, 2009	30, 2008
Options	3,350,000	3,350,000
Warrants	*	1,423,886
Five Star’s convertible note	**	2,800,000
Five Star’s options	***	975,000

*	1,423,886 warrants were exercised in August 2008 (see Note 12(b))

**	$2,800,000 convertible note was converted in July 2008 (see Note 3)

***	975,000 options were terminated in July 2008
6. Capital stock
On December 15, 2006, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares, or approximately 11%, of its outstanding shares of common stock from time to time either in open market or privately negotiated transactions. On August 13, 2008, the Company’s Board of Directors authorized an increase of 2,000,000 common shares to be repurchased under this program. At June 30, 2009, the Company had repurchased 1,791,321 shares of its common stock for $4,092,000 and as of such date, a total of 2,208,679 shares remained available for repurchase under the repurchase program. There were no common stock repurchases made by or on behalf of the Company during the quarter and nine months ended September 30, 2009.
7. Incentive stock plans and stock based compensation
The Company has a stock-based compensation plan for employees and non-employee members of its Board of Directors. The plan provides for discretionary grants of stock options, restricted stock shares, and other stock-based awards. The Company’s plan is administered by the Compensation Committee of the Board of Directors, which consists solely of non-employee directors.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
Information with respect to the Company’s outstanding stock options at January 1, 2009 and at September 30, 2009 is presented below. No stock options were granted under the Company’s incentive stock plans in the nine months ended September 30, 2009 or 2008.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Options outstanding at January 1, 2009	3,350,000	$2.49	7.9	$0	*

Options outstanding at September 30, 2009	3,350,000	$2.49	7.4	$0	*

Options exercisable at September 30, 2009	2,233,000	$2.46	7.4	$0	*

*	The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.
Compensation expense related to option grants amounted to $229,000 for each of the three months ended September 30, 2009 and 2008 and $687,000 for each of the nine months ended September 30, 2009 and 2008. As of September 30, 2009, there was $375,000 of total unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over the vesting periods of the options, which on a weighted-average basis is approximately nine months.
As a result of the Tender Offer and NPDV-Five Star Merger (see Note 3), all vested and unvested options to purchase shares of Five Star common stock and unvested shares of Five Star restricted stock granted under Five Star’s then-existing incentive stock plan were cancelled and an aggregate cash payment of $182,000 was paid to holders in exchange for the termination of such options and shares promptly following the completion of the NPDV-Five Star Merger. In the nine months ended September 30, 2008, Five Star recognized compensation expense of $100,000 related to the terminated options and restricted stock. Further, the termination of the agreements related to the options and shares resulted in $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star which was charged to operations in the three and nine months ended September 30, 2008

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
8. Short-term borrowings
On June 27, 2008, Five Star entered into a Restated and Amended Loan and Security Agreement (the “Amended Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Amended Loan Agreement extends the maturity date of that certain Loan and Security Agreement, dated as of June 20, 2003, entered into by Five Star and Bank of America (through its predecessor Fleet Capital Corporation), as amended (the “2003 Loan Agreement”), until June 30, 2011. The 2003 Loan Agreement, as amended by the Amended Loan Agreement, is referred to herein as the “Loan Agreement”.
The Loan Agreement provides Five Star with a $35,000,000 revolving credit facility (“Revolving Credit Facility”), subject to a $3,500,000 sub-limit for letters of credit. The Revolving Credit Facility allows Five Star to borrow up to (a) 85% of eligible receivables plus (b) the greater of (i) the lesser of $20,000,000 or 65% (to be reduced by 1% per quarter commencing July 1, 2008) of eligible inventory, or (ii) the lesser of $20,000,000 or 85% of the appraised net orderly liquidation value of eligible inventory minus (c) the amount of outstanding letter of credit obligations, as those terms are defined therein. At September 30, 2009, Five Star was allowed to borrow 54.7% of eligible inventory. All obligations under the Revolving Credit Facility are collateralized by first priority liens on all of Five Star’s existing and future assets.
Loans made to Five Star under the Revolving Credit Facility bear interest at a per annum rate based on the Base Rate of Bank of America, as defined, plus 2.25%, as modified, or at a per annum rate based on LIBOR plus 325 basis points, as modified, at Five Star’s election. The LIBOR and Base Rate margins are subject to adjustment based on certain performance benchmarks. At September 30, 2009, the LIBOR and Base Rate margins were 400 basis points and 3%, respectively. At September 30, 2009 and December 31, 2008, $15,868,000 and $18,375,000 was outstanding under the Loan Agreement and approximately $4,518,000 and $3,677,000 was available to be borrowed, respectively. Substantially all of Five Star’s assets are pledged as collateral for these borrowings. The amount available at September 30, 2009 reflects a $937,000 reduction in availability as a result of liability for the interest rate swap (see Note 9).
In connection with the Amended Loan Agreement, Five Star also entered into an interest rate swap with Bank of America which has been designated as a cash flow hedge. Effective June 30, 2008 through June 30, 2011, Five Star will pay a fixed interest rate of 3.62% to Bank of America on notional principal of $20,000,000. In return, Bank of America will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Amended Loan Agreement is not included in, and will be paid in addition to, this fixed interest rate of 3.62%. The fair value of the interest rate swap amounted to a liability of $907,000 at September 30, 2009 and a liability of $1,111,000 at December 31, 2008. Changes in the fair value of the interest rate swap, which is effective as a hedge, were recognized in other comprehensive income.
Under the Loan Agreement, Five Star is subject to covenants requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios. Five Star was in compliance with its amended covenants as of September 30, 2009 and although there can be no assurance, Five Star anticipates to be in compliance in future quarters.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
9. Derivates and hedging activities.
In the normal course of business, the Company enters into derivative instruments in order to manage exposure from fluctuation in interest rates. The interest rate swap entered into by Five Star in connection with its loan agreement (see Note 8) is being accounted for under Statement of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires all derivatives to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a cash flow hedge, changes in fair value of the derivative are recognized in other comprehensive income (“OCI”) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. Change in the fair value of the effective portion of an interest rate swap, which has been designated as a cash flow hedge are recognized in OCI and reclassified into earnings as an adjustment of interest expense in the same period during which the hedged transaction effects earnings.
The interest rate swap agreement utilized by the Company effectively modifies the Company’s exposure to interest rate risk by converting $20,000,000 of the Company’s floating-rate debt to a fixed rate basis through June 30, 2011, thus reducing the impact of interest-rate changes on future interest expense.
During the three and nine months ended September 30, 2009, $175,000 and $286,000, respectively, of loss was recognized in OCI and $170,000 and $490,000, respectively, of loss was reclassified from accumulated OCI into operations as an increase to interest expense.
Bank of America, N.A. has the option to reduce amounts available to the Company under its Restated and Amended Loan and Security Agreement with Five Star as a result of the liability related to the interest rate swap (see Note 8).
10. Contingent rights
Effective April 18, 2007 (the “Indevus Effective Time”), all of the outstanding common stock of Valera Pharmaceuticals, Inc. (“Valera”), a Delaware corporation in which the Company had owned 2,070,670 shares of common stock at such time, was acquired by Indevus Pharmaceuticals, Inc. (“Indevus”), a biopharmaceutical company engaging in the acquisition, development, and commercialization of products to treat urological, gynecological, and men’s health conditions. The transaction was effected pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 11, 2006 (the “Valera Merger Agreement”). As a result of the transaction, the 2,070,670 shares of Valera common stock held by the Company immediately preceding the Indevus Effective Time were converted into an aggregate of 2,347,518 shares of Indevus common stock as of the Indevus Effective Time. These shares of Indevus common stock were sold by the Company in 2007.
Following the Indevus Effective Time and prior to March 23, 2009, the Company was entitled to two additional contingent tranches of shares of Indevus common stock (the “Contingent Rights”), to the extent of the achievement of certain milestones with respect to specific product candidates, namely FDA approval of certain drug applications (collectively, the “Drug Applications”). If each of the contingent milestones were to have been achieved, the Company would have received up to $5,176,675 worth of Indevus common stock on the date the milestone was met, at which date additional gain would have been recognized.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
On March 23, 2009, Indevus filed a Current Report on Form 8-K with the SEC announcing the completion of an Agreement and Plan of Merger with Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”) and BTB Purchaser Inc., a Delaware corporation and wholly-owned subsidiary of Endo, pursuant to which Endo acquired all of the issued and outstanding shares of the common stock, par value $0.001 per share, of Indevus (the “Endo Merger”). As a part of the Endo Merger, the Contingent Rights were converted into the right to receive a cash payment contingent upon FDA approval of the Drug Applications. As a result of the consummation of the Endo Merger, the Company has contingent rights to receive from Endo the following cash payments: (i) upon FDA approval of the uteral stent drug application (the “Uteral Stent”) on or before specified dates in 2012 - between $2,685,000 and $2,327,000, depending upon the terms contained in the FDA approval and (ii) upon FDA approval of the VP003 (Octreotide implant) drug application (“VP003”) on or before specified dates in 2012 — between $4,028,000 and $3,491,000, depending upon the terms contained in the FDA approval. Two related parties would be entitled to receive a portion of any such cash payments received by the Company. See Note 11(a).
11. Related party transactions
(a)	On November 12, 2004, the Company entered into an agreement to borrow approximately $1,022,000 from Bedford Oak Partners, which is controlled by Harvey P. Eisen, Chairman, Chief Executive Officer and a director of the Company, and approximately $568,000 from Jerome I. Feldman, who was at the time Chairman and Chief Executive Officer of the Company, which was utilized to exercise an option held by the Company to purchase Series B Convertible Preferred shares of Valera. The loans bore interest at 6% per annum, had a maturity date on October 31, 2009, and were secured by all shares of Valera owned by the Company, including the purchased shares. On January 11, 2005, the Company prepaid the loans and all accrued interest in full. As further consideration for making these loans, Bedford Oak Partners and Mr. Feldman became entitled to a portion of the consideration received by the Company on the sale of certain Valera shares. As a result of the acquisition of Valera by Indevus (see Note 10), this obligation related to the sale of Indevus shares by the Company. From June 2007 through and including September 12, 2007, the Company sold, in a series of open market transactions, all of the 2,639,482 shares of Indevus common stock held by the Company for an aggregate of approximately $17,598,000, net of commissions and brokerage fees. The November 12, 2004 agreement among the Company, Bedford Oak Partners and Mr. Feldman provides for Bedford Oak Partners and Mr. Feldman to (i) receive 50% of any amount in excess of $3.47 per share which is received by the Company upon the sale of Indevus common stock and (ii) participate in 50% of the profits earned on 19.51% of shares of Indevus common stock received by the Company upon conversion of the Contingent Rights, if any, at such time as such shares are sold by the Company.

As a result of the consummation of the Endo Merger (see Note 10), the Company has a contingent right to receive from Endo certain cash payments. The two related parties would receive the following portions of the Company’s cash payments upon the occurrence of the following events: (i) upon FDA approval of the Uteral Stent, between $262,000 and $227,000, and (ii) upon FDA approval of VP003, between $393,000 and $341,000.

(b)	On April 5, 2007, Five Star, in connection with its acquisition of substantially all the assets of Right-Way Dealer Warehouse (“Right-Way”), entered into a lease for a warehouse with a company owned by the former principal of Right-Way who presently serves as an executive of Five Star. The lease has an initial term of five years with two successive five-year renewal options and provides for an annual rent of $325,000, subject to adjustment. The adjusted rent expense for the 12 months commencing January 1, 2009 will be $280,000. Five Star also has an option to purchase the warehouse at any time during the initial term of the lease for $7,750,000, subject to 3% annual adjustments.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
12. Stockholders equity
(a)	Mr. S. Leslie Flegel was named a director of the Company on March 2, 2007 and on March 1, 2007 was appointed as Chairman and elected as a director of Five Star. Effective March 2, 2007, Mr. Flegel entered into a three-year agreement with Five Star (the “FS Agreement”) which provided for an annual fee of $100,000 and reimbursement (i) for all travel expenses incurred in connection with his performance of services for Five Star and (ii) beginning in November 2007, for up to $125,000 per year of the cost of maintaining an office. In addition, pursuant to the FS Agreement, Mr. Flegel was issued 2,000,000 shares of Five Star common stock, all of which were fully vested upon issuance and not subject to forfeiture. The 2,000,000 shares were valued at $720,000 based on the closing price of Five Star common stock on March 2, 2007. Such amount was to be charged to compensation expense over the term of the FS Agreement.

On March 2, 2007, the Company and Mr. Flegel entered into an agreement pursuant to which the Company sold to Mr. Flegel 200,000 shares of Company common stock for $480,000 ($2.40 per share). The agreement gave Mr. Flegel the right to exchange any or all of the 200,000 shares of the Company’s common stock into shares of Five Star common stock held by the Company at the fixed rate of six shares of Five Star common stock for each share of Company common stock. The value of the option to convert the shares of Company common stock held by Mr. Flegel into shares of Five Star common stock, which amounted to $264,000, was valued using a Black Scholes formula and recognized as compensation expense by Five Star over the three year term of the FS Agreement. In addition, as the exchange rights, if exercised, would require the Company to effectively surrender net assets to redeem common stock, the Company accounted for the issuance of the 200,000 shares of Company common stock as temporary equity at an amount equivalent to the carrying value of Five Star’s equity that could be acquired by the holder of such shares.

On March 25, 2008, Mr. Flegel resigned as director and Chairman of the Board of Five Star, and as a director of the Company, effective immediately. In connection with Mr. Flegel’s resignation, Five Star, the Company and Mr. Flegel entered into an agreement, dated March 25, 2008, pursuant to which Mr. Flegel sold to the Company (i) 200,000 shares of Company common stock, which was exchangeable into 1,200,000 shares of Five Star common stock owned by the Company, at $3.60 per share, which equates to $0.60 per share of Five Star common stock had Mr. Flegel exercised his right to exchange these shares of Company common stock into shares of Five Star common stock and (ii) 1,698,336 shares of Five Star common stock at $0.60 per share. In addition, Mr. Flegel’s children and grandchildren sold to the Company an additional 301,664 shares Five Star common stock that they had received from Mr. Flegel at $0.60 per share. The market value of Company common stock on March 25, 2008 was $2.40 per share. The excess cash paid of $1.20 per share over the market value on the 200,000 shares of Company common stock purchased from Mr. Flegel, or $240,000, was deemed to be the settlement of the option to exchange Company common stock for Five Star common stock and was charged to Additional paid-in capital. Five Star recorded a compensation charge of $1,096,000 in 2008 related to the above transactions, including the unrecognized value of the 2,000,000 shares of Five Star common stock issued and the option to convert the 200,000 shares of Company common stock discussed above. In addition, the expense included $440,000, which represents the excess of the purchase price over the quoted market price of the 2,000,000 shares of Five Star common stock on the date of the agreement to acquire such shares. As a result of the repurchase of the 200,000 shares of Company common stock, which were also convertible into shares of Five Star common stock, the carrying value of the Company’s shares was reclassified from temporary to permanent equity.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
The agreement also contained one-year non-compete, standstill and non-solicitation provisions. In addition, the FS Agreement was terminated upon Mr. Flegel’s resignation.

(b)	On August 11, 2008, the Company, The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund and The Gabelli Convertible and Income Securities Fund Inc. (collectively, the “Warrantholders”), holders of warrants to purchase an aggregate of 1,423,886 shares of Company common stock, dated as of December 3, 2004 (the “Warrants”), amended the Warrants to (i) extend the expiration date of the Warrants from August 14, 2008 to August 15, 2008 and (ii) reduce the exercise price of the Warrants from $3.57 per share to $2.50 per share, which was in excess of the closing price on August 11, 2008. On August 13, 2008, the Warrantholders exercised the warrants and the Company issued and sold 1,423,886 shares of treasury stock to the Warrantholders for cash consideration of $2.50 per share, representing an aggregate purchase price of $3,560,000.
13. Income taxes
For the three and nine months ended September 30, 2009, the income tax expense differed from the benefit computed at the federal statutory rate primarily due to non deductible expenses, state taxes, and an increase in the valuation allowance with respect to the tax benefit attributable to losses incurred during the periods.
As the result of the resignation of Mr. Flegel, former director and Chairman of the Board of Five Star and former director of the Company (see Note 12(a)), compensation expense of $1,096,000 was recorded during the nine months ended September 30, 2008, of which $704,000 did not result in a tax benefit. Such amount was treated as a discrete item. The tax effect of the discrete items are reflected in the periods in which they occur and not reflected in the estimated annual effective tax rate which is used for interim period tax provisions.
In connection with the increase in ownership of Five Star from less than 80% to 100% in the third quarter of 2008, the excess of the financial reporting basis over tax basis in Five Star was no longer considered to be a taxable temporary difference and accordingly a related $279,000 deferred income tax liability was reflected as an income tax benefit in the three and nine months ended September 30, 2008.
14. Fair value of financial instruments
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate estimated fair value because of short maturities. The carrying value of short term borrowings approximates estimated fair value because borrowings accrue interest which fluctuates with changes in LIBOR or prime.
Marketable securities are carried at fair value based upon quoted market prices. Derivative instruments are carried at fair value representing the amount the Company would receive or pay to terminate the derivative.

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Three and nine months ended September 30, 2009 and 2008
(unaudited)
15. Subsequent events

(a)	On October 20, 2009, NPDC Holdings, Inc., a wholly-owned subsidiary of the Company, sold approximately 1,000 acres of undeveloped real property located in the Town of Pawling, County of Dutchess, New York (the “Pawling Property”) for $12,500,000 in cash, pursuant to the contract entered on October 7, 2009. The carrying amount of the Pawling Property as reflected in Other assets in the Condensed Consolidated Balance Sheet at September 30, 2009 was approximately $2,500,000. The Company realized a pre tax gain of approximately $9,600,000, which will be recognized in October 2009.

(b)	On November 24, 2009, the Company and The Merit Group, Inc., a South Carolina corporation (“Merit”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Company intends to sell, and Merit will purchase for cash (the “Sale”), all of the issued and outstanding stock (the “Stock”) of the Company’s wholly-owned subsidiary, Five Star, the holding company and sole stockholder of Five Star Group, Inc. (“Five Star Group”). The aggregate purchase price for the Stock is $33,124,000, subject to certain adjustments to reflect (i) (A) dollar for dollar decreases in the event Five Star Group’s outstanding revolving indebtedness under its loan agreement with Bank of America decreases from the amount outstanding at March 31, 2009 compared to the amount outstanding on the closing date or increases if such indebtedness increases and (B) increases dollar for dollar if Five Star has positive net results from March 31, 2009 to the closing date, or decreases if it has negative net results and (ii) a potential downward adjustment based on the value of certain designated inventory held by Five Star Group, less the value received for such inventory after the closing, to the extent such inventory adjustment post-closing exceeds $400,000 but is equal to or less than $1,000,000.

The proceeds of the Sale will be reduced by the repayment of Five Star Group’s debt outstanding on the closing date, which is required by the Stock Purchase Agreement, transaction costs, taxes, severance costs for employees of Five Star, one half of the rent and other sums, if any, due under the warehouse lease for Five Star’s Connecticut location from the later of March 31, 2010 or when Five Star ceases to use the warehouse, through September 30, 2010, if any, and post-closing adjustments due Merit pursuant to the Stock Purchase Agreement. In addition, the Company must satisfy certain obligations under state environmental laws in New Jersey and Connecticut. These costs and other adjustments would reduce proceeds available to the Company. The Sale is subject to the approval of the stockholders of the Company.

The Company estimates that the required repayments of Five Star’s outstanding debt on the closing date and any costs and adjustments in connection with the Sale may reduce the proceeds of the Sale to the Company to an estimated range of $8,500,000 to $9,500,000. The estimate of a range of Sale proceeds to the Company represents the management of the Company’s best estimate and the actual sale proceeds to the Company may vary from the range presented above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
National Patent Development Corporation:
We have audited the accompanying consolidated balance sheets of National Patent Development Corporation (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, comprehensive (loss) income, cash flows and changes in stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Patent Development Corporation as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 21(b) to the financial statements, on November 24, 2009, the Company entered into a contract to sell the outstanding stock of Five Star Products, Inc., its remaining operating subsidiary.
EISNER LLP
New York, New York
March 26, 2009, except for Note 21 as to which the date is November 24, 2009

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended
	December 31,
	2008	2007
Sales	$115,461	$123,713
Cost of sales	95,133	102,246

Gross margin	20,328	21,467

Selling, general and administrative expenses	(22,537)	(22,229)
Charge related to resignation of Chairman of Five Star	(1,096)

Operating loss	(3,305)	(762)

Interest expense	(1,366)	(1,429)
Gain on exchange of Valera for Indevus shares	—	17,031
Investment and other income (loss), net	94	(1,605)

(Loss) income from continuing operations before income taxes and minority interest	(4,577)	13,235
Income tax benefit (expense)	940	(1,269)

(Loss) income from continuing operations before minority interest	(3,637)	11,966

Minority interest	(34)	(514)

(Loss) income from continuing operations	(3,671)	11,452

Income from discontinued operations, net of taxes, including an $87 gain on sale of assets in 2008	277	270

Net (loss) income	$(3,394)	$11,722

Basic and diluted net (loss) income per share:
Continuing operations	$(0.22)	$0.65
Discontinued operations	0.02	0.02

Net (loss) income per share	$(0.20)	$0.67

See accompanying notes to consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Year Ended December 31,
	2008	2007

Net (loss) income	$(3,394)	$11,722
Other comprehensive income (loss), before tax:
Net unrealized loss on available-for-sale-securities	(102)	(1,036)
Reclassification adjustment principally for gain on exchange of Valera securities recognized in merger included in net income		(4,598)
Reclassification adjustment for realized losses on sales of Indevus shares included in net income		1,023
Reclassification adjustment for loss on impairment of investment in Millenium Cell included in net income (loss)	138	346
Net unrealized loss on interest rate swap, net of minority interest in 2007	(1,112)	(143)

Comprehensive (loss) income before tax	(4,470)	7,314

Income tax benefit related to items of other comprehensive income (loss), net of minority interest	426	57

Comprehensive (loss) income	$(4,044)	$7,371

See accompanying notes to consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2008		2007

Assets
Current assets
Cash and cash equivalents		$13,089	$15,698
Accounts and other receivables, less allowance for doubtful accounts of $420 and $271		9,814	12,755
Inventories		23,045	27,720
Deferred tax asset		132	470
Prepaid expenses and other current assets		1,334	1,326

Total current assets		47,414	57,969

Marketable securities available for sale		7	109
Property, plant and equipment, net		912	3,534
Intangible assets, net		599
Deferred tax asset		1,537
Other assets		3,202	3,293

Total assets		$53,671	$64,905

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$		$257
Short term borrowings		18,375	19,928
Accounts payable and accrued expenses		8,236	13,530

Total current liabilities		26,611	33,715

Long-term debt less current maturities			1,441
Deferred tax liability			279
Liability related to interest rate swap		1,111
Minority interest			2,902
Common stock subject to exchange rights			493

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.01 per share authorized 10,000,000 shares; issued none		—	—
Common stock, par value $0.01 per share authorized 30,000,000 shares; issued 18,105,148 shares in 2008 and 18,086,006 shares in 2007		181	180
Additional paid-in capital		28,642	26,825
Retained earnings (deficit)		(849)	2,545
Treasury stock, at cost (564,569 shares in 2008 and 1,528,462 shares in 2007)		(1,358)	(3,458)
Accumulated other comprehensive (loss) income		(667)	(17)

Total stockholders’ equity		25,949	26,075

Total liabilities and stockholders’ equity		$53,671	$64,905

See accompanying notes to consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2008	2007

Cash flows from operating activities:

Net (loss) income	$(3,394)	$11,722
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	656	783
Minority interest	34	514
Gain on sale of MXL assets	(87)
Impairment of investment	138	346
Gain on exchange of Valera for Indevus shares		(17,031)
Expenses paid in common stock	52	60
Stock based compensation	2,160	1,253
Provision for doubtful accounts	278	123
Loss on sale of Indevus shares		1,023
Gain on issuance of stock by subsidiary		(1)
Deferred income taxes	(1,027)	426
Changes in other operating items net of acquisition:
Accounts and other receivables	1,530	247
Inventories	3,667	(2,972)
Prepaid expenses and other assets	(308)	(476)
Accounts payable and accrued expenses	(4,940)	3,305

Net cash used in operating activities	(1,241)	(678)

Cash flows from investing activities:
Additions to property, plant and equipment	(672)	(1,392)
Acquisition of minority interest in Five Star	(3,854)	(106)
Acquisition of Right Way by Five Star		(3,399)
Net proceeds from sales of assets of MXL	4,661
Investment in MXL	(275)
Proceeds from sale of investment		17,598
Repayment of receivable from GP Strategies		251

Net cash (used in) provided by investing activities	$(140)	$12,952

See accompanying notes to consolidated financial statements.
(Continued)

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2008		2007

Cash flows from financing activities:
Proceeds from sale of common stock	$		$480
Purchase of treasury stock		(1,115)	(3,270)
Proceeds from exercise of common stock warrants		3,560
Proceeds from issuance of long-term debt			407
Proceeds from (repayment of) short-term borrowings		(1,553)	1,514
Settlement of option and repurchase of Five Star options		(422)
Repayment of long-term debt		(1,698)	(192)

Net cash used in financing activities		(1,228)	(1,061)

Net (decrease) increase in cash and cash equivalents		(2,609)	11,213
Cash and cash equivalents at beginning of period		15,698	4,485

Cash and cash equivalents at end of period		$13,089	$15,698

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest		$1,543	$1,616
Income taxes		564	651
See accompanying notes to consolidated financial statements.

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007
(in thousands, except per share data)

						Accumulated
	Common		Additional		Treasury	other	Total
	Stock		paid-in	Retained	stock, at	comprehensive	stockholders’
	shares	amount	capital	earnings	cost	income (loss)	equity

Balance at December 31, 2006	17,861,670	$178	$25,990	$(9,177)	$(188)	$4,334	$21,137
Proceeds from sale of common stock	200,000	2	478				480
Reclassification adjustment, principally for gain on exchange of
Valera securities recognized in merger included in net income						(4,598)	(4,598)
Reclassification adjustment for realized losses on sale of Indevus shares included in net income						1,023	1,023
Reclassification adjustment for impairment of investment in Millenium Cell measured in net income						346	346
Net unrealized loss on available for sale securities						(1,036)	(1,036)
Net unrealized loss on interest rate swap, net of tax and minority interest						(86)	(86)
Net income				11,722			11,722
Common stock subject to exchange rights reclassified to temporary equity			(493)				(493)
Equity based compensation expense			790				790
Purchase of 1,428,462 shares of treasury stock					(3,270)		(3,270)

Issuance of common stock to MXL
Retirement and Savings Plan	19,161		47				47
Issuance of common stock to directors	5,175		13				13

Balance at December 31, 2007	18,086,006	$180	$26,825	$2,545	$(3,458)	$(17)	$26,075

NATIONAL PATENT DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007
(continued)
(in thousands, except per share data)

						Accumulated
						other	Total
	Common		Additional		Treasury	comprehensive	Stock-
	Stock		paid-in	Retained	stock, at	income	holders’
	shares	amount	capital	earnings	cost	(loss)	equity

Balance at December 31, 2007	18,086,006	$180	$26,825	$2,545	$(3,458)	$(17)	$26,075

Net unrealized loss on available for sale securities						(102)	(102)
Reclassification adjustment related to loss on impairment of available for sale securities included in net loss						138	138
Net unrealized loss on interest rate swap, net of tax of $472 and minority interest of $14						(686)	(686)
Net loss				(3,394)			(3,394)
Equity based compensation expense			1,318				1,318
Repurchased equity options of Five Star, net of minority interest of $32			(150)				(150)
Settlement of option to acquire shares of Five Star			(240)				(240)
Issuance of 1,423,886 treasury shares upon exercise of warrants			351		3,209		3,560
Purchase of 462,859 shares of Treasury Stock					(1,115)		(1,115)
Issuance of 2,866 shares of treasury stock to directors					6		6
Reclassification of common stock subject to exchange rights			493				493
Issuance of common stock to MXL Retirement and Savings Plan	10,260	1	24				25
Issuance of common stock to directors	8,882		21				21

Balance at December 31, 2008	18,105,148	$181	$28,642	$(849)	$(1,358)	$(667)	$25,949

See accompanying notes to consolidated financial statements

NATIONAL PATENT DEVELOPMENT CORPORATION
Notes to Consolidated Financial Statements
1. Description of business
National Patent Development Corporation (the “Company”), through its wholly-owned subsidiary, Five Star Products, Inc. (“Five Star”), is engaged in the wholesale distribution of home decorating, hardware and finishing products, which represents the only operating segment of the Company as of December 31, 2008. Five Star serves independent retail dealers in 12 states in the Northeast. Products distributed include paint sundry items, interior and exterior stains, brushes, rollers, caulking compounds and hardware products.
On June 19, 2008, the Company sold substantially all the operating assets of its optical plastics molding and precision coating operating segment, MXL Industries, Inc (“MXL”) (see Note 4). The results of operations for MXL have been accounted for as a discontinued operation in 2008 and the 2007 results of operations have been reclassified to be consistent with the current year presentation.
On August 28, 2008, Five Star, which was 57% owned at December 31, 2007, became a wholly owned subsidiary of the Company upon the consummation of a tender offer and a merger between Five Star and a newly formed, wholly-owned subsidiary of the Company, with Five Star continuing as the surviving corporation (see Note 3).
2. Summary of significant accounting policies
Principles of consolidation. The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Cash equivalents. Cash equivalents consist of money market funds.
Marketable securities. Marketable securities consist of U.S. corporate equity securities classified as available-for-sale investments and recorded at their fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders’ equity in accumulated other comprehensive income, net of the related tax effect, until realized. A decline in the market value of any available-for-sale security below cost, that is deemed to be other than temporary, results in a reduction in carrying amount to fair value. Such other than temporary decline is charged to earnings, and a new cost basis is established. Realized gains and losses are derived using the average cost method for determining the cost of securities sold.
Inventories. Inventories are valued at the lower of cost, using the first-in, first-out method, or market.
Revenue recognition. Revenue on product sales is recognized at the point in time when the product has been shipped, title and risk of loss has been transferred to the customer, and the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed and determinable, and collectability of the resulting receivable is reasonably assured. Allowances for estimated returns and discounts are recognized when sales are recorded.
Stock based compensation. The Company accounts for stock based compensation pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Under SFAS 123R, compensation cost is recognized over the vesting period based on the fair value of the award at the grant date.

Valuation of accounts receivable. Provisions for doubtful accounts are made based on historical loss experience adjusted for specific credit risks. Measurement of such losses requires consideration of the Company’s historical loss experience, judgments about customer credit risk, and the need to adjust for current economic conditions. The allowance for doubtful accounts as a percentage of total gross trade receivables was 4.1% and 3.1% at December 31, 2008 and December 31, 2007, respectively.
Impairment of long-lived tangible assets. Long-lived tangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived tangible assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If carrying amount is not considered to be recoverable, the impairment to be recognized is measured by determining the amount by which the carrying amount exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost of sale.
The measurement of the future net cash flows to be generated is subject to management’s reasonable expectations with respect to the Company’s future operations and future economic conditions which may affect those cash flows.
The Company has investments in undeveloped land in Pawling, New York with a carrying value of approximately $2,500,000, which management believes is less than fair value and in Killingly, Connecticut with a carrying value of $400,000, which are included in Other assets in the Consolidated Balance Sheets.
Vendor allowances. Vendor allowances reduce the carrying cost of inventory unless they are specifically identified as a reimbursement for promotional programs and/or other services provided. Any such allowances received in excess of the actual cost incurred also reduce the carrying cost of inventory.
Income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Shipping and handling costs. Shipping and handling costs, which are included as a part of selling, general and administrative expense, amounted to $5,403,000 and $5,390,000 for the years ended December 31, 2008 and 2007, respectively.
Property, plant and equipment. Property, plant and equipment are carried at cost, net of allowance for depreciation. Major additions and improvements are capitalized while maintenance and repairs which do not extend the lives of the assets are expensed as incurred. Gain or loss on the disposition of property, plant and equipment is recognized in operations when realized. Depreciation is provided on a straight-line basis over estimated useful lives of 5 to 40 years for buildings and improvements and 3 to 7 years for machinery, equipment and furniture and fixtures.
Fair value of financial instruments. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate estimated fair values because of short maturities. The carrying value of short term borrowings approximates estimated fair value because borrowings accrue interest which fluctuates with changes in LIBOR or prime.

Marketable securities are carried at fair value based upon quoted market prices. Derivative instruments are carried at fair value representing the amount the Company would receive or pay to terminate the derivative.
Derivatives and hedging activities. In the normal course of business, the Company enters into derivative financial instruments in order to manage exposures resulting from fluctuations in interest rates. The interest rate swap entered into by Five Star in connection with its loan agreement (see Note 11) is being accounted for under SFAS No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires all derivatives to be recognized in the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a cash flow hedge, changes in the fair value of the derivative are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. Changes in the fair value of the interest rate swap, which has been designated as a cash flow hedge, were recognized in other comprehensive income.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measurement of fair value and expands disclosures about fair value measurements. SFAS No. 157 clarifies that fair value should be based on assumptions that market participants will use when pricing an asset or liability and establishes a fair value hierarchy of three levels that prioritize the information used to develop those assumptions. The Company adopted SFAS No. 157 effective January 1, 2008 with respect to financial assets and financial liabilities. The adoption of SFAS No. 157 did not have a material effect on the Company’s consolidated financial statements.
In February 2008, the FASB issued FASB Staff Position 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company does not expect adoption of SFAS 157-2 for nonfinancial assets and liabilities on January 1, 2009 to have a material effect on the Company’s consolidated financial statements.
In February, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement provides companies with an option to report selected financial assets and liabilities at fair value. Although, this statement became effective for the Company beginning January 1, 2008, the Company did not elect to value any financial assets and liabilities at fair value.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R), replaces SFAS No. 141, “Business Combinations”, and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact that the adoption of SFAS No. 141(R) will have on the Company’s financial statements is not presently determinable, since it is dependant on future acquisitions, if any.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51” (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, be clearly identified, labeled, and presented in the consolidated financial statements within equity, but separate from the parent’s equity. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively for all periods presented.
In March 2008, the FASB issued SFAS No. 161 (“SFAS No. 161”), “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. SFAS No. 161 gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged, but not required. The Company does not anticipate that the adoption of SFAS No. 161 will have a material effect on the Company’s consolidated financial statements.
Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Concentrations of credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, and accounts receivable from customers. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution.

Income (loss) per share. Income (loss) per share for the year ended December 31, 2008 and 2007 is calculated as follows (in thousands, except per share amounts):

	Year Ended
	December 31,
	2008	2007

Basic EPS

Income (loss) from continuing operations	$(3,671)	$11,452
Income from discontinued operation	277	270

Net income (loss)	$(3,394)	$11,722

Weighted average shares outstanding	16,784	17,450

Continuing operations	$(0.22)	$0.65
Discontinued operations	0.02	0.02

Net earnings (loss) per share	$(0.20)	$0.67

Diluted EPS

Weighted average shares outstanding	16,784	17,450
Dilutive effect of stock options		13

Diluted weighted average shares outstanding	16,784	17,463

Continuing operations	$(0.22)	$0.65
Discontinued operations	0.02	0.02

Net earnings (loss) per share	$(0.20)	$0.67

The following were not included in the diluted computation, as their effect would be anti-dilutive:

	December 31, 2008	December 31, 2007
Options	3,350,000	782,830
Warrants	*	1,423,887
Five Star’s convertible note	**	2,800,000
Five Star’s options	***	975,000

*	1,423,887 warrants were exercised in August 2008 (see Note 19(b))

**	$2,800,000 convertible note was converted in July 2008 (see Note 3)

***	975,000 options were terminated in July 2008 (see Note 3)

Accumulated other comprehensive loss. The components of accumulated other comprehensive loss are as follows (in thousands):

	December 31,
	2008		2007
Net unrealized loss on available-for-sale-securities	$		$(36)
Net unrealized (loss) gain on interest rate swap		(1,147)	33

Accumulated other comprehensive loss before tax		(1,147)	(3)
Accumulated income tax benefit (expense) related to items of other comprehensive income		480	(14)

Accumulated other comprehensive loss, net of tax		$(667)	$(17)

3. Acquisition of minority interest in Five Star
On June 26, 2008, the Company, Five Star and NPDV Acquisition Corp., a newly-formed wholly owned subsidiary of the Company (“NPDV”), entered into a Tender Offer and Merger Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on July 24, 2008, NPDV commenced a tender offer to acquire all the outstanding shares of Five Star common stock not held by the Company or NPDV at a purchase price of $0.40 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Tender Offer”).
The Tender Offer expired on August 26, 2008, and on August 28, 2008, NPDV merged with and into Five Star (the “NPDV-Five Star Merger”) with Five Star continuing as the surviving corporation, wholly-owned by the Company. Each share of Five Star common stock outstanding immediately prior to the effective time of the NPDV-Five Star Merger (other than shares held by the Company, Five Star or NPDV, all of which were cancelled and retired and ceased to exist), were converted in the NPDV-Five Star Merger into the right to receive the price paid pursuant to the Tender Offer, in cash. The Company paid approximately $1,028,000 for the tendered shares, $661,000 for the remaining outstanding shares pursuant to the merger and incurred expenses related to the NPDV-Five Star Merger of approximately $642,000. The total purchase price for the 17.7% minority interest was $2,331,000. The excess ($642,000) of purchase price over the book value of the minority interest has been recorded as customer lists. This intangible asset is being amortized over a five year period. Amortization expense for the year ended December 31, 2008 was $43,000.
In addition, concurrently with the execution of the Tender Offer Agreement, the Company and Five Star entered into letter agreements with certain executive officers, employees and directors of Five Star, certain of whom are also directors and executive officers of the Company (collectively the “Letter Agreements”), pursuant to which such persons received cash payments of approximately $182,000, in exchange for the termination of their vested and unvested options to purchase shares of Five Star common stock and unvested shares of Five Star restricted stock promptly following the completion of the NPDV-Five Star Merger, which was recorded as a charge to Additional paid-in capital.
Further, the termination of the agreements related to the options and shares resulted in $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star which was charged to operations in 2008.
Prior to the commencement of the Tender Offer, in accordance with the Tender Offer Agreement, (i) the Company transferred to NPDV: (A) all of the shares of Five Star common stock held by the Company (representing a 75% interest) and (B) a convertible note issued by Five Star’s wholly-owned subsidiary, and (ii) NPDV converted such note into an aggregate of 7,000,000 shares of Five Star common stock, increasing the Company’s indirect ownership interest in Five Star to 82.3%.

4. Discontinued Operation — Sale of Assets of MXL Industries
On June 19, 2008, pursuant to the terms of an Asset Purchase Agreement, dated as of June 16, 2008, by and among the Company, MXL Industries, Inc., a wholly-owned subsidiary of the Company (“MXL Industries” or the “Seller”), MXL Operations, Inc. (“MXL Operations”), MXL Leasing, LP (“MXL Leasing”) and MXL Realty, LP (“MXL Realty” and, collectively with MXL Operations and MXL Leasing, the “MXL Buyers”), the MXL Buyers purchased substantially all the assets and assumed certain liabilities of Seller’s optical plastics molding and precision coating businesses (the “MXL Business”). As consideration, the Seller received approximately $5,200,000 in cash, of which approximately $2,200,000 was utilized to fully pay bank debt of MXL Industries. The sale resulted in a gain of $87,000, net of $143,000 of related expenses.
The Seller also made an aggregate investment in the MXL Buyers of $275,000, allocated to each of MXL Operations, MXL Leasing and MXL Realty in a manner so that, as of the effective time of the transaction, the Seller has a 19.9% interest in the total capital of each of MXL Leasing and MXL Realty and a 40.95% non-voting interest in the total capital of MXL Operations. MXL Operations issued additional shares before December 31, 2008 which reduced the Seller’s interest in MXL Operations to 19.9%. The Company accounts for the investment in MXL Operations, MXL Leasing and MXL Realty under the cost method from the date of sale. Investors in the MXL Buyers include certain senior managers of the MXL Business.
The results for MXL Industries have been accounted for as a discontinued operation. Sales of MXL amounted to $4,052,000 in 2008 and $9,174,000 in 2007.
Assets and liabilities of the discontinued operation included in consolidated balance sheet at December 31, 2007 are summarized as follows (in thousands):

Current assets (including $755 of inventories and $1,453 of accounts receivable)	$2,924
Non current assets (including $2,587 of property, plant and equipment, net)	2,609

Total assets	5,533

Current liabilities (including $625 of short-term borrowings)	(1,444)
Non current liabilities (including $1,441 long-term debt net of $257 current maturities)	(1,709)

Net assets	$2,380

5. Acquisition of Right-Way Dealer Warehouse
On April 5, 2007, Five Star acquired substantially all the assets of Right-Way Dealer Warehouse, Inc. (“Right-Way”) for approximately $3,200,000 in cash and the assumption of liabilities in the approximate amount of $50,000. Transaction costs of approximately $200,000 were incurred by Five Star. The assets consisted primarily of approximately $1,186,000 of accounts receivable at fair value and approximately $2,213,000 of inventory at fair value. The acquisition included all of Right-Way’s Brooklyn Cash & Carry business and operations. Five Star acquired the assets of Right-Way in order to increase its presence and market share in its current geographic area.

The results of operations of Right-Way are included in the consolidated financial statements from the date of acquisition. The following unaudited pro forma consolidated amounts give effect to the acquisition of Right-Way as if it had occurred on January 1, 2007. Right-Way had filed for reorganization under Chapter XI of the Bankruptcy Act prior to the acquisition by Five Star. The pro forma results of operations have been prepared for comparative purposes only and are not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results.
Year ended December 31, 2007
(in thousands, except per share data)

Sales	$137,221

Net income	11,359
Earnings from continuing operations per share basic and fully diluted	$0.65
6. Inventories
Inventories are comprised of the following (in thousands):

	December 31,
	2008		2007
Raw materials *	$		$410
Work in process *			141
Finished goods		23,045	27,169

		$23,045	$27,720

*	Relate to MXL
7. Investment in Indevus Pharmaceuticals, Inc.
Indevus Pharmaceuticals, Inc. (“Indevus”) is a biopharmaceutical company that engages in the acquisition, development, and commercialization of products to treat urological, gynecological, and men’s health conditions.
Effective April 18, 2007 (the “Indevus Effective Time”), all of the outstanding common stock of Valera Pharmaceuticals, Inc. (“Valera”), a Delaware corporation in which the Company had owned 2,070,670 shares of common stock at such time, was acquired by Indevus pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 11, 2006 (the “Valera Merger Agreement”). As a result, the 2,070,670 shares of Valera common stock held by the Company at the Indevus Effective Time were converted into an aggregate of 2,347,518 shares of Indevus common stock at such time.
In April 2007, the Company recognized a pre-tax gain of $14,961,000 resulting from the exchange of shares. On May 3, 2007, Indevus announced that it had received FDA approval for Supprelin-LA. Therefore, in May 2007, as a result of contingent rights received in the Valera Merger Agreement, the Company received, 291,964 shares of Indevus common stock, and recognized an additional pre-tax gain of $2,070,670. The Company is entitled to two additional contingent tranches of shares of Indevus common stock, to the extent certain milestones with respect to specific product candidates are achieved. If each of the contingent milestones is achieved, the Company would receive up to $5,176,675 worth of Indevus common stock on the date the milestone is met, at which date additional gain will be recognized. During the year ended December 31, 2007, the Company sold 2,639,482 shares of Indevus on the open market, (which comprised all the Company’s shares of Indevus common stock at this time) for total net proceeds of $17,598,000 and recognized losses of $1,023,000, which are included in Investment and other income (loss), net.

On March 23, 2009, Indevus filed a Current Report on Form 8-K with the SEC announcing the completion of an Agreement and Plan of Merger (the “Endo Merger Agreement”) with Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”) and BTB Purchaser Inc., a Delaware corporation and wholly-owned subsidiary of Endo, pursuant to which Endo acquired all of the issued and outstanding shares of the common stock, par value $0.001 per share, of Indevus. As a part of the merger transaction, certain contingent rights to receive shares of Indevus common stock upon FDA approval of two drug applications, acquired by the Company in April 2007, were converted into the right to receive a cash payment. This cash payment is also contingent upon FDA approval of said drug applications. As a result of the consummation of the Endo Merger Agreement, the Company has a contingent right to receive from Endo the following cash payments; (i) upon FDA approval of the uteral stent drug application on or before specified dates in 2012, of between $2,685,000 and $2,327,000 depending on the terms contained in the FDA approval and (ii) upon FDA approval of VP003(Octreotide implant) drug application on or before specified dates in 2012, of between $4,028,000 and $3,491,000 depending on the terms contained in the FDA approval. See Note 17(a).
The original gain on exchange of Valera stock resulted from a tax free reorganization and accordingly was not subject to current federal income tax. In addition, the deferred income tax liability attributable to the excess of accounting basis over tax basis in Indevus stock received in the exchange was offset by a reduction of the deferred tax asset valuation allowance. The gain recognized for federal tax purposes on the sale of Indevus stock was offset by the Company’s net operating and capital loss carryforwards. Accordingly, no provision for federal income tax is included in the accompanying Statement of Operations related to the gain on the exchange or the sale of the Indevus stock for the year ended December 31, 2007. During the year ended December 31, 2007, the Company recorded a provision for state income tax expense of approximately $345,000 related to the gain on the exchange and the sale of the Indevus stock.
8. Investment and other income (loss), net

Investment and other income (loss), net is comprised of the following (in thousands):

	Year Ended
	December 31,
	2008		2007
Loss on sale of Indevus	$		$(1,023)
Indevus profit sharing			(680)
Impairment of Investment in Millenium Cell		(138)	(346)
Interest income		200	236
Other		32	208

		$94	$(1,605)

9. Marketable securities
Marketable securities, which are carried at market value, is comprised of the Company’s investment in Millenium Cell Inc. (“Millennium”). Millennium is a publicly traded emerging technology company engaged in the business of developing innovative fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source. At December 31, 2008 and 2007, the Company owned 364,771 shares of common stock of Millennium with a market value of $7,000 and $109,000, respectively, representing approximately a 1% ownership interest, and an unrealized loss of $36,000 in 2007. For the years ended December 31, 2008 and 2007, the Company considered their investment to be other than temporarily impaired and accordingly recorded an impairment loss of $138,000 and $346,000, respectively, related to such shares.
10. Property, plant and equipment
Property, plant and equipment consist of the following (in thousands):

	December 31,
	2008		2007
Land	$		$90
Buildings and improvements		429	2,754
Machinery and equipment		1,041	7,033
Furniture and fixtures		961	1,197

		2,431	11,074
Accumulated depreciation		(1,519)	(7,540)

		$912	$3,534

Depreciation expense related to continuing operations for the years ended December 31, 2008 and 2007 amounting to $423,000 and $400,000, respectively.
11. Short-term borrowings
On June 27, 2008, Five Star entered into a Restated and Amended Loan and Security Agreement (the “Amended Loan Agreement”) with Bank of America, N.A. (“Bank of America”). The Amended Loan Agreement extends the maturity date of that certain Loan and Security Agreement, dated as of June 20, 2003, entered into by Five Star and Bank of America (through its predecessor Fleet Capital Corporation), as amended (the “2003 Loan Agreement”), until June 30, 2011. The 2003 Loan Agreement, as amended by the Amended Loan Agreement, is referred to herein as the “Loan Agreement”.
The Loan Agreement provides Five Star with a $35,000,000 revolving credit facility (“Revolving Credit Facility”), subject to a $3,500,000 sub-limit for letters of credit. The Revolving Credit Facility allows Five Star to borrow up to (a) 85% of eligible receivables plus (b) the greater of (i) the lesser of $20,000,000 or 65% (to be reduced by 1% per quarter commencing July 1, 2008) of eligible inventory, or (ii) the lesser of $20,000,000 or 85% of the appraised net orderly liquidation value of eligible inventory minus (c) the amount of outstanding letter of credit obligations, as those terms are defined therein. All obligations under the Revolving Credit Facility are collateralized by first priority liens on all of Five Star’s existing and future assets.

Loans made to Five Star under the Revolving Credit Facility bear interest at a per annum rate based on the Base Rate of Bank of America, as defined, plus 2.25%, as modified, or at a per annum rate based on LIBOR plus 325 basis points, as modified, at Five Star’s election. The LIBOR and Base Rate margins are subject to adjustment based on certain performance benchmarks. At December 31, 2008 and December 31, 2007, approximately $18,375,000 and $19,303,000 was outstanding under the Loan Agreement and approximately $3,677,000 and $5,579,000 was available to be borrowed, respectively. Substantially all of Five Star’s assets are pledged as collateral for these borrowings.
In connection with Loan Agreement, on June 30, 2003, Five Star entered an interest rate swap with the lender which has been designated as cash flow hedge. Under the swap, effective July 1, 2004 through June 30, 2008, Five Star paid a fixed interest rate of 3.38% to the Lender on notional principal of $12,000,000. In return, the Lender paid to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread of 1.5% was paid in addition to the 3.38%.
In connection with the Amended Loan Agreement, Five Star also entered into a derivative transaction with Bank of America. The derivative transaction is an interest rate swap and has been designated as a cash flow hedge. Effective June 30, 2008 through June 30, 2011, Five Star will pay a fixed interest rate of 3.62% to Bank of America on notional principal of $20,000,000. In return, Bank of America will pay to Five Star a floating rate, namely, LIBOR, on the same notional principal amount. The credit spread under the Amended Loan Agreement is not included in, and will be paid in addition to this fixed interest rate of 3.62%. The fair value of the interest rate swap amounted to a liability of $1,111,000 at December 31, 2008 and an asset of $69,000 at December 31, 2007. Changes in the fair value of the interest rate swap were recognized in other comprehensive income.
Under the Loan Agreement, Five Star is subject to covenants, as amended, requiring minimum net worth, limitations on losses, if any, and minimum or maximum values for certain financial ratios. As of December 31, 2008, Five Star was in compliance with these covenants. The Company anticipates being in violation of its original fixed charge coverage ratio during 2009, and therefore Bank of America has amended the quarterly ratios through the quarter ended March 31, 2010. There is no assurance that Five Star can comply with these covenants in future quarters.

12. Income taxes
For the year ended December 31, 2007, the Company filed a consolidated federal income tax return with its subsidiaries, except for Five Star, which was less than 80% owned and filed its own separate consolidated federal income tax return. In July 2008, Five Star became more than 80% owned by the Company and in August 2008, became a wholly-owned subsidiary of the Company. As such, the Company will include Five Star in its consolidated federal income tax return for the year ended December 31, 2008, which will include activity of Five Star since July 2008. In addition, the Company and Five Star file separate state and local income tax returns.
The components of income tax expense related to continued operations are as follows (in thousands):

	Year Ended December 31,
	2008	2007

Current
Federal	$83	$348
State and local	4	495

Total current	87	843

Deferred
Federal	(956)	357
State and local	(71)	69

Total deferred	(1,027)	426

Total income tax expense (benefit)	$(940)	$1,269

The deferred tax expense (benefit) excludes activity in the net deferred tax asset relating to tax on appreciation (depreciation) in available-for-sale securities and the interest rate swap, which is recorded directly to stockholders’ equity.
The difference between the (benefit) expense for income taxes computed at the statutory rate and the reported amount of tax expense (benefit) is as follows:

	Year Ended December 31,
	2008	2007

Federal income tax rate	(34.0)%	34.0%
State and local taxes, net of federal effect	2.5	2.9
Non-deductible expenses	7.5	0.3
Benefit from increase in ownership of Five Star	(6.1)
Increase in valuation allowance	9.6	(27.8)

Effective tax rate	(20.5)%	9.4%

The tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities that are included in the net deferred tax asset are summarized as follows (in thousands):

	December 31,
	2008	2007

Deferred tax assets:
Property and equipment	$342	$285
Allowance for doubtful accounts	170	89
Accrued liabilities	56	507
Marketable securities	7	165
Interest rate swap	451
Net operating loss carryforward	2,105	1,173
Charitable contributions carryforward	7
Inventory	93	67
Equity-based compensation	508	17
Alternative minimum tax credit carryforward	172

Gross deferred tax assets	3,911	2,303

Less: valuation allowance	(2,242)	(1,805)

Deferred tax assets after valuation allowance	1,669	498

Deferred tax liabilities:
Investment in subsidiary		279
Interest rate swap		28

Deferred tax liabilities		307

Net deferred tax asset	1,669	191

As a result of the increase in ownership of Five Star and the ability to file a consolidated tax return, the excess of the financial reporting basis over tax basis in Five Star was no longer considered to be a taxable temporary difference and accordingly, the related deferred tax liability of $279,000 was eliminated and reflected as a deferred tax benefit in 2008.
As of December 31, 2008, the Company has federal net operating loss carryforwards of approximately $6,200,000, which expire from 2017 to 2028, and alternative minimum tax credit carryforwards of approximately $200,000 which do not expire.
A valuation allowance is provided when it is more likely than not that some portion of deferred tax assets will not be realized. The valuation allowance increased by approximately $400,000 during the year ended December 31, 2008, and decreased by approximately $2,900,000 during the year ended December 31, 2007.
Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” (“FIN 48”). This interpretation was issued in July 2006 to clarify the uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As required by FIN 48, the Company applied the “more-likely-than-not” recognition threshold to all tax positions, commencing at the adoption date, which resulted in no unrecognized tax benefits reflected in the accompanying financial statements. Pursuant to FIN 48, the Company has opted to classify interest and penalties that would accrue according to the provisions of relevant tax law as interest and other expense, respectively, in the Consolidated Statement of Operations.

The Company files income tax returns in the U.S. federal jurisdiction and various states. For federal income tax purposes, the 2005 through 2008 tax years remain open for examination by the tax authorities under the normal three year statute of limitations. For state tax purposes, the 2004 through 2008 tax years remain open for examination by the tax authorities under a four year statute of limitations.
13. Capital Stock
The Company’s Board of Directors without any vote or action by the holders of common stock is authorized to issue preferred stock from time to time in one or more series and to determine the number of shares and to fix the powers, designations, preferences and relative, participating, optional or other special rights of any series of preferred stock.
On December 15, 2006, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares, or approximately 11%, of its outstanding shares of common stock from time to time either in open market or privately negotiated transactions. On August 13, 2008, the Company’s Board of Directors authorized an increase of 2,000,000 common shares to be repurchased. At December 31, 2008, the Company had repurchased 1,791,321 shares of its common stock for $4,092,000 and, a total of 2,208,679 shares remained available for repurchase.
14. Incentive stock plans and stock based compensation
The Company has a stock-based compensation plan for employees and non-employee members of its Board of Directors. The plan provides for discretionary grants of stock options, restricted stock shares, and other stock-based awards. The Company’s plan is administered by the Compensation Committee of the Board of Directors, which consists solely of non-employee directors.
On November 3, 2003, GP Strategies, which at the time was the Company’s sole stockholder, adopted an Incentive Stock Plan (the “2003 Plan”) under which 1,750,000 shares of the Company’s common stock are available for grant to employees, directors and outside service providers. The 2003 Plan permits awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of the Company common stock. The term of any option granted under the 2003 Plan will not exceed ten years from the date of grant and, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock of the Company, three years from the date of grant. The exercise price of any option granted under the 2003 Plan may not be less than the fair market value of the common stock on the date of grant or, in the case of incentive stock options granted to a 10% or greater holder in the total voting stock, 110% of such fair market value.
On March 1, 2007, the Company’s Board of Directors approved and adopted an amendment, subject to stockholder approval (the “Amendment”), to the 2003 Plan (the “2003 Plan Amendment”) increasing the aggregate number of shares of Company common stock issuable under the 2003 Plan from 1,750,000 shares to 3,500,000 shares (subject to adjustment as provided in the 2003 Plan), and increasing the per person annual limitation in the 2003 Plan from 250,000 shares to 2,500,000 shares. The 2003 Plan Amendment was approved in December 2007 at the Company’s 2007 Annual Stockholders Meeting.
In March 2007, the Company granted an aggregate of 3,200,000 nonqualified stock options to officers and directors under the 2003 Plan, of which 632,830 were granted under the terms of the 2003 Plan as had then been approved by the Company’s stockholders and the remainder were granted subject to stockholder approval of the 2003 Plan Amendment. The Company determined the estimated aggregate fair value of the 632,830 options that were not subject to stockholder approval on the date of grant and upon stockholder approval, which under SFAS 123R is considered the date of grant, determined the estimated aggregate fair value of the remaining 2,567,170 options. On July 30, 2007, the Company granted an aggregate of 150,000 non-qualified stock options under the 2003 Plan. The stock options granted on July 30, 2007 were not subject to stockholder approval of the 2003 Plan Amendment. The Company recorded compensation expense related to the above option grants of $916,000 and $771,000 for the years ended December 31, 2008 and 2007, respectively.
On July 30, 2007, the Board of Directors adopted the National Patent Development Corporation 2007 Incentive Stock Plan (the “2007 NPDC Plan”), subject to stockholder approval. The 2007 NPDC Plan was approved by the Company’s stockholders in December 2007 at the Company’s 2007 Annual Stockholders Meeting. As of December 31, 2008, no awards have been granted under the 2007 NPDC Plan. As of December 31, 2008, the number of shares of common stock reserved and available for awards under the 2007 NPDC Plan (subject to certain adjustments as provided therein) is 7,500,000.
Information with respect to the Company’s outstanding stock options at the beginning and end of 2008 is presented below. There was no stock option activity under the plans in 2008.

		Weighted	Weighted
		Average	Average	Aggregate
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Options outstanding at January 1, 2008	3,350,000	$2.49	8.9	$768,000	*

Options outstanding at December 31, 2008	3,350,000	2.49	7.9	$0	*

Options exercisable at December 31, 2008	1,250,000	$2.45	7.9	$0	*

*	The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.
The weighted average grant-date fair value of the options granted during year ended December 31, 2007 was $0.82 per share.
As of December 31, 2008, there was $1,062,000 of total unrecognized compensation cost related to non-vested options. This cost is expected to be recognized over the vesting periods of the options, which on a weighted-average basis is approximately 1.2 years.
The fair value of each option award granted during 2007 was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions:

Dividend yield	0%
Expected volatility	46.90%
Risk-free interest rate	3.46%
Expected life (in years)	4

The Company took into consideration guidance contained in SFAS No. 123R and SEC Staff Accounting Bulletin No. 107 (“SAB No. 107”) when reviewing and developing assumptions for the 2007 grants. The weighted average expected life for 2007 grants of 4 years reflects the alternative simplified method permitted by SAB No. 107, which defines the expected life as average of the contractual term of the option and the weighted-average vesting period for all option tranches. Expected volatility for the 2007 options grants is based on historical volatility over the same number of years as the expected life, prior to option grant date.

As a result of the NPDV-Five Star Merger (see Note 3), all vested and unvested options and restricted stock granted under the Five Star plan were cancelled for a cash payment of $182,000. In 2008 and 2007, Five Star recognized compensation expense related to the terminated options and restricted stock of $589,000 and $463,000, respectively.
15. Other benefit plans
Five Star Employee Benefit Plan
Five Star maintains a 401(k) Savings Plan (the “Savings Plan”) for employees who have completed one year of service. The Savings Plan permits pre-tax contributions to the Savings Plan of 2% to 50% of compensation by participants pursuant to Section 401(k) of the Internal Revenue Code. Five Star matches 40% of the participants’ first 6% of compensation contributed, not to exceed an amount equivalent to 2.4% of that participant’s compensation.
The Savings Plan is administered by a trustee appointed by the Board of Directors of Five Star and all contributions are held by the trustee and invested at the participants’ directions in various mutual funds. Five Star’s expense associated with the Savings Plan was approximately $142,000 and $137,000 for the years ended December 31, 2008 and 2007, respectively.
MXL Employee Benefit Plan
NPDC Holdings, Inc. (formerly MXL Industries) maintains a 401(k) Savings Plan, the MXL Industries, Inc. Retirement and Savings Plan (the “MXL Plan”), for employees who have completed at least one hour of service coincident with the first day of each month. The MXL Plan permits pre-tax contributions by participants. The Company matches up to 50% of the participants’ first 7% of compensation contributed. The Company also matched participants’ contributions in shares of Company common stock through August 28, 2008, and subsequent to that date, matched in cash, which totaled $2,000 in 2008. During the years ended December 31, 2008 and 2007, the Company contributed 10,260 and 19,161 shares of Company’s common stock with a value of approximately $25,000 and $48,000, respectively as a matching contribution to the MXL Plan.
16. Commitments and Contingencies
(a)	Five Star has several noncancellable leases for real property and machinery and equipment. Such leases expire at various dates with, in some cases, options to extend their terms. As of December 31, 2008, minimum rentals under long-term operating leases are as follows (in thousands):

	Real	Machinery &
	Property	Equipment	Total

2009	$2,463	$760	$3,223
2010	841	367	1,208
2011	280	136	416
2012	70		70

Total	$3,654	$1,263	$4,917

Several of the leases contain provisions for rent escalation based primarily on increases in real estate taxes and operating costs incurred by the lessor. Rent expense was approximately $3,676,000, and $3,964,000 for the years ended December 31, 2008 and 2007, respectively. GP Strategies and the Company have guaranteed the leases for Five Star’s New Jersey and Connecticut warehouses, having annual rentals of approximately $2,150,000 and expiring in the first quarter of 2010. In March 2009, the landlord of the Connecticut facility released GP Strategies from its guarantee, and accepted the guarantee from the Company. The landlord at Five Star’s Connecticut facility has the option to cancel the lease if there is a signed contract to sell the building, upon six months written notice.

(b)	In connection with its land investments, the Company has certain ownership interests in several dams and related reservoirs located in the State of Connecticut. Under relevant Connecticut law, the Company is responsible for maintaining the safety of these dams. The Company has been notified by certain landowners adjoining one of the reservoirs that the water level in the reservoir has decreased; allegedly causing harm to such landowners. While the Company is currently investigating the cause of the decline in the water level, it does not presently know the cause of the decrease in water level or have any reasonable estimation of the cost of repairs, if any, that may be required. Further, the Company cannot presently determine the extent of its legal liability, if any, with respect to the landowners. The Company has not received any claims with respect to any of the other reservoirs. The Company cannot reasonably estimate at this time the costs which may be incurred with respect to this matter and while these costs could be material to the Company’s results of operations in the period incurred, based upon the present state of its knowledge, the Company has no reason to believe that these costs will be material to its financial position. No amounts have been provided for this matter in the accompanying financial statements.

(c)	In 2001, GP Strategies initiated legal proceedings in connection with its 1998 acquisition of Learning Technologies from various subsidiaries (“Systemhouse”) of MCI Communications Corporation (“MCI”) which were subsequently acquired by Electronic Data Systems Corporation (“EDS”). The action against MCI was stayed as a result of MCI’s bankruptcy filing in 2002. GP Strategies settled its claims against EDS and Systemhouse in 2005, but continued to have a claim in bankruptcy against MCI as an unsecured creditor. In September 2008, the Bankruptcy Court approved a settlement between GP Strategies and MCI which allowed GP Strategies a Class 6 General Unsecured Claim (as defined in MCI’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code) in the amount of $1,700,000 (the “Allowed Claim”). The Allowed Claim was satisfied in December 2008 through the distribution of $337,000 in cash and shares of stock of Verizon Communications Inc. valued at $226,000 on the distribution date. In connection with the spin-off of the Company, GP Strategies agreed to contribute to the Company 50% of the proceeds received, net of legal fees and taxes, with respect to the MCI claims. No contribution has been reflected in the accompanying financial statements for the Company’s share of the Allocated Claim, which will be recorded as capital contribution when received.

(d)	Contingencies

The notes issued by GP Strategies with an outstanding balance of $2,885,000 at December 31, 2007 were secured by a non-recourse mortgage on the property located in Pawling, New York, which was transferred to MXL. GP Strategies had indemnified the Company for loss of the property value in case of foreclosure of the mortgage for payment of the note. GP Strategies has settled its obligations under the note in August 2008 and the non-recourse mortgage was canceled.

17. Related party transactions
(a)	On November 12, 2004, the Company entered into an agreement to borrow approximately $1,022,000 from Bedford Oak Partners, which is controlled by Harvey P. Eisen, Chairman, Chief Executive Officer and a director of the Company, and approximately $568,000 from Jerome I. Feldman, who was at the time Chairman and Chief Executive Officer of the Company, which was utilized to exercise an option held by the Company to purchase Series B Convertible Preferred shares of Valera. The loans bore interest at 6% per annum, matured on October 31, 2009, and were secured by all shares of Valera owned by the Company, including the purchased shares. On January 11, 2005, the Company prepaid the loans and all accrued interest in full. As further consideration for making these loans, Bedford Oak Partners and Mr. Feldman became entitled to a portion of the consideration received by the Company on the sale of certain Valera shares. As a result of the acquisition of Valera by Indevus (see Note 7), this obligation related to the sale of Indevus shares by the Company. From June 2007 through and including September 12, 2007, the Company sold, in a series of open market transactions, all of the 2,639,482 shares of Indevus common stock held by the Company for an aggregate of approximately $17,598,000, net of commissions and brokerage fees. The November 12, 2004 agreement among the Company, Bedford Oak Partners and Mr. Feldman provides for Bedford Oak Partners and Mr. Feldman to (i) receive 50% of any amount in excess of $3.47 per share which is received by the Company upon the sale of Indevus common stock and (ii) participate in 50% of the profits earned on 19.51% of shares of Indevus common stock received by the Company upon conversion of the contingent rights, described below, if any, at such time as such shares are sold by the Company. The aggregate amount paid towards the profit sharing in 2007 was $922,000 of which $680,000 is included in Investment and other income (loss), net for the year ended December 31 2007 and $242,000 had been accrued at December 31, 2006.

As a result of the consummation of the Endo Merger Agreement (see Note 7), the Company has a contingent right to receive from Endo certain cash payments. The two related parties would receive the following portions of the Company’s cash payments: (i) upon FDA approval of the uteral stent between $262,000 and $227,000, and (ii) upon FDA approval of VP003 (Octreotide implant), between $393,000 and $341,000.

(b)	Concurrently with its spin-off from GP Strategies, the Company and GP Strategies entered into a management agreement under which certain of the Company’s executive officers who were also executive officers of GP Strategies were paid by GP Strategies subject to reimbursement by the Company. Additionally, GP Strategies provided support with respect to corporate federal and state income taxes, corporate legal services, corporate secretarial administrative support, and executive management consulting. The agreement terminated on November 24, 2007.

Expenses of $335,000 incurred by the Company under this agreement for the year ended December 31, 2007, which includes approximately 80% of the cost of the compensation and benefits required to be provided by GP Strategies to Jerome Feldman, who served as the Company’s Chief Executive Officer until May 31, 2007.

Scott N. Greenberg, a director of the Company, serves as the Chief Executive Officer and a director of GP Strategies. Harvey P. Eisen, the Chairman and Chief Executive Officer of the Company, also serves as the non-executive Chairman of the Board of GP Strategies.

(c)	On April 5, 2007, Five Star, in connection with its acquisition of Right-Way (see Note 5), entered into a lease for a warehouse with a company owned by the former principal of Right-Way who presently serves as an executive of Five Star. The lease has an initial term of five years with two successive five-year renewal options and provides for an annual rent of $325,000, subject to adjustment. The adjusted rent expense for the 12 months commencing January 1, 2009 will be $280,000. Rent expense for the warehouse for the years ended December 31, 2008 and 2007 was $325,000 and $217,000 respectively. Five Star also has an option to purchase the warehouse at any time during the initial term of the lease for $7,750,000, subject to 3% annual adjustment.
18. Stockholders equity
(a)	Mr. S. Leslie Flegel was named a director of the Company on March 2, 2007 and on March 1, 2007 was appointed as Chairman and elected as a director of Five Star. Effective March 2, 2007, Mr. Flegel entered into a three-year agreement with Five Star (the “FS Agreement”) which provided for an annual fee of $100,000 and reimbursement (i) for all travel expenses incurred in connection with his performance of services for Five Star and (ii) beginning in November 2007, for up to $125,000 per year of the cost of maintaining an office. In addition, pursuant to the FS Agreement, Mr. Flegel was issued 2,000,000 shares of Five Star common stock, all of which were fully vested upon issuance and not subject to forfeiture. The 2,000,000 shares were valued at $720,000 based on the closing price of Five Star common stock on March 2, 2007. Such amount was to be charged to compensation expense over the term of the FS Agreement. At December 31, 2007, the unrecognized compensation was $520,000, of which $240,000 was included in Prepaid expenses and other current assets and $280,000 was included in Other assets. In addition, the Company recognized a gain of $1,000 on the reduction in ownership interest of Five Star at the time of issuance.

On March 2, 2007, the Company and Mr. Flegel entered into an agreement pursuant to which the Company sold to Mr. Flegel 200,000 shares of Company common stock for $480,000 ($2.40 per share). The agreement gave Mr. Flegel the right to exchange any or all of the 200,000 shares of the Company’s common stock into shares of Five Star common stock held by the Company at the fixed rate of six shares of Five Star common stock for each share of Company common stock. The value of the option to convert the shares of Company common stock held by Mr. Flegel into shares of Five Star common stock which amounted to $264,000, was valued using a Black Scholes formula and recognized as compensation expense by Five Star over the three year term of the FS Agreement. During the year ended December 31, 2007 Five Star recognized $73,000 of such compensation expense. In addition, as the exchange rights, if exercised, would require the Company to effectively surrender net assets to redeem common stock, the Company accounted for the issuance of the 200,000 shares of Company common stock as temporary equity at an amount equivalent to the carrying value of Five Star’s equity that could be acquired by the holder of such shares ($493,000 at December 31, 2007).

On March 25, 2008, Mr. Flegel resigned as director and Chairman of the Board of Five Star, and as a director of the Company, effective immediately. In connection with Mr. Flegel’s resignation, Five Star, the Company and Mr. Flegel entered into an agreement, dated March 25, 2008, pursuant to which Mr. Flegel sold to the Company (i) 200,000 shares of Company common stock, which was exchangeable into 1,200,000 shares of Five Star common stock owned by the Company, at $3.60 per share, which equates to $0.60 per share of Five Star common stock had Mr. Flegel exercised his right to exchange these shares of Company common stock into shares of Five Star common stock and (ii) 1,698,336 shares of Five Star common stock at $0.60 per share. In addition, Mr. Flegel’s children and grandchildren sold to the Company an additional 301,664 shares Five Star common stock that they had received from Mr. Flegel at $0.60 per share. The market value of Company common stock on March 25, 2008 was $2.40 per share. The excess cash paid of $1.20 per share over the market value on the 200,000 shares of Company common stock purchased from Mr. Flegel, or $240,000, was deemed to be the settlement of the option to exchange Company common stock for Five Star common stock and was charged to Additional paid-in capital. Five Star recorded a compensation charge of $1,096,000 in 2008 related to the above transactions, including the unrecognized value of the 2,000,000 shares of Five Star common stock issued and the option to convert the 200,000 shares of Company common stock discussed above. In addition, the expense included $440,000, which represents the excess of the purchase price over the quoted market price of the 2,000,000 shares of Five Star common stock on the date of the agreement to acquire such shares. As a result of the repurchase of the 200,000 shares of Company stock, which were also convertible into Five Star shares, the carrying value of the Company’s shares was reclassified from temporary to permanent equity.

The agreement also contained one-year non-compete, standstill and non-solicitation provisions. In addition, the three year FS Agreement was terminated upon his resignation.

(b)	On August 11, 2008, the Company, The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund and The Gabelli Convertible and Income Securities Fund Inc. (collectively, the “Warrantholders”), holders of warrants to purchase an aggregate of 1,423,886 shares of Company common stock, dated as of December 3, 2004 (the “Warrants”), amended the Warrants to (i) extend the expiration date of the Warrants from August 14, 2008 to August 15, 2008 and (ii) reduce the exercise price of the Warrants from $3.57 per share to $2.50, per share, which was in excess of the closing price on August 11, 2008. On August 13, 2008, the Warrantholders exercised the warrants and the Company issued and sold 1,423,886 shares of treasury stock to the Warrantholders for cash consideration of $2.50 per share, representing an aggregate purchase price of $3,560,000.
19. Accounts payable and accrued expenses
Accounts payable and accrued expenses are comprised of the following (in thousands):

	December 31,
	2008	2007

Accounts payable	$5,021	$8,051
Accrued expenses	2,139	3,846
Deferred revenue	1,074	785
Other	2	848

	$8,236	$13,530

20. Valuation and qualifying accounts
The following is a summary of the allowance for doubtful accounts related to accounts receivable for the years ended December 31, 2008 and 2007 (in thousands):

	2008	2007

Balance at beginning of year	$412	$566
Provision for doubtful accounts	279	123
Elimination of MXL allowance in connection with sale of its assets (Note 4)	(192)
Uncollectible accounts written off, net of recoveries	(79)	(277)

Balance at end of year	$420	$412	*

*	Includes $141 applicable to MXL
21. Subsequent event
(a)	On October 20, 2009, NPDC Holdings, Inc., a wholly-owned subsidiary of the Company, sold approximately 1,000 acres of undeveloped real property located in the Town of Pawling, County of Dutchess, New York (the “Pawling Property”) for $12,500,000 in cash, pursuant to the contract entered on October 7, 2009. The carrying amount of the Pawling Property as reflected in Other assets on the Company’s balance sheet was approximately $2,500,000, resulting in a pre tax gain of approximately $9,600,000.

(b)	On November 24, 2009, the Company and The Merit Group, Inc., a South Carolina corporation (“Merit”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Company intends to sell, and Merit will purchase for cash (the “Sale”), all of the issued and outstanding stock (the “Stock”) of the Company’s wholly-owned subsidiary, Five Star, the holding company and sole stockholder of Five Star Group, Inc. (“Five Star Group”). The aggregate purchase price for the Stock is $33,124,000, subject to certain adjustments to reflect (i) (A) dollar for dollar decreases in the event Five Star Group’s outstanding revolving indebtedness under its loan agreement with Bank of America decreases from the amount outstanding at March 31, 2009 compared to the amount outstanding on the closing date or increases if such indebtedness increases and (B) increases dollar for dollar if Five Star has positive net results from March 31, 2009 to the closing date, or decreases if it has negative net results and (ii) a potential downward adjustment based on the value of certain designated inventory held by Five Star Group, less the value received for such inventory after the closing, to the extent such inventory adjustment post-closing exceeds $400,000 but is equal to or less than $1,000,000.

The proceeds of the Sale will be reduced by the repayment of Five Star Group’s debt outstanding on the closing date, which is required by the Stock Purchase Agreement, transaction costs, taxes, severance costs for employees of Five Star, one half of the rent and other sums, if any, due under the warehouse lease for Five Star’s Connecticut location from the later of March 31, 2010 or when Five Star ceases to use the warehouse, through September 30, 2010, if any, and post-closing adjustments due Merit pursuant to the Stock Purchase Agreement. In addition, the Company must satisfy certain obligations under state environmental laws in New Jersey and Connecticut. These costs and other adjustments would reduce proceeds available to the Company. The Sale is subject to the approval of the stockholders of the Company.

The Company estimates that the required repayments of Five Star’s outstanding debt on the closing date and any costs and adjustments in connection with the Sale may reduce the proceeds of the Sale to the Company to an estimated range of $8,500,000 to $9,500,000. The estimate of a range of Sale proceeds to the Company represents the management of the Company’s best estimate and the actual sale proceeds to the Company may vary from the range presented above.

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	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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A Proposal — THE NATIONAL PATENT BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL.

		For	Against	Abstain

1.	Approval of the sale of all of the issued and outstanding stock of National Patent Development Corporation’s wholly-owned subsidiary, Five Star Products, Inc., to The Merit Group, Inc. pursuant to the terms of the Stock Purchase Agreement, dated as of November 24, 2009, by and between National Patent Development Corporation and The Merit Group, Inc.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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014H2C

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NATIONAL PATENT DEVELOPMENT CORPORATION

Proxy Solicited on Behalf of the Board of Directors
for the Special Meeting of Stockholders
To Be Held on Thursday, January 14, 2010
The undersigned hereby appoints John C. Belknap and Ira J. Sobotko, and each of them, with full power of substitution, as attorneys and proxies for the undersigned, to attend the special meeting of stockholders of National Patent Development Corporation (“National Patent”), to be held at the offices of Day Pitney LLP on the 19th floor, located at 7 Times Square, New York, NY 10036-7311 on Thursday, January 14, 2010, at 9:00 a.m. EST, or any adjournment thereof, and to vote the number of shares of common stock of National Patent that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as stated on the reverse side.
Mailed in proxies should be received before January 14, 2010.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the board of directors.